     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 1996


                                                      REGISTRATION NO. 333-06229
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                               AMENDMENT NO. 3 TO


                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                               BANK UNITED CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                              6711                             13-3528556
      (STATE OF INCORPORATION)          (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
                                        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NO.)

                                   SUITE 500
                           50 CHARLES LINDBERGH BLVD.
                              UNIONDALE, NY 11553
                                 (516) 745-6644
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                           JONATHON K. HEFFRON, ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                                   SUITE 500
                           50 CHARLES LINDBERGH BLVD.
                              UNIONDALE, NY 11553
                                 (516) 745-6644
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   Copies to:

     WILLIAM F. BAVINGER, ESQ.            CRAIG M. WASSERMAN, ESQ.             JAMES F. MUNSELL, ESQ.
           BRYAN CAVE LLP              WACHTELL, LIPTON, ROSEN & KATZ    CLEARY, GOTTLIEB, STEEN & HAMILTON
       700 THIRTEENTH STREET                51 WEST 52ND STREET                  ONE LIBERTY PLAZA
       WASHINGTON, D.C. 20005                NEW YORK, NY 10019                  NEW YORK, NY 10006
           (202) 508-6037                      (212) 403-1000                      (212) 225-2000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As promptly as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / / ________

     If this Form is a post-effective amendment filed pursuant to Rule 462(e) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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- --------------------------------------------------------------------------------

                               BANK UNITED CORP.

         CROSS-REFERENCE SHEET PURSUANT TO REGULATION S-K, ITEM 501(B)

ITEM
 NO.                                                          LOCATION IN PROSPECTUS
- -----                                               ------------------------------------------
   I.   Forepart of the Registration Statement and
        Outside Front Cover Page of Prospectus....  Outside Front Cover Page
  II.   Inside Front and Outside Back Cover Pages
        of Prospectus.............................  Inside Front Cover Page; Table of Contents
 III.   Summary Information, Risk Factors and
        Ratio of Earnings to Fixed Charges........  Prospectus Summary; Risk Factors; The
                                                    Company
  IV.   Use of Proceeds...........................  Use of Proceeds
   V.   Determination of Offering Price...........  Underwriting
  VI.   Dilution..................................  Not Applicable
 VII.   Selling Security Holders..................  Selling Stockholders
VIII.   Plan of Distribution......................  Outside Front Cover Page; Underwriting
  IX.   Description of Securities to be
        Registered................................  Outside Front Cover Page; Inside Front
                                                    Cover Page; Description of Capital Stock
   X.   Interests of Named Experts and Counsel....  Not Applicable
  XI.   Information with respect to the
        Registrant................................  Outside Front Cover Page; Prospectus
                                                    Summary; Risk Factors; The Company; Use of
                                                    Proceeds; Dividend Policy; Capitalization;
                                                    Selected Consolidated Financial and Other
                                                    Data; Management's Discussion and Analysis
                                                    of Financial Condition and Results of
                                                    Operations; Business; Regulation;
                                                    Description of Properties; Legal
                                                    Proceedings; Management; Selling
                                                    Stockholders; Description of Capital
                                                    Stock; Underwriting; Legal Matters;
                                                    Experts; Available Information; Financial
                                                    Statements
 XII.   Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities...............................  Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION


                  PRELIMINARY PROSPECTUS DATED AUGUST   , 1996

PROSPECTUS
                               10,500,000 SHARES

                                      LOGO

                              CLASS A COMMON STOCK
                            ------------------------


    Of the shares of Class A common stock, par value $0.01 per share ("Class A Common Stock"), of Bank United Corp. (the "Company") offered hereby, 910,694 shares are being issued and sold by the Company and 9,589,306 shares are being sold by the general partners and certain of the limited partners of Hyperion Partners L.P., a Delaware Limited Partnership ("Hyperion Partners"), three other entities with which an affiliate of Hyperion Partners has a fiduciary relationship and the Federal Deposit Insurance Corporation (the "FDIC"), as manager of the Federal Savings and Loan Insurance Corporation (the "FSLIC") Resolution Fund (the "FRF") (collectively, the "Selling Stockholders"). Other than the FDIC, Selling Stockholders selling in excess of 500,000 shares in this offering (the "Offering") are The Prudential Insurance Company of America, Ameritech Pension Trust, American Home Assurance Company, The Equitable Life Assurance Society of the United States and LSR Hyperion Corp. Following the consummation of the Offering, the Selling Stockholders and the other limited partners of Hyperion Partners who are not selling Shares of Class A Common Stock will own 20,777,254 shares of Common Stock representing 65.8% of the voting power of the Company, assuming all shares of Class B common stock, par value $0.01 per share ("Class B Common Stock") are converted to shares of Class A Common Stock and no exercise of the Underwriters' over-allotment option. See "Selling Stockholders". The Company will not receive any of the proceeds from the sale of the shares by the Selling Stockholders. It is currently anticipated that the initial public offering price for Class A Common Stock will be between $18 and $20 per share. See "Underwriting" for information relating to determination of the initial public offering price.



    The Class A Common Stock and the Class B Common Stock (the "Common Stock") have identical dividend and other rights, except that the Class B Common Stock is non-voting and is convertible into Class A Common Stock upon sale or transfer to unaffiliated parties or, subject to certain limitations, at the election of the holder thereof. The shares offered by the Selling Stockholders pursuant to the Offering consist solely of shares of Class A Common Stock that will have been converted from shares of Class B Common Stock. See "Description of Capital Stock -- Conversion".


    Prior to the Offering, there has been no public market for the Class A Common Stock. The Class A Common Stock has been approved for quotation on the NASDAQ Stock Market ("NASDAQ") under the symbol "BNKU". There can be no assurance that an active public market will develop for such stock or, if developed, will be sustained following the Offering. See "Underwriting".

    Up to 10% of the shares of Class A Common Stock offered hereby are being reserved for sale to certain employees of the Company and its affiliates at the initial public offering price. See "Underwriting".


SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE CLASS A COMMON STOCK OFFERED HEREBY.

                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), THE FDIC, THE OFFICE OF THRIFT
  SUPERVISION (THE "OTS") OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
    COMMISSION, THE FDIC, THE OTS OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF CLASS A COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS
     ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS
     ASSOCIATION, AND ARE NOT INSURED BY THE FDIC OR ANY OTHER
         GOVERNMENTAL AGENCY.

- -------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------
                                   PRICE TO            UNDERWRITING          PROCEEDS TO       PROCEEDS TO SELLING
                                    PUBLIC             DISCOUNT(1)          THE COMPANY(2)         STOCKHOLDERS
- -------------------------------------------------------------------------------------------------------------------
Per Share..................           $                     $                     $                     $
- -------------------------------------------------------------------------------------------------------------------
Total(3)...................           $                     $                     $                     $
- -------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------

(1) The Company and the Selling Stockholders have severally agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting".
(2) Before deducting expenses payable by the Company estimated to be $3,000,000.
(3) The Selling Stockholders, other than the FDIC as manager of the FRF (the "FDIC-FRF"), have granted to the Underwriters an option, exercisable within 30 days after the date hereof, to purchase up to 1,575,000 additional shares of Class A Common Stock on the same terms and conditions as set forth above to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount, Proceeds to the Company and
    Proceeds to the Selling Stockholders will be $      , $      , $      , and
    $      , respectively. See "Underwriting".
                            ------------------------

    The shares of Class A Common Stock are being offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Class A Common Stock will be made
in New York, New York on or about          , 1996.
                            ------------------------

MERRILL LYNCH & CO.
                             LEHMAN BROTHERS

                                                    SMITH BARNEY INC.

                            ------------------------

                   The date of this Prospectus is     , 1996.

                                     [LOGO]

                                BANKING NETWORK

                                   [GRAPHIC]
                            ------------------------

     IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OPEN MARKET, ON THE NASDAQ OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            ------------------------

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the detailed information, definitions and financial statements appearing elsewhere herein. Investors should carefully review the entire Prospectus. The fiscal year for Bank United Corp. and its subsidiary, Bank United, a federally chartered savings bank (the "Bank"), ends September 30, and, unless otherwise indicated, references to particular years are to fiscal years ending September 30 of the year indicated. As used herein, the term "Company" refers to Bank United Corp. and its predecessors, and its consolidated subsidiaries, unless the context otherwise requires. See page 149 for the Index of Defined Terms used in this Prospectus.


                                  THE COMPANY

     Bank United Corp. is a broad-based financial services provider to consumers and businesses in Texas and other selected regional markets throughout the United States. Through the Bank, its principal subsidiary, the Company currently operates 70 Texas-based community banking branches serving nearly 182,000 households and businesses, 9 commercial banking offices and a nationwide network of mortgage offices. At March 31, 1996, the Company had consolidated total assets of $11.3 billion, total deposits of $5.0 billion and total stockholders' equity of $526.4 million. Upon completion of the Offering, the Company will be the largest publicly traded depository institution headquartered in Texas, in terms of both assets and deposits.

     The Company was incorporated in Delaware on December 19, 1988 as USAT Holdings Inc. and became the holding company for the Bank upon the Bank's formation on December 30, 1988. The Bank is a federally chartered savings bank, the deposits of which are insured by the Savings Association Insurance Fund (the "SAIF") which is administered by the FDIC. The Company has no significant assets other than its equity interest in the Bank. In June 1996, the Company changed its name to Bank United Corp. The Company's address is 50 Charles Lindbergh Blvd., Uniondale, NY 11553, and its phone number is (516) 745-6644. Following the consummation of the Offering, the Company intends to create a new wholly owned subsidiary ("Holding Co.") to which it will transfer all of the common stock, par value $0.01 per share, of the Bank ("Bank Common Stock") currently held by the Company and to relocate the headquarters of the Company to Houston.

                               BUSINESS STRATEGY

     From its incorporation in December 1988 through the early 1990's, the Company's strategy was to obtain assets and deposits through the acquisition of failed thrifts and through purchases of thrift assets and liabilities from the Resolution Trust Corporation (the "RTC") during the resolution of the banking and thrift crisis. Operationally, the Company focused on traditional single family mortgage lending and deposit gathering. As a complement to these activities, the Company entered the retail and wholesale mortgage banking businesses, leveraging management's experience in the origination, purchase, sale, structuring and securitization of mortgage loans, and the purchase and sale of mortgage servicing rights ("MSRs").

     The Company's financial priorities initially were focused towards minimizing interest rate and credit risk while maximizing the net value of the Company's assets and liabilities. To this end, the Company maintained a highly liquid pool of securitizable assets as the core holdings of its loan portfolio. The Company was very active in the buying and selling of loans, mortgage-backed securities ("MBS") and MSRs when economically attractive.

     In addition, over this period the Company benefited substantially from certain federal financial assistance and tax benefits received and recorded in connection with its acquisition during the period 1988-1994 of certain assets and certain liabilities of failed thrift institutions. Federal financial assistance and the ownership and management by the Bank of Covered Assets (as defined below) were terminated on December 28, 1993. See "Business -- The Assistance Agreement".

     Over the past few years, the Company's management has pursued a strategy designed to reduce the Bank's reliance on its traditional thrift and mortgage banking lines of business by developing higher margin consumer and commercial lending lines of business. During this time, the Company has engaged in more aggressive marketing campaigns and increased its portfolio of multi-family, residential construction, consumer and commercial loans as well as the level of lower cost transaction and commercial deposit accounts. While the pursuit of this strategy entails risks different from and in addition to those found in traditional single family lending lines of business, the Company believes it has taken appropriate measures to manage these risks adequately. To manage potential credit risk the Company has developed comprehensive credit approval and underwriting policies and procedures for these lines of business. To offset operational and competitive risk, the Company has hired experienced commercial bank professionals, trained other personnel to manage and staff these businesses, and closely monitors the conduct and performance of the businesses. In addition to its efforts to increase originations of commercial and consumer loans, the Company has been increasing the retention of higher yielding single family and multi-family mortgage loans that, in the past, may have been sold or securitized. The Company intends to continue to pursue additional expansion opportunities while maintaining adequate capitalization. See "Risk
Factors -- Evolution of Business" and "-- Reduced Profitability of Mortgage Banking Business" and "Business -- Community Banking Group" and "-- Commercial Banking Group".


     From December 31, 1988 to March 31, 1996, the Company's total assets, loans and deposits have increased from $5.0 billion, $562 million and $3.3 billion, respectively, to $11.3 billion, $7.9 billion and $5.0 billion, respectively. In addition, as of March 31, 1996, the Company's stockholders' equity was $526.4 million (not adjusted for the dividend paid to holders of its common stock and the related contractual payment made to the FDIC in May 1996), a more than fourfold increase from $118.0 million (total stockholders' equity at December 31, 1988, adjusted for subsequent capital contributions totaling $57.9 million).

                              OPERATIONAL OVERVIEW

     The Company's operating structure reflects its current strategy, with four business groups in two business segments.

                             [ORGANIZATIONAL CHART]

     - Community Banking Group. The Community Banking Group's principal activities include deposit gathering, consumer lending, small-business banking and investment product sales. The Community

       Banking Group, which has marketed itself under the name "Bank United" since 1993, operates a 70 branch community banking network, a 24-hour telephone banking center and a 64-unit ATM network, which together serve as the platform for the Company's consumer and small business banking activities. The Company's branch network includes 37 branches in the greater Houston area, 29 branches in the Dallas/Ft. Worth metropolitan area, and two branches each in Austin and San Antonio. Through its branch network, the Company maintains more than 400,000 accounts with an estimated 182,000 households and businesses.

     - Commercial Banking Group. The Commercial Banking Group provides credit and a variety of cash management and other services to certain real estate and real estate related businesses. The Commercial Banking Group conducts its activities through four units: Mortgage Banker Finance ("MBF"), a financial services provider to small- to medium-sized mortgage companies; Multi-Family Lending; Residential Construction Lending; and Commercial Real Estate Lending. Business is solicited in Texas and in targeted regional markets throughout the United States. The Commercial Banking Group is expanding its products and industry specialties to include health care lending, asset-based lending and other commercial and industrial loan products.

     - Financial Markets Group. The Financial Markets Group manages the Company's asset portfolio activities, including loan acquisition and management and the securitization of whole loans. Additionally, under the supervision of the Bank's Asset and Liability Committee (the "ALCO"), the Financial Markets Group is responsible for the Company's investment portfolio, for interest rate risk hedging strategies, and for securing funding sources other than consumer and commercial deposits.

     - Mortgage Banking Group. The Mortgage Banking Group principally engages in three activities: retail mortgage originations, wholesale mortgage originations and mortgage servicing. The Mortgage Banking Group operates under the names "Bank United Mortgage" in Texas and Virginia and "Commonwealth United Mortgage" elsewhere in the United States. The Mortgage Banking Group originates and services first mortgage loans for single family residences for both the Company's portfolio and for sale to investors. At December 31, 1995, the Company, with originations of $3.4 billion in fiscal 1995, was ranked by the American Banker as among the 30 largest originators of single family loans in the nation. In addition, the Company was ranked by the American Banker as one of the 40 largest single family loan servicers in the nation at December 31, 1995. The Company's servicing portfolio at March 31, 1996 was $11.6 billion. The Company has initiated a profitability improvement plan with respect to its mortgage origination business. As a result of the plan, which includes office closures, workforce reductions and related actions, the Company recorded a $10.7 million charge in June 1996 for lease termination expenses, severance payments and the write-off of goodwill and other costs.

                           BACKGROUND OF THE OFFERING

     The Company was organized, and through June 17, 1996 operated, as a subsidiary of Hyperion Holdings Inc., a Delaware corporation ("Hyperion Holdings"). During that period, all of the outstanding shares of Hyperion Holdings were owned by Hyperion Partners. The general partner of Hyperion Partners is indirectly controlled by three individuals, including Lewis S. Ranieri, who from the Company's organization in 1988 has served as Chairman of the Board of the Company and, until July 15, 1996, also as President and Chief Executive Officer ("CEO") of the Company and Chairman of the Board of the Bank.

  Dividend, Distribution and Restructuring

     In May 1996, the Company paid a dividend of $100 million to Hyperion Holdings and other holders of its common stock and made a related contractually required payment in lieu of dividends to the FDIC-FRF in the amount of $5.9 million. The dividends received by Hyperion Holdings were paid by Hyperion Holdings as a dividend to Hyperion Partners which distributed such amount to its limited and general partners in accordance with its limited partnership agreement. For the quarter ended June 30, 1996, the Company also recorded a $101.7 million tax benefit related to its net operating loss carryforwards ("NOLs").

     During June 1996, the following actions were taken in the order indicated (collectively, the "Restructuring"): (i) Hyperion Holdings exchanged shares of a newly created class of its non-voting common stock for certain shares of its voting common stock held by Hyperion Partners; (ii) Hyperion Partners then distributed the Hyperion Holdings common stock to its limited and general partners in accordance with its limited partnership agreement (the "Distribution"); and (iii) following the Distribution, Hyperion Holdings was merged with and into the Company (the "Merger"), with the result that holders of Hyperion Holdings voting and non-voting common stock received shares of Class A Common Stock and Class B Common Stock and the holders of the Company's Class C common stock, par value $0.01 per share ("Class C Common Stock") received shares of Class B Common Stock as set forth under "Selling Stockholders". As part of the Restructuring, the common stock of Hyperion Holdings and the Class C Common Stock were converted 1,800 to one. Subsequent to the Restructuring, there were no shares of Class C Common Stock outstanding. See Note 21 to the Consolidated Financial Statements for a discussion of subsequent events and see "Capitalization". The Restructuring was undertaken to simplify the ownership structure of the Company in order to facilitate financial and tax reporting, marketing of the Class A Common Stock and management of the Company's operations. In addition, immediately prior to the Offering, the FDIC-FRF surrendered to the Bank a portion of the warrant (the "Warrant") it held to purchase 158,823 shares of Bank Common Stock for a cash payment of approximately $5.9 million and exercised the remainder of the Warrant. Immediately thereafter, the FDIC-FRF exchanged the shares of Bank Common Stock issued upon exercise of the balance of the Warrant for 1,503,560 shares of Class B Common Stock, all of which are being sold in the Offering. See "Business -- The Assistance Agreement" and "Selling Stockholders". The Offering is intended to establish a public market for the Class A Common Stock while providing the Company with funds for general corporate purposes and providing the Selling Stockholders with liquidity for their current holdings in the Company. Although the Class A Common Stock has been approved for quotation on NASDAQ, there can be no assurance that an active public market will develop for such stock or of greater liquidity for such stock following the Offering.

  Management

     Day-to-day operations of the Bank are directed by Barry C. Burkholder, President and CEO of the Bank, who brings over 20 years of commercial banking experience to the Bank, with specific experience in consumer banking, mortgage banking and related areas. In connection with the Restructuring and the Offering, on July 15, 1996 Mr. Burkholder became Chairman of the Board of the Bank as well as President and CEO of the Company. The executive management group of the Bank consists of eight individuals who have worked together for the past six years, giving them a thorough understanding of the businesses they have developed together. They average more than 20 years of related industry experience, the majority of which comes from commercial banking. As a team, they have brought the discipline and sophistication of commercial banking to the Bank. The next level of senior management is composed of 41 executives, a third of whom were hired directly from commercial banks. The balance of the senior management team has experience working with various financial services companies, including mortgage banks, thrifts and accounting firms. See "Management".


     Lewis S. Ranieri, who has over 20 years of investment experience with particular expertise in the field of MBS, previously served as Chairman of the Board of the Bank and of the Company as well as President and CEO of the Company in which capacities he has served as a source of strategic advice to the senior management of the Bank. Following the Offering, Mr. Ranieri will continue to serve as Chairman of the Board of the Company and as a director of the Bank and will continue to provide strategic and managerial advice to the Company under the terms of a three year consulting agreement entered into between Mr. Ranieri and the Company pursuant to which he will receive an annual consulting fee of $250,000. See "Risk Factors -- Dependence on Key Personnel" and
"Management -- Certain Relationships and Related Transactions".


  Future Tax Benefits

     In connection with the acquisition from the FSLIC of certain of the assets and the assumption of all the deposits and certain other liabilities of United Savings Association of Texas ("Old USAT"), an insolvent thrift (the "Acquisition"), and the related Assistance Agreement (as defined below), the Company succeeded to and recorded substantial NOLs which have resulted in certain tax benefits. As of March 31, 1996, the Company had NOLs of $808.0 million available to reduce taxable income in future years. Pursuant to the Tax Benefits Agreement (as defined below), the Bank is required to pay to the FRF a specified portion of net tax benefits obtained through the taxable year ending nearest to September 30, 2003. See "Regulation -- Taxation -- FSLIC Assistance".

     The Offering is structured with the intent to preserve the beneficial tax attributes of the Company as described above. See "Regulation -- Taxation". Accordingly, transfers and other dispositions of Common Stock by certain of the Selling Stockholders and other holders of the Common Stock are limited by provisions of the Company's Restated Certificate of Incorporation (the "Certificate") and the Company's By-Laws (the "By-Laws") for up to three years following the Offering, except in certain circumstances, including with the approval of the Board of Directors of the Company (the "Company Board"). See "Description of Capital Stock -- Common Stock". The limitations on transfers and other dispositions of Common Stock allowed the Company to record a $101.7 million tax benefit in the quarter ended June 30, 1996. See "Risk Factors -- Limitations on Use of Tax Losses; Restrictions on Transfers of Stock", "Capitalization" and Note 21 to the Consolidated Financial Statements.

  Claims Related to Forbearance Agreement


     In connection with the original acquisition of the Bank by the Company, the Federal Home Loan Bank Board (the "FHLBB") approved a forbearance letter, issued on February 15, 1989 (the "Forbearance Agreement"). Under the terms of the Forbearance Agreement, the FSLIC agreed to waive or forbear from the enforcement of certain regulatory provisions with respect to regulatory capital requirements, liquidity requirements, accounting requirements and other matters. After the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), the OTS took the position that the capital standards set forth in FIRREA apply to all savings institutions, including those institutions that had been operating under previously granted capital and accounting forbearances, and that FIRREA eliminated these forbearances. On July 25, 1995, the Bank, the Company, and Hyperion Partners (collectively, "Plaintiffs") filed suit against the United States in the Court of Federal Claims for alleged failures of the United States (i) to abide by a capital forbearance which would have allowed the Bank to operate for ten years under negotiated capital levels lower than the levels required by the then existing regulations or successor regulations, (ii) to abide by its commitment to allow the Bank to count $110 million of subordinated debt as regulatory capital for all purposes and (iii) to abide by an accounting forbearance, which would have allowed the Bank to count as capital for regulatory purposes, and to amortize over a period of twenty-five years, the $30.7 million difference between certain FSLIC payment obligations to the Bank and the discounted present value of those future FSLIC payments. The lawsuit is in a preliminary stage. Discovery was stayed pending the United States Supreme Court's review of United States v. Winstar Corp., an action by three other thrifts raising similar issues (the "Winstar cases"). On July 1, 1996, the Supreme Court upheld lower court rulings that the United States had breached the contracts involved in the Winstar cases and remanded the case for further proceedings on the issue of damages. There is uncertainty about how the Court of Federal Claims will manage the over 100 lawsuits on its docket that, like Plaintiffs' case, involve issues similar to those raised in the Winstar cases. On July 8, 1996, the Chief Judge of the Court of Federal Claims designated Stephen D. Susman, Esq. of Houston, Texas as "Special Counsel to the Court" to facilitate the adoption of methods for "rationalizing" the litigation. At a Court of Federal Claims status conference held on July 30, 1996, Mr. Susman presented a proposed case management plan and schedule supported by a large number of the plaintiffs in the FIRREA-related cases, including Plaintiffs. Counsel for the United States proposed a different plan, but, while asserting objections to a number of the features of Mr. Susman's plan, expressed a willingness to work with Mr. Susman and a coordinating committee of plaintiff's counsel on achieving an agreed pretrial order for management of the cases. The Chief Judge of the Court of Federal Claims scheduled another status conference for August 19, 1996 and directed counsel for the United States and the plaintiffs' counsel coordinating committee to report to the Chief Judge by August 15 on their efforts to agree on a proposed case management plan. The Chief Judge also encouraged the FDIC, which has indicated a desire to participate in or take over certain lawsuits (unlike Plaintiffs' lawsuit) involving post-FIRREA failed institutions, to become involved in this process. The Chief Judge indicated that he may enter a case management order at or shortly after the August 19 status conference. While the Company expects Plaintiffs' claims for damages to exceed $200 million, the Company is unable to predict the outcome of Plaintiffs' suit against the United States and the amount of judgment for damages, if any, that may be awarded. Consequently, no assurances can be given as to the results of this suit. See "Legal Proceedings". The Company and the Bank have entered into an agreement with Hyperion Partners acknowledging the relative value, as among the parties, of their claims in the pending litigation. The agreement confirms that the Company and the Bank are entitled to receive 85% of the amount, if any, recovered as a result of the settlement of or a judgment on such claims, and that Hyperion Partners is entitled to receive 15% of such amount. The agreement was approved by the disinterested directors of the Company. Plaintiffs will continue to cooperate in good faith and will use their best efforts to maximize the total amount, if any, that they may recover.


  Senior Note Exchange


     Substantially simultaneously with the consummation of the Offering, the Company intends to commence an exchange offer (the "Exchange Offer") for its outstanding Senior Notes due May 15, 1998 (the "Senior Notes"). The Exchange Offer is intended to satisfy the condition of the Senior Notes pursuant to which the interest rate on the Senior Notes will revert from 9.05% to 8.05% per annum commencing with and including the date on which the Exchange Offer is consummated. See Note 11 to the Consolidated Financial Statements.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table presents summary selected historical financial data of the Company. The information set forth below should be read in conjunction with the consolidated financial statements of the Company and the Notes thereto set forth elsewhere herein (the "Consolidated Financial Statements") and "Management's Discussion and Analysis of Financial Condition and Results of Operations". The statement of operations data set forth below for each of the three years ended September 30, 1995, 1994 and 1993 and the statement of financial condition data at September 30, 1995 and 1994 are derived from, and are qualified by reference to, the audited Consolidated Financial Statements. The statement of operations data set forth below for each of the two years ended September 30, 1992 and 1991 and the statement of financial condition data at September 30, 1993, 1992 and 1991 are derived from the Company's audited consolidated financial statements. Information at or for the six months ended March 31, 1996 and 1995 is not audited, but, in the opinion of management, includes all adjustments (which include only normal recurring adjustments) necessary for a fair presentation of operations and financial condition for those periods. Results of operations for the six months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the entire fiscal year.


                                           AT OR FOR THE
                                         SIX MONTHS ENDED
                                             MARCH 31,                       AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                     -------------------------   ---------------------------------------------------------------
                                        1996          1995          1995          1994         1993       1992(1)      1991(1)
                                     -----------   -----------   -----------   ----------   ----------   ----------   ----------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
STATEMENT OF FINANCIAL CONDITION
  DATA:(2)
Total assets........................ $11,266,636   $10,144,777   $11,983,534   $8,910,161   $8,440,556   $6,255,283   $6,876,847
Loans...............................   7,878,080     6,161,432     8,260,240    5,046,174    4,862,379    4,101,716    3,431,154
Mortgage-backed securities..........   1,954,070     2,600,876     2,398,263    2,828,903    2,175,925      833,425      419,064
Deposits............................   4,963,321     5,015,713     5,182,220    4,764,204    4,839,388    4,910,760    6,054,474
FHLB advances.......................   4,139,023     3,284,373     4,383,895    2,620,329    2,185,445      632,345      287,345
Securities sold under agreements to
  repurchase........................     949,936       839,939     1,172,533      553,000      310,000           --           --
Long-term borrowings(11)............     115,000       115,000       115,000      115,000      115,000      106,090      111,090
Minority interest -- Bank Preferred
  Stock(3)..........................     185,500        85,500       185,500       85,500       85,500           --           --
Total stockholders' equity..........     526,441       476,693       496,103      451,362      389,203      232,373      161,760
Book value per common share(4)...... $     18.24   $     16.52   $     17.19   $    15.64   $    13.48   $     8.19   $     6.87
STATEMENT OF OPERATIONS DATA:(2)
Interest income..................... $   421,221   $   327,586   $   746,759   $  494,706   $  482,490   $  502,854   $  422,184
Interest expense....................     309,289       239,960       552,760      320,924      300,831      348,291      330,659
                                     -----------   -----------   -----------   ----------   ----------   ----------   ----------
  Net interest income...............     111,932        87,626       193,999      173,782      181,659      154,563       91,525
Provision for credit losses.........       5,850         4,157        24,293        6,997        4,083       21,133        4,122
                                     -----------   -----------   -----------   ----------   ----------   ----------   ----------
  Net interest income after
    provision for credit losses.....     106,082        83,469       169,706      166,785      177,576      133,430       87,403
Non-interest income.................      54,609        66,653       114,981      118,889      146,691      103,790       44,930
Non-interest expense................      99,304       101,645       194,576      199,593      201,964      180,415      113,627
                                     -----------   -----------   -----------   ----------   ----------   ----------   ----------
  Income before income taxes,
    minority interest and
    extraordinary loss..............      61,387        48,477        90,111       86,081      122,303       56,805       18,706
Income tax expense (benefit)........      25,278        20,186        37,415      (31,899)     (26,153)         200         (409)
Less minority interest(3)(5)........       9,350         4,632        10,977        9,010        6,537           --           --
Extraordinary loss(6)...............          --            --            --           --       14,549           --           --
                                     -----------   -----------   -----------   ----------   ----------   ----------   ----------
  Net income(12).................... $    26,759   $    23,659   $    41,719   $  108,970   $  127,370   $   56,605   $   19,115
                                     ===========   ===========   ===========   ==========   ==========   ==========   ==========
Earnings per common share(4)........ $      0.87   $      0.76   $      1.35   $     3.55   $     4.11   $     1.85   $     0.71
CERTAIN RATIOS AND OTHER DATA:(2)(8)
Operating earnings(7)............... $    55,039   $    48,849   $    91,295   $   75,514   $   77,105   $   50,024   $   16,510
Return on average assets............        0.46%         0.50%         0.40%        1.32%        1.74%        0.89%        0.42%
Return on average common equity.....       10.45         10.23          8.77        26.32        44.87        28.18        13.95
Stockholders' equity to assets......        4.67          4.70          4.14         5.07         4.61         3.71         2.35
Tangible stockholders' equity to
  tangible assets...................        4.48          4.40          3.93         4.68         4.14         2.58         1.10
Net yield on interest-earning
  assets............................        2.00          1.92          1.92         2.20         2.61         2.60         2.16
Non-interest expense to average
  total assets......................        1.72          2.13          1.86         2.41         2.76         2.85         2.50
Efficiency ratio(9).................       60.16         62.45         59.50        66.38        65.11        63.98        75.14
Allowance for credit losses to net
  nonaccrual loans..................       38.00         31.43         48.74        30.73        71.71        74.04        30.00
Allowance for credit losses to total
  loans.............................        0.46          0.40          0.44         0.46         0.61         0.68         0.29
Net loan charge-offs to average
  loans.............................        0.15          0.09          0.16         0.30         0.05         0.07         0.04
Nonperforming assets to total
  assets............................        1.10          1.04          0.84         1.09         0.72         0.89         0.59
REGULATORY CAPITAL RATIOS OF THE
  BANK:(2)(10)
  Tangible Capital..................        6.88%         5.65%         6.20%        6.01%        6.17%        4.24%        2.64%
  Core Capital......................        6.96          5.77          6.29         6.17         6.43         5.04         3.59
  Total Risk-Based Capital..........       14.20         12.43         13.45        14.02        14.87        12.19         9.37

                                          AT OR FOR THE
                                        SIX MONTHS ENDED
                                            MARCH 31,                       AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                    -------------------------   ---------------------------------------------------------------
                                       1996          1995          1995          1994         1993       1992(1)      1991(1)
                                    -----------   -----------   -----------   ----------   ----------   ----------   ----------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
OTHER DATA:
Number of Community Banking Group
  branches(1).....................           67            64            65           62           62           65           74
Number of Commercial Banking Group
  origination offices.............            9             8             9            5            3            2            1
Number of Mortgage Banking Group
  origination offices.............          112           131           122          145          109           93           72
Mortgage Banking Group servicing
  portfolio.......................  $11,594,485   $12,031,533   $12,532,472   $8,920,760   $8,073,226   $7,187,000   $4,681,712
Mortgage Banking Group
  originations....................    2,021,127     1,553,255     3,447,250    5,484,111    6,737,762    6,118,363    3,195,873
Financial Markets Group loans
  purchased.......................       80,948       769,995     2,640,755    1,312,827    1,202,970      912,847    1,885,956

- ---------------
 (1) The Bank acquired from the RTC $2.2 billion in deposit liabilities during fiscal 1991. Pursuant to the Bank's plan of acquisition, rates on these deposits were reduced after acquisition and, as expected, approximately $766 million of deposits were withdrawn from the Bank during fiscal 1992. Also, the Bank consolidated overlapping branch locations that resulted from these acquisitions. See "The Company -- History".

 (2) See Note 21 to the Consolidated Financial Statements for a discussion of subsequent events and see "Capitalization". On a pro forma basis, stockholders' equity would have been $505.7 million as of March 31, 1996.

 (3) During fiscal 1993, the Bank issued its 10.12% Noncumulative Preferred Stock, Series A, and, during fiscal 1995, the Bank issued its 9.60% Noncumulative Preferred Stock, Series B (the Preferred Stock, Series A and Series B, is collectively referred to as the "Bank Preferred Stock"). None of the shares of Bank Preferred Stock are owned by the Company. Certain Selling Stockholders and directors and managers of the Company own shares of the Bank Preferred Stock. See "Management -- Security Ownership of Certain Beneficial Owners and Management -- Principal Stockholders, Bank Preferred Stock".

 (4) Earnings per common share represent net income (adjusted for earnings on the common stock equivalents attributable to the Warrant) divided by the weighted average number of common shares outstanding. Per share results have been restated to reflect an 1,800 to one stock conversion effective June 1996 in connection with the Restructuring. See Note 21 to the Consolidated Financial Statements.

 (5) All of the outstanding shares of Bank Common Stock are currently owned by the Company. It is anticipated that following the Offering, the Company will transfer all of its Bank Common Stock to Holding Co. The Bank had issued to the FDIC-FRF the Warrant to acquire 158,823 shares of Bank Common Stock (representing 5.56% of the Bank Common Stock as of March 31, 1996 and September 30, 1995, assuming exercise of the Warrant), at an exercise price of $0.01 per share. Payments in lieu of dividends relate to the Warrant. Immediately prior to the Offering, the FDIC-FRF surrendered to the Bank a portion of the Warrant for a cash payment of approximately $5.9 million and exercised the remainder of the Warrant. Immediately thereafter, the FDIC-FRF exchanged the shares of Bank Common Stock issued upon exercise of the Warrant for 1,503,560 shares of Class B Common Stock, which are being sold by the FDIC-FRF pursuant to the Offering. See "Business -- The Assistance Agreement" and Notes 16 and 21 to the Consolidated Financial Statements.

 (6) Reflects costs and charges associated with the issuance of the Senior Notes. See Note 11 to the Consolidated Financial Statements.


 (7) Operating earnings represents income, including net gains (losses) on the sales of single family servicing rights and single family warehouse loans, before taxes, minority interest, and extraordinary loss and excludes net gains (losses) on securities, MBS, and other loans. Management believes operating earnings, as defined, reflects the revenues and expenses of the Company's business segments and facilitates trend analysis as it excludes transactions that are typically considered opportunistic and not part of the routine core business operations of the Company. Operating earnings is provided as other data and should not be considered an alternative to net income as an indicator of the Company's operating performance or to cash flow as a measure of liquidity.


 (8) Ratio, yield, and rate information are based on weighted average daily balances for the six months ended March 31, 1996 and 1995 and fiscal 1995, 1994, and 1993 and average monthly balances for prior periods, with the exception of return on average common equity which is based on average monthly balances for all periods presented. Interim rates and yields are annualized.

 (9) Efficiency ratio represents non-interest expenses (excluding goodwill amortization) divided by net interest income plus non-interest income, excluding net gains (losses) on securities, MBS, and other loans.

(10) See Note 21 to the Consolidated Financial Statements for a discussion of subsequent events. On a pro forma basis, the regulatory ratios for tangible capital, core capital and total risk-based capital would have been 5.79%, 5.87% and 11.93%, respectively, as of March 31, 1996.


(11) Long-term borrowings are comprised of Senior Notes and other long-term debt. Long-term borrowings exclude FHLB advances with maturities greater than one year. FHLB advances with maturities greater than one year were $277,993 and $1,689,873 as of March 31, 1996 and 1995, respectively. FHLB advances with maturities greater than one year were $1,992,131, $782,129, $708,945, $55,445, and $102,345 as of September 30, 1995, 1994, 1993, 1992,
     and 1991, respectively.


(12) Net income for fiscal 1994, 1993, 1992 and 1991 included $23.1 million, $9.3 million, $32.1 million and $52.6 million, respectively, of financial assistance payments received from the FRF. No such payments were received during the six months ended March 31, 1996 or during fiscal 1995 as a result of the termination of the Assistance Agreement (as defined below) in December 1993. See "Business -- Assistance Agreement".

                                  THE OFFERING


Class A Common Stock offered by the
  Company............................  910,694 shares Class A Common Stock
Class A Common Stock offered by the
  Selling Stockholders...............  9,589,306 shares Class A Common Stock(1)
Common Stock to be Outstanding
  immediately after the Offering.....  10,881,925 shares Class A Common Stock(2)
                                       20,713,671 shares Class B Common Stock(3)
       Total.........................  31,595,596 shares of Common Stock
Risk Factors.........................  General Business Risks; Evolution of Business; Reduced
                                       Profitability of the Mortgage Banking Group; Interest
                                       Rate Risk; Competition; Funding and Liquidity;
                                       Concentration of Loan Portfolio; Active Purchaser of
                                       Loan Portfolios; Limitations on Use of Tax Losses;
                                       Restrictions on Transfers of Stock; Holding Company
                                       Structure; Ability to Pay Dividends; Regulation;
                                       Recapitalization of the SAIF and its Impact on SAIF
                                       Premiums; Other Legislative Proposals; Federal
                                       Programs; Limitations on Stock Ownership; Anti-
                                       takeover Provisions; Concentration of Ownership;
                                       Dependence on Key Personnel; Governmental Immunity of
                                       the FDIC; Conversion of Class B Common Stock; Dilution
                                       of Voting Power; No Prior Market for the Class A
                                       Common Stock; Liability under Representations and
                                       Warranties and Other Credit Risks; Litigation.
Use of Proceeds......................  The net proceeds received by the Company from the shares it is selling in the Offering will be
                                       contributed to the capital of the Bank, where they
                                       will be used for general corporate purposes. The
                                       Company will receive none of the proceeds of the sales
                                       of shares by the Selling Stockholders. See "Use of
                                       Proceeds".
Dividend Policy......................  The Company intends, subject to its financial results, contractual, legal and regulatory restrictions, and
                                       other factors that the Company Board may deem
                                       relevant, to declare and pay a quarterly dividend of
                                       $0.14 per share of Common Stock beginning in the first
                                       quarter of fiscal 1997. The declaration of dividends
                                       by the Company and the amount thereof, however, will
                                       be at the discretion of the Company Board. See "Risk
                                       Factors -- Holding Company Structure; Ability to Pay
                                       Dividends".
NASDAQ Symbol........................  BNKU


- ---------------
(1) Excludes 1,575,000 shares of Class A Common Stock that the Underwriters have the option to purchase to cover over-allotments, if any. The Offering will include shares of Class B Common Stock that will convert automatically to shares of Class A Common Stock in the Offering.

(2) Excludes shares issuable upon exercise of options to be issued to employees of the Company and shares to be issued, or issuable upon exercise of options to be issued, to non-employee directors of the Company. See
    "Management -- Executive Management Compensation Program" and
    "-- Compensation of Directors".

(3) Assuming no conversion of Class B Common Stock into Class A Common Stock other than as a result of sale pursuant to the Offering and no exercise of the Underwriters over-allotment option. As described under "Description of Capital Stock", the two classes of Common Stock are identical other than with respect to conversion and voting rights. The Class B Common Stock is non-voting common stock, but is convertible to Class A Common Stock upon sale or transfer to unaffiliated parties or at the election of the holder, subject to certain restrictions. See "Description of Capital Stock -- Common Stock --Conversion".

                                 RECENT DEVELOPMENTS

     The following sets forth selected financial data for the periods indicated. The selected consolidated financial data as of and for the three and nine months ended June 30, 1996 and 1995, respectively, are derived from the unaudited consolidated financial statements of the Company, which in the opinion of management, contain all adjustments (consisting only of normal recurring adjustments), which are necessary for a fair presentation of the results for such periods. The information set forth below should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The results of operations for the nine months ended June 30, 1996 are not necessarily indicative of the results of operations to be obtained for the entire fiscal year.

                                                                             AT             AT
                                                                          JUNE 30,     SEPTEMBER 30,
                                                                            1996           1995
                                                                         -----------   -------------
                                                                           (DOLLARS IN THOUSANDS)
STATEMENT OF FINANCIAL CONDITION DATA:
  Total assets........................................................   $11,023,270    $ 11,983,534
  Loans...............................................................     7,597,406       8,260,240
  Deposits............................................................     5,053,605       5,182,220
  Borrowings(1).......................................................     4,769,264       5,556,428
  Minority interest: Bank Preferred Stock.............................       185,500         185,500
  Total stockholders' equity..........................................       529,432         496,103


                                                       FOR THE THREE
                                                          MONTHS             FOR THE NINE MONTHS
                                                      ENDED JUNE 30,           ENDED JUNE 30,
                                                     -----------------   ---------------------------
                                                      1996      1995        1996           1995
                                                     -------   -------   -----------   -------------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Net interest income..............................  $60,461   $48,645      $172,393        $136,271
  Provisions for credit losses.....................    4,305    10,473        10,155          14,630
  Non-interest expense.............................   68,689    40,465       167,993         142,110
  Non-interest income..............................   23,473    23,127        78,082          89,780
  Income before income taxes and minority
     interest......................................   10,940    20,834        72,327          69,311
  Net income.......................................   99,110     9,540       125,869          33,199
  Earnings per common share(4).....................     3.26      0.31          4.13            1.07



                                                             FOR THE THREE              FOR THE
                                                                MONTHS             NINE MONTHS ENDED
                                                            ENDED JUNE 30,        -------------------
                                                          -------------------     JUNE 30,   JUNE 30,
                                                            1996       1995         1996       1995
                                                          --------   --------     --------   --------
                                                                    (DOLLARS IN THOUSANDS)
OTHER DATA:
  Operating earnings(2)(3)..............................  $ 29,941   $ 21,207     $ 84,980   $ 70,056

                                                                                AT OR FOR THE
                                                                              NINE MONTHS ENDED
                                                                             -------------------
                                                                             JUNE 30,   JUNE 30,
                                                                               1996       1995
                                                                             --------   --------
                                                                                 (DOLLARS IN
                                                                                 THOUSANDS)
CERTAIN RATIOS(5):
  Return on average assets...............................................        1.48%      0.45%
  Return on average common equity........................................       33.05       9.47
  Stockholders' equity to assets.........................................        4.80       4.31
  Tangible stockholders' equity to tangible assets.......................        4.65       4.07
  Net yield on interest-earning assets...................................        2.09       1.91
  Non-interest expenses to average total assets(3).......................        1.76       1.92
  Efficiency ratio(3)(6).................................................       61.57      63.03
  Allowance for credit losses to net nonaccrual loans....................       45.21      45.27
  Allowance for credit losses to total loans.............................        0.49       0.43
  Net loan charge-offs to average loans..................................        0.17       0.09
  Nonperforming assets to total assets...................................        1.03       0.86
REGULATORY CAPITAL RATIOS OF THE BANK:
  Tangible Capital.......................................................        6.15       5.20
  Core Capital...........................................................        6.23       5.30
  Total Risk-Based Capital...............................................       12.53      11.49


- ---------------
(1) Includes FHLB Advances, securities sold under agreements to repurchase and long-term borrowings.


(2) Operating earnings represents net income, including net gains (losses) on the sales of single family servicing rights and single family warehouse loans, before taxes and minority interest and excludes net gains (losses) on securities, MBS, and other loans. Management believes operating earnings, as defined, reflects the revenues and expenses of the Company's business segments and facilitates trend analysis as it excludes transactions that are typically considered opportunistic and not part of the routine core business operations of the Company. Operating earnings is provided as other data and should not be considered an alternative to net income as an indicator of the Company's operating performance or to cash flow as a measure of liquidity.



(3) Excludes a one-time restructuring charge of $10.7 million relating to the restructuring of the origination business of the Mortgage Banking Group and a one-time compensation expense of $7.8 million recorded in June 1996 related to the Executive Management Compensation Program. See "Management's Discussion and Analysis of Financial Condition and Results of
    Operations -- Discussion of Results of Operations -- Mortgage Banking Restructure", "Management -- Executive Management Compensation Program" and
    Note 21 to the Consolidated Financial Statements.


(4) Earnings per common share represent net income (adjusted for earnings on the common stock equivalents attributable to the Warrant) by the weighted average number of common shares outstanding. Per share results have been restated to reflect an 1,800 to one stock conversion effective June 1996 in connection with the Restructuring. See Note 21 to the Consolidated Financial Statements.

(5) Ratio, yield, and rate information are based on weighted average daily balances for the nine months ended June 30, 1996 and 1995, with the exception of return on average common equity which is based on average monthly balances. Interim rates and yields are annualized.

(6) Efficiency ratio represents non-interest expenses (excluding goodwill amortization) divided by net interest income plus non-interest income, excluding net gains (losses) on securities, MBS, and other loans.

     Net income was $99.1 million for the three months ended June 30, 1996, compared to $9.5 million for the three months ended June 30, 1995. Net income was $125.9 million for the nine months ended June 30, 1996, compared to $33.2 million for the nine months ended June 30, 1995. The increase in net income during the three months ended June 30, 1996 compared to the same period in the prior year primarily reflects the recognition of a $101.7 million tax benefit for the expected utilization of NOLs and, to a lesser extent, higher net interest income from increased average interest-earning assets and an increase in net yield on interest-earning assets. Average interest-earnings assets for the nine months ended June 30, 1996 were $11.0 billion, compared to $9.6 billion for the nine months ended June 30, 1995. Income before taxes and minority interest was $10.9 million for the three months ended June 30, 1996, compared to $20.8 million for the three months ended June 30, 1995. The decrease in net income before taxes and minority interest for the three months ended June 30, 1996, compared to the same period in the prior year primarily reflects increased non-interest expenses during the quarter ended June 30, 1996 primarily attributable to a $10.7 million charge relating to the restructuring of the origination business of the Mortgage Banking Group and $7.8 million of compensation expense related to the adoption in June 1996 of an executive management compensation program. See
"Management -- Executive Management Compensation Program" Note 21 to the Consolidated Financial Statements. Other non-interest expense included $2.0 million of losses and $8.4 million of gains on sales of real estate owned ("REO") properties for the three months ended June 30, 1996 and 1995, respectively.


     Total assets were $11.0 billion at June 30, 1996, reflecting a $960. 3 million decrease from September 30, 1995. The decrease in assets primarily reflects principal repayments on the single family loan and MBS portfolios.

     During the quarter ended June 30, 1996, the Bank paid a $100 million dividend to the Company on the Bank Common Stock and a related contractually required payment in lieu of dividends to the FDIC-FRF in the amount of $5.9 million. On the same day, the Company paid a dividend in the amount of $100 million to Hyperion Holdings and shareholders of its common stock. The dividends received by Hyperion Holdings were paid by Hyperion Holdings as a dividend to Hyperion Partners which distributed such amount to its general and limited partners in accordance with its limited partnership agreement. The Company and the FDIC-FRF agreed that immediately prior to the Offering the FDIC-FRF would surrender a portion of the Warrant to the Bank for a cash payment of approximately $5.9 million and would exercise the balance of the Warrant. Immediately thereafter, the FDIC-FRF agreed to exchange the shares of Bank Common Stock issued upon exercise of the Warrant for 1,503,560 shares of the Company's Class B Common Stock. The FDIC-FRF has agreed to sell all of its shares of Class B Common Stock in the Offering and, following the consummation of the Offering, the FDIC-FRF will not own any shares of Common Stock.


     The Company has been in the process of evaluating its strategic alternatives with respect to its mortgage banking business in order to mitigate the negative effect on profitability resulting from increased competition in the loan origination business. Increased competition has resulted in the Company receiving lower fees and lower rates on originated loans. Additionally, profitability is impacted by fluctuations in the volume of originations due to changes in market interest rates. The Company has initiated a profitability improvement program to reduce the amount of fixed charges necessary to operate its loan origination business in response to lower levels of fee revenue and to reduce the volume of staff necessary to process loan applications and to complete the loan origination process. The plan includes the closure and consolidation of 24 mortgage origination branches, the closure of 6 regional operation centers and a workforce reduction of approximately 265 employees. As of June 30, 1996, 15 mortgage origination branches and 2 regional operation centers had been closed and the workforce was reduced by 129. Upon completion of the restructure, the mortgage origination segment will operate approximately 91 branches and 4 regional operation centers. In addition, the plan includes process and operational restructuring, as well as changes in management structure and compensation, all designed to attempt to create operational efficiencies and promote profitability. As a result of the office closures, workforce reductions, and related actions, the Company recorded the aforementioned $10.7 million charge in June 1996 for lease termination expenses, severance payments, and the write-off of goodwill and other costs. No assurances can be given regarding the efficacy of the profitability improvement plan or the timing or impact of any further restructuring (including a possible future sale or liquidation) of the Company's residential mortgage lending business. The Company is not currently engaged in active negotiations to sell its mortgage banking business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Discussion of Results of
Operations -- Mortgage Banking Restructure".

                              SELLING STOCKHOLDERS

     The outstanding shares of Class A Common Stock and Class B Common Stock are primarily owned by the limited and general partners of Hyperion Partners and by the FDIC-FRF as described more fully under "Selling Stockholders". The following table sets forth information concerning each person who, following the Offering, will beneficially own (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) more than 5% of the total number of outstanding shares of Class A Common Stock assuming conversion of all shares of Class B Common Stock (including those not sold in the Offering) into Class A Common Stock and no exercise of the Underwriters' over-allotment option.

                                                                                        PERCENT OF CLASS
                                                                  AMOUNT AND NATURE         FOLLOWING
       NAME OF BENEFICIAL OWNER             TITLE OF CLASS     OF BENEFICIAL OWNERSHIP      OFFERING
- --------------------------------------   --------------------- -----------------------  -----------------
The Prudential Insurance Company
  of America                             Class A Common Stock         2,903,942                 9.2%
LW-SP1, L.P. and LW-SP2, L.P.            Class A Common Stock         2,146,748                 6.8%

     Certain Selling Stockholders which are affiliates of Lewis S. Ranieri are selling 580,512 shares of Common Stock (approximately 29% of their holdings prior to the Offering) in the Offering and will own 1,396,143 shares following the Offering (assuming no exercise of the Underwriters' over-allotment option).

     Each of the Selling Stockholders (other than the FDIC-FRF) and each of LW-SP1, L.P. ("LW-SP1"), LW-SP2, L.P. ("LW-SP2") and the other limited partners of Hyperion Partners who hold Common Stock and are not Selling Stockholders (the "Non-selling Stockholders") has agreed to hold its Common Stock pursuant to the Letter Agreements (as defined below) and will be subject to certain limitations on transfers contained in the Certificate and the By-Laws. See "Selling Stockholders -- Selling Stockholder Letter Agreement", "Underwriting", "Risk Factors -- Limitations on Use of Tax Losses; Restrictions or Transfers of Stock" and "Description of Capital Stock -- Common Stock -- Restrictions on Transfers of Stock".

                                  RISK FACTORS

     Investment in the Class A Common Stock involves certain risks. Prospective purchasers should carefully consider the following risk factors, in addition to the other information included in this Prospectus, when evaluating the Company and its business in making an investment decision.

GENERAL BUSINESS RISKS

     The Company's business is subject to various material business risks. For example, changes in prevailing interest rates can have significant effects on the Company's business. Some of the risks to which the Company's business are subject may become more acute in periods of economic slowdown or recession. During such periods, payment delinquencies and foreclosures generally increase and could result in an increased incidence of claims and legal actions against the Company. In addition, such conditions could lead to a potential decline in demand for the Company's products and services.

EVOLUTION OF BUSINESS


     The Company's strategy in recent years has been to emphasize and grow its Community Banking Group and Commercial Banking Group and to reduce the significance over time of its residential mortgage lending business. See "Business -- Business Strategy". The Community Banking Group and Commercial Banking Group are expected to continue to represent a growing portion of the Company's business. This strategic shift has occurred at a time of increasing competitive pressures in the mortgage banking business. Community and commercial banking activities, while potentially more profitable, generally entail a greater degree of credit risk than does single family lending, the historical focus of the Company. Specifically, the performance of commercial, construction and small business loans is more sensitive to regional and local economic conditions. Collateral valuation requires more detailed analysis and is more variable than residential mortgage lending. Loan balances for these types of loans are typically larger than those for residential mortgage loans and, thus, when there are defaults and losses, they can be greater on a per loan basis than those for residential mortgages. Similarly, loss levels are more difficult to predict. Commercial and community banking typically includes a greater amount of unsecured lending, which presents different risks than secured residential mortgage lending. The sources of repayment are not related to collateral and can be more difficult to understand and pursue. Similarly, loan default prevention and collection for commercial and community banking also can be more complex and difficult than that for residential mortgage lending. For example, business loans are not typically made with standardized loan documents. Thus, the opportunity for mistakes and documentation risks are increased. Moreover, a liquid secondary market for most types of commercial and business loans does not exist. The operational, interest rate, and competitive risks associated with commercial and community banking are different than those for residential mortgage lending and require skills and experience of management and staff different than that for residential mortgage lending. When evaluating such credits, more factors need to be considered. Management must be more knowledgeable of a wider variety of business enterprises and industries that borrow money. Intensive, ongoing customer contact is required, as well as complex analysis of financial statements at the time of loan approval and on an ongoing basis. Servicing these customers requires closer monitoring and more individualized analysis than does residential mortgage lending. Commercial and community banking pricing is very competitive and more subjective than that for residential mortgage lending.



     Consistent with the Company's current business strategy, the Bank has applied to establish a national bank subsidiary. If the Bank were to establish a national bank subsidiary, the Company would become subject to regulation as a bank holding company by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Current rules and regulations of the Federal Reserve Board would subject the Company to capital requirements that are not currently applicable to the Company as a savings and loan holding company, and would impose statutory limitations on the type of business activities in which the Company may engage at the holding company level, which activities currently are not restricted.

REDUCED PROFITABILITY OF THE MORTGAGE BANKING GROUP



     In furtherance of the increasing emphasis on its community and commercial banking businesses, the Company has been evaluating its strategic alternatives with respect to its mortgage banking business. As a result of this evaluation, and in order to attempt to mitigate the negative effect on profitability of increased competition in the loan origination business of the Mortgage Banking Group, the Company has initiated a profitability improvement plan. The plan includes the closure and consolidation of 24 mortgage origination branches resulting in the group operating 91 branches, the closure and consolidation of 6 regional operation centers and a reduction of approximately 865. In addition, the plan includes process and operational restructuring, as well as changes in management structure and compensation, all designed to attempt to create operational efficiencies and promote profitability. As of June 30, 1996, 15 mortgage origination branches and 2 regional operation centers had been closed and the workforce was reduced by 129. As a result of the office closures, workforce reductions, and related actions, the Company recorded a $10.7 million charge in June 1996 for lease termination expenses, severance payments, and the write off of goodwill and other costs. No assurances can be given regarding the efficacy of the profitability improvement plan or the timing or impact of any further restructuring (including a possible future sale or liquidation) of the Company's residential mortgage lending business. The Company is not currently engaged in active negotiations to sell its mortgage banking business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Discussion of Results of Operations -- Mortgage Banking Restructure".


INTEREST RATE RISK

     The Company's net interest income is the differential or "spread" between the interest earned on loans and investments and the interest paid on deposits, borrowings and notes payable. The Company has traditionally managed its business to limit its overall exposure to changes in interest rates; however, under the Company Board's current policies, management has more latitude to increase the Company's interest rate sensitivity position within certain limits. See "Business -- Business Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations". As a result, changes in market interest rates may have a greater impact on the Company's financial performance in the future than they have had historically. See "Business -- Asset and Liability Management".

     An increase in the general level of interest rates may affect the Company's net interest spread due to the periodic caps which limit the interest rate change on the Company's MBS and loans that pay interest at adjustable rates. Additionally, an increase in interest rates may, among other things, reduce the demand for loans and the Company's ability to originate loans. A decrease in the general level of interest rates may affect the Company through, among other things, increased prepayments on its loan and servicing portfolios and increased competition for deposits. Accordingly, changes in the level of market interest rates affect the Company's net interest spread, loan origination volume, loan and servicing portfolios, and the overall results of the Company.

COMPETITION

     The Company experiences substantial competition both in attracting and retaining deposits and in making loans. Its most direct competition for deposits historically has come from other thrift institutions, commercial banks and credit unions doing business in the Houston and Dallas/Fort Worth metropolitan areas. The Company competes primarily with seven commercial banks and five thrift institutions, all of which have a substantial presence in the same markets as the Company. Based on consumer deposit balances at December 1995 the Company ranked third in the Houston and fifth in the Dallas/Ft. Worth metropolitan areas in terms of deposits. In addition, as with all banking organizations, the Company has experienced increasing competition from nonbanking sources. For example, the Company also competes for funds with full service and discount broker-dealers and with other investment alternatives, such as mutual funds and corporate and governmental debt securities. The Company's competition for loans comes principally from other thrift institutions, commercial banks, mortgage banking companies, consumer finance companies, insurance companies and other institutional lenders. The Company and its peers compete primarily on price at which products are offered and on customer service. A number of institutions with which the Company competes for deposits and loans have significantly greater assets and capital than the Company and some also may have significantly lower deposit insurance costs. See "-- Recapitalization of the SAIF and Its Impact on SAIF Provisions; Other Legislative Proposals".

FUNDING AND LIQUIDITY

     In recent years, the Company has relied primarily on collateralized borrowings (borrowings from FHLB of Dallas ("FHLB Dallas") and borrowings on securities sold under agreement to repurchase ("reverse repurchase agreement")) to fund its asset growth. At March 31, 1996, such borrowings funded 45% of the Company's assets. The Company's collateralized borrowings have an average maturity of approximately six months.

     The Company borrows funds from the FHLB Dallas under a security and pledge agreement that restricts the amount of such borrowings to 65% of fully disbursed single family loans, unless assets are physically pledged to the FHLB Dallas, not to exceed 45% of total assets in any event. At March 31, 1996, the amounts available under these restrictions were $4.7 billion and $5.1 billion, respectively. The Company had $4.1 billion of outstanding advances at March 31, 1996. If the Bank or the Company were to establish a national bank subsidiary, such subsidiary's ability to borrow funds from FHLB Dallas would be subject to regulatory limitations. See "Regulation -- Safety and Soundness
Regulations -- Charter, Supervision and Examination -- Federal Home Loan Banks".

     The Company's ability to borrow on reverse repurchase agreements is limited to the amount and market value of collateral that is available to collateralize through reverse repurchase agreements. At March 31, 1996, the Company had $1.2 billion in such collateral, $995 million of which was collateralizing such reverse repurchase agreements. See "-- Interest Rate Risk". There can be no assurance that the Company will continue to be able to arrange collateralized borrowings or other borrowing arrangements to fund continued growth in its assets.

CONCENTRATION OF LOAN PORTFOLIO

     The Company's current single family mortgage loan portfolio is concentrated in certain geographical regions, particularly California. The performance of such loans may be affected by changes in local economic and business conditions. The California economy since the early 1990s has experienced an economic recession, although the economy has recently shown signs of improvement. All the major metropolitan areas in California showed increased employment gains, with each, except for Los Angeles, showing a decrease in the unemployment rate, during the fourth quarter of 1995. Major California housing markets continue to improve with increases in home prices based on repeat sales being registered in most markets, except for Los Angeles which had a 1.6% annual decrease in home prices. Unfavorable or worsened economic conditions throughout California could have a material adverse effect on the Company's financial condition and results of operations. See "Business -- Loan Portfolio".

ACTIVE PURCHASER OF LOAN PORTFOLIOS

     The Company has been an active purchaser and securitizer of residential mortgage loans originated by other financial institutions. See
"Business -- Financial Markets Group". While the Company intends to continue to pursue this strategy on a selective basis, no assurance can be given as to the continued availability of portfolio acquisition opportunities or the Company's ability to obtain such portfolios on favorable terms.

     When purchased by the Company, loan portfolios generally do not contain delinquent or defaulted loans and may contain loans that have been outstanding for a relatively short period of time. Consequently, the delinquency and loss experience of the Company's loan portfolios to date are not necessarily indicative of future results.

LIMITATIONS ON USE OF TAX LOSSES; RESTRICTIONS ON TRANSFERS OF STOCK

     As of March 31, 1996, the Company had NOLs of $808.0 million available to reduce taxable income in future years. Such tax deductions would be subject to significant limitation under Section 382 of the Internal

Revenue Code of 1986, as amended (the "Code") if the Company undergoes an ownership change (as defined below, an "Ownership Change"). In the event of an Ownership Change, Section 382 of the Code imposes an annual limitation on the amount of taxable income a corporation may offset with NOLs and certain recognized built-in losses. The limitation imposed by Section 382 of the Code for any post-change year would be determined by multiplying the value of the Company's stock (including both common stock and preferred stock) at the time of the Ownership Change by the applicable long-term tax exempt rate (which was 5.78% for June 1996). Any unused annual limitation may be carried over to later years, and the limitation may under certain circumstances be increased by the built-in gains in assets held by the Company at the time of the change that are recognized in the five-year period after the change. Under current conditions, if an Ownership Change were to occur, the Company's annual NOL utilization would be limited to approximately $31.8 million. If the Company were to undergo an Ownership Change, a significant portion of the $101.7 million tax benefit recognized in the quarter ended June 30, 1996 would be required to be reversed, with a corresponding charge to earnings. The amount of the charge to earnings would decline as the Company utilizes its NOLs.


     The Company would undergo an Ownership Change if, among other things, the stockholders who own or have owned, directly or indirectly, 5% or more of the common stock of the Company or are otherwise treated as 5% stockholders or a "higher tier entity" under Section 382 of the Code and the regulations promulgated thereunder ("5% Stockholders"), increase their aggregate percentage ownership of such stock by more than 50 percentage points over the lowest percentage of such stock owned by such stockholders at any time during the testing period (generally the preceding three years). In applying Section 382 of the Code, at least a portion of the Class A Common Stock sold pursuant to the Offering would be considered to be acquired by a new 5% stockholder even if no person acquiring the stock in fact owns as much as 5% of the Company's stock. While the application of Section 382 of the Code is highly complex and uncertain in some respects, the sale of shares of Class A Common Stock as contemplated by this Prospectus is not expected to cause an Ownership Change. In addition, events could occur prior to or after the Offering that are beyond the control of the Company which could result in an Ownership Change. See
"Regulation -- Taxation -- Net Operating Loss Limitations".


     In an effort to protect against a future Ownership Change that is not initiated by the Company, the Certificate and By-Laws limit Transfers, subject to certain exceptions, at any time during the three years following the Offering of shares of Common Stock that would either cause a person or entity to become a 5% Stockholder or increase a 5% Stockholder's percentage ownership interest. "Transfers" are defined to include any sale, transfer, assignment, conveyance, pledge, short sale, hypothecation or other disposition or the issuance of any option to sell, transfer, assign, convey, pledge or otherwise dispose. While such Transfers are deemed prohibited by the Certificate and the Company is authorized not to recognize any transferee of such a Transfer as a stockholder to the extent of such Transfer, these restrictions are incomplete since the Company cannot, consistent with NASDAQ requirements, prevent the settlement of transactions through NASDAQ, and because the prohibition on Transfers by 5% Stockholders does not limit transactions in the securities of such 5% Stockholders that could give rise to ownership shifts within the meaning of the applicable Section 382 rules. Moreover, the Company Board retains the discretion to waive these limitations or to take certain other actions that could trigger an Ownership Change, including through the issuance of additional shares of Common Stock in subsequent public or private offerings or through subsequent merger or acquisition transactions.

     Because the Company will have utilized a substantial portion of its available ownership limitation in connection with the Offering, the Company may not be able to engage in significant transactions that would create a further shift in ownership within the meaning of Section 382 of the Code within the following three-year period without triggering an Ownership Change. There can be no assurance that future actions on the part of the Company's stockholders or the Company itself will not result in the occurrence of an Ownership Change. See "Regulation -- Taxation -- Net Operating Loss Limitations".

HOLDING COMPANY STRUCTURE; ABILITY TO PAY DIVIDENDS

     As a holding company without significant assets other than the Bank Common Stock, the Company's ability to pay dividends on the Common Stock and to meet its other cash obligations, including debt service on the Senior Notes and its other debt obligations, is dependent upon the receipt of dividends from the Bank on the

Bank Common Stock. The declaration of dividends by the Bank on all classes of its capital stock is subject to the discretion of the Board of Directors of the Bank, the terms of the Bank Preferred Stock, applicable regulatory requirements and compliance with the covenants of the Senior Notes. Dividends may not be paid on the Bank Common Stock if full dividends on the Bank Preferred Stock have not been paid for the four most recent quarterly dividend periods. Thus, if for any reason the Bank failed to declare and pay full quarterly dividends on the Bank Preferred Stock, the Company would not receive any cash dividends from the Bank until four full quarterly dividends on the Bank Preferred Stock had been paid. In addition, following the consummation of the Offering, the Company intends to create Holding Co. as a direct subsidiary to hold the Bank Common Stock. Holding Co.'s ability to pay dividends to the Company will be dependent on the extent to which it receives dividends on the Bank Common Stock. While it is the present intention of the Board of Directors of the Bank to declare dividends in an amount sufficient to provide the Company (through Holding Co.) with the cash flow necessary to meet its debt service obligations in respect of the Senior Notes and to pay dividends to the holders of Common Stock, subject to applicable regulatory restrictions, no assurance can be given that circumstances which would limit or preclude the declaration of such dividends will not exist in the future. After giving effect to a dividend paid, a tax benefit recorded and other subsequent events which occurred during the third quarter of fiscal 1996, pro forma as of March 31, 1996, the Bank would be permitted to pay $148.5 million of dividends on its capital stock without prior approval of the OTS, and the Company would be able to pay $51.2 million of dividends on its Common Stock under the covenants of the Senior Notes. See "Dividend Policy", "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Capital Resources and Liquidity", "Regulation -- Safety and Soundness Regulations -- Capital Requirements -- Capital Distributions" and Notes 11, 15, 16 and 21 to the Consolidated Financial Statements. If the Company were to undergo an Ownership Change, these amounts would be significantly reduced. See "-- Limitations on Use of Tax Losses; Restriction on Transfers of Stock".


REGULATION

     Both the Company, as a savings and loan holding company, and the Bank, as a federal stock savings bank, are subject to significant regulation. Statutes and regulations now affecting the Company and the Bank, respectively, may be changed at any time, and the interpretation of these statutes and regulations by examining authorities is also subject to change. There can be no assurance that future changes in the regulations or in their interpretation will not adversely affect the business of the Company. As a savings and loan holding company, the Company is subject to regulation and examination by the OTS. As a federal savings bank, the Bank is subject to examination from time to time by the OTS, its primary regulator, and the FDIC, as administrator of the Bank Insurance Fund (the "BIF") and the SAIF. There can be no assurance that the OTS or the FDIC will not, as a result of such examinations or otherwise, impose various requirements or regulatory sanctions upon the Bank or the Company, respectively. See "Regulation". As indicated above under "-- Evolution of Business", the Bank has applied to establish a national bank subsidiary. If the Bank establishes a national bank subsidiary, the Bank and the Company would become subject to the Bank Holding Company Act of 1956, as amended (the "BHCA") and would be subject to restrictions on activities that are not applicable to the Company as a savings and loan holdings company. Were the Federal Reserve Board to impose restrictions on the Bank's activities or operations as a condition of the approval of the Bank's application to establish a national bank subsidiary, or if the Company otherwise deems it advisable, the Company, rather than the Bank, would likely establish the national bank subsidiary in order to avoid such restrictions. The Company believes that if it became a bank holding company subject to the BHCA it would be permitted to continue its activities and operations substantially as currently conducted.

RECAPITALIZATION OF THE SAIF AND ITS IMPACT ON SAIF PREMIUMS; OTHER LEGISLATIVE PROPOSALS

     Deposits of the Bank are currently insured by the SAIF, which is administered by the FDIC. The Bank's insurance assessments for the six months ended March 31, 1996 and fiscal 1995 were $6.1 million and $11.4 million, respectively. Both the SAIF and the BIF, the deposit insurance fund that covers most commercial bank deposits, are statutorily required to achieve and maintain a reserve ratio equal to 1.25% of estimated insured deposits. As a result of the BIF reaching the 1.25% level, on August 16, 1995, the FDIC lowered the deposit insurance premium assessment rate for BIF members to between 0.04% and 0.31% of insured deposits, while retaining the existing assessment rate of 0.23% to 0.31% of insured deposits for members of the SAIF. On November 14, 1995, the FDIC further reduced insurance premiums on BIF deposits by 0.04% of insured deposits, creating an assessment range of 0% to 0.27% of insured deposits, subject to a statutory requirement that all institutions pay at least $2,000 annually. Approximately 92% of BIF members qualify for the lowest assessment rate. As a result of the significant disparity in the deposit insurance premiums paid by "well-capitalized" SAIF members, such as the Bank, and well-capitalized BIF members, SAIF members are at a competitive disadvantage to BIF members with respect to the pricing of loans and deposits and the ability to achieve lower operating costs.


     Measures to mitigate the effect of the BIF/SAIF premium disparity are being considered by the Congress. These proposals feature a one-time assessment (which reports estimate from 0.75% of deposits to 0.90% of deposits) on SAIF-insured institutions with the aim of fully recapitalizing the SAIF. Such an assessment could result in an amount payable by the Bank, net of tax, of as much as $23.7 million to $28.5 million. See "Regulation". At this time, no assurance can be given as to whether any BIF/SAIF legislative alternatives will become law.



     Recently, the FDIC announced that a BIF-insured institution that is affiliated with a SAIF-insured institution may offer more favorable interest rates in order to attract deposits from customers of the SAIF-insured institution without violating the moratorium on changing deposit insurance funds which has been in effect since 1989. In addition, such institutions may operate from the same premises as long as customers are able to differentiate between the institutions. If the BIF/SAIF premium disparity has not been resolved by the time the Bank's application to establish a national bank subsidiary is approved, the Company may pursue this as a long-term strategy in order to achieve savings on deposit insurance premiums. See "Regulation -- Safety and Soundness Regulations -- Charter, Supervision and Examination -- Insurance Assessments".



     Members of Congress have expressed their intention to consider legislation in 1996 that generally would require federal savings associations, such as the Bank, to convert to a national bank charter (or a state charter), and legislation has been proposed in Congress that envisions such action as part of a BIF/SAIF recapitalization package. It is uncertain to what extent, if at all, the existing branch and investment powers of federal savings associations, such as the Bank, that are impermissible for national banks would be grandfathered. In addition, the proposals express the intent that savings and loan holding companies, such as the Company, convert to bank holding companies. It is also uncertain to what extent, if at all, the existing powers of savings and loan holding companies that are impermissible for bank holding companies, would be grandfathered. The Company believes that it would be permitted to continue its activities and operations substantially as currently conducted if the Company were to convert to a bank holding company or become a bank holding company through the establishment of a national bank subsidiary. See "-- Regulation". On August 1, the Congress approved legislation that eliminates the recapture of the pre-1988 tax bad debt reserve allowed to thrifts. The legislation, when signed into law, will have the effect of eliminating an after-tax charge to the Bank's earnings of approximately $18 million that would otherwise have been imposed upon conversion of the Bank to a commercial bank charter. The legislation requires recapture of a thrift's post-1987 bad debt reserve over a six taxable-year period with the opportunity to defer recapture for up to two years if certain residential loan requirements are met. There will be no financial statement impact from the recapture of the post-1987 tax bad debt reserve because the Bank has already provided for this liability. The legislation is awaiting the President's signature.


FEDERAL PROGRAMS

     The continuation of programs administered by the Federal National Mortgage Association (the "FNMA"), the Federal Home Loan Mortgage Corporation (the "FHLMC") and the Government National

Mortgage Association (the "GNMA"), which facilitate the issuance of MBS, as well as the Company's continued eligibility to participate in such programs, enhances the Company's ability to generate funds by sales of mortgage loans or MBS. A portion of the Company's business is also dependent upon the continuation of various programs administered by the Federal Housing Administration (the "FHA"), which insures mortgage loans, and the Department of Veterans' Affairs (the "VA"), which partially guarantees mortgage loans.

     Any discontinuation of, or significant reduction in, the operation of such programs would have a material adverse effect on the Company's mortgage banking operations. The Company expects to remain eligible to participate in such programs; however, any significant impairment of its eligibility could have a material adverse impact on its operations. See "Business -- Mortgage Banking Group".

LIMITATIONS ON STOCK OWNERSHIP

     With certain limited exceptions, federal regulations prohibit a person or company or a group of persons deemed to be acting in concert from, directly or indirectly, acquiring more than 10% of any class of voting stock or obtaining the ability to control in any manner the election of a majority of the directors or otherwise direct the management or policies of a savings institution, such as the Bank, without prior notice or application to and the approval of the OTS. See "Regulation -- Regulation of Savings and Loan Holding Companies". See also
" --Limitations on Use of Tax Losses; Restrictions on Transfers of Stock".

ANTI-TAKEOVER PROVISIONS

     The Certificate and the By-Laws, and applicable provisions of the Delaware General Corporation Law (the "DGCL"), contain several provisions that may make more difficult the acquisition of control of the Company without the approval of the Company Board. Certain provisions of the Certificate and the By-Laws, among other things, (i) authorize the issuance of additional shares of Common Stock and shares of "blank check" preferred stock; (ii) classify the Company Board into three classes, each of which (after an initial transition period) will serve for staggered three year periods; (iii) provide that a director of the Company may be removed by the stockholders only for cause; (iv) provide that only the Company Board or the Chairman of the Board of the Company may call special meetings of the stockholders; (v) provide that the stockholders may take action only at a meeting of the stockholders or by unanimous written consent;
(vi) provide that stockholders must comply with certain advance notice procedures in order to nominate candidates for election to the Company Board or to place stockholders' proposals on the agenda for consideration at meetings of the stockholders; and (vii) provide that the stockholders may amend or repeal any of the foregoing provisions of the Certificate or the By-Laws only by a vote of 80% of the stock entitled to vote generally in the election of directors (the "Voting Stock"). With certain exceptions, Section 203 of the DGCL ("Section 203") imposes certain restrictions on mergers and other business combinations between the Company and any holder of 15% or more of the Common Stock. See "Description of Capital Stock -- Certain Provisions of the Certificate and By-Laws; Anti-takeover Effects" and "-- Delaware Business Combination Statute".

CONCENTRATION OF OWNERSHIP


     Prior to June 18, 1996, the Company was indirectly owned by Hyperion Partners, the general partner of which is indirectly controlled by three individuals, including Lewis S. Ranieri, who served as Chairman of the Board, President and CEO of the Company and Chairman of the Board of the Bank. As a result of the Restructuring the limited and general partners of Hyperion Partners primarily hold the outstanding Common Stock. See "The
Company -- Background of the Offering" and "Selling Stockholders". While it is anticipated that no single stockholder of the Company will own in excess of 10% of the voting stock of the Company immediately following the Offering, the Selling Stockholders will continue to hold a significant ownership interest in the Company, and certain Selling Stockholders are subject to restrictions which limit their further disposition of Class A Common Stock. Lewis S. Ranieri serves as non-executive Chairman of the Company Board and a director of the Bank. In addition to Mr. Lewis Ranieri, four other members of the boards of directors of the Company and the Bank are Selling Stockholders who received their shares through the general partner of Hyperion Partners.

DEPENDENCE ON KEY PERSONNEL


     The Company and the Bank are managed by a small number of senior management and operating personnel, the loss of certain of whom could have a material adverse effect on the Company. See "Management" for detailed information on the Company's management and directors. The key employees of the Company are Messrs. Burkholder, Nocella, Heffron, Bender and Coben. The Company does not maintain key person insurance for any of these individuals. The primary retention vehicles used by the Company are employment agreements or letters and participation in the Executive Management Compensation Program and the 1996 Stock Incentive Plan.



     As discussed under "The Company -- Background of the Offering", effective as of the date of the consummation of the Offering, the Company will enter into a three-year consulting agreement with Mr. Lewis Ranieri, under which Mr. Ranieri will provide strategic and managerial advice to the Company in addition to his continuing role as non-executive Chairman of the Company and a director of the Bank. While the Company will enter into a consulting agreement with Mr. Ranieri, he may devote a substantial amount of time to other business ventures, including activities which are competitive with the Company, through Hyperion Partners II L.P., a Delaware limited partnership ("Hyperion Partners II") and its affiliates and otherwise. While the Company does not believe that the loss of Mr. Ranieri's services would have a material adverse effect on the day-to-day operations of the Company, the loss of the overview afforded by Mr. Ranieri's market experience, contacts and insight would be difficult for the Company to replace. In addition, three other directors of the Company, Ms. Sloan, Mr. Shay and Mr. Golush, also have an economic interest in Hyperion Partners II.


GOVERNMENTAL IMMUNITY OF THE FDIC

     The doctrine of sovereign immunity, as limited by the Federal Tort Claims Act (the "Federal Tort Claims Act"), provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. The Federal Tort Claims Act bars claims for fraud or misrepresentation, and courts have held, in cases involving the FDIC as well as other federal agencies and instrumentalities, that the United States may assert its sovereign immunity to claims brought under the federal securities laws. Thus, any attempt to assert a claim against the FDIC-FRF alleging a violation of the federal securities laws, including the Securities Act and the Exchange Act, resulting from an alleged material misstatement in or material omission from the Registration Statement (as defined below) or this Prospectus, or any other act or omission in connection with the offering to which this Prospectus relates, probably would be barred. In addition, Section 2(f)(1) of the Federal Deposit Insurance Act (the "FDI Act") specifically provides that directors, members, officers and employees of the FDIC have no liability under the Securities Act with respect to any claim arising out of or resulting from any alleged act or omission by such person within the scope of such person's employment in connection with any transaction involving the disposition of assets (or any interests in assets or any obligations backed by any assets) by the FDIC.

CONVERSION OF CLASS B COMMON STOCK; DILUTION OF VOTING POWER

     Certain Selling Stockholders will retain shares of Class B Common Stock (which have no voting rights) which they may elect to convert to Class A Common Stock subject to certain restrictions. See "Description of Capital
Stock -- Common Stock -- Conversion". Class B Common Stock is also converted to Class A Common Stock automatically upon transfer to a person who is not an affiliate of the holder, including in any such transfer effected pursuant to the Offering. Transfers of Class B Common Stock by certain persons are subject to certain restrictions. See "Description of Capital Stock -- Common
Stock -- Restrictions on Transfers of Stock".

NO PRIOR MARKET FOR THE CLASS A COMMON STOCK

     Prior to the Offering, there was no public market for the Class A Common Stock. The initial public offering price of the Class A Common Stock will be determined through negotiations between the Company and the Underwriters, and may not be indicative of the market price for the Class A Common Stock after the

Offering. The Company believes that certain factors, such as fluctuations in operating results of the Company or of its competitors and market conditions generally for similar stocks, could cause the market price of the Class A Common Stock to fluctuate substantially. Such market volatility may adversely affect the market price of the Class A Common Stock. Although the Class A Common Stock has been approved for quotation on NASDAQ, there can be no assurance that an active public market will develop for such stock or, if developed, will be sustained following the Offering. See "Underwriting".

LIABILITY UNDER REPRESENTATIONS AND WARRANTIES AND OTHER CREDIT RISKS

     In the ordinary course of business, the Company has liability under representations and warranties made to purchasers and insurers of mortgage loans and to purchasers of MSRs. In connection with MSRs that the Company purchases, it may have liability as a successor to third-party originators' representations and warranties. Under certain circumstances, the Company may become liable for the unpaid principal and interest on defaulted loans if there has been a breach of representations or warranties. In the case of any mortgage loans found to be defective with respect to representations or warranties made or succeeded to by the Company, the Company may be required to repurchase such mortgage loans, with any subsequent loss on resale or foreclosure being borne by the Company. The Company's losses from breaches of representations and warranties have not been material to date.

LITIGATION

     The operations of financial institutions, such as the Company, are subject to substantial statutory and regulatory compliance obligations. These requirements are complex, and even inadvertent noncompliance could result in liability. During the past several years, numerous individual claims and purported consumer class action claims were commenced against a number of financial institutions, their subsidiaries, and other mortgage lending institutions, alleging violations of various statutory and regulatory provisions relating to mortgage lending and servicing, including the Truth-in-Lending Act (the "TILA"), the Real Estate Settlement Procedures Act (the "RESPA"), the Equal Credit Opportunity Act (the "ECOA"), the Fair Housing Act (the "FH Act") and various state laws. The Bank has had asserted against it one putative class action claim under the TILA, one putative class action claim under the RESPA and three separate putative class action claims involving the Bank's loan servicing practices. Management does not expect these claims, in the aggregate, to have a material adverse impact on the Company's financial condition, results of operation, or liquidity.

     Maxxam, Inc. ("Maxxam") has filed a petition for review in a Federal appeals court and a motion to intervene in a federal district court, each challenging the December 30, 1988 order of the FSLIC approving the Acquisition. See "The Company -- History". Maxxam contends that it should have been selected as the winning bidder. In its brief to the Court of Appeals, Maxxam has asserted that the court should order the OTS "to award Bank United to Maxxam" and that the Company would bear no harm in that event because it is entitled to full indemnification by the FDIC, as manager of the FRF, pursuant to section 7(a)(2) of the Assistance Agreement. Management of the Company believes, after consultation with legal counsel, that Maxxam's claims for relief are barred by applicable time limits, have no basis under existing law, and will not have a material adverse effect on the Bank's or the Company's financial condition, results of operations or liquidity. See "Legal Proceedings".

                                  THE COMPANY

GENERAL

     The Company is a broad-based financial services provider to consumers and businesses in Texas and other selected regional markets throughout the United States. Through the Bank, its principal subsidiary, the Company currently operates 70 Texas-based community banking branches serving nearly 182,000 households and businesses, 9 commercial banking offices and a nationwide network of mortgage offices that originated $3.4 billion of single family mortgage loans during fiscal 1995. At March 31, 1996, the Company had consolidated total assets of $11.3 billion, total deposits of $5.0 billion and total stockholders' equity of $526.4 million. Upon completion of the Offering, the Company will be the largest publicly traded depository institution headquartered in Texas, in terms of both assets and deposits.

     The Bank is a federally chartered savings bank, the deposits of which are insured by the SAIF, which is administered by the FDIC. The Company has no significant assets other than its equity interest in the Bank. In June 1996, the Company changed its name from USAT Holdings Inc. to Bank United Corp. The Company's address is 50 Charles Lindbergh Blvd., Uniondale, NY 11553, and its phone number is (516) 745-6644. Following the consummation of the Offering, the Company intends to create Holding Co. solely to hold all of the Bank Common Stock. Holding Co. will have no assets other the Bank Common Stock and will engage in no activities other than ownership of the Bank Common Stock. Following the creation of Holding Co., the headquarters of the Company will be moved to the Bank's headquarters in Houston, Texas.

HISTORY

     The Company was incorporated in Delaware on December 19, 1988 as USAT Holdings Inc. and became the holding company for the Bank upon the Bank's formation on December 30, 1988. In the Acquisition, the Company initially acquired from the FSLIC certain of the assets and assumed all the deposits and certain other liabilities of Old USAT, an insolvent thrift. In connection with the Acquisition, the Company entered into an agreement which, among other things, provided for federal financial assistance to the Bank. On December 23, 1993, the Company and the FDIC entered into an agreement providing for the termination of the Assistance Agreement. See "Business -- The Assistance Agreement".

     Immediately after the Acquisition, the Bank operated 19 banking branches, primarily in the greater Houston metropolitan area, with no significant loan origination capabilities. Through both acquisitions and internal growth, the Bank has substantially expanded its Texas community banking branch network, built a nationwide mortgage banking business, and established itself as a provider of a broad array of financial products, including commercial banking services and products. In 1990, 1991, and 1992, the Bank entered into various agreements with the RTC, whereby the Bank purchased assets approximating $1.2 billion and assumed certain liabilities, primarily deposit liabilities approximating $4.3 billion, of six thrift institutions in RTC receivership. In connection with these acquisitions, the Bank received cash from the RTC. The amount of cash received from the RTC was based on the amount by which the sum of the liabilities assumed exceeded the sum of the market values of the assets purchased, less a purchase premium. As a result of federal legislation, the RTC no longer exists. In 1990, the Bank consummated its agreement to purchase certain assets and assume certain liabilities relating to the loan origination operations of Commonwealth Mortgage of America, L.P. Since July 1992, and particularly in 1994, the Bank has entered into agreements to purchase several mortgage origination networks. The Company intends to continue to pursue additional expansion opportunities, including through acquisitions, while maintaining adequate capitalization.

BACKGROUND OF THE OFFERING

     The Company was organized, and through June 17, 1996 operated, as a subsidiary of Hyperion Holdings. During that period, all of the outstanding shares of Hyperion Holdings were owned by Hyperion Partners. The general partner of Hyperion Partners is indirectly controlled by three individuals, including Lewis S. Ranieri, who, from December 1988, has served as Chairman of the Company Board and, until July 15, 1996, also as President and CEO of the Company and Chairman of the Board of the Bank.

     Dividend, Distribution and Restructuring

     In May 1996, the Company paid a dividend of $100 million on its common stock to Hyperion Holdings and other holders of its Common Stock and made a related contractually required payment in lieu of dividends to the FDIC-FRF in the amount of $5.9 million. The proceeds of this dividend received by Hyperion Holdings were paid by Hyperion Holdings as a dividend to Hyperion Partners which distributed such amount to its limited and general partners in accordance with its limited partnership agreement. For the quarter ended June 30, 1996, the Company also recorded a $101.7 million tax benefit related to its NOLs.

     During June 1996, the Restructuring was effected as follows: (i) Hyperion Holdings exchanged shares of a newly created class of its nonvoting common stock for certain shares of its voting common stock held by Hyperion Partners; (ii) Hyperion Partners then distributed the Hyperion Holdings common stock to its limited and general partners in accordance with the limited partnership agreement of Hyperion Partners; and (iii) following the Distribution, Hyperion Holdings was merged with and into the Company, with the result that holders of Hyperion Holdings voting and nonvoting common stock received shares of Class A Common Stock and Class B Common Stock and the holders of Class C Common Stock received shares of Class B Common Stock. As part of the Restructuring, the common stock of Hyperion Holdings and the Class C Common Stock were converted 1,800 to one. See Note 21 to the Consolidated Financial Statements for a discussion of subsequent events and see "Capitalization". The Restructuring was undertaken to simplify the ownership structure of the Company in order to facilitate financial and tax reporting, marketing of the Common Stock and management of the Company's operations. In addition, immediately prior to the Offering, the FDIC-FRF surrendered to the Bank a portion of the Warrant for a cash payment of approximately $5.9 million and exercised the remainder of the Warrant. Immediately thereafter, the FDIC-FRF exchanged the shares of Bank Common Stock issued upon exercise of the balance of the Warrant for 1,503,560 shares of Class B Common Stock, all of which are being sold in the Offering. See "Business -- The Assistance Agreement" and "Selling Stockholders". The Offering is intended to establish a public market value for the Class A Common Stock while providing the Selling Stockholders with liquidity for their current holdings in the Company. Although the Class A Common Stock has been approved for quotation on NASDAQ, there can be no assurance that an active public market will develop for such stock or, if developed, will be sustained following the Offering. See "Underwriting".

     The Offering has been structured with the intent to preserve the beneficial tax attributes of the Company as described below. See "Regulation -- Taxation". Accordingly, pursuant to the provisions of the Certificate, certain of the Selling Stockholders and other holders of Common Stock may not make further transfers or other dispositions of Common Stock for up to three years following the Offering except in certain circumstances, including with approval of the Company Board. See "Description of Capital Stock -- Common Stock -- Restrictions on Transfers of Common Stock". The limitations on transfers allowed the Company to record a $101.7 million tax benefit in the quarter ended June 30, 1996. See "Risk Factors -- Limitations on Use of Tax Losses; Restrictions on Transfers of Stock" and Note 21 to the Consolidated Financial Statements.

     Management

     Day-to-day operations of the Bank are directed by Barry C. Burkholder, President and CEO of the Bank, who brings over 20 years of commercial banking experience to the Bank, with specific experience in consumer banking, mortgage banking and related areas. In connection with the Restructuring and the Offering, on July 15, 1996 Mr. Burkholder became Chairman of the Board of the Bank as well as President and CEO of the Company. The executive management group of the Bank consists of eight individuals who have worked together for the past six years, giving them a thorough understanding of the businesses they have developed together. They average more than 20 years of related industry experience, the majority of which comes from commercial banking. As a team, they have brought the discipline and sophistication of commercial banking to the Bank. The next level of senior management comprises 41 executives, a third of whom were hired directly from commercial banks. The balance of the senior management team has experience working with various financial services companies, including mortgage banks, thrifts and accounting firms. See "Management".

     Lewis S. Ranieri, who has over 20 years of investment experience with particular expertise in the field of MBS, served as Chairman of the Board of the Bank and of the Company, as well as President and CEO of the Company from the inception of the Company and the Bank until July 15, 1996. In his capacities with the Company and the Bank, Mr. Ranieri has been involved in numerous significant aspects of the development of the Company, beginning with the Acquisition, and continuing through formulation of original business plans, hiring of key management personnel, strategic advice on growth of the deposit and mortgage franchises, including by de novo branches and through acquisitions, and asset and liability management. Following the Offering, Mr. Ranieri will continue to serve as non-executive Chairman of the Company Board and as a director of the Bank and will continue to provide strategic and managerial advice to the Company under the terms of a three-year consulting agreement which will be entered into between Mr. Ranieri and the Company effective as of the consummation of the Offering pursuant to which he will receive an annual consulting fee of $250,000.


     Senior Note Exchange


     Substantially simultaneously with the consummation of the Offering, the Company intends to commence the Exchange Offer for the Senior Notes. The Exchange Offer is intended to satisfy the condition of the Senior Notes pursuant to which the interest rate on the Senior Notes will revert from 9.05% to 8.05% per annum commencing with and including the date on which the Exchange Offer is consummated. See Note 11 to the Consolidated Financial Statements.


     Claims Related to Forbearance Agreement


     In connection with the original acquisition of the Bank by the Company, the FHLBB approved the Forbearance Agreement. Under the terms of the Forbearance Agreement, the FSLIC agreed to waive or forbear from the enforcement of certain regulatory provisions with respect to regulatory capital requirements, liquidity requirements, accounting requirements and other matters. After the enactment of FIRREA, the OTS took the position that the capital standards set forth in FIRREA apply to all savings institutions, including those institutions that had been operating under previously granted capital and accounting forbearances, and that FIRREA eliminated these forbearances. On July 25, 1995, Plaintiffs filed suit against the United States in the Court of Federal Claims for alleged failures of the United States (i) to abide by a capital forbearance, which would have allowed the Bank to operate for ten years under negotiated capital levels lower than the levels required by the then existing regulations or successor regulations, (ii) to abide by its commitment to allow the Bank to count $110 million of subordinated debt as regulatory capital for all purposes and (iii) to abide by an accounting forbearance, which would have allowed the Bank to count as capital for regulatory purposes, and to amortize over a period of twenty-five years, the $30.7 million difference between certain FSLIC payment obligations to the Bank and the discounted present value of those future FSLIC payments. The lawsuit is in a preliminary stage. Discovery was stayed pending the United States Supreme Court's review of Winstar. On July 1, 1996, the Supreme Court upheld lower court rulings that the United States had breached the contracts involved in the Winstar cases and remanded the case for further proceedings on the issue of damages. There is uncertainty about how the Court of Federal Claims will manage the over 100 lawsuits on its docket that, like Plaintiffs' case, involve issues similar to those raised in the Winstar cases. On July 8, 1996, the Chief Judge of the Court of Federal Claims designated Stephen D. Susman, Esq. of Houston, Texas as "Special Counsel to the Court" to facilitate the adoption of methods for "rationalizing" the litigation. At a Court of Federal Claims status conference held on July 30, 1996, Mr. Susman presented a proposed case management plan and schedule supported by a large number of the plaintiffs in the FIRREA-related cases, including Plaintiffs. Counsel for the United States proposed a different plan, but, while asserting objections to a number of the features of Mr. Susman's plan, expressed a willingness to work with Mr. Susman and a coordinating committee of plaintiffs' counsel on achieving an agreed pretrial order for management of the cases. The Chief Judge of the Court of Federal Claims scheduled another status conference for August 19, 1996 and directed counsel for the United States and the plaintiffs' counsel coordinating committee to report to the Chief Judge by August 15 on their efforts to agree on a proposed case management plan. The Chief Judge also encouraged the FDIC, which has indicated a desire to participate in or take over certain lawsuits (unlike Plaintiffs' lawsuit) involving post-FIRREA failed institutions, to become involved in this process. The Chief Judge indicated that he may enter a case management order at or shortly after the August 19 status conference. While the Company expects Plaintiffs' claims for damages to exceed $200 million, the Company is unable to predict the outcome of Plaintiffs' suit against the United States and the amount of judgment for damages, if any, that may be awarded. Consequently, no assurances can be given as to the results of this suit. See "Legal Proceedings". The Company and the Bank have entered into an agreement with Hyperion Partners acknowledging the relative value, as among the parties, of their claims in the pending litigation. The agreement confirms that the Company and the Bank are entitled to receive 85% of the amount, if any, recovered as a result of the settlement of or a judgment on such claims, and that Hyperion Partners is entitled to receive 15% of such amount. The agreement was approved by the disinterested directors of the Company. Plaintiffs will continue to cooperate in good faith and will use their best efforts to maximize the total amount, if any, that they may recover.

                                USE OF PROCEEDS

     The net proceeds to the Company from the Offering (after deduction of the underwriting discounts and commissions and estimated offering expenses) are estimated to be approximately $13 million (calculated at the mid-point of the offering price range). The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders. The net proceeds to the Company from the Offering will be contributed to the capital of the Bank where they will be used for general corporate purposes. See "Selling Stockholders".

                                DIVIDEND POLICY

     The Company Board currently intends to declare and pay quarterly dividends on its Common Stock. It is expected that the quarterly dividend payment will be $0.14 per share (a rate of $0.56 annually), with the initial dividend to be declared and paid in the first quarter of fiscal year 1997. The declaration and payment of dividends by the Company are subject to the discretion of the Company Board and limitations imposed by the Senior Notes on Restricted Payments (as defined in the Senior Notes), including dividends. At March 31, 1996, pro forma after giving effect to the Restructuring and other subsequent events, the Company would be permitted to pay $51.2 million in dividends on its capital stock. See Note 21 to the Consolidated Financial Statements.


     The Company's ability to pay dividends and to meet its other cash obligations, including debt service on the Senior Notes and its other debt obligations, is dependent on the receipt of dividends from the Bank on the Bank Common Stock. The declaration of dividends by the Bank on all classes of its capital stock is subject to the discretion of the Board of Directors of the Bank, the terms of the Bank Preferred Stock, applicable regulatory requirements and compliance with the covenants of the Senior Notes. Dividends may not be paid on the Bank Common Stock if full dividends on the Bank Preferred Stock have not been paid for the four most recent quarterly dividend periods. Thus, if for any reason the Bank failed to declare and pay full quarterly dividends on the Bank Preferred Stock, the Company would not receive any cash dividends from the Bank until four full quarterly dividends on the Bank Preferred Stock had been paid. See "Risk Factors -- Holding Company Structure; Ability to Pay Dividends." In addition, following the consummation of the Offering, the Company intends to create Holding Co. as a direct subsidiary to hold the Bank Common Stock. Holding Co.'s ability to pay dividends to the Company will be dependent on the extent to which it receives dividends on the Bank Common Stock. While it is the present intention of the Board of Directors of the Bank to declare dividends in an amount sufficient to provide the Company (through Holding Co.) with the cash flow necessary to meet its debt service obligations in respect of the Senior Notes and to pay dividends to holders of Common Stock, subject to applicable regulatory restrictions, no assurance can be given that circumstances which would limit or preclude the declaration of such dividends will not exist in the future. See "Risk Factors -- Holding Company Structure; Ability to Pay Dividends". The Company has not historically paid dividends on its Common Stock with the exception of a $100 million dividend paid to holders of Class A Common Stock and its former Class C Common Stock on May 6, 1996. On the same day, the Bank paid a dividend on the Bank Common Stock in the amount of $100 million and also made a related contractually required payment in lieu of dividends in the amount of $5.9 million to the FDIC, the holder of the Warrant. Thus, the dividends historically paid by the Company are not indicative of its future dividend policy.

                                 CAPITALIZATION

     The following table sets forth (a) the historical capitalization of the Company at March 31, 1996, (b) the pro forma capitalization of the Company at March 31, 1996 after giving effect to the transactions discussed in the following sentence, and (c) the pro forma, as adjusted, capitalization of the Company as of March 31, 1996. The pro forma capitalization of the Company at March 31, 1996 reflects (i) the Restructuring, (ii) a $100 million dividend paid in May 1996 and a related $5.9 million contractually required payment to the FDIC-FRF, (iii) a $101.7 million tax benefit recorded in June 1996, (iv) a $4.8 million charge, after tax, in connection with the executive management compensation programs, (v) a $10.7 million before tax ($6.6 million after tax) charge related to restructuring the origination business of the Mortgage Banking Group, (vi) the transactions resulting in the receipt by the FDIC-FRF of 1,503,560 shares of the Class B Common Stock and approximately $5.9 million in cash, and (vii) estimated expenses related to the Offering. See Note 21 to the Consolidated Financial Statements. The pro forma, as adjusted, figures reflect those transactions discussed in the preceding sentence and the issuance and sale of the shares of Class A Common Stock by the Company pursuant to the Offering (assuming no exercise of the Underwriters' over-allotment option) at an assumed initial public offering price of $19.00. In addition to the long-term debt of the Company reflected below, at March 31, 1996, the Bank had long-term debt consisting of deposits, FHLB advances, and certain other funding liabilities incurred in the ordinary course of business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Resources and Liquidity" and Notes 8, 9, 10 and 11 to the Consolidated Financial Statements.


                                                                     AT MARCH 31, 1996
                                                         -----------------------------------------
                                                                                        PRO FORMA
                                                         HISTORICAL     PRO FORMA      AS ADJUSTED
                                                         ----------     ----------     -----------
                                                                      (IN THOUSANDS)
Long-Term Debt -- Senior Notes(1)......................    $115,000       $115,000        $115,000
Minority Interest(2)...................................     185,500        185,500         185,500
Stockholders' Equity:
  Preferred Stock(3)...................................          --             --              --
  Common Stock(4)......................................         289            307             316
  Paid-in capital(5)...................................     117,722        112,512         128,811
  Retained earnings....................................     411,498        395,904         395,904
  Unrealized gains (losses) on securities and
     mortgage-backed securities available for sale, net
     of tax............................................      (3,068)        (3,068)         (3,068)
                                                         ----------     ----------      ----------
  Total stockholders' equity...........................     526,441        505,655         521,963
                                                         ----------     ----------      ----------
     Total Consolidated Capitalization.................    $826,941       $806,155        $822,463
                                                         ==========     ==========      ==========
Ratio of equity to assets..............................        4.67%          4.49%           4.63%
Ratio of tangible equity to tangible assets............        4.48%          4.33%           4.47%
Shares outstanding(6)
  Class A..............................................  23,828,400      9,971,231      10,881,925
  Class B..............................................          --     20,713,671      20,713,671
  Class C..............................................   5,034,600             --              --
Book value per common share(6).........................      $18.24         $16.48          $16.52
Tangible book value per share (6)......................      $17.44         $15.84          $15.90
Regulatory capital of the Bank(7)(8)
  Tangible Capital
     Amount............................................    $770,764       $647,570        $663,878
     Ratio.............................................        6.88%          5.79%           5.94%
  Core Capital
     Amount............................................    $780,227       $657,033        $673,341
     Ratio.............................................        6.96%          5.87%           6.02%
  Total Risk-Based Capital
     Amount............................................    $816,772       $693,578        $709,886
     Ratio.............................................       14.20%         11.93%          12.21%


- ---------------
(1) The Senior Notes currently bear a stepped up rate of 9.05% per annum pending consummation of the Exchange Offer, following which the rate will revert to 8.05% per annum.

(2) Minority interest consists of $185.5 million stated value of the Bank Preferred Stock. See Notes 7 and 16 to the Consolidated Financial Statements.

(3) The Company had 2,500 shares of Preferred Stock authorized, none of which were issued as of March 31, 1996.


(4) The Company has reserved 1,850,000 shares of its Class A Common Stock for issuance and to be available for grants under two separate plans. See "Management -- The 1996 Stock Incentive Plan" and "-- The Director Stock Compensation Plan".


(5) Offering expenses estimated to be $3,000,000.

(6) Historical, pro forma and pro forma, as adjusted, per share results have been restated to reflect an 1,800 to one common stock conversion, effective June 18, 1996, in connection with the Restructuring. Pro forma and pro forma, as adjusted, per share amounts also include the effects of Common Stock issued pursuant to an executive management compensation program and to the FDIC - FRF.

(7) The Bank's portion of the $101.7 million tax benefit recorded in June 1996 was $85.2 million and has been excluded for purposes of computing the Bank's regulatory capital ratios. OTS regulations limit the amount of deferred tax asset an institution may include in its regulatory capital.

(8) The Bank's pro forma and pro forma, as adjusted, regulatory capital ratios reflect a $100 million dividend payment from the Bank to the Company and a related contractually required payment of $5.9 million to the FDIC-FRF. These payments were made in May 1996. The Bank's pro forma ratios, as adjusted, also reflect the proceeds from the issuance and sale of the Company's Common Stock at an assumed initial public offering price of $19.00, net of Underwriting Discount, the proceeds of which will be contributed to the Bank as an infusion of capital.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The following selected consolidated financial and other data as of and for each of the years in the five-year period ended September 30, 1995 are derived from the Company's audited consolidated financial statements. The information set forth below should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations". The Consolidated Statements of Financial Condition as of September 30, 1995 and 1994, and the Consolidated Statements of Operations for each of the years in the three year period ended September 30, 1995, and the report thereon of Deloitte & Touche LLP are included elsewhere in this Prospectus. The selected consolidated financial and other data as of and for the six months ended March 31, 1996 and 1995 are derived from the unaudited consolidated financial statements included in the Consolidated Financial Statements which, in the opinion of management, contain all adjustments (consisting only of normal recurring adjustments), which are necessary for a fair presentation of the results for such periods. The results of operations for the six months ended March 31, 1996 are not necessarily indicative of the results of operations to be obtained for the entire fiscal year.

           FIVE-YEAR CONSOLIDATED SUMMARY OF SELECTED FINANCIAL DATA

                                        AT MARCH 31,                                 AT SEPTEMBER 30,
                                  -------------------------   ---------------------------------------------------------------
                                     1996          1995          1995          1994         1993       1992(1)      1991(1)
                                  -----------   -----------   -----------   ----------   ----------   ----------   ----------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
SUMMARY OF FINANCIAL CONDITION:
ASSETS(2)
Cash and cash equivalents.......  $   135,691   $    90,912   $   112,931   $   76,938   $   65,388   $  94,723    $ 217,630
Securities purchased under
  agreements to resell and
  federal funds sold............      659,279       636,274       471,052      358,710      547,988     206,000    1,632,600
Trading account assets..........        1,267         1,044         1,081        1,011        1,006      94,691           --
Securities......................       58,351       114,254       116,013      114,115       43,430       4,909        6,800
Mortgage-backed securities......    1,954,070     2,600,876     2,398,263    2,828,903    2,175,925     833,425      419,064
Loans...........................    7,878,080     6,161,432     8,260,240    5,046,174    4,862,379   4,101,716    3,431,154
Covered Assets and related
  assets(3).....................           --            --            --           --      392,511     610,901      779,304
All other assets................      579,898       539,985       623,954      484,310      351,929     308,918      390,295
                                  -----------   -----------    ----------   ----------   ----------   ----------
        Total assets............  $11,266,636   $10,144,777   $11,983,534   $8,910,161   $8,440,556   $6,255,283   $6,876,847
                                  ===========   ===========    ==========   ==========   ==========   ==========
LIABILITIES, MINORITY INTEREST,
  AND STOCKHOLDERS' EQUITY(2)
Deposits........................  $ 4,963,321   $ 5,015,713   $ 5,182,220   $4,764,204   $4,839,388   $4,910,760   $6,054,474
FHLB advances(16)...............    4,139,023     3,284,373     4,383,895    2,620,329    2,185,445     632,345      287,345
Securities sold under agreements
  to repurchase.................      949,936       839,939     1,172,533      553,000      310,000          --           --
Note payable to related party...           --            --            --           --           --       4,090        4,090
Long-term debt ("15.75%
  Notes").......................           --            --            --           --           --     102,000      107,000
Senior Notes....................      115,000       115,000       115,000      115,000      115,000          --           --
All other liabilities...........      387,415       327,559       448,283      320,766      516,020     373,715      262,178
                                  -----------   -----------    ----------   ----------   ----------   ----------
    Total liabilities...........   10,554,695     9,582,584    11,301,931    8,373,299    7,965,853   6,022,910    6,715,087
                                  -----------   -----------    ----------   ----------   ----------   ----------
    Minority interest -- Bank
      Preferred Stock(4)........      185,500        85,500       185,500       85,500       85,500          --           --
    Total stockholders'
      equity....................      526,441       476,693       496,103      451,362      389,203     232,373      161,760
                                  -----------   -----------    ----------   ----------   ----------   ----------
        Total liabilities,
          minority interest, and
          stockholders'
          equity................  $11,266,636   $10,144,777   $11,983,534   $8,910,161   $8,440,556   $6,255,283   $6,876,847
                                  ===========   ===========    ==========   ==========   ==========   ==========

                                                  AT OR FOR
                                               THE SIX MONTHS
                                               ENDED MARCH 31,              AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                             -------------------   --------------------------------------------------------
                                               1996       1995       1995       1994       1993      1992(1)      1991(1)
                                             --------   --------   --------   --------   --------   ----------   ----------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
SUMMARY OF OPERATIONS(2)
Interest income............................  $421,221   $327,586   $746,759   $494,706   $482,490    $502,854     $422,184
Interest expense...........................   309,289    239,960    552,760    320,924    300,831     348,291      330,659
                                             --------   --------   --------   --------   --------    --------
  Net interest income......................   111,932     87,626    193,999    173,782    181,659     154,563       91,525
Provision for credit losses................     5,850      4,157     24,293      6,997      4,083      21,133        4,122
                                             --------   --------   --------   --------   --------    --------
  Net interest income after provision for
    credit losses..........................   106,082     83,469    169,706    166,785    177,576     133,430       87,403
Non-interest income
  Net gains (losses)
    Sales of single family servicing rights
      and single family warehouse loans....    19,157     38,464     60,495     63,286     67,403      67,223       30,541
    Securities and mortgage-backed
      securities...........................     2,863          8         26     10,404     43,702       2,022        1,440
    Other loans............................     3,485       (380)    (1,210)       163      1,496       4,759          756
  Loan servicing fees and charges..........    22,107     22,813     43,508     31,741     21,780      20,823        6,076
  Other fees and charges...................     6,997      5,748     12,162     13,295     12,310       8,963        6,117
                                             --------   --------   --------   --------   --------    --------
  Total non-interest income................    54,609     66,653    114,981    118,889    146,691     103,790       44,930
                                             --------   --------   --------   --------   --------    --------
Non-interest expense
  Compensation and benefits................    39,898     43,192     83,520     86,504     81,472      69,476       46,580
  Amortization of intangibles..............     9,801     10,718     21,856     18,247     24,469      22,832       14,789
  Other....................................    49,605     47,735     89,200     94,842     96,023      88,107       52,258
                                             --------   --------   --------   --------   --------    --------
  Total non-interest expense...............    99,304    101,645    194,576    199,593    201,964     180,415      113,627
                                             --------   --------   --------   --------   --------    --------
  Income before income taxes, minority
    interest, and extraordinary loss.......    61,387     48,477     90,111     86,081    122,303      56,805       18,706
Income tax expense (benefit)(5)............    25,278     20,186     37,415    (31,899)   (26,153)        200         (409)
                                             --------   --------   --------   --------   --------    --------
  Income before minority interest and
    extraordinary loss.....................    36,109     28,291     52,696    117,980    148,456      56,605       19,115
Less minority interest
  Bank Preferred Stock dividends(4)........     9,126      4,326     10,600      8,653      6,537          --           --
  Payments in lieu of dividends(6).........       224        306        377        357         --          --           --
                                             --------   --------   --------   --------   --------    --------
  Income before extraordinary loss.........    26,759     23,659     41,719    108,970    141,919      56,605       19,115
Extraordinary loss(7)......................        --         --         --         --     14,549          --           --
                                             --------   --------   --------   --------   --------    --------
  Net income(8)............................  $ 26,759   $ 23,659   $ 41,719   $108,970   $127,370    $ 56,605     $ 19,115
                                             ========   ========   ========   ========   ========    ========
Earnings per common share(10)
  Income before extraordinary loss.........  $   0.87   $   0.76   $   1.35   $   3.55   $   4.61    $   1.85     $   0.71
  Extraordinary loss.......................        --         --         --         --       0.50          --           --
                                             --------   --------   --------   --------   --------    --------
  Net income...............................  $   0.87   $   0.76   $   1.35   $   3.55   $   4.11    $   1.85     $   0.71
                                             ========   ========   ========   ========   ========    ========
Book value per common share(10)............  $  18.24   $  16.52   $  17.19   $  15.64   $  13.48    $   8.19     $   6.87
CERTAIN RATIOS AND OTHER DATA(2)(11)
Operating earnings(9)......................  $ 55,039   $ 48,849   $ 91,295   $ 75,514   $ 77,105    $ 50,024     $ 16,510
Regulatory capital ratios of the Bank(12):
  Tangible Capital.........................      6.88%      5.65%      6.20%      6.01%      6.17%       4.24%        2.64%
  Core Capital.............................      6.96       5.77       6.29       6.17       6.43        5.04         3.59
  Total Risk-Based Capital.................     14.20      12.43      13.45      14.02      14.87       12.19         9.37
Return on average assets...................      0.46       0.50       0.40       1.32       1.74        0.89         0.42
Return on average common equity............     10.45      10.23       8.77      26.32      44.87       28.18        13.95
Stockholders' equity to assets.............      4.67       4.70       4.14       5.07       4.61        3.71         2.35
Tangible stockholders' equity to tangible
  assets...................................      4.48       4.40       3.93       4.68       4.14        2.58         1.10
Net yield on interest-earning assets(13)...      2.00       1.92       1.92       2.20       2.61        2.60         2.16
Interest rate spread(13)...................      1.66       1.61       1.61       1.95       2.41        2.54         2.15

                                      AT OR FOR THE SIX MONTHS
                                           ENDED MARCH 31,                    AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                      -------------------------   ---------------------------------------------------------------
                                         1996          1995          1995          1994         1993       1992(1)      1991(1)
                                      -----------   -----------   -----------   ----------   ----------   ----------   ----------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
CERTAIN RATIOS AND OTHER
  DATA -- CONTINUED(2)(10)
Average interest-earning assets to
  average interest-bearing
  liabilities.......................         1.06x         1.06x         1.06x        1.06x        1.04x        1.01x        1.00x
Non-interest expense to average
  total assets......................         1.72%         2.13%         1.86%        2.41%        2.76%        2.85%        2.50%
Net operating expense ratio(14).....         0.77          0.74          0.76         0.97         0.76         1.21         1.51
Efficiency ratio(15)................        60.16         62.45         59.50        66.38        65.11        63.98        75.14
Nonperforming assets to total
  assets............................         1.10          1.04          0.84         1.09         0.72         0.89         0.59
Nonaccrual loans to total loans.....         1.21          1.29          0.91         1.51         0.85         0.92         0.98
Allowance for credit losses to net
  nonaccrual loans..................        38.00         31.43         48.74        30.73        71.71        74.04        30.00
Allowance for credit losses to
  nonperforming assets..............        29.36         23.62         36.65        24.18        49.28        50.54        25.05
Allowance for credit losses to total
  loans.............................         0.46          0.40          0.44         0.46         0.61         0.68         0.29
Net loan charge-offs to average
  loans.............................         0.15          0.09          0.16         0.30         0.05         0.07         0.04
Full-time equivalent employees......        2,642         2,684         2,663        2,894        3,122        2,720        2,023
Number of Community Banking
  branches(1).......................           67            64            65           62           62           65           74
Number of Commercial Banking
  origination offices...............            9             8             9            5            3            2            1
Number of Mortgage Banking
  origination offices...............          112           131           122          145          109           93           72
Mortgage Banking servicing
  portfolio.........................  $11,594,485   $12,031,533   $12,532,472   $8,920,760   $8,073,226   $7,187,000   $4,681,712
Mortgage Banking originations.......    2,021,127     1,553,255     3,447,250    5,484,111    6,737,762    6,118,363    3,195,873
Financial Markets loans purchased...       80,948       769,995     2,640,755    1,312,827    1,202,970      912,847    1,885,956

- ---------------

 (1) The Bank acquired from the RTC $2.2 billion in deposit liabilities during fiscal 1991. Pursuant to the Bank's plan of acquisition, rates on these deposits were reduced after acquisition and, as expected, approximately $766 million of deposits were withdrawn from the Bank during fiscal 1992. Also, the Bank consolidated overlapping branch locations that resulted from these acquisitions. See "The Company -- History".

 (2) See Note 21 to the Consolidated Financial Statements for a discussion of subsequent events and see "Capitalization". On a pro forma basis, stockholders' equity would have been $505.7 million as of March 31, 1996.

 (3) Reflects assets governed under the Assistance Agreement between the Bank and the FRF. See "Business -- The Assistance Agreement".

 (4) During fiscal 1993, the Bank issued Bank Preferred Stock, Series A, and during fiscal 1995, the Bank issued Bank Preferred Stock, Series B. None of the shares of Bank Preferred Stock are owned by the Company. Certain Selling Stockholders and directors and management of the Company own shares of the Bank Preferred Stock. See "Management -- Security Ownership of Certain Beneficial Owners and Management -- Principal Stockholders, Bank Preferred Stock".

 (5) Fiscal 1994 and 1993 include tax benefits recognized as a result of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". See Note 13 to the Consolidated Financial Statements. A tax benefit in the amount of $101.7 million was recognized in the third quarter of fiscal 1996.

 (6) All of the outstanding shares of Bank Common Stock are currently owned by the Company. It is anticipated that following the Offering, the Company will transfer all of its Bank Common Stock to Holding Co. The Bank had issued to the FDIC-FRF the Warrant to acquire 158,823 shares of Bank Common Stock (representing 5.56% of the Bank Common Stock as of March 31, 1996 and September 30, 1995, assuming exercise in full of the Warrant), at an exercise price of $0.01 per share. Payments in lieu of dividends relate to the Warrant. Immediately prior to the Offering, the FDIC-FRF surrendered to the Bank a portion of the Warrant for a cash payment of approximately $5.9 million and exercised the remainder of the Warrant. Immediately thereafter, the FDIC-FRF exchanged the shares of Bank Common Stock issued upon exercise of the Warrant for 1,503,560 shares of Class B Common Stock which are being sold by the FCIC-FRF pursuant to the Offering. See "Business -- The Assistance Agreement" and Notes 16 and 21 to the Consolidated Financial Statements.

 (7) Reflects costs and charges associated with the issuance of the Senior Notes. See Note 11 to the Consolidated Financial Statements.

 (8) Net income for fiscal 1994, 1993, 1992 and 1991 included $23.1 million, $9.3 million, $32.1 million and $52.6 million of financial assistance payments received from the FRF. No such payments were received during the six months ended March 31, 1996 or during fiscal 1995 as a result of the termination of the Assistance Agreement (as defined below) in December 1993. See "Business -- Assistance Agreement".


 (9) Operating earnings represents income, including net gains (losses) on the sales of single family servicing rights and single family warehouse loans, before taxes, minority interest, and extraordinary loss and excludes net gains (losses) on securities, MBS, and other loans. Management believes operating earnings, as defined, reflects the revenues and expenses of the Company's business segments and facilitates trend analysis as it excludes transactions that are typically considered opportunistic and not part of the routine core business operations of the Company. Operating earnings is provided as other data and should not be considered an alternative to net income as an indicator of the Company's operating performance or to cash flow as a measure of liquidity.


(10) Earnings per common share represents net income (adjusted for earnings on the common stock equivalents attributable to the Warrant outstanding) divided by the weighted average number of common shares outstanding. Per share results have been restated to reflect an 1,800 to one Common Stock conversion effective June 1996 in connection with the Restructuring. See
     Note 21 to the Consolidated Financial Statements.

(11) Ratio, yield, and rate information are based on weighted average daily balances for the six months ended March 31, 1996 and 1995 and fiscal 1995, 1994, and 1993 and average monthly balances for prior periods, with the exception of return on average common equity, which is based on average monthly balances for all periods presented. Interim rates and yields are annualized.

(12) Regulatory capital ratios presented are those of the Bank. No regulatory capital ratios are presented for the Company because there are no such applicable requirements for savings and loan holding companies such as the Company. For a discussion of the regulatory capital requirements applicable to the Bank, see "Regulation -- Safety and Soundness Regulations -- Capital Requirements".

(13) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets. Interest rate spread represents the difference between the average yield on interest-earning assets and the average rate on interest-bearing liabilities.

(14) Net operating expense ratio represents total non-interest expense less total non-interest income as a percentage of average assets for each period.

(15) Efficiency ratio represents non-interest expenses (excluding goodwill amortization) divided by net interest income plus non-interest income, excluding net gains (losses) on securities, MBS and other loans.

(16) Long-term borrowings are comprised of Senior Notes and other long-term debt. Long-term borrowings exclude FHLB advances with maturities greater than one year. FHLB advances with maturities greater than one year were $277,993 and $1,689,873 as of March 31, 1996 and 1995, respectively. FHLB advances with maturities greater than one year were $1,992,131, $782,129, $708,945, $55,445, and $102,345 as of September 30, 1995, 1994, 1993, 1992,
     and 1991, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

DISCUSSION OF RESULTS OF OPERATIONS

  Overview

     Six Months Ended March 31, 1996 Compared to the Six Months Ended March 31, 1995. Net income was $26.8 million for the six months ended March 31, 1996, compared to $23.7 million for the six months ended March 31, 1995. The increase primarily reflects the higher levels of interest-earning assets for the six months ended March 31, 1996, partially offset by the effect of increased dividends paid by the Bank on the Bank Preferred Stock (reflected as minority interest on the Consolidated Statements of Operations) and lower gains on sales of single family MSRs and single family warehouse loans. Loan servicing fees and charges decreased during the six months ended March 31, 1996 as compared to the six months ended March 31, 1995. As of March 31, 1996, the principal balances of the single family servicing portfolio was $11.6 billion.


     Operating earnings represents income, including net gains (losses) on the sales of single family servicing rights and single family warehouse loans, before taxes, minority interest, and extraordinary losses and excludes net gains (losses) on securities, MBS, and other loans. Management believes operating earnings, as defined, reflects the revenues and expenses of the Company's business segments and facilitate trend analysis as it excludes transactions that are typically considered opportunistic and not part of the routine core business operations of the Company. Operating earnings is provided as other data and should not be considered an alternative to net income as an indicator of the Company's operating performance or to cash flow as a measure of liquidity. Operating earnings were $55.0 million for the six months ended March 31, 1996, compared to $48.8 million for the six months ended March 31, 1995. This increase primarily reflects the higher levels of interest-earning assets, partially offset by a decrease in gains on sales of single family MSRs and warehouse loans, as noted above.


     1995 Compared to 1994. Net income was $41.7 million for fiscal 1995, compared to $109.0 million for fiscal 1994. The decrease primarily reflects the effect of a tax benefit of $58.2 million recognized in fiscal 1994 for the expected utilization of NOLs under SFAS No. 109, a lower interest rate spread realized on its interest-earning assets, lower gains on sales of securities and MBS and higher provisions for credit losses in fiscal 1995. Net income for fiscal 1995 was favorably impacted by the effect of higher levels of interest-earning assets during fiscal 1995 compared to fiscal 1994 and an increase in the single family servicing portfolio. The single family servicing portfolio increased to $12.5 billion at September 30, 1995 compared to $8.9 billion at September 30, 1994, contributing to increased loan servicing fees and charges during fiscal 1995.

     Operating earnings were $91.3 million for fiscal 1995, compared to $75.5 million for fiscal 1994. This increase primarily reflects the higher levels of interest-earning assets and increased loan servicing fees and charges, partially offset by higher provisions for credit losses, as noted above.

     1994 Compared to 1993. Net income was $109.0 million for fiscal 1994, compared to $127.4 million for fiscal 1993. The decrease is primarily a result of lower gains on sales of securities and MBS in fiscal 1994, unfavorable changes in net interest rate spread and higher provisions for credit losses in fiscal 1994. Net income for fiscal 1994 was favorably impacted by an increase in the single family servicing portfolio. The single family servicing portfolio increased to $8.9 billion at September 30, 1994, from $8.1 billion at September 30, 1993, contributing to increased loan servicing fees and charges during fiscal 1994. Tax benefits of $58.2 million and $44.2 million were recognized in fiscal 1994 and 1993, respectively, for the expected utilization of NOLs under SFAS No. 109.

     Operating earnings were $75.5 million for fiscal 1994, compared to $77.1 million for fiscal 1993. This decrease primarily reflects the effect of unfavorable changes in the net interest rate spread and higher provisions for credit losses, partially offset by increased loan servicing fees and charges, as noted above.

  Mortgage Banking Restructure


     The Company has been in the process of evaluating its strategic alternatives with respect to its mortgage banking business in order to mitigate the negative effect on profitability resulting from increased competition in the loan origination business. Increased competition has resulted in the Company receiving lower fees and lower rates on originated loans. Additionally, profitability is impacted by fluctuations in the volume of originations due to changes in market interest rates. The Company has initiated a profitability improvement program to reduce the amount of fixed charges necessary to operate its loan origination business in response to lower levels of fee revenue and to reduce the volume of staff necessary to process loan applications and to complete the loan origination process. The plan includes the closure and consolidation of 24 mortgage origination branches, the closure of 6 regional operation centers and a workforce reduction of approximately 265 employees. As of June 30, 1996, 15 mortgage origination branches and 2 regional operation centers had been closed and the workforce was reduced by 129. Upon completion of the restructure, the mortgage origination segment will operate approximately 91 branches and 4 regional operation centers. In addition, the plan includes process and operational restructuring, as well as changes in management structure and compensation, all designed to attempt to create operational efficiencies and promote profitability. As a result of the office closures, workforce reductions, and related actions, the Company recorded a $10.7 million charge in June 1996. The restructuring charge includes estimated costs for severance and other benefits of $0.8 million, asset write-downs of $5.3 million, lease termination costs of $3.4 million and other costs of $1.2 million. The non-cash write-off of $5.3 million reflects $3.5 million of goodwill and $1.8 million of fixed assets and leasehold improvements written off in connection with the closed production offices. At June 30, 1996, the unpaid liability relating to the restructuring charge was $5.4 million and is expected to be paid in full during fiscal 1999. No assurances can be given regarding the efficacy of the profitability improvement plan or the timing or impact of any further restructuring (including a possible future sale or liquidation) of the Company's residential mortgage lending business. The Company is not currently engaged in active negotiations to sell its mortgage banking business.


     The following table sets forth a reconciliation of Bank and Company net income.

                                                               FOR THE SIX MONTHS
                                                                 ENDED MARCH 31,        FOR THE YEAR ENDED SEPTEMBER 30,
                                                               -------------------     ----------------------------------
                                                                1996        1995         1995         1994         1993
                                                               -------     -------     --------     --------     --------
                                                                                     (IN THOUSANDS)
BANK
Net income...................................................  $41,358     $33,516     $ 62,708     $124,761     $163,671
Preferred stock dividends....................................   (9,126)     (4,326)     (10,600)      (8,653)      (6,537)
                                                               -------     -------     --------     --------     --------
  Net income available for Bank's common stock...............   32,232      29,190       52,108      116,108      157,134
Dividends to Company.........................................   (3,810)     (5,209)      (6,409)     (11,435)     (15,224)
Payments in lieu of dividends................................     (224)       (306)        (377)        (357)          --
                                                               -------     -------     --------     --------     --------
Undistributed income of Bank.................................   28,198      23,675       45,322      104,316      141,910
                                                               -------     -------     --------     --------     --------
COMPANY
Dividends from Bank..........................................    3,810       5,209        6,409       11,435       15,224
Interest expense.............................................   (5,205)     (5,202)     (10,407)     (10,177)     (14,261)
Other (expense) income, net..................................      (44)        (23)         395        3,396         (954)
Extraordinary loss...........................................       --          --           --           --      (14,549)
                                                               -------     -------     --------     --------     --------
  Net (loss) income of Company without including
    undistributed income of Bank.............................   (1,439)        (16)      (3,603)       4,654      (14,540)
                                                               -------     -------     --------     --------     --------
Consolidated net income(1)...................................  $26,759     $23,659     $ 41,719     $108,970     $127,370
                                                               =======     =======     ========     ========     ========

- ---------------
(1) See Note 21 to the Consolidated Financial Statements for the effect of a dividend paid and a tax benefit recorded during the third quarter of fiscal 1996 and other subsequent events.

  Net Interest Income

     Net interest income is based on the relative amounts of interest-earning assets and interest-bearing liabilities and the spread between the yields earned on assets and rates paid on liabilities. Net interest rate spread is affected by changes in general market interest rates, including changes in the relationship between short- and long-term interest rates (the yield curve), the effects of periodic caps on the Bank's adjustable-rate mortgage and MBS portfolios and the interest rate sensitivity position or "gap". The Bank has traditionally managed its business to limit its overall exposure to changes in interest rates. See "Business -- Business Strategy". Nevertheless, different aspects of its business remain subject, in varying degrees, to risk from interest rate changes.

     The Bank enters into certain financial instruments with off-balance-sheet risk in the ordinary course of business to reduce its exposure to changes in interest rates. The Bank utilizes only traditional financial instruments for this purpose and does not enter into instruments such as leveraged derivatives or structured notes. The financial instruments used for hedging interest rate risk include interest rate swaps, caps, floors, financial options, financial futures contracts and forward delivery contracts. A hedge is an attempt to reduce risk by creating a relationship whereby any losses on the hedged asset or liability are expected to be counterbalanced in whole or in part by gains on the hedging financial instrument. Thus, market risk resulting from a particular off-balance-sheet instrument is normally offset by other on or off-balance-sheet transactions. See Note 12 to the Consolidated Financial Statements.

                      AVERAGE BALANCES AND AVERAGE YIELDS

                                                                                                             FOR THE YEAR ENDED
                                                      FOR THE SIX MONTHS ENDED MARCH 31,                       SEPTEMBER 30,
                                      ------------------------------------------------------------------   ----------------------
                                                    1996                              1995                          1995
                                      --------------------------------   -------------------------------   ----------------------
                                        AVERAGE                YIELD/     AVERAGE                YIELD/      AVERAGE
                                        BALANCE     INTEREST   RATE(3)    BALANCE     INTEREST   RATE(3)     BALANCE     INTEREST
                                      -----------   --------   -------   ----------   --------   -------   -----------   --------
                                                                        (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
 Short-term interest-earning
   assets...........................  $   575,936   $ 17,360     5.93%   $  462,791   $ 14,415     6.16%   $   466,276   $ 29,675
 Trading account assets.............        1,148         35     6.10         1,063         29     5.46          1,079         62
 Securities(1)......................       84,659      2,112     4.99       117,075      2,950     5.05        116,934      5,893
 Mortgage-backed securities(1)......    2,177,645     70,699     6.49     2,734,073     87,134     6.37      2,618,990    173,155
 Loans(2)...........................    8,092,849    323,930     8.01     5,751,629    218,370     7.59      6,707,868    526,528
 FHLB stock.........................      227,895      7,085     6.22       155,307      4,688     6.05        180,416     11,446
 Covered Assets and related
   assets...........................           --         --       --            --         --       --             --         --
                                      -----------   --------     ----    ----------   --------     ----    -----------   --------
   TOTAL INTEREST-EARNING ASSETS....   11,160,132    421,221     7.55     9,221,938    327,586     7.10     10,091,563    746,759
Non-interest-earning assets.........      379,397                           310,660                            345,500
                                      -----------                        ----------                        -----------
   Total assets.....................  $11,539,529                        $9,532,598                        $10,437,063
                                      ===========                        ==========                        ===========
INTEREST-BEARING LIABILITIES:
 Deposits:
   Transaction accounts.............  $   243,668      1,440     1.18    $  228,716      1,694     1.49    $   225,799      3,384
   Insured money fund accounts......    1,316,051     33,013     5.02       995,160     23,567     4.75      1,032,873     57,848
   Savings accounts.................      145,427      1,883     2.59       193,759      2,620     2.71        171,308      4,715
   Certificates of deposits.........    3,358,442    102,174     6.08     3,436,942     94,623     5.52      3,560,420    198,419
                                      -----------   --------     ----    ----------   --------     ----    -----------   --------
     Total deposits.................    5,063,588    138,510     5.47     4,854,577    122,504     5.06      4,990,400    264,366
                                      -----------   --------     ----    ----------   --------     ----    -----------   --------
 FHLB advances......................    4,346,960    136,501     6.18     3,068,768     92,281     5.95      3,560,844    224,767
 Reverse repurchase agreements and
   federal funds purchased..........      982,169     29,073     5.82       675,452     19,973     5.85        888,453     53,220
 Note payable to related party......           --         --       --            --         --       --             --         --
 Long-term debt.....................           --         --       --            --         --       --             --         --
 Senior Notes.......................      115,000      5,205     9.05       115,000      5,202     9.05        115,000     10,407
 Other..............................           --         --       --            --         --       --             --         --
                                      -----------   --------     ----    ----------   --------     ----    -----------   --------
   TOTAL INTEREST-BEARING
     LIABILITIES....................   10,507,717    309,289     5.89     8,713,797    239,960     5.49      9,554,697    552,760
 Non-interest-bearing liabilities
   and stockholders' equity.........    1,031,812                           818,801                            882,366
                                      -----------                        ----------                        -----------
   Total liabilities and
     stockholders' equity...........  $11,539,529                        $9,532,598                        $10,437,063
                                      ===========                        ==========                        ===========
Net interest income/interest rate
 spread.............................                $111,932     1.66%                $ 87,626     1.61%                 $193,999
                                                    ========     ====                 ========     ====                  ========
Net yield on interest-earning
 assets.............................                             2.00%                             1.92%
                                                                 ====                              ====
Ratio of average interest-earning
 assets to average interest-bearing
 liabilities........................         1.06                              1.06                               1.06
                                              ---                               ---                                ---
                                              ---                               ---                                ---


                                                            1994                             1993
                                               ------------------------------   ------------------------------
                                      YIELD/    AVERAGE                YIELD/    AVERAGE                YIELD/
                                       RATE     BALANCE     INTEREST    RATE     BALANCE     INTEREST    RATE
                                      ------   ----------   --------   ------   ----------   --------   ------

INTEREST-EARNING ASSETS:
 Short-term interest-earning
   assets...........................   6.36%   $  461,530   $ 19,019    4.12 %  $  408,972   $ 14,301    3.50 %
 Trading account assets.............   5.75         1,026       (144)  (14.04)     176,617      6,224    3.52
 Securities(1)......................   5.04       108,751      5,007    4.60         1,707         63    3.69
 Mortgage-backed securities(1)......   6.61     2,595,163    151,972    5.86     1,336,709     83,525    6.25
 Loans(2)...........................   7.85     4,524,158    308,804    6.83     4,488,405    344,515    7.68
 FHLB stock.........................   6.34       132,277      5,558    4.20        89,927      3,095    3.44
 Covered Assets and related
   assets...........................     --        74,547      4,490    6.02       469,742     30,767    6.55
                                       ----    ----------   --------   ------   ----------   --------   -----
   TOTAL INTEREST-EARNING ASSETS....   7.40     7,897,452    494,706    6.26     6,972,079    482,490    6.92
Non-interest-earning assets.........              386,175                          346,698
                                               ----------                       ----------
   Total assets.....................           $8,283,627                       $7,318,777
                                               ==========                       ==========
INTEREST-BEARING LIABILITIES:
 Deposits:
   Transaction accounts.............   1.50    $  237,537      3,753    1.58    $  230,649      4,843    2.10
   Insured money fund accounts......   5.60       582,126     18,508    3.18       476,835     13,471    2.83
   Savings accounts.................   2.75       284,885      7,311    2.57       341,785      7,055    2.06
   Certificates of deposits.........   5.57     3,662,043    179,462    4.90     3,816,152    200,614    5.26
                                       ----    ----------   --------   ------   ----------   --------   -----
     Total deposits.................   5.30     4,766,591    209,034    4.39     4,865,421    225,983    4.64
                                       ----    ----------   --------   ------   ----------   --------   -----
 FHLB advances......................   6.31     2,285,630     91,060    3.98     1,344,129     48,594    3.62
 Reverse repurchase agreements and
   federal funds purchased..........   5.99       274,666     10,574    3.85       346,009     11,180    3.23
 Note payable to related party......     --            --         --      --         3,595        601   16.72
 Long-term debt.....................     --            --         --      --        63,715     10,214   16.03
 Senior Notes.......................   9.05       115,000     10,177    8.85        42,806      3,446    8.05
 Other..............................     --         3,350         79    2.36        11,123        813    7.31
                                       ----    ----------   --------   ------   ----------   --------   -----
   TOTAL INTEREST-BEARING
     LIABILITIES....................   5.79     7,445,237    320,924    4.31     6,676,798    300,831    4.51
 Non-interest-bearing liabilities
   and stockholders' equity.........              838,390                          641,979
                                               ----------                       ----------
   Total liabilities and
     stockholders' equity...........           $8,283,627                       $7,318,777
                                               ==========                       ==========
Net interest income/interest rate
 spread.............................   1.61%                $173,782    1.95 %               $181,659    2.41 %
                                       ====                 ========   ======                ========   =====
Net yield on interest-earning
 assets.............................   1.92%                            2.20 %                           2.61 %
                                       ====                            ======                           =====
Ratio of average interest-earning
 assets to average interest-bearing
 liabilities........................                 1.06                             1.04
                                                      ---                              ---
                                                      ---                              ---

- ---------------

(1) For purposes of computing yields, the effects of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", have been excluded from the average balances.

(2) Includes nonaccrual loans.

(3) Annualized.

     The following table analyzes net interest income in terms of changes in the volume of interest-earning assets and interest-bearing liabilities and changes in yields and rates. The table reflects the extent to which changes in the interest income and interest expense are attributable to changes in volume (changes in volume multiplied by prior year rate) and changes in rate (changes in rate multiplied by prior year volume). Changes attributable to the combined impact of volume and rate have been allocated proportionately to changes due to volume and changes due to rate.

                              RATE/VOLUME ANALYSIS

                                     FOR THE SIX MONTHS
                                       ENDED MARCH 31,                         FOR THE YEAR ENDED SEPTEMBER 30,
                                -----------------------------   ---------------------------------------------------------------
                                        1996 VS. 1995                   1995 VS. 1994                    1994 VS. 1993
                                -----------------------------   ------------------------------   ------------------------------
                                 VOLUME     RATE       NET       VOLUME      RATE       NET       VOLUME      RATE       NET
                                --------   -------   --------   --------   --------   --------   --------   --------   --------
                                                                        (IN THOUSANDS)
INTEREST INCOME
  Short-term interest-earning
    assets....................  $  3,496   $  (551)  $  2,945   $    198   $ 10,458   $ 10,656   $  1,984   $  2,734   $  4,718
  Trading account assets......         2         4          6         (7)       213        206     (1,058)    (5,310)    (6,368)
  Securities..................      (801)      (37)      (838)       390        496        886      4,924         20      4,944
  Mortgage-backed
    securities................   (18,037)    1,602    (16,435)     1,418     19,765     21,183     73,970     (5,523)    68,447
  Loans.......................    93,144    12,416    105,560    166,278     51,446    217,724      2,725    (38,436)   (35,711)
  FHLB stock..................     2,266       131      2,397      2,453      3,435      5,888      1,677        786      2,463
  Covered Assets and related
    assets....................        --        --         --     (4,490)        --     (4,490)   (23,971)    (2,306)   (26,277)
                                --------   -------   --------   --------   --------   --------   --------   --------   --------
        Total.................    80,070    13,565     93,635    166,240     85,813    252,053     60,251    (48,035)    12,216
                                --------   -------   --------   --------   --------   --------   --------   --------   --------
INTEREST EXPENSE
  Deposits....................     5,554    10,452     16,006     10,219     45,113     55,332     (4,640)   (12,309)   (16,949)
  FHLB advances...............    40,476     3,744     44,220     65,246     68,461    133,707     37,186      5,280     42,466
  Reverse repurchase
    agreements and federal
    funds purchased...........     9,189       (89)     9,100     34,151      8,495     42,646     (2,535)     1,929       (606)
  Note payable to related
    party.....................        --        --         --         --         --         --       (601)        --       (601)
  Long-term debt..............        --        --         --         --         --         --    (10,214)        --    (10,214)
  Senior Notes................        --         3          3         --        230        230      6,357        374      6,731
  Other.......................        --        --         --        (79)        --        (79)      (373)      (361)      (734)
                                --------   -------   --------   --------   --------   --------   --------   --------   --------
        Total.................    55,219    14,110     69,329    109,537    122,299    231,836     25,180     (5,087)    20,093
                                --------   -------   --------   --------   --------   --------   --------   --------   --------
  NET CHANGE IN NET INTEREST
    INCOME....................  $ 24,851   $  (545)  $ 24,306   $ 56,703   $(36,486)  $ 20,217   $ 35,071   $(42,948)  $ (7,877)
                                ========   =======   ========   ========   ========   ========   ========   ========   ========

     Six Months Ended March 31, 1996 Compared to the Six Months Ended March 31, 1995. Net interest income increased $24.3 million or 28% to $111.9 million for the six months ended March 31, 1996, compared to $87.6 million for the six months ended March 31, 1995. The increase in net interest income is primarily attributable to a $1.9 billion, or 21%, increase in average interest-earning assets and, to a lesser extent, to a five basis point increase in the net interest rate spread.

     Interest-earning assets are primarily comprised of single family mortgage loans and MBS. Interest-bearing liabilities primarily include deposits and FHLB advances. The increase in average interest-earning assets during the six months ended March 31, 1996 can be principally attributed to single family loan purchases during the second half of fiscal 1995, approximating $1.9 billion. The increase in average interest-earning assets was funded primarily with FHLB advances and reverse repurchase agreements. See "-- Discussion of Financial Condition".

     Approximately 79% of the Company's interest-earning assets at March 31, 1996 were adjustable-rate assets, a portion of which are tied to indices that normally lag the changes in market interest rates. Substantially all of the Company's adjustable-rate assets are subject to periodic and/or lifetime interest rate caps. Periodic caps limit the amount by which the interest rate on a particular mortgage loan may increase at its next interest rate reset date. In a rising-rate environment, the interest rate spread may be negatively impacted when the repricing of interest-earning assets is limited by caps on periodic interest rate adjustments, compared to market interest rate movements.

     The periodic caps on loans and MBS with adjustable rates limited the increase in income relative to the cost of deposits and borrowings, as market interest rates increased during the six months ended March 31, 1995. Net interest rate spread for the six months ended March 31, 1996 reflects an improvement over the six months ended March 31, 1995 due to a lessening of the impact of caps as market interest rates began to level off during the first six months of fiscal 1996. As of March 31, 1996, substantially all of the mortgages subject to caps would have no limitation on their next scheduled rate reset due to the level of market interest rates and the related reset margin being less than the current coupon rate on the mortgage loan plus the applicable periodic cap limitation. The net interest rate spread was also positively impacted during the six months ended March 31, 1996 due to higher yields earned on loans purchased in the later part of fiscal 1995.

     1995 Compared to 1994. Net interest income increased $20.2 million, or 12%, to $194.0 million for fiscal 1995, compared to $173.8 million for fiscal 1994. Average interest-earning assets increased $2.2 billion, or 28%, during the period, principally attributed to single family loan purchases during the second half of fiscal 1995. The increase in average interest-earning assets was funded primarily with FHLB advances and reverse repurchase agreements. Increased net interest income resulting from higher volumes of interest-earning assets was offset, to some extent, by unfavorable changes in the net spread between the yield on interest-earning assets and cost of funds. The net interest rate spread decrease of 34 basis points was the result of the rapid rise in market interest rates during the early part of fiscal 1995. Increases in market interest rates and the effect of lagging rate indices and caps on adjustable-rate assets and the sale of higher yielding assets in fiscal 1994 all contributed to the drop in net interest rate spread.

     1994 Compared to 1993. Net interest income decreased $7.9 million, or 4%, to $173.8 million for fiscal 1994, compared to $181.7 million for fiscal 1993. This decrease was principally the result of unfavorable changes in net spread between the yield on interest-earning assets and the cost of funds. Net interest rate spread decreased 46 basis points primarily as a result of a reduction in the yield on interest-earning assets from the sales and securitizations of high yielding assets. In connection with the securitization of loans from the Bank's own portfolio, the Bank sold the higher-yielding subordinated classes and retained the lower-yielding, higher quality securities. Although general market rates increased during the later portion of fiscal 1994, proceeds from sales and increased prepayments could not be reinvested at the same rates as the assets sold or prepaid. Partially offsetting the decrease in net interest rate spread was a $925.4 million, or 13%, increase in average interest-earning assets during fiscal 1994 reflecting growth in the loan and MBS portfolios, funded primarily with FHLB advances.

  Provision for Credit Losses

     Six Months Ended March 31, 1996 Compared to the Six Months Ended March 31, 1995. The provision for credit losses increased to $5.9 million for the six months ended March 31, 1996 from $4.2 million for the six months ended March 31, 1995. Loss experience on the unsecured consumer line of credit portfolio resulted in increased consumer provisions of $3.0 million for the six months ended March 31, 1996, compared to $1.8 million for the six months ended March 31, 1995, reflecting increased volume and increased charge-offs. Consumer loans increased to $130.4 million at March 31, 1996, from $109.4 million at March 31, 1995, while consumer charge-offs increased to $3.0 million for the six months ended March 31, 1996, from $1.2 million for the six months ended March 31, 1995. See "-- Asset Quality" and Note 5 to the Consolidated Financial Statements.

     1995 Compared to 1994. The provision for credit losses increased to $24.3 million for fiscal 1995 compared to $7.0 million for fiscal 1994. This increase primarily resulted from increased provisions for credit losses for single family loans, which increased to $18.5 million for fiscal 1995 compared to $2.4 million for fiscal 1994, primarily as a result of an increase in the single family loans portfolio to $7.1 billion at September 30, 1995 from $4.2 billion at September 30, 1994, which included loan purchases totaling $2.7 billion and originations retained for portfolio of $1.0 billion during fiscal 1995. The growth in the consumer lending business and loss experience on the unsecured consumer line of credit portfolio also increased consumer provisions to $4.2 million for fiscal 1995, from $2.8 million for fiscal 1994. Consumer loans increased to $123.1 million at September 30, 1995, from $108.2 million at September 30, 1994, while consumer charge-offs increased to $2.8 million for fiscal 1995, from $1.3 million for fiscal 1994. See "-- Asset Quality" and Note 5 to the Consolidated Financial Statements.

     1994 Compared to 1993. The provision for credit losses increased to $7.0 million for fiscal 1994 compared to $4.1 million for fiscal 1993. The higher provision during fiscal 1994 is due primarily to the growth in the consumer lending business and loss experience on the unsecured consumer line of credit portfolio. Consumer loans increased to $108.2 million at September 30, 1994, from $57.9 million at September 30, 1993, and the consumer provision increased to $2.8 million for fiscal 1994 from $264,000 for fiscal 1993. Consumer charge-offs increased to $1.4 million for fiscal 1994 from $72,000 for fiscal 1993. Although single family loan purchases totaled $1.4 billion for fiscal 1994 and originations retained for portfolio were $1.3 billion for fiscal 1994, the effect of these purchases and originations on the provision for credit losses was partially offset by the effect of securitizations of $1.2 billion of loans into MBS. The securitization process resulted in lower allowance requirements because of the credit enhancement as a result of selling the subordinated securities. See "-- Asset Quality" and Note 5 to the Consolidated Financial Statements.

     Non-Interest Income

     Non-interest income includes gains from sales of single family servicing rights and single family warehouse loans, gains (losses) on securities and MBS, gains (losses) on other loans, loan servicing fees and charges, and other fees and charges.

                     NON-INTEREST INCOME AND PRINCIPAL SOLD

                                        FOR THE SIX MONTHS                FOR THE YEAR ENDED
                                          ENDED MARCH 31,                   SEPTEMBER 30,
                                     -------------------------   ------------------------------------
                                        1996           1995         1995         1994         1993
                                     ----------     ----------   ----------   ----------   ----------
                                                              (IN THOUSANDS)
NON-INTEREST INCOME
  Net gains (losses)
     Sales of single family
       servicing rights............  $       --     $   28,304   $   34,080   $   67,198   $   63,257
     Single family warehouse
       loans.......................      19,157         10,160       26,415       (3,912)       4,146
                                     ----------     ----------   ----------   ----------   ----------
                                         19,157         38,464       60,495       63,286       67,403
     Securities and mortgage-backed
       securities..................       2,863              8           26       10,404       43,702
     Other loans...................       3,485           (380)      (1,210)         163        1,496
  Loan servicing fees and
     charges.......................      22,107         22,813       43,508       31,741       21,780
  Other fees and charges...........       6,997          5,748       12,162       13,295       12,310
                                     ----------     ----------   ----------   ----------   ----------
          Total non-interest
            income.................  $   54,609     $   66,653   $  114,981   $  118,889   $  146,691
                                      =========      =========    =========    =========    =========
PRINCIPAL SOLD
  MSRs.............................  $  875,235     $2,028,813   $2,854,114   $4,521,491   $4,572,361
  Single family warehouse loans....   1,516,799        902,509    2,100,662    4,786,413    6,244,262

     Six Months Ended March 31, 1996 Compared to Six Months Ended March 31, 1995. Non-interest income was $54.6 million for the six months ended March 31, 1996 compared to $66.7 million for the six months ended March 31, 1995, resulting in a decrease of $12.1 million. During the six months ended March 31, 1996 and 1995, $875.2 million and $2.0 billion, respectively, of single family MSRs were sold. The decrease in single family servicing sales during the six months ended March 31, 1996 reflects management's decision to retain a greater portion of MSRs in response to the implementation of SFAS No. 122, "Accounting for Mortgage Servicing Rights, an Amendment of FASB Statement No. 65". See "Business -- Loan Servicing Portfolio". The 1995 period includes substantial gains on sales of servicing rights originated in prior years. Excluding gains from sales of single family MSRs and single family warehouse loans, non-interest income increased $7.3 million for the six months ended March 31, 1996 compared to the six months ended March 31, 1995, primarily due to increased gains on sales of securities and MBS and other loans.

     Gains on sales of single family warehouse loans were $19.2 million during the six months ended March 31, 1996, compared to $10.2 million during the six months ended March 31, 1995, reflecting an increase in the volume of single family warehouse loans sold.

     Net gains on securities and MBS were $2.9 million and $8,000 for the six months ended March 31, 1996 and 1995, respectively. During the six months ended March 31, 1996, the net gains on MBS were from the sale of $198.8 million of MBS. See "-- Discussion of Financial Condition".

     Net gains (losses) on other loans were $3.5 million and $(380,000) for the six months ended March 31, 1996 and 1995, respectively. During the six months ended March 31, 1996, the Bank sold $93.7 million of single family loans held by the Financial Markets Group for a gain of $1.5 million and $164.5 million of multi-family loans for a gain of $2.6 million. See "-- Discussion of Financial Condition".

     During the six months ended March 31, 1996 loan servicing fees and charges decreased $706,000, or 3% from the prior year period. This decrease is due to a slight decrease in the portfolio of single family loans serviced for others, $6.4 billion at March 31, 1996 compared to $6.9 billion at March 31, 1995.

     Other fees and charges were $7.0 million in the first six months of fiscal 1996 compared to $5.7 million in the first six months of fiscal 1995. The increase was primarily due to growth in mutual fund and annuity sales. The growth in these alternative products reflected the low interest rate environment, more experienced salespeople, and increased marketing of those products.

     1995 Compared to 1994. Non-interest income was $115.0 million for fiscal 1995, a $3.9 million decrease from $118.9 million for fiscal 1994. This decrease is attributable, in part, to a $2.8 million decrease in gains on sales of single family MSRs and single family warehouse loans which were $60.5 million and $63.3 million, respectively, for fiscal 1995 and 1994.

     In September 1995, the Company adopted SFAS No. 122, effective October 1, 1994. This statement requires that, among other things, the book value of mortgage loans be allocated at the time of origination between the MSRs and the related loans, provided there is a plan to sell or securitize such loans. With the implementation of SFAS No. 122, the original cost basis of the loan is allocated between the loan and the MSRs, thus increasing the gains on sales of loans and reducing the gains on sales of MSRs.

     The implementation of SFAS No. 122 resulted in the capitalization of $28.7 million of originated MSRs during fiscal 1995 and an increase to net income and stockholders' equity of $9.8 million. This implementation also had the effect of decreasing the gains on sales of single family MSRs by $17.7 million and increasing the gains on single family warehouse loans by $34.6 million. Excluding the effects of implementing SFAS No. 122, the gains on sales of single family MSRs and the gains (losses) on single family warehouse loans would have been $51.8 million and $(8.2) million, respectively. In accordance with the requirements of SFAS No. 122, the prior year amounts have not been restated. See Notes 1 and 6 to the Consolidated Financial Statements.

     Excluding the effects of SFAS No. 122 in fiscal 1995, the gains on single family MSRs were $51.8 million, compared to $67.2 million for fiscal 1994. During fiscal 1995, single family MSRs were sold at an average premium of 181 basis points, compared to 149 basis points during fiscal 1994. The average premiums on MSRs sold in fiscal 1994 were lower compared to fiscal 1995, reflecting the lower interest rate environment during the first half of fiscal 1994. The rise in market interest rates during the second half of fiscal 1994, and continuing through the beginning of fiscal 1995 had a positive effect on the average premiums on servicing rights sold, reflecting an increase in the value of the servicing portfolio due to actual and anticipated declines in prepayments. The increase in interest rates during the second half of fiscal 1994 and during fiscal 1995 resulted in a decrease in originations. The decrease in originations and the retention of a greater proportion of originated loans for the Bank's own portfolio decreased the volume of MSRs available for sale during fiscal 1995.

     Excluding the effects of SFAS No. 122 in fiscal 1995, the gains (losses) on single family warehouse loans were $(8.2) million in fiscal 1995 and $(3.9) million in 1994. Increased losses in fiscal 1995 reflect the increasingly competitive pricing in the market during that period.

     Net gains on securities and MBS were $26,000 and $10.4 million for fiscal 1995 and 1994, respectively. The gains in fiscal 1994 primarily relate to the sale of $213.0 million of MBS created when the Bank securitized single family loans from its own portfolio.

     Loan servicing fees and charges increased $11.8 million, or 37%, during fiscal 1995 compared to fiscal 1994. The increase was due primarily to an increase in the portfolio of single family loans serviced for others and an increase in the average fees collected on those loans due to a change in the composition of that portfolio. The portfolio of single family loans serviced for others increased to $7.2 billion at September 30, 1995, compared to $4.7 billion at September 30, 1994, primarily due to loan originations and purchases of MSRs. See "-- Discussion of Financial Condition". The increase in the single family loan servicing portfolio during fiscal 1995 includes $3.4 billion of loans associated with MSRs purchased in fiscal 1994 that were not transferred to the Bank until fiscal 1995 and were not included in the portfolio as of September 30, 1994. See Note 6 to the Consolidated Financial Statements.

     1994 Compared to 1993. Non-interest income was $118.9 million for fiscal 1994 compared to $146.7 million for fiscal 1993. This $27.8 million decrease is primarily attributable to a $33.3 million decrease in gains on securities and MBS partially offset by a $10.0 million increase in loan servicing fees and charges.

     Gains from sales of single family MSRs totaled $67.2 million in 1994, an increase of $3.9 million, or 6%, from 1993. Although the dollar amount of single family servicing sales decreased slightly to $4.5 billion in 1994 from $4.6 billion in 1993, the gains on sales of single family MSRs increased as a result of an increase in the average servicing premium realized in such sales. The average net servicing price was 149 basis points in 1994, up from 138 basis points in 1993. During 1994, sales of single family MSRs were reduced and an increased amount of originations were retained for the Company's own portfolio along with the related MSRs, which contributed to the net increase of $847.5 million in the single family servicing portfolio in 1994. During 1994, the single family servicing portfolio increased to $8.9 billion at September 30, 1994 from $8.1 billion at September 30, 1993. As of September 30, 1994, $3.4 billion of loans associated with the MSRs purchased in 1994 had not been transferred to the Company and thus are not included in the single family servicing portfolio balance of $8.9 billion.

     The Company realized a net loss on single family warehouse loans of $3.9 million in fiscal 1994, compared to a net gain of $4.1 million in fiscal 1993, primarily due to the increasingly competitive pricing in the market during fiscal 1994.

     Gains on securities and MBS were $10.4 million in fiscal 1994 and $43.7 million in fiscal 1993. These gains relate to the sale of $213.0 million and $359.4 million of MBS in fiscal 1994 and 1993, respectively, that were created when the Bank securitized single family loans from its own portfolio. See
"-- Discussion of Financial Condition". The gains in 1993 reflect the realization of gains on mortgages acquired at a substantial discount in connection with the Acquisition.

     Loan servicing fees and charges of $31.7 million in 1994 increased $10.0 million, or 46%, over 1993. The increase primarily reflects an increase in the portfolio of single family loans serviced for others to $4.7 billion at September 30, 1994 from $4.0 billion at September 30, 1993.

  Non-Interest Expense

     Non-interest expense comprises the following significant items:

                              NON-INTEREST EXPENSE

                                        FOR THE SIX MONTHS
                                         ENDED MARCH 31,         FOR THE YEAR ENDED SEPTEMBER 30,
                                       --------------------     ----------------------------------
                                        1996         1995         1995         1994         1993
                                       -------     --------     --------     --------     --------
                                       (IN THOUSANDS)
Compensation and benefits............  $39,898     $ 43,192     $ 83,520     $ 86,504     $ 81,472
Occupancy............................    9,439        9,072       18,713       17,196       15,971
Data processing......................    8,120        8,116       16,360       15,821       15,072
Advertising and marketing............    4,053        4,782        9,262       10,796        8,772
Amortization of intangibles..........    9,801       10,718       21,856       18,247       24,469
SAIF deposit insurance premiums......    6,129        5,630       11,428       11,329       10,162
Furniture and equipment..............    3,128        3,219        6,428        6,810        5,535
Other................................   18,736       16,916       27,009       32,890       40,511
                                       -------     --------     --------     --------     --------
     Total non-interest expense......  $99,304     $101,645     $194,576     $199,593     $201,964
                                       =======     ========     ========     ========     ========

     Six Months Ended March 31, 1996 Compared to Six Months Ended March 31, 1995. Non-interest expense was $99.3 million for the six months ended March 31, 1996 and $101.6 million for the six months ended March 31, 1995, or 1.72% and 2.13%, respectively, of average total assets for those same periods. Compensation and benefits was the largest component of non-interest expense, representing $39.9 million, or 40%, of total non-interest expense for the six months ended March 31, 1996 and $43.2 million, or 42%, for the six months ended March 31, 1995. Loan origination volume directly impacts the level of compensation expense. Advertising expenses were also lower in the six months ended March 31, 1996 compared to the six months ended March 31, 1995, reflecting advertising expenses in connection with the introduction of community banking products in the prior period. Reduced compensation and advertising expenses were partially offset by increased other non-interest expenses. During the six months ended March 31, 1996, $408,000 of gains on sales of REO properties were recognized and included in other non-interest expense. Gains of $1.7 million were recognized in the six months ended March 31, 1995.

     1995 Compared to 1994. Non-interest expense was $194.6 million for fiscal 1995 compared to $199.6 million for fiscal 1994, or 1.86% and 2.41%, respectively, of average total assets for those periods. Compensation and benefits was $83.5 million for fiscal 1995 and $86.5 million for fiscal 1994, or 43% of total non-interest expense for both of these periods. Advertising expenses were lower during fiscal 1995 reflecting the introduction of community banking products in the prior year. During fiscal 1995 and 1994, $11.2 million and $5.8 million of gains on sales of REO properties were recognized and included in other non-interest expense. Amortization of intangibles increased in fiscal 1995, reflecting increased amortization of MSRs due to servicing acquisitions.

     1994 Compared to 1993. Non-interest expense was $199.6 million for fiscal 1994 compared to $202.0 million for fiscal 1993, or 2.41% and 2.76%, respectively, of average total assets for those periods. Compensation and benefits was $86.5 million, or 43%, of total non-interest expense for fiscal 1994 and $81.5 million, or 40%, for fiscal 1993. Advertising expenses were higher during fiscal 1994 due to advertising expenses in connection with the introduction of community banking products during that period. During fiscal 1994, $5.8 million of gains on sales of REO properties were recognized and included in other non-interest expense. Losses on sales of REO properties of $120,000 were recognized in fiscal 1993. Amortization of intangibles decreased in fiscal 1994 due to the reduction of goodwill; such a reduction is required under SFAS No. 109 for tax benefits derived from acquisitions. See "Regulation
- -- Taxation".

Income Taxes

     The provision for income taxes is comprised of current federal income taxes, deferred federal income taxes, state income taxes, and payments due in lieu of taxes. The provision for income taxes was an expense of $25.3 million and $20.2 million for the six months ended March 31, 1996 and 1995, respectively, and an expense of $37.4 million in fiscal 1995, compared to benefits of $31.9 million and $26.2 million in fiscal 1994 and 1993, respectively. During fiscal 1994 and 1993, tax benefits of $58.2 million and $44.2 million, respectively, were recorded. The benefits recorded reflect the application of SFAS No. 109, which was implemented effective October 1, 1992. Such benefits arose due to the expected utilization of net operating loss carryforwards against future taxable income. No tax benefits were recorded in fiscal 1995 or the first half of fiscal 1996 due to limitations on NOLs if an ownership change had occurred. Prior to the second half of fiscal year 1996, an Ownership Change was considered likely. See Note 13 to the Consolidated Financial Statements.

     During the third quarter of fiscal 1996, the Company recorded a $101.7 million tax benefit for the expected utilization of NOLs against future taxable income. As of June 30, 1996, future taxable income of $692.3 million would fully utilize the net deferred tax asset. The Company earned taxable income of $129 million in 1995 and estimates taxable income of $112 million for the nine months ended June 30, 1996. See Note 21 to the Consolidated Financial Statements.

Minority Interest

     Dividends on Bank Preferred Stock paid by the Bank increased to $9.1 million for the six months ended March 31, 1996 from $4.3 million for the six months ended March 31, 1995, due to the Bank's issuance of Bank Preferred Stock, Series B during the fourth quarter of fiscal 1995. These shares are not owned by the Company and, accordingly, are reflected as minority interest in the Consolidated Financial Statements. Certain of the Selling Stockholders and certain directors and managers of the Company are owners of the Bank Preferred Stock. See "Management -- Security Ownership of Certain Beneficial Owners and Management -- Principal Stockholders, Bank Preferred Stock".

DISCUSSION OF FINANCIAL CONDITION

Overview


     The Company, through its principal subsidiary, the Bank, operates a broad-based financial services company. Historically, the Company focused on traditional single family mortgage lending and deposit gathering, as well as retail and wholesale mortgage banking activities. Over the past few years, the Company's management has pursued a strategy designed to reduce the Bank's reliance on its thrift and mortgage banking lines of business by developing potentially higher margin community banking and commercial banking lines of business. During this time, the Company has engaged in more aggressive marketing campaigns and has increased its originations of commercial and consumer loans and the size of its portfolio of multi-family, residential construction, consumer and commercial loans as well as the level of lower cost transaction and commercial deposit accounts. While the pursuit of this strategy entails risks different from and in addition to those found in traditional single family lending lines of business, the Company believes it has taken appropriate measures to manage these risks adequately. To manage potential credit risk, the Company has developed comprehensive credit approval and underwriting policies and procedures for these lines of business. To offset operational and competitive risk, the Company has hired experienced commercial bank professionals, trained other personnel to manage and staff these businesses and closely monitors the conduct and performance of the businesses. In addition to its efforts to increase originations of commercial and consumer loans, the Company plans to increase the retention of higher yielding single family and multi-family mortgage loans that, in the past, may have otherwise been sold or securitized. The Company intends to continue to pursue additional expansion opportunities, including through acquisitions, while maintaining adequate capital.

     The following chart reflects activity in the MBS portfolio.

                           MORTGAGE-BACKED SECURITIES

                                      FOR THE SIX MONTHS
                                       ENDED MARCH 31,            FOR THE YEAR ENDED SEPTEMBER 30,
                                   ------------------------    --------------------------------------
                                      1996          1995          1995          1994          1993
                                   ----------    ----------    ----------    ----------    ----------
                                                             (IN THOUSANDS)
HELD TO MATURITY
Beginning balance................  $2,051,304    $2,394,978    $2,394,978    $  358,896    $  131,253
  Loans securitized..............          --            --            --       906,652         5,492
  Purchases......................       3,841        38,515        38,515        83,854       480,915
  Net change in unrealized gains
     (losses) before tax.........       1,869            28           162       (10,202)           --
  Sales..........................          --            --            --       (38,252)           --
  Repayments.....................    (135,527)     (183,210)     (390,364)     (162,328)      (40,966)
  Transfers(1)...................  (1,244,945)           --            --     1,260,971      (216,727)
  Other..........................      (2,054)        4,347         8,013        (4,613)       (1,071)
                                   ----------    ----------    ----------    ----------    ----------
Ending balance...................  $  674,488    $2,254,658    $2,051,304    $2,394,978    $  358,896
                                   ==========    ==========    ==========    ==========    ==========
AVAILABLE FOR SALE
Beginning balance................  $  346,959    $  433,925    $  433,925    $1,817,029    $  702,172
  Loans securitized..............          --            --            --       275,520       567,090
  Purchases......................          --            --           230       583,444       731,677
  Net change in unrealized gains
     (losses) before tax.........       3,340         2,081         8,415       (61,613)       53,414
  Sales..........................    (198,753)      (77,646)      (77,610)     (174,702)     (359,417)
  Repayments.....................    (115,954)      (10,819)      (16,346)     (760,111)     (289,304)
  Transfers(1)...................   1,244,945            --            --    (1,260,971)      408,528
  Other..........................        (955)       (1,323)       (1,655)       15,329         2,869
                                   ----------    ----------    ----------    ----------    ----------
Ending balance...................  $1,279,582    $  346,218    $  346,959    $  433,925    $1,817,029
                                   ==========    ==========    ==========    ==========    ==========

- ---------------
(1) Principally related to the implementation of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". These securities were transferred from the trading portfolio.


     The unrealized gains on the MBS held to maturity portfolio were $2.5 million at March 31, 1996, $892 thousand at March 31, 1995, $14.5 million at September 30, 1995, $1.7 million at September 30, 1994 and $6.3 million at September 30, 1993. The unrealized losses on the MBS held to maturity portfolio were $19.5 million at March 31, 1996, $54.1 million at March 31, 1995, $34.6 million at September 30, 1995, $56.0 million at September 30, 1994 and $486 thousand at September 30, 1993. The changes in the unrealized gains and losses in the MBS held to maturity portfolio relate to changes in market conditions relating to MBS. At March 31, 1996, the Company's MBS held to maturity portfolio was comprised primarily of privately-issued and credit-enhanced MBS, of which 99% were rated AA/Aa or higher by the Standard & Poor's Corporation or Moody's Investor Services, Inc., respectively. These ratings and the individual MBS are reviewed monthly to ensure that no credit deterioration has occurred. At June 30, 1996, none of the MBS in the held to maturity portfolio was on credit watch for possible downgrading by either of the ratings agencies. See
"Business -- Investment Portfolio".

     The following chart reflects activity in the loan portfolio.

                                     LOANS

                                                FOR THE SIX MONTHS
                                                  ENDED MARCH 31,             FOR THE YEAR ENDED SEPTEMBER 30,
                                             -------------------------    -----------------------------------------
                                                1996           1995          1995           1994           1993
                                             -----------    ----------    -----------    -----------    -----------
                                                                         (IN THOUSANDS)
HELD TO MATURITY
Beginning balance..........................  $ 7,763,676    $4,780,328    $ 4,780,328    $ 3,434,440    $ 2,385,882
  Originations
     Single family(1)......................      493,180       659,186      1,012,771      1,319,020        528,666
     Single family residential
       construction........................      208,847       100,328        239,481        133,609        129,254
     Consumer..............................       53,570        41,734         99,249         94,153         64,742
     Multi-family, commercial real estate,
       and business credit.................      106,100       130,437        246,131        207,546         60,489
  Purchases
     Single family.........................       92,320       747,780      2,640,755      1,312,827      1,202,970
     Consumer..............................           --            68             68         24,982          9,133
     Multi-family and commercial real
       estate..............................        7,927        17,270         17,270         68,466             --
  Net change in mortgage banker finance
     line of
     credit................................       32,437       (76,009)       (38,124)      (238,223)       385,548
  Repayments...............................   (1,103,113)     (458,652)    (1,188,489)      (807,574)      (749,324)
  Securitized loans sold or transferred....           --            --             --     (1,125,050)            --
  Transfers from (to) single family held
     for sale..............................      (92,267)        1,134            805        398,645       (575,306)
  Transfers from (to) multi-family held for
     sale..................................      (95,579)           --             --             --             --
  Sales....................................           --            --        (34,865)       (26,930)        (2,878)
  Other....................................      (19,598)       (6,731)       (11,704)       (15,583)        (4,736)
                                             -----------    ----------    -----------    -----------    -----------
Ending balance.............................  $ 7,447,500    $5,936,873    $ 7,763,676    $ 4,780,328    $ 3,434,440
                                             ===========    ==========    ===========    ===========    ===========
AVAILABLE FOR SALE
Beginning balance..........................  $   496,564    $  265,846    $   265,846    $ 1,427,939    $ 1,715,834
  Originations
     Single family.........................    1,452,254       794,081      2,213,553      4,105,530      6,116,430
     Multi-family, commercial real estate,
       and business credit.................       40,209        32,460         61,505         23,449             --
  Purchases
     Single family.........................       52,957        24,251         65,103         60,900         58,879
     Multi-family and commercial real
       estate..............................           --        38,823         38,823             --             --
  Repayments...............................       (6,737)       (1,368)        (3,667)       (54,846)      (208,003)
  Securitized loans sold or
     transferred(2)........................   (1,335,333)     (802,549)    (1,864,313)    (4,470,275)    (6,439,835)
  Transfers from (to) single family held to
     maturity..............................       92,267        (1,134)          (805)      (398,645)       575,306
  Transfers from (to) multi-family held to
     maturity..............................       95,579            --             --             --             --
  Sales....................................     (452,211)     (125,145)      (273,747)      (430,342)      (399,151)
  Other....................................       (4,969)         (706)        (5,734)         2,136          8,479
                                             -----------    ----------    -----------    -----------    -----------
Ending balance.............................  $   430,580    $  224,559    $   496,564    $   265,846    $ 1,427,939
                                             ===========    ==========    ===========    ===========    ===========

- ---------------
(1) Includes $493.2 million, $659.2 million, $1.0 billion, $1.3 billion, and $529.0 million of loans originated for the Company's portfolio during the six months ended March 31, 1996 and 1995, and during fiscal 1995, 1994, and 1993, respectively.

(2) Includes $1.3 billion, $802.5 million, $1.9 billion, $4.4 billion, and $5.9 billion of loans securitized by the mortgage banking segment and sold to third parties during the six months ended March 31, 1996 and 1995 and during fiscal 1995, 1994, and 1993, respectively.

1996 Activity. Total assets decreased by $716.9 million, or 6%, to $11.3 billion at March 31, 1996 from $12.0 billion at September 30, 1995. This decrease primarily resulted from loan and MBS sales and repayments.

     Securities purchased under agreements to resell ("repurchase agreements") and federal funds sold increased to $659.3 million at March 31, 1996 from $471.1 million at September 30, 1995. The increase primarily reflects the Company's decision to borrow and invest funds on a short-term basis.

     Securities decreased $57.6 million, to $58.4 million at March 31, 1996 from $116.0 million at September 30, 1995 reflecting the sale of $67.4 million in Treasury securities.

     MBS decreased $444.2 million during the six months ended March 31, 1996, primarily due to sales and repayments. During the six months ended March 31, 1996, the Company sold $198.8 million in MBS for a gain of $2.8 million, compared to $77.6 million in sales for a gain of $5,000 during the six months ended March 31, 1995. The increase in repayments resulted from a decline in market interest rates.

     In November 1995, the Financial Accounting Standards Board (the "FASB") issued "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities". This implementation guide provided the Company the opportunity to reassess the appropriateness of the classification of its securities. It further stated that reclassifications of securities from the held to maturity category resulting from this one-time reassessment would not call into question the intent to hold other securities to maturity in the future. During the first quarter of fiscal 1996, the Company reassessed its securities portfolios and reclassified $1.2 billion in MBS from the held to maturity portfolio to the available for sale portfolio. An unrealized gain of $4.2 million before tax, or $2.6 million after tax, was recorded in stockholders' equity as a result of this transfer. At March 31, 1996 and 1995, the Company had unrealized losses on securities and MBS available for sale, net of tax, of $3.1 million and $11.8 million, respectively. See Note 4 to the Consolidated Financial Statements.

     During the six months ended March 31, 1996, total loans decreased $382.2 million, primarily due to sales and repayments. During this period, the Bank sold $93.7 million of single family portfolio loans for a gain of $1.5 million and $164.5 million of multi-family loans for a gain of $2.6 million.

     The increase in single family loan originations during the six months ended March 31, 1996 resulted from a decline in market interest rates in comparison to a year ago. The decline in market interest rates prompted borrowers to refinance their mortgages at lower rates of interest, resulting in an increase in repayments as well as in single family mortgage loan originations. Refinancings approximated $831.4 million and $214.2 million, or 41%, and 14% of total single family mortgage loan originations during the six months ended March 31, 1996 and 1995, respectively. While fundings of multi-family, commercial real estate and business credit loans decreased $16.6 million during the six months ended March 31, 1996 as compared to the six months ended March 31, 1995, commitments to fund multi-family loans increased $42.7 million or 58%, to $116.7 million for the six months ended March 31, 1996, as compared to $74.0 million for the six months ended March 31, 1995. At March 31, 1996, $64.5 million of multi-family loan commitments had not yet been funded. The increase in commitments to fund multi-family loans, as well as the increase in residential construction loan originations during the six months ended March 31, 1996, as compared to the six months ended March 31, 1995, reflects the geographic expansion of the offering of these products.

     Increased consumer loan originations during the six months ended March 31, 1996 as compared to the six months ended March 31, 1995 are primarily due to increased home improvement loan originations resulting from increased marketing efforts.

     The decline in market interest rates during the six months ended March 31, 1996 resulted in a $32.4 million increase, to $141.8 million at March 31, 1996, in the MBF line of credit portfolio.

     Single family loan purchases were $145.3 million during the six months ended March 31, 1996, compared to $772.0 million during the six months ended March 31, 1995. The decrease in purchases reflects a decrease in available products at attractive yields.

     In the aggregate, FHLB advances, reverse repurchase agreements and federal funds purchased decreased $467.5 million to $5.1 billion at March 31, 1996 from $5.6 billion at September 30, 1995, reflecting a reduction in the Bank's asset base. The Bank was in compliance with the required FHLB stock balance at March 31, 1996.

     The decrease in commercial deposits, as well as the decrease in advances from borrowers for taxes and insurance, reflects the payment of property taxes during the six months ended March 31, 1996. See "Business -- Commercial Banking Group -- Mortgage Banker Finance". Consumer and wholesale deposits also decreased, primarily due to maturities of certificates of deposit that were not renewed.

     1995 Activity. Total assets increased to $12.0 billion at September 30, 1995 from $8.9 billion at September 30, 1994, reflecting an increase of $3.1 billion. The majority of this increase occurred in the loan portfolio, primarily as a result of single family adjustable-rate loan originations retained for the Bank's portfolio and purchases of single family loans.

     Repurchase agreements and federal funds sold increased to $471.1 million at September 30, 1995 from $358.7 million at September 30, 1994. The increase primarily reflected the Company's decision to borrow and invest funds on a short-term basis.

     MBS decreased $430.6 million during fiscal 1995, primarily due to repayments of $406.7 million. The decrease in purchases to $38.7 million for fiscal 1995 from $667.3 million for fiscal 1994 reflected lower yields available in the marketplace on MBS during fiscal 1995. The decreased volume of MBS sales, to $77.6 million for fiscal 1995 as compared to $213.0 million during fiscal 1994, primarily resulted from reduced sales of securitized assets. There were no loans securitized during fiscal 1995, as compared to $1.2 billion securitized during fiscal 1994. The $515.7 million decrease in repayments for fiscal 1995, as compared to fiscal 1994, reflected a decrease in prepayments resulting primarily from rising interest rates, beginning in the second half of fiscal 1994.

     At September 30, 1995 and 1994, unrealized losses on securities and MBS available for sale, net of tax, were $6.6 million and $13.4 million, respectively. The decrease resulted principally from a decline in market prices due to increased interest rates in the second half of fiscal 1994 and prepayments of certain high yielding securities. See Note 4 to the Consolidated Financial Statements.

     During fiscal 1995, loans increased $3.2 billion, primarily as a result of the retention of single family adjustable-rate loan originations for the Bank's portfolio and purchases of single family loans.

     While the total loan portfolio increased, single family loan originations decreased $2.2 billion, or 41%, in fiscal 1995 compared to fiscal 1994 and $1.2 billion, or 18%, in fiscal 1994 compared to fiscal 1993. The decrease in single family loan originations during fiscal 1995 and 1994 can be attributed to higher interest rates during those periods leading to a decline in mortgage loan refinance activity during fiscal 1995 and 1994. Refinancings approximated $600.6 million and $2.0 billion, or 17% and 37%, respectively, of total originations in fiscal 1995 and 1994. Despite lower origination volumes, the Bank retained a greater percentage of originations for its portfolio due to an increase in the proportion of adjustable-rate loans as compared to fixed-rate loans originated by the mortgage banking segment. During fiscal 1995, 30% of single family loan originations were retained for portfolio, as compared to 24% in fiscal 1994. The higher market interest rates also resulted in a decline in the MBF line of credit portfolio.

     During fiscal 1994 and 1995, despite the decline in single family mortgage loan originations, the Bank's single family loan portfolio increased as a result of purchases from third parties. The Bank also began retaining a larger percentage of its single family mortgage loan originations for its portfolio than it had historically. While purchases of single family loans increased during these periods, purchases of MBS decreased. During fiscal 1995, yields on loan purchases were higher than yields on MBS purchased. During fiscal 1995, $2.7 billion of single family loans yielding 8.46% were purchased, including a $1.3 billion purchase consisting of adjustable-rate loans, compared to $38.7 million of MBS purchased at a yield of 5.93%.

     Increased single family residential construction, multi-family, and commercial real estate loan originations in fiscal 1995 reflect geographic expansion of the offering of these products.

     Total deposits increased $418.0 million, to $5.2 billion at September 30, 1995, from $4.8 billion at September 30, 1994. The majority of the increase is due to an increase in commercial deposits from MBF customers, reflecting the Bank's effort to build its customer base for this type of deposit.

     In the aggregate, FHLB advances, reverse repurchase agreements, and federal funds purchased increased to $5.6 billion at September 30, 1995 from $3.2 billion at September 30, 1994, primarily to fund asset originations and purchases. In connection with the increase in FHLB advances, FHLB stock was purchased to maintain the required balance of such stock. The Bank was in compliance with such stock requirements at September 30, 1995.

     During fiscal 1995, the Bank issued the Bank Preferred Stock, Series B. Costs incurred in connection with the stock issuance were recorded as a reduction to paid-in capital. The Bank's total capital was increased by $96.2 million as a result of the offering.

     1994 Activity. Total assets increased $469.6 million to $8.9 billion at September 30, 1994 from $8.4 billion at September 30, 1993. The primary reason for the increase was the Bank's acquisition of single family loans and MBS.

     MBS increased during 1994, primarily as a result of the securitization of a portion of the single family loan portfolio and from purchases. During fiscal 1994, $1.2 billion of single family portfolio loans were securitized by the Company. See Note 4 to the Consolidated Financial Statements. The securitization process created $1.2 billion in MBS. The securitization process created both senior and subordinated MBS. Approximately $39.1 million of MBS, which were the subordinate portions of the securitizations, were sold. The MBS that were created and retained were rated in one of the two highest rating categories by the rating agencies of Moody's Investors Service, Inc., Standard & Poor's Corporation and Fitch Investors Service, Inc.

     Unrealized losses on securities and MBS available for sale, net of tax, resulted in an unrealized loss of $13.4 million at September 30, 1994, down from an unrealized gain of $33.4 million at September 30, 1993. This decrease resulted principally from a decline in market prices due to increased interest rates in the second half of fiscal 1994, sales of certain securities with gains, and prepayments of certain high yielding securities. See Notes 3 and 4 to the Consolidated Financial Statements.

     Loans also increased during 1994, principally due to originations and purchases of single family and multi-family loans. Single family loan originations, however, decreased $1.2 billion, or 18%, as compared to the prior year. Conversely, multi-family originations increased $170.5 million compared to the prior year. During 1994, the Bank retained $1.3 billion of single family loan originations for the held to maturity portfolio. These increases in the portfolio were offset by loan sales and with the securitization of single family loans during the year, as discussed above. The effect of lower refinance activity resulting from higher interest rates during the second half of 1994 contributed to the decrease in single family loan originations, and a lower MBF line of credit portfolio.

     MSRs increased $46.0 million to $56.7 million at September 30, 1994 from $10.7 million at September 30, 1993. During 1994, the Bank acquired or entered into contracts to acquire MSRs associated with $3.9 billion in single family loans at a premium of $50.9 million and $31.2 million in multi-family loans at a premium of $59,000. See Note 6 to the Consolidated Financial Statements.

     On December 23, 1993, the Bank entered into the Settlement Agreement providing, among other things, for the termination of the Assistance Agreement and the disposition of all remaining Covered Assets. Covered Assets and related assets decreased $392.5 million during 1994. For a description of the Settlement Agreement, see "Business -- The Assistance Agreement" and Note 7 to the Consolidated Financial Statements.

     Other assets increased $84.6 million during 1994 primarily due to an increase in the Company's deferred tax asset as a result of the recognition of additional tax benefits. See Note 13 to the Consolidated Financial Statements.

     Total deposits decreased $75.2 million during fiscal 1994. Retail deposits decreased $390.9 million to $3.9 billion at September 30, 1994, from $4.3 billion at September 30, 1993. The Company's pricing strategy decreased rates offered on deposits, resulting in an increase in the runoff of the Company's certificates of deposits ("CDs"). Offsetting the decrease in retail deposits was a $402.5 million increase in commercial deposits primarily due to the introduction of commercial banking services (i.e. cash management and deposit services) to the Company's MBF customers during 1994.

     FHLB advances, reverse repurchase agreements, and federal funds purchased increased to $3.2 billion at September 30, 1994 from $2.5 billion at September 30, 1993, primarily to fund asset originations and purchases and to replace reduced deposit balances.

ASSET QUALITY

     The Company, like all financial institutions, is exposed to certain credit risks related to the value of the collateral that secures loans held in its portfolio and the ability of borrowers to repay their loans during the term thereof. The Bank has a Credit Committee, which is comprised of senior officers of the Bank, that closely monitors the loan and REO portfolios for potential problems on a continuing basis and reports to the Board of Directors of the Bank at regularly scheduled meetings.

     The Bank also has established an Asset Classification Committee, which is comprised of senior management. This committee reviews the classification of assets and reviews the allowance for losses. This committee reviews all assets and periodically reports its findings directly to the Board of Directors of the Bank. The asset classification policy sets forth certain requirements with respect to how to classify certain assets. The Bank also has an Asset Review Department, the function of which is to provide to the Board of Directors of the Bank an independent ongoing review and evaluation of the quality of assets.

     Nonperforming assets consist of nonaccrual loans and REO. Loans are usually placed on nonaccrual status when the loan is past due 90 days or more, or the ability of a borrower to repay principal and interest is in doubt. The portion of the purchase discount attributable to potential credit risk on certain acquired delinquent single family loans is treated as non-accretable discount. The Bank believes that these purchase discounts are sufficient to cover losses from these portfolios and to provide a market rate of return. At September 30, 1994 and 1993, nonaccrual loans included $5.7 million and $9.0 million of single family loans 90 days delinquent that were subject to government guaranty and upon which interest continued to accrue. There were no such loans at March 31, 1996, September 30, 1995, 1992, and 1991. At March 31, 1996 and September 30,
1995, single family nonaccrual loans included $10.1 million and $10.2 million, respectively, of loans which were contractually current pursuant to the borrowers' court-approved bankruptcy plans.

     The following tables present the Company's nonperforming assets.

                              NONPERFORMING ASSETS

                                                                    AT SEPTEMBER 30,
                                   AT MARCH 31,   ----------------------------------------------------
                                       1996         1995       1994       1993       1992       1991
                                   ------------   --------   --------   --------   --------   --------
                                                                     (IN THOUSANDS)
Nonaccrual loans
  Single family(1)...............    $101,936     $ 83,954   $ 85,722   $ 61,451   $ 60,209   $ 57,666
  Single family residential
     construction................          35          505         --         --        672         --
  Consumer.......................         745          563        506        427         --         46
  Multi-family...................         510          213      3,802      3,233         --         --
  Commercial real estate.........         488           --      2,342         --         --         --
                                     --------     --------   --------   --------
                                      103,714       85,235     92,372     65,111     60,881     57,712
                                     --------     --------   --------   --------
(Discounts)/Premiums
  Accretable(2)..................        (449)        (560)      (669)      (781)    (1,524)      (969)
  Non-accretable.................      (7,246)      (9,167)   (15,384)   (22,684)   (21,250)   (22,917)
                                     --------     --------   --------   --------
                                       (7,695)      (9,727)   (16,053)   (23,465)   (22,774)   (23,886)
                                     --------     --------   --------   --------
     Net nonaccrual loans........      96,019       75,508     76,319     41,646     38,107     33,826
REO, primarily single family
  properties.....................      28,266       24,904     20,684     18,954     17,722      6,677
                                     --------     --------   --------   --------
          Total nonperforming
            assets...............    $124,285     $100,412   $ 97,003   $ 60,600   $ 55,829   $ 40,503
                                     ========     ========   ========   ========

- ---------------

(1) Originated single family nonaccrual loans to total single family nonaccrual loans were 29.06%, 20.64%, 13.66%, and 15.44% at March 31, 1996 and at
    September 30, 1995, 1994, and 1993, respectively.

(2) Accretable discount arises principally from the purchase of performing single family residential loans in the secondary market. The discount in effect functions principally as an additional reserve by lowering the book value of the outstanding loans. If the accretable discount is included with the allowance for credit losses, the resulting ratio of the allowance for credit losses to total loans would have been 0.77% at March 31, 1996.

(3) The loan principal amount related to the non-accretable discounts were $32.3 million, $33.7 million, $60.2 million, $41.4 million, $43.1 million and $45.1 million at March 31, 1996, September 30, 1995, 1994, 1993, 1992 and
    1991, respectively.

                         SELECTED ASSET QUALITY RATIOS

                                      AT OR FOR
                                   THE SIX MONTHS
                                   ENDED MARCH 31,         AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                   ---------------     -----------------------------------------------
                                        1996           1995      1994       1993       1992      1991
                                   ---------------     -----     -----     ------     ------     -----
Allowance for credit losses to
  net nonaccrual loans...........       38.00%         48.74%    30.73%     71.71%     74.04%    30.00%
Allowance for credit losses to
  nonperforming assets...........       29.36(2)       36.65     24.18      49.28      50.54     25.05
Allowance for credit losses and
  non-accretable discounts to net
  nonaccrual loans...............       45.55          60.88     50.89     126.18     129.80     97.75
Allowance for credit losses to
  total loans....................        0.46           0.44      0.46       0.61       0.68      0.29
Nonperforming assets to total
  assets.........................        1.10(2)        0.84      1.09       0.72       0.89      0.59
Nonaccrual loans to total
  loans..........................        1.21           0.91      1.51       0.85       0.92      0.98
Nonperforming assets to total
  loans and REO..................        1.56           1.21      1.91       1.23       1.35      1.17
Net loan charge-offs to average
  loans(1)
     Total.......................        0.15           0.16      0.30       0.05       0.07      0.04
     Single family...............        0.09           0.08      0.04       0.05       0.07      0.04

- ---------------
(1) Annualized for the interim period.

(2) Excluding the $10.1 million of loans included above, which were contractually current pursuant to the borrowers' court-approved bankruptcy plans at March 31, 1996, the allowance for credit losses to nonperforming assets ratio would have been 31.96% and the nonperforming assets to total assets ratio would have been 1.01%.

             PORTFOLIO OF GROSS NON-ACCRUAL LOANS BY STATE AND TYPE
                               AT MARCH 31, 1996

                                        SINGLE FAMILY                             COMMERCIAL
                                         RESIDENTIAL                                 REAL                   % OF
         STATE          SINGLE FAMILY   CONSTRUCTION    CONSUMER   MULTI-FAMILY     ESTATE       TOTAL      TOTAL
- ----------------------- -------------   -------------   --------   ------------   ----------   ----------   -----
                                                             (IN THOUSANDS)
California.............   $  53,378         $  --         $  1         $ --          $ --       $  53,379    51.5%
Texas..................      10,895            35          730           --            --          11,660    11.2
Florida................       8,175            --           --           --            --           8,175     7.9
New Jersey.............       5,143            --           --           --            --           5,143     5.0
Illinois...............       5,023            --           --           --            --           5,023     4.8
New York...............       3,388            --           --           --            --           3,388     3.3
Connecticut............       1,802            --           --          510           488           2,800     2.7
Maryland...............       1,828            --           --           --            --           1,828     1.8
Pennsylvania...........       1,798            --           --           --            --           1,798     1.7
Virginia...............       1,352            --           --           --            --           1,352     1.3
Massachusetts..........       1,082            --           --           --            --           1,082     1.0
Louisiana..............       1,018            --           --           --            --           1,018     1.0
Other..................       7,054            --           14           --            --           7,068     6.8
                        -------------      ------       --------      -----         -----      ----------   -----
    Total..............   $ 101,936         $  35         $745         $510          $488       $ 103,714   100.0%
                        =============   =============   ========== =============  ============  =========   =====
% of Total.............        98.3%           --%         0.7%         0.5%          0.5%          100.0%
                        =============   =============   ========== =============  ============  =========

     The Company's allowance for credit losses to net nonaccrual loans decreased from a five year high of 74.04% at September 30, 1992 to 48.74% at September 30, 1995. The decrease in the ratio results from the charge-off of $10.1 million in 1994 and $3.4 million in 1995 related to a single large commercial real estate loan which reduced the amount of the reserve. The ratio decreased to 38.00% at March 31, 1996 primarily due to loan originations and purchases in the latter half of 1995.


     The Company's allowance for credit losses to net nonaccrual loans was 48.74% at September 30, 1995 and 30.73% at September 30, 1994. This compares to ratios for peer institutions (thrifts with assets over $5.0 billion) of 75.22% and 73.39% at December 31, 1995 and 1994. Because 98% of the non-accrual loans are single family mortgages, the allowance to bring reserves to fair value is lower. The Company believes that because of the Company's underwriting standards and purchase discounts, historical charge-offs on its single family loans have been lower than the corresponding realized REO gains resulting from the sales of the underlying collateral. The Company believes that the resulting allowance levels approximate the allowances for future potential losses. At September 30, 1995 and 1994 the Company's single family loan portfolio represented 84.8% and 82.1% of gross loans outstanding compared to 72.22% and 65.80% for peer institutions. Net loan charge-offs for the Company were .16% and .30% as compared to .43% and .66% for peer institutions.

     Total nonperforming assets increased $23.9 million to $124.3 million at March 31, 1996 from $100.4 million at September 30, 1995. The single family nonaccrual loans increased $18.0 million, reflecting, in part, the effects of the loan purchases which occurred in the second half of 1995.


     The portion of the purchase discount attributable to potential credit risk on certain acquired delinquent single family loans is treated as non-accretable discount. The Bank believes that these purchase discounts are sufficient to cover losses from these portfolios and to provide a market rate of return. The non-accretable discount decreased $2.0 million to $7.2 million at March 31, 1996 from $9.2 million at September 30, 1995. This decrease resulted primarily from loans being foreclosed upon and transferred to REO. The non-accretable discount related to these loans was also transferred. REO increased $3.4 million to $28.3 million at March 31, 1996 from $24.9 million at September 30, 1995. This increase primarily resulted from higher levels of delinquencies on a larger loan portfolio. At March 31, 1995, total non-accretable discount was $11.2 million, of which $7.2 million related to nonperforming loans. The non-accretable discount will reduce future REO losses.


     Total nonperforming assets increased $3.4 million to $100.4 million at September 30, 1995 from $97.0 million at September 30, 1994. The multi-family and commercial real estate nonaccrual loans decreased $5.9 million from September 30, 1994. This decrease resulted primarily from loans being paid in full, and improvement in performance and cash flows. The non-accretable discount decreased $6.2 million to $9.2 million at September 30, 1995 from $15.4 million at September 30, 1994. This decrease resulted primarily from loans being foreclosed upon and transferred to REO. The non-accretable discount related to these loans was also transferred. REO increased $4.2 million to $24.9 million at September 30, 1995 from $20.7 million at September 30, 1994. This increase resulted primarily from increased volumes in the single family portfolio.

     Total nonperforming assets increased $36.4 million to $97.0 million at September 30, 1994 from $60.6 million at September 30, 1993. The single family nonaccrual loans increased $24.3 million to $85.7 million at September 30, 1994 from $61.4 million at September 30, 1993. This increase resulted primarily from the purchase, at substantial discounts, of single family loans that were delinquent at acquisition. The Company has historically purchased nonperforming loans as part of a larger loan purchase from the RTC, the FDIC or liquidating institutions, and realized profits by modifying, restructuring and liquidating the loans as necessary. The non-accretable discount decreased $7.3 million to $15.4 million at September 30, 1994 from $22.7 million at September 30, 1993. The decrease resulted primarily from a reallocation of approximately $11.2 million of non-accretable discounts to accretable discounts due to improved performance of the loans, offset by an increase in non-accretable discounts related to the purchase discussed above.

     The Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures, an amendment of SFAS No. 114", effective October 1, 1995. These statements address the accounting by creditors for impairment of certain loans. They apply to all creditors and to all loans, uncollateralized as well as collateralized, except for large groups of small-balance homogeneous loans that are collectively evaluated for impairment, loans that are measured at fair value or at lower of cost or fair value, leases and debt securities. These statements apply to all loans that are restructured in a troubled debt restructuring involving a modification of terms. Loans within the scope of these statements are considered impaired when, based on current information and events, it is probable that all principal and interest amounts due will not be collected in accordance with the contractual terms of the loans. At March 31, 1996, the recorded investment in impaired loans, pursuant to SFAS No. 114, totaled $4.7 million. There was no allowance for credit losses determined in accordance with SFAS No. 114 related to these impaired loans because the measured values of the loans exceeded the Company's recorded investments in the loans.

     The Company's criticized and classified assets are identified pursuant to management's asset classification policy, which was established in accordance with regulatory guidelines.

             RECONCILIATION OF CRITICIZED AND CLASSIFIED ASSETS TO
                              NONPERFORMING ASSETS
                               AT MARCH 31, 1996

                                                      NONPERFORMING     PERFORMING       TOTAL
                                                      -------------     ----------     ----------
                                                                    (IN THOUSANDS)
Criticized assets:
  Special Mention
     Single family residential construction.........    $      --        $    186       $     186
     Multi-family...................................           --          10,753          10,753
     Commercial real estate and business credit.....           --           2,501           2,501
                                                      -------------     ----------     ----------
          Total criticized assets...................           --          13,440          13,440
                                                      -------------     ----------     ----------
Classified:
  Substandard
     Single family..................................       94,962              --          94,962
     Single family residential construction.........           35              --              35
     Consumer.......................................          672              --             672
     Multi-family...................................          404          17,979          18,383
     Commercial real estate and business credit.....          395           2,939           3,334
     Real estate owned..............................       28,266              --          28,266
                                                      -------------     ----------     ----------
                                                          124,734          20,918         145,652
  Doubtful -- multi-family..........................           --             350             350
  Loss..............................................           --              --              --
                                                      -------------     ----------     ----------
          Total classified assets...................      124,734          21,268         146,002
                                                      -------------     ----------     ----------
          Total criticized and classified assets....    $ 124,734        $ 34,708       $ 159,442
                                                      =============     ==========       ========
Total classified assets as a % of total gross
  loans.............................................                                         1.84%
Total allowance for credit losses as a % of total
  classified assets.................................                                        24.99%

     The Company establishes an allowance for credit losses based on management's periodic evaluation of the loan portfolio and considers such factors as historical loss experience, delinquency status, identification of adverse situations that may affect the ability of obligators to repay, known and inherent risks in the portfolio, assessment of economic conditions, regulatory policies, and the estimated value of the underlying collateral, if any. Although the Company's credit management systems have resulted in a very low loss experience, there can be no assurance that such results will continue in the future. The allowance for credit losses is based principally on delinquency status and historical loss experience.

     The following table presents the Company's allowance for credit losses.

                          ALLOWANCE FOR CREDIT LOSSES

                                               FOR THE SIX
                                              MONTHS ENDED          FOR THE YEAR ENDED SEPTEMBER
                                                MARCH 31,                        30,
                                           -------------------     -------------------------------
                                            1996        1995        1995        1994        1993
                                           -------     -------     -------     -------     -------
                                                               (IN THOUSANDS)
Beginning balance........................  $36,801     $23,454     $23,454     $29,864     $28,214
  Provision..............................    5,850       4,157      24,293       6,997       4,083
  Charge-offs net of recoveries..........   (6,162)     (2,572)    (10,946)    (13,407)     (2,433)
                                           -------     -------     -------     -------     -------
Ending balance...........................  $36,489     $25,039     $36,801     $23,454     $29,864
                                           =======     =======     =======     =======     =======

                   ALLOCATION OF ALLOWANCE FOR CREDIT LOSSES

                                    AT MARCH 31,                     AT SEPTEMBER 30,
                                  -----------------   -----------------------------------------------
                                   1996      1995      1995      1994      1993      1992      1991
                                  -------   -------   -------   -------   -------   -------   -------
                                  (IN THOUSANDS)
Single family...................  $28,799   $16,784   $29,594   $15,905   $15,238   $15,575   $ 8,956
Single family residential
  construction..................      483       473       361       399       306       321       186
Consumer........................    3,339     2,455     3,247     1,822       355       144        81
Multi-family....................    3,229     2,974     3,054     2,456     1,474       219       144
Commercial real estate and
  business credit...............      183     2,112        97     2,112    11,382    11,377       552
Mortgage Banker Finance line of
  credit........................      412       236       410       684       944        --        --
Single family mortgage
  warehouse.....................       44         5        38        76       165       578       229
                                  -------   -------   -------   -------   -------   -------   -------
     Total......................  $36,489   $25,039   $36,801   $23,454   $29,864   $28,214   $10,148
                                  =======   =======   =======   =======   =======   =======   =======

     The allowance for credit losses decreased to $36.5 million at March 31, 1996 from $36.8 million at September 30, 1995. The single family allowance for credit losses decreased to $28.8 million at March 31, 1996 from $29.6 million at September 30, 1995. This decrease primarily resulted from a reduced level of single family loans as repayments exceeded originations.

     The allowance for credit losses increased to $36.8 million at September 30, 1995 from $23.5 million at September 30, 1994. The single family allowance for credit losses increased to $29.6 million at September 30, 1995 from $15.9 million at September 30, 1994. This increase primarily resulted from an increase in the single family loan portfolio to $7.1 billion at September 30, 1995 from $4.2 billion at September 30, 1994 due to purchases of $2.7 billion during fiscal 1995 and additional originations retained for portfolio of $1.0 billion. Purchases and originations of loans result in provisions for credit losses being provided which increase the allowance for credit loss relating to these loans. The consumer allowance for credit losses increased to $3.2 million at September 30, 1995 from $1.8 million at September 30, 1994. This increase primarily resulted from increased losses related to this unsecured consumer line of credit portfolio.

     The allowance for credit losses decreased to $23.5 million at September 30, 1994 from $29.9 million at September 30, 1993. The commercial real estate and business credit allowance for credit losses decreased to $2.1 million at September 30, 1994 from $11.4 million at September 30, 1993. This decrease primarily resulted from a $10.1 million charge-off in fiscal 1994 related to a single commercial real estate loan. See Note 5 to the Consolidated Financial Statements.

     The Bank charges-off loans, other than consumer loans, when all attempts have been exhausted to resolve any outstanding loan or legal issues. For consumer loans, all loans are charged-off when they contractually become 120 days delinquent.

     The components of charge-offs and recoveries by property type for the periods indicated are as follows:

                              NET LOAN CHARGEOFFS

                                         FOR THE SIX MONTHS             FOR THE YEAR ENDED
                                           ENDED MARCH 31,                 SEPTEMBER 30,
                                         -------------------     ---------------------------------
                                          1996        1995         1995         1994        1993
                                         -------     -------     --------     --------     -------
                                                              (IN THOUSANDS)
Charge-offs
  Single family........................  $(3,242)    $(1,441)    $ (4,840)    $ (1,722)    $(2,167)
  Single family residential
     construction......................       --          --           --           --         (71)
  Consumer.............................   (3,008)     (1,190)      (2,847)      (1,365)        (72)
  Multi-family.........................       --          --           --         (233)         --
  Commercial real estate and business
     credit............................       --          --       (3,389)     (10,145)         --
  Single family mortgage warehouse.....       --          (2)          (2)          --        (148)
                                         -------     -------     --------     --------     -------
     Total charge-offs.................   (6,250)     (2,633)     (11,078)     (13,465)     (2,458)
                                         -------     -------     --------     --------     -------
Recoveries
  Single family........................       18          27           36           20           6
  Consumer.............................       70          32           94           38          19
  Multi-family.........................       --           2            2           --          --
                                         -------     -------     --------     --------     -------
     Total recoveries..................       88          61          132           58          25
                                         -------     -------     --------     --------     -------
     Total net charge-offs.............  $(6,162)    $(2,572)    $(10,946)    $(13,407)    $(2,433)
                                         =======     =======     ========     ========     =======
     Net loan charge-offs to average
       loans...........................     0.15%       0.09%        0.16%        0.30%       0.05%

     Net loan charge-offs for all loan types increased to $6.2 million for the six months ended March 31, 1996 from $2.6 million for the six months ended March 31, 1995. The Bank's loan portfolio consists primarily of single family mortgage loans. Net charge-offs on the single family portfolio increased to $3.2 million for the six months ended March 31, 1996 from $1.4 million for the six months ended March 31, 1995. This resulted in net charge-offs as a percentage of single family loans on average of 0.09% and 0.06%, respectively, for the six months ended March 31, 1996 and 1995 (annualized). Net charge-offs on the consumer loan portfolio increased to $2.9 million for the six months ended March 31, 1996 from $1.2 million for the six months ended March 31, 1995. The increase primarily relates to the unsecured consumer line of credit portfolio.

     Net loan charge-offs for all loans decreased to $10.9 million for fiscal 1995 compared to $13.4 million for fiscal 1994. Net charge-offs on the commercial real estate and business credit portfolio decreased to $3.4 million for fiscal 1995 compared to $10.1 million for fiscal 1994. The charge-off in fiscal 1995 included a $3.4 million charge related to the sale of a single commercial real estate loan. Excluding the commercial real estate loan charge-offs, net charge-offs to average loans outstanding would have been $7.5 million and $3.3 million or 0.11% and 0.07%, respectively, for fiscal 1995 compared to fiscal 1994. Net charge-offs on the single family portfolio increased to $4.8 million for fiscal 1995 compared to $1.7 million for fiscal 1994. This resulted in net charge-offs as a percentage of single family loans on average of 0.08% and 0.04%, respectively, for fiscal 1995 compared to fiscal 1994. Net charge-offs on the consumer loan portfolio increased to $2.8 million for fiscal 1995 compared to $1.3 million for fiscal 1994. This increase primarily relates to the unsecured consumer line of credit portfolio.

     Net loan charge-offs for all loans increased to $13.4 million for fiscal 1994 compared to $2.4 million for fiscal 1993. This increase reflects a $10.1 million charge-off related to a single commercial real estate loan. Excluding this commercial real estate loan charge-off, net charge-offs to average loans outstanding would have been $3.3 million and $2.4 million or 0.07% or 0.05%, respectively, for fiscal 1994 compared to fiscal 1993. Net charge-offs on the single family portfolio decreased to $1.7 million for fiscal 1994 compared to $2.2 million for fiscal 1993. This resulted in net charge-offs as a percentage of single family loans on average of 0.04% and 0.05%, respectively, for fiscal 1994 compared to fiscal 1993. Net charge-offs on the consumer loan portfolio increased to $1.3 million for fiscal 1994. This increase primarily relates to the unsecured consumer line of credit portfolio.

     Excluding charge-offs associated with the single commercial real estate loan, discussed above, net REO gains of $16.8 million exceeded net charge-offs of $13.3 million for the three years ended September 30, 1995. REO gains have historically been significant for the Company because of discounts attributable to the original loan purchases.

     The Company's only credit product that has had charge-offs higher than its original formula reserves is the unsecured consumer line of credit. The Company began offering this product in 1993. The portfolio outstandings at March 31, 1996 were $56.0 million, for which allowances for credit losses were recently increased from 4% to 6% of total outstandings. Due to the initial growth and loss experience in this portfolio, the Company modified its underwriting, approval and collection processes. Net of charge-offs, the portfolio has had positive net interest income after loss provisions. The Company believes that its current formula reserve policy is appropriate for this product.

CAPITAL RESOURCES AND LIQUIDITY

     Liquidity refers to the ability or the financial flexibility to manage future cash flows to meet the needs of depositors and borrowers and fund operations on a timely and cost-effective basis. The Bank is required by the OTS to maintain average daily balances of liquid assets and short-term liquid assets in amounts equal to 5% and 1%, respectively, of net-withdrawable deposits plus borrowings payable on demand or with remaining maturities of one year or less. The average daily liquidity ratio for March 1996 was 5.84%, and the average short-term liquidity ratio for March 1996 was 3.51%.

     The primary sources of funds consist of deposits, advances from the FHLB, reverse repurchase agreements, principal repayments on loans and MBS, and proceeds from the issuance of Bank Preferred Stock. Liquidity may also be provided from other sources including investments in short-term high credit quality instruments. At March 31, 1996, these instruments generally comprised repurchase agreements, federal funds sold, trading account assets, and MBS and securities available for sale. These instruments totaled $2.0 billion at March 31, 1996 and $933.2 million, $905.4 million, and $2.4 billion at September 30, 1995, 1994, and 1993, respectively. Funding resources are principally used to meet ongoing commitments to fund deposit withdrawals, repay borrowings, fund existing and continuing loan commitments and maintain liquidity. See Notes 8, 9, 10, and 12 to the Consolidated Financial Statements.


     As a holding company without significant assets other than its equity interest in the Bank, the Company's ability to pay dividends on the Common Stock and to meet its other cash obligations, including debt service on the Senior Notes and its other debt obligations, is dependent upon the receipt of dividends from the Bank on the Bank Common Stock. The declaration of dividends by the Bank on all classes of its capital stock is subject to the discretion of the Board of Directors of the Bank, the terms of the Bank Preferred Stock, applicable regulatory requirements and compliance with the covenants of the Senior Notes. In addition, following the consummation of the Offering, the Company intends to create Holding Co. as a direct subsidiary to hold the Bank Common Stock. Holding Co.'s ability to pay dividends to the Company will be dependent on the extent to which it receives dividends on the Bank Common Stock. Dividends may not be paid on the Bank Common Stock if full dividends on the Bank Preferred Stock have not been paid for the four most recent quarterly dividend periods. Thus, if for any reason the Bank failed to declare and pay full quarterly dividends on the Bank Preferred Stock, the Company would not receive any cash dividends from the Bank until four full quarterly dividends on the Bank Preferred Stock had been paid. See "Risk Factors -- Holding Company Structure; Ability to Pay Dividends." While it is the present intention of the Board of Directors of the Bank to declare dividends in an amount sufficient to provide the Company (through Holding Co.) with the cash flow necessary to meet its debt service obligations in respect of the Senior Notes and to pay dividends to the holders of Common Stock, subject to applicable regulatory restrictions, no assurance can be given that circumstances which would limit or preclude the declaration of such dividends will not exist in the future. After giving effect to a dividend paid, a tax benefit recorded and other subsequent events which occurred during the third quarter of fiscal 1996, pro forma as of March 31, 1996, the Bank would be permitted to pay $148.5 million of dividends on its capital stock without prior approval of the OTS, and the Company would be able to pay $51.2 million of dividends on its Common Stock under the covenants of the Senior Notes. See "Dividend Policy", "Regulation -- Safety and Soundness Regulations -- Capital Requirements -- Capital Distributions" and Notes 11, 15, 16 and 21 to the Consolidated Financial Statements. If the Company were to undergo an Ownership Change, these amounts would be significantly reduced. See "-- Limitations on Use of Tax Losses; Restriction on Transfers of Stock".

     Deposits

     Deposits have provided the Company with a source of relatively stable and low cost funds. Average deposits funded 44% of average total assets for the six months ended March 31, 1996, 48% for fiscal 1995, 58% for fiscal 1994, and 66% for fiscal 1993. The relationship of the Company's deposits to its average assets has decreased over the past three years, while overall deposit levels have remained constant. This change in the relationship of deposit funding is due to the opportunities for leverage created by increased capital raised by the Company through the issuance of the Bank Preferred Stock in 1993 and 1995 and earnings retained by the Company. Additionally, other financial instrument opportunities available to consumers, who have traditionally invested in bank deposit products, have become more widely used as an alternative to deposit products.

     The following table reflects net activity in the Company's deposit accounts:

                            DEPOSIT ACCOUNT ACTIVITY

                                       FOR THE SIX MONTHS              FOR THE YEAR ENDED
                                         ENDED MARCH 31,                  SEPTEMBER 30,
                                      ---------------------    -----------------------------------
                                        1996         1995        1995         1994         1993
                                      ---------    --------    ---------    ---------    ---------
                                                             (IN THOUSANDS)
Consumer Accounts:
  Checking accounts (including
     interest-bearing and
     non-interest bearing)..........  $  33,995    $  1,650    $   4,984    $   5,467    $  (3,437)
  Savings accounts..................     (6,798)    (61,520)     (83,089)     (97,286)     (94,857)
  Money market accounts.............     87,129     (19,140)     (24,028)      (1,275)     (26,918)
  Time deposits.....................   (193,275)     82,709       35,425     (389,465)       4,296
                                      ---------    --------    ---------    ---------    ---------
          Total consumer activity...    (78,949)      3,699      (66,708)    (482,559)    (120,916)
Commercial deposits.................   (134,763)    267,372      482,726      384,387       63,000
Wholesale deposits..................    (91,450)    (94,802)    (157,019)    (108,196)    (157,805)
                                      ---------    --------    ---------    ---------    ---------
Total activity before interest
  credited..........................   (305,162)    176,269      258,999     (206,368)    (215,721)
Interest credited...................     86,263      75,240      159,017      131,184      144,349
                                      ---------    --------    ---------    ---------    ---------
          Net change in deposits....  $(218,899)   $251,509    $ 418,016    $ (75,184)   $ (71,372)
                                      =========    ========    =========    =========    =========

     The Company has historically utilized CDs to compete for consumer deposits. Beginning in 1995, the Company's strategy has been to increase checking and money market deposit accounts which are the core relationships that provide a stable source of funding for the Company. As a complement to this strategy, the Company continues to offer traditional deposit products, such as savings accounts and CDs. See Note 8 to the Consolidated Financial Statements.

     The Company offers cash management services to its MBF customers. These services are commercial deposit accounts comprised of (i) operating accounts of MBF customers, (ii) escrow deposits, and (iii) principal and interest payments on the loans serviced by the MBF customers. At March 31, 1996 and September 30, 1995 and 1994, these deposits totaled $797.3 million, $911.8 million and $402.5 million, respectively. There were no such deposits at September 30, 1993. The Company also raises wholesale deposits from institutional customers through its Financial Markets Group. These deposits tend to be interest rate sensitive and are subject to withdrawal if the rates paid on these deposits are not competitive with other market rates. While the Company does not generally solicit brokered deposits, the Company may accept brokered deposits when permitted by regulation and available at favorable rates.

     Borrowings

     The Company also relies upon borrowings, primarily collateralized borrowings such as advances from the FHLB and reverse repurchase agreements, to fund its assets. These sources of funds were the primary source of funds for the recent asset growth and accounted for 46% of the funding of average assets for the six months ended March 31, 1996, 43% for fiscal 1995, 31% for fiscal 1994, and 23% for fiscal 1993. Long-term fixed and variable rate advances are obtained from the FHLB Dallas under a security and pledge agreement that restricts the amount of borrowings to a percentage of (i) fully disbursed single family loans, unless assets are physically pledged to the FHLB Dallas, and (ii) total assets. At March 31, 1996, these limitations were 65% of the outstanding principal of single family loans and 45% of total assets. See Notes 9 and 10 to the Consolidated Financial Statements.

     Notes Payable


     In May 1989, the Bank issued $110 million of 15% subordinated capital notes to raise regulatory capital as required by the Assistance Agreement. During September 1990, the holders exchanged their notes for senior notes issued by the Company with an interest rate of 15.75% (the "15.75% Notes") and the Bank prepaid the 15% subordinated capital notes. In May 1993, the Company issued $115 million of Senior Notes at an initial rate of 8.05%. Simultaneously, the 15.75% Notes and the note payable to related party were paid off. The interest rate on the Senior Notes was subject to increase in certain circumstances and the per annum interest rate was increased to 8.55% in October 1993, and to 9.05% in February 1994. The Senior Notes mature on May 15, 1998. See Note 11 to the Consolidated Financial Statements. Substantially simultaneously with the consummation of the Offering, the Company intends to commence the Exchange Offer for the Senior Notes. The Exchange Offer is intended to satisfy the condition of the Senior Notes pursuant to which the interest rate on the Senior Notes will revert from 9.05% to 8.05% per annum commencing with and including the date on which the Exchange Offer is consummated.


     Commitments

     At March 31, 1996, the Bank had mandatory forward delivery contracts for single family loans of $514.8 million and had warehouse loans and a mortgage pipeline of single family loans of $379.7 million and $190.8 million available to fill these contracts. At March 31, 1996 the Bank had $1.3 billion of commitments to extend credit. Because such commitments may expire without being drawn upon, the commitments do not necessarily represent future cash requirements. Scheduled maturities of CDs and borrowings (including advances from the FHLB and reverse repurchase agreements) during the 12 months following March 31, 1996, total $1.2 billion and $4.8 billion, respectively. Management believes that the Bank has adequate resources to fund all of its commitments.

     Capital

     The Bank is subject to regulatory capital requirements as defined in the OTS capital regulations. The Bank's capital level at March 31, 1996 and September 30, 1995 qualified it as "well-capitalized", the highest of five tiers under applicable regulatory definitions. See "Regulation -- Safety and Soundness Regulations -- Capital Requirements" and Note 15 to the Consolidated Financial Statements.

     The following table sets forth the regulatory capital ratios of the Bank as of the dates indicated. See "Regulation -- Safety and Soundness
Regulations -- Capital Requirements" and see "Capitalization" for the pro forma implications of the Offering and the Restructuring.

                           REGULATORY CAPITAL RATIOS

                                                 AT MARCH             AT SEPTEMBER 30,
                                                    31,         -----------------------------
                                                   1996          1995       1994       1993
                                                -----------     -------    -------    -------
    Tangible Capital..........................      6.88%         6.20%      6.01%      6.17%
    Core Capital..............................      6.96%         6.29%      6.17%      6.43%
    Total Risk-Based Capital..................     14.20%        13.45%     14.02%     14.87%

     During fiscal 1993, the Bank issued its Preferred Stock, Series A and during fiscal 1995, the Bank issued its Preferred Stock, Series B. Shares totalling $85.5 million were issued as a result of the Preferred Stock, Series A offering and shares totalling $100 million were issued as a result of the Preferred Stock, Series B offering. These shares are not owned by the Company. Bank Preferred Stock, which is treated as core capital for regulatory purposes, was issued to increase total capital to support further growth.

CONTINGENCIES AND UNCERTAINTIES

     Maxxam has filed a petition for review in the United States Court of Appeals for the Fifth Circuit seeking to modify, terminate, and set aside the order approving the Acquisition, which involved substantially all the Bank's initial assets and liabilities. In its brief to the Court of Appeals, Maxxam has asserted that the Court of Appeals should order the OTS "to award Bank United to Maxxam" and that the Company would bear no harm in that event because it is entitled to full indemnification by the FDIC-FRF pursuant to Section 7(a)(2) of the Assistance Agreement. Maxxam has also filed a Motion to Intervene and a Complaint in Intervention in an action pending in the United States District Court for the Southern District of Texas, also seeking to set aside the order approving the Acquisition. Maxxam contends, in both cases, that it submitted the most favorable bid to acquire the assets and liabilities of Old USAT and that it should have been selected as the winning bidder.

     The Company is not a party to either of these proceedings. The Bank has intervened in the Fifth Circuit case and may file a Motion to Intervene in the District Court case at a later date. Management believes, after consultation with legal counsel, that the claims of the petitioner are barred by applicable time limits, have no basis for assertion under existing law, and will not have a material adverse effect on the Bank's or the Company's financial condition, results of operations, or liquidity. See "Legal Proceedings".

     The Bank, in its various operations, is subject to substantial statutory and regulatory compliance obligations. See "Regulation". The Bank attempts in good faith to comply with the requirements of the various statutes and regulations to which it is subject. These statutes and regulations are complex, however, and even inadvertent noncompliance could result in civil and, in some cases, criminal liability. In this regard, a substantial part of the Bank's business has involved the origination, purchase, and sale of mortgage loans. During the past several years, numerous individual claims and purported consumer class action claims have been commenced against a number of financial institutions, their subsidiaries, and other mortgage lending institutions, alleging violations of various state and regulatory provisions relating to mortgage lending and servicing, including the TILA and the RESPA.


     In addition to the foregoing, mortgage lending institutions have been subjected to an increasing number of other types of individual claims and purported consumer class action claims that relate to various aspects of the origination, pricing, closing, servicing and collection of mortgage loans, and that allege inadequate disclosure, breach of fiduciary duty, breach of contract, or violation of federal or state laws. Claims have involved, among other things, interest rates and fees charged in connection with loans, interest rate adjustments on adjustable-rate mortgage loans, timely release of liens upon loan payoffs, the disclosure and imposition of various fees and charges, and the placing of collateral protection insurance. The Bank has had asserted against it one putative class action claim under the TILA, one putative class action claim under the RESPA and three separate putative class action claims involving the Bank's loan servicing practices. Management does not expect these claims, in the aggregate, to have a material adverse effect on the Bank's or the Company's financial condition, results of operations or liquidity. See "Legal Proceedings".

     The Congress has approved legislation which would require recapture of a thrift's post-1987 tax bad debt reserve over a six-taxable-year period with the opportunity to defer recapture by up to two years if certain residential loan requirements were met. A thrift's tax bad debt reserve as of December 31, 1987 would not be subject to recapture. There would be no financial statement impact on the Bank or the Company from this recapture because a deferred tax liability has already been provided for on the Bank's post-1987 tax bad debt reserves. At September 30, 1995, the Bank had approximately $101 million of post-1987 tax bad debt reserves. The current tax liability resulting from recapture of these reserves would be reduced by NOLs available to offset this income. The legislation is awaiting the President's signature. See "Risk
Factors -- Recapitalization of the SAIF and its Impact on SAIF Premiums; Other Legislative Proposals".


     As of March 31, 1996, the Company had NOLs of $808.0 million available to reduce taxable income in future years. There can be no assurance that the tax deductions associated with these NOLs will be allowed by the IRS. In addition, such tax deductions would be subject to significant limitation under Section 382 of the Code if the Company undergoes an Ownership Change. In the event of an Ownership Change, Section 382 of the Code imposes an annual limitation on the amount of taxable income a corporation may offset with NOLs and certain recognized built-in losses. See "Risk Factors -- Limitations on Use of Tax Losses; Restrictions on Transfers of Stock" and "Regulation -- Taxation -- Net Operating Loss Limitations".

FEDERAL FINANCIAL ASSISTANCE

     Pursuant to the Assistance Agreement and the Settlement Agreement (as defined herein), the Bank received substantial payments from the FRF as follows:

                                                                        FOR THE YEARS ENDED
                                                                           SEPTEMBER 30,
                                                                 --------------------------------
                                                                   1994        1993        1992
                                                                 --------    --------    --------
                                                                          (IN THOUSANDS)
PAYMENTS AFFECTING THE RESULTS OF OPERATIONS
  FRF Assistance (Guaranteed Yield less Actual Yield).........   $ 23,143    $  9,289    $ 32,131
OTHER PAYMENTS
  Settlement payment..........................................    195,300          --          --
  Reimbursable Goodwill Receivable............................         --      31,355      31,355
  Capital loss coverage.......................................         --      29,381      40,891
  Covered Asset writedowns....................................      1,536       8,827      22,205
  Other.......................................................     (1,068)     (7,985)     (4,738)
                                                                 --------    --------    --------
     TOTAL FRF PAYMENTS FOR THE YEAR..........................   $218,911    $ 70,867    $121,844
                                                                 ========    ========    ========

     FRF Assistance on Covered Assets was offset by the interest expense to carry these assets and certain related operating expenses, neither of which were reimbursed by the FRF.

     Pursuant to the Settlement Agreement, all financial assistance and related payments ceased to accrue as of December 28, 1993, and, as of that date, the Bank no longer managed or owned any Covered Assets. There was no material adverse effect on the Company or the Bank as a result of the Settlement Agreement, the transfer of certain Covered Assets to the FDIC and the retention of the remainder of such Covered Assets without financial assistance. See "Business -- The Assistance Agreement".

RECENTLY ISSUED ACCOUNTING STANDARDS

     In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". This statement establishes accounting standards for recognizing and measuring impairment of long-lived assets (and related goodwill) to be held and used and for such assets held for disposal. The statement is effective for financial statements with fiscal years beginning after December 15, 1995, with earlier application encouraged. Implementation of this pronouncement should have no material adverse effect on the Consolidated Financial Statements.

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". This statement defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages adoption of that method for all employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method currently being followed and make pro forma disclosures of net income and earnings per share under the fair value based method of accounting. This statement is effective for financial statements with fiscal years beginning after December 15, 1995, with earlier application encouraged. Management is currently evaluating the proposed alternatives under this statement.

     In June 1996, FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement requires that, after a transfer of financial assets, an entity recognize the financial and servicing assets it controls and the liabilities it has incurred, derecognize financial assets when control has been surrendered, and derecognize liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This statement is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. Implementation of this pronouncement should have no material adverse effect on the Consolidated Financial Statements.

                                    BUSINESS

GENERAL

     The Company is a broad-based financial services provider to consumers and businesses in Texas and other selected regional markets throughout the United States. Through the Bank, its principal subsidiary, the Company currently operates 70 Texas-based community banking branches serving nearly 182,000 households and businesses, 9 commercial banking offices and a nationwide network of mortgage offices. At March 31, 1996, the Company had consolidated total assets of $11.3 billion, total deposits of $5.0 billion and total stockholders' equity of $526.4 million. Upon completion of the Offering, the Company will be the largest publicly traded depository institution headquartered in Texas, in terms of both assets and deposits.

     The Company's operating structure reflects its current business strategy, with four business groups in two business segments.

            EARNINGS (LOSS) BEFORE INCOME TAXES, MINORITY INTEREST,
                   AND EXTRAORDINARY LOSS BY BUSINESS SEGMENT



                                   BANKING    MORTGAGE BANKING     BANK UNITED                        TOTAL
                                   SEGMENT         SEGMENT          CORP.(1)      ELIMINATIONS(2)    EARNINGS
                                   -------    -----------------    -----------    ---------------    --------
                                                           (IN MILLIONS)
Six months ended March 31,
  1996............................  $64.1           $ 3.0             $(1.9)          $  (3.8)        $ 61.4
  1995............................   37.3            17.0              (0.6)             (5.2)          48.5
Years ended September 30,
  1995............................   82.1            19.4              (5.0)             (6.4)          90.1
  1994............................   73.8            24.4              (0.7)            (11.4)          86.1
  1993............................  106.0            31.5                --             (15.2)         122.3



                 OPERATING EARNINGS (LOSS) BY BUSINESS SEGMENT


                              BANKING    MORTGAGE BANKING     BANK UNITED                       TOTAL OPERATING
                              SEGMENT         SEGMENT          CORP.(1)      ELIMINATIONS(2)      EARNINGS(3)
                              -------    -----------------    -----------    ---------------    ---------------
                                                      (IN MILLIONS)
Six months ended March 31,
  1996.......................  $58.3           $ 2.4             $(1.9)          $  (3.8)           $  55.0
  1995.......................   37.6            17.0              (0.6)             (5.2)              48.8
Years ended September 30,
  1995.......................   83.3            19.4              (5.0)             (6.4)              91.3
  1994.......................   63.2            24.4              (0.7)            (11.4)              75.5
  1993.......................   60.8            31.5                --             (15.2)              77.1

- ---------------
(1) Principally interest expense on the Senior Notes.

(2) Reflecting the elimination of dividends received by the Company from the Bank.


(3) Operating earnings represents income, including net gains (losses) on the sales of single family servicing rights and single family warehouse loans, before taxes, minority interest and extraordinary loss, and excludes net gains (losses) on securities, MBS and other loans. Management believes operating earnings, as defined, reflects the revenues and expenses of the Company's business segments and facilitates trend analysis as it excludes transactions that are typically considered opportunistic and not part of the routine core business operations of the Company. Operating earnings is provided as other data and should not be considered an alternative to net income as an indicator of the Company's operating performance or to cash flow as a measure of liquidity.


BUSINESS STRATEGY

     From its incorporation in December 1988 through the early 1990's, the Company's strategy was to obtain assets and deposits through the acquisition of failed thrifts and through purchases from the RTC during the resolution of the banking and thrift crisis. Operationally, the Company focused on traditional single family mortgage lending and on deposit gathering. As a complement to these activities, the Company entered the retail and wholesale mortgage banking businesses, leveraging management's experience in the origination, purchase, sale, structuring, and securitization of mortgage loans and the purchase and sale of MSRs.

     The Company's financial priorities initially were focused towards minimizing interest rate and credit risk while maximizing the net value of the Company's assets and liabilities. To this end, the Company maintained a highly liquid pool of securitizable assets as the core holdings of its loan portfolio. The Company was very active in the buying and selling of loans, MBS and MSRs when economically attractive.

     Over the past few years, the Company's management has pursued a strategy designed to reduce the Bank's reliance on its traditional thrift and mortgage banking lines of business by developing higher margin consumer and commercial lines of business. During this time, the Company has engaged in more aggressive marketing campaigns and has increased its portfolio of multi-family, residential construction, consumer, and commercial loans and the level of lower cost transaction and commercial deposit accounts. While the pursuit of this strategy may entail risks different than those present in traditional single family lending lines of business, the Company believes it has taken appropriate measures to manage these risks adequately. To manage potential credit risk the Company has developed comprehensive credit approval and underwriting policies and procedures for these lines of business. To offset operational and competitive risk, the Company has hired experienced commercial bank professionals, trained other personnel to manage and staff these businesses, and closely monitors the conduct and performance of the businesses. In addition to its efforts to increase originations of commercial and consumer loans, the Company has been increasing the retention of higher yielding single family and multi-family mortgage loans that, in the past, may have been sold or securitized. The Company intends to continue to pursue additional expansion opportunities, including through acquisitions, while maintaining adequate capitalization.

COMMUNITY BANKING GROUP


     The Community Banking Group's principal activities include deposit gathering, consumer lending, small-business banking, and investment product sales. The Community Banking Group, which has marketed itself under the name "Bank United" since 1993, currently operates a 70 branch community banking network, a 24-hour telephone banking center, and a 64-unit ATM network, which together serve as the platform for the Company's consumer and small business banking activities. The Company's branch network includes 37 branches in the greater Houston area, 29 branches in the Dallas/Ft. Worth metropolitan area, and two branches each in Austin and San Antonio. Through its branch network, the Company maintains more than 400,000 accounts with an estimated 182,000 households and businesses.


     Deposit Gathering

     The Community Banking Group offers a variety of traditional deposit products and services, including checking and savings accounts, money market accounts, and CDs. In addition, the Company offers deposit products and services tailored specifically to small business needs. The Community Banking Group's strategy is to become its customers' primary financial services provider by emphasizing high levels of customer service and innovative products. The Company has a history of introducing innovative products that have helped it increase its competitive position within its primary banking markets. At March 31, 1996, the Community Banking Group maintained over 310,000 deposit accounts with $3.9 billion in deposits.

     Consumer Lending


     Since 1992, the Community Banking Group has engaged in consumer lending for its own portfolio. At March 31, 1996, consumer loans outstanding totaled $130.4 million. Through the Community Banking Group, the Company offers a variety of consumer loan products, including home improvement loans, unsecured lines of credit, and automobile loans. Home improvement loans are fixed rate loans and are offered for terms up to 15 years, unsecured loans are open ended maturities with fixed and adjustable rates and automobile loans are offered for terms up to six years on a fixed rate basis. These loans are underwritten utilizing credit scoring and collateral value, and are subject to collection, collateral valuation and fraud risks. In addition, while the Company has offered its customers credit cards since 1990, the Company intends to begin credit card lending for its own portfolio in the fourth quarter of 1996. The consumer lending division of the Community Banking Group also offers home equity lines of credit ("HELOCs") outside of Texas. (Current laws prohibit HELOC lending in the state of Texas; however, the Company has put in place the systems and controls needed to manage a Texas-based HELOC operation in anticipation of possible Texas legislative and constitutional changes that would authorize such lending.) The Community Banking Group has developed the technology required for efficient loan processing and underwriting, including credit scoring and such services as taking loan applications by telephone. Unsecured line of credit loans and credit card loans have the additional risks of no collateral, greater chance of fraud and complex consumer protection laws and regulations. In addition, the ease of credit card availability to the consumer increases risk. Automobile loans carry the risk of collateral depreciation and mobility. Also, repossession laws make it difficult to take possession of the collateral to enforce lien rights.


     Small Business Banking

     The Community Banking Group provides a broad range of credit services to its small business customers, including lines of credit, working capital loans, equipment loans, owner-occupied real estate loans, and Small

Business Administration loans. These loans are offered on a term, both fixed and adjustable, and adjustable revolving basis with maturities up to 10 years for term loans and one year for revolving loans. These loans are underwritten on the financial strength of the guarantor, collateral utilized, and projected cashflow of the business. Small business loan risks are similar to unsecured commercial loans but tend to be magnified due to the ability of the borrower to manage through business cycles and the nature of the assets that small businesses tend to maintain. Additionally, the Company requires borrowers to provide periodic financial information for review and assessment. At March 31, 1996, the Community Banking Group had approximately 280 business credit loans outstanding, representing approximately $26.1 million in loan commitments. At March 31, 1996, the Community Banking Group also had approximately $7.5 million in approved, unclosed business credit loans and another $5.6 million in pending applications for business credit loans. The Community Banking Group's small business strategy is focused on offering loan products and services tailored specifically to most small business needs, with highly responsive credit decision-making. The Company is aggressively seeking to increase its small business lending volume. Specifically, the Company is offering a comprehensive line of small business products and services. It has hired a number of experienced officers, developed a formal customer calling program, trained Community Banking branch managers to source small business loans from and in proximity to branches, is utilizing modern loan application processing and credit scoring technology, and offering a comprehensive line of cash and treasury management services to small business customers. Small business lines of credit and working capital loans may be made on an unsecured basis and therefore may have no secondary source of repayment. When such loans are secured, the value of the collateral may fluctuate with local economic conditions. Small business equipment loans are typically made for longer terms and at higher loan-to-value ratios than other types of equipment loans, and the collateral may have limited marketability or may become obsolete during the term of the loan. Small business owner-occupied real estate loans may be secured by single-use or limited-use real estate. The valuation of these properties is based, in part, upon their ability to operate successfully as going concerns. Small Business Administration loans are typically originated at higher loan-to-value ratios and for longer terms than other commercial loans and are made to borrowers that might not meet the Bank's underwriting guidelines for other commercial loans.


     Investment Product Sales

     Since 1993, a subsidiary of the Bank has been marketing investment products to the Bank's consumer customer base. At March 31, 1996, the investment product sales force was comprised of 23 commissioned Series 7 and Group I licensed registered representatives. A broad range of investment products, including stocks, bonds, mutual funds, annuities, and securities are offered by these registered representatives.

COMMERCIAL BANKING GROUP

     The Commercial Banking Group provides credit and a variety of cash management and other services to certain real estate and real estate related businesses. The Commercial Banking Group conducts its activities through four units: MBF, a financial service provider to small- and medium-sized mortgage companies; Multi-Family Lending; Residential Construction Lending; and Commercial Real Estate Lending. Business is solicited in Texas and in targeted regional markets throughout the United States. The Commercial Banking Group earns fees on committed lines and fees and interest on loans outstanding. The Commercial Banking Group is expanding its products and industry specialties to include health care lending, asset-based lending, and other industrial and commercial loan products.

     Mortgage Banker Finance

     The Commercial Banking Group's MBF unit provides third-party mortgage companies with credit facilities, including warehouse lines of credit, gestation repurchase agreements, term loans secured by MSRs and working capital credit lines, as well as cash management services. The loans provided by the MBF are collateralized by single family mortgages or related servicing rights. The Company lends based on a percentage of the loan market value. The collateral for these loans typically is available for the period of time from the origination of the loan by the borrower until its subsequent sale in the secondary market. At March 31, 1996, the MBF unit had $100.8 million in unfunded commitments and $141.8 million of loans outstanding. Since 1994, the MBF unit has also offered commercial banking services (i.e., cash management, document custody and deposit services) to its mortgage banking customers. Deposits related to MBF activities totaled $797.3 million at March 31, 1996. Mortgage banker finance loans and lines of credit are subject to the risk of collateral that fluctuates in value with changing interest rates. The loans are also subject to the risk that the collateral may be fraudulently or improperly documented. Mortgage banker finance loans are also generally made to borrowing entities that are more thinly capitalized than other commercial borrowers.


     Multi-Family Lending


     Since 1990, the Commercial Banking Group has been providing multi-family financing for established, operating multi-family properties, real estate investment trusts and selected construction, acquisition, and rehabilitation projects. Permanent and construction multi-family loans are offered on a fixed or adjustable rate basis. Multi-family lending is subject to the risk that the borrower may not complete the improvements to the real estate collateral in a timely manner or may fraudulently misrepresent the progress or status of the project. Additionally, the value of the completed collateral is subject to market fluctuations and may be adversely affected by the presence of undetected, environmentally sensitive substances. The Company utilizes certain lending practices to reduce these risks. These include limiting the loan amount to an amount less than its appraised value, verifying historical cash flows, assessing the general economic conditions and the financial condition of the borrower. At March 31, 1996, the Multi-Family Lending unit had $243.0 million in multi-family commitments and $341.1 million in multi-family loans outstanding, including $297.7 million in permanent loans and $43.4 million in construction loans. Loans are solicited directly in Texas and in targeted regional markets throughout the United States, through regional offices and selected preapproved multi-family mortgage banking correspondents. From time to time, the Commercial Banking Group also purchases servicing rights related to multi-family loans. At March 31, 1996, the multi-family servicing portfolio totaled $669.2 million, of which $373.5 million represented loans in the Company's portfolio.


     Residential Construction Lending


     Since 1989, the Commercial Banking Group has been active in making loans to builders for the construction of single family residential properties and, on a more limited basis, loans for acquisition and development of improved residential lots. These loans are made on a commitment term that generally is for a period of one year. Residential construction loans are subject to the risk that a general downturn in the builder's local economy could prevent it from marketing its product profitably. Such loans are also subject to the risk that a builder might misrepresent the completion status of the homes against which it has drawn loan funds. The Company seeks to limit these risks by approving individual builders by reviewing their experience and reputation, general financial condition and speculative inventory levels. Additionally, construction status is reviewed by onsite inspections and the builders' ongoing financial position is monitored. During fiscal 1994 and 1995, the Company expanded into several other major markets outside of Texas, including Atlanta, Chicago, Denver, Orlando, Phoenix, and Philadelphia. Current markets in Texas include Houston, Dallas, Austin, and San Antonio. At March 31, 1996, the Company had $401.7 million in commitments and $179.5 million of residential construction loans outstanding.


     Commercial Real Estate Lending


     The Commercial Banking Group is engaged in commercial real estate lending in targeted sectors, emphasizing permanent mortgages on income producing properties, such as assisted living facilities. At March 31, 1996, the Company had $45.1 million in permanent commercial real estate loans outstanding. Commercial real estate loans are typically made to single-purpose business entities with limited secondary sources of repayment outside the specific project financed. The value of the collateral for such loans may be adversely affected by local market conditions and by the presence of environmentally sensitive substances.


FINANCIAL MARKETS GROUP

     The Financial Markets Group manages the Company's asset portfolio activities, including loan acquisition and management and the securitization of whole loans. Additionally, under the supervision of the ALCO, the Financial Markets Group is responsible for the Company's investment portfolio, for interest rate risk hedging strategies, and for securing funding sources other than consumer and commercial deposits.

     Loan Acquisition and Management

     The Financial Markets Group acquires residential loans, primarily single family loans, through traditional secondary market sources (mortgage companies, financial institutions, and investment banks), as well as from the Mortgage Banking Group. Since September, 1992, the Company has closed more than 50 loan acquisition transactions representing more than $5.3 billion in loans. At March 31, 1996, the majority of the $7.5 billion of loans held to maturity by the Company, which are primarily (88%) adjustable-rate loans, were managed by the Financial Markets Group.

     Wholesale Fundings

     The Financial Markets Group arranges funding sources other than consumer and commercial deposits for the Company. Wholesale funding sources include advances from the FHLB Dallas, reverse repurchase agreements, commercial borrowings, and brokered CDs. At March 31, 1996, wholesale activities provided $5.3 billion in funding. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Resources and Liquidity" and Notes 8, 9 and 10 to the Consolidated Financial Statements.

     Investment Portfolio Management

     The Financial Markets Group manages the Company's investment portfolio, which totaled nearly $2.7 billion at March 31, 1996. The Financial Markets Group seeks to maintain a portfolio of assets that provides for liquidity needs and maintains an interest rate spread over matched funded liabilities, including assets that may be pledged as collateral for secured borrowings, and that maximize utilization of the Bank's risk-based capital. See
"Business -- Investment Portfolio" and Notes 2, 3 and 4 to the Consolidated Financial Statements.

     Securitization of Whole Mortgage Loans

     The Financial Markets Group evaluates the Company's loan portfolio for securitization opportunities and, when appropriate, creates MBS and retains the master servicing. During the past three years, the Financial Markets Group has structured seven securitization transactions, creating $1.8 billion in MBS. The Company has sold substantially all of the non-investment grade securities created, thus enhancing the Bank's risk-based capital ratios and credit quality. These securitization activities are separate from the secondary marketing activities of the Mortgage Banking Group.

MORTGAGE BANKING GROUP

     The Mortgage Banking Group operates under the names "Bank United Mortgage" in Texas and Virginia and "Commonwealth United Mortgage" elsewhere in the United States. The Mortgage Banking Group originates and services first mortgage loans for single family residences for both the Company's portfolio and for sale to investors. At December 31, 1995, with originations of $3.4 billion in fiscal year 1995, the Company was ranked by the American Banker as among the 30 largest originators of single family loans in the nation. In addition, the Company was ranked by the American Banker as one of the 40 largest single family loan servicers in the nation at December 31, 1995. The Company's servicing portfolio at March 31, 1996 was $11.6 billion. To manage the risk on mortgage pipeline loans, the Company estimates the portion of the loans that will close and then enters into forward sales of such loans in the secondary market. Consistent with the increasing emphasis on its community and commercial banking business, the Company has been in the process of evaluating its strategic alternatives with respect to its mortgage banking business. As a result of this evaluation, and in order to attempt to mitigate the negative effect on profitability of increased competition in the loan origination business of the Mortgage Banking Group, the Company has initiated a profitability improvement plan. The plan includes the closure and consolidation of certain mortgage origination branches resulting in the group operating 91 branches, the closure and consolidation of several regional operation centers and related reductions in workforce. In addition, the plan includes process and operational restructuring, as well as changes in management structure and compensation, all designed to attempt to create operational efficiencies and promote profitability. As of June 30, 1996, 15 mortgage origination branches and 2 regional operation centers had been closed and the workforce was reduced by 129. As a result of the office closures, workforce reductions, and related actions, the Company recorded a $10.7 million charge in June 1996 for lease termination expenses, severance payments, and the write-off of goodwill and other costs. No assurances can be given regarding the efficacy of the profitability improvement plan or the timing or impact of any further restructuring (including a possible future sale or liquidation) of the Company's residential mortgage lending business. The Company is not currently engaged in active negotiations to sell its mortgage banking business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Discussion of Results of Operations -- Mortgage Banking Restructure".


     The Mortgage Banking Group principally engages in three activities: Retail Mortgage Operations, Wholesale Mortgage Operations and Mortgage Servicing Operations.

     Retail Mortgage Operations

     The Mortgage Banking Group offers a variety of fixed-rate and adjustable-rate mortgage products for consumers through a nationwide network of retail mortgage origination offices. For the 12 months ended March 31, 1996, the Mortgage Banking Group originated $2.2 billion in retail mortgage loans. Loans are originated through direct contact with individual borrowers by the Group's commissioned retail loan officers.

     Wholesale Mortgage Operations

     The Mortgage Banking Group provides qualified mortgage brokers nationwide with a variety of fixed-rate and adjustable-rate mortgage products through its network of wholesale mortgage origination offices. For the 12 months ended March 31, 1996, the Mortgage Banking Group originated $1.7 billion in mortgage loans through its wholesale operations. Loans are originated through contact with one of the Company's 3,255 mortgage brokers, serviced by the Group's wholesale account executives. All loans originated through wholesale mortgage operations are underwritten by the Company's staff according to secondary market requirements and internal guidelines. The loans are originated and closed in either the name of the Bank or, under certain circumstances, the mortgage broker's name with immediate assignment to the Bank.

     Mortgage Servicing Operations

     The Mortgage Banking Group services residential mortgage loans owned by the Bank and by others, including the GNMA, the FNMA, the FHLMC and private mortgage investors. Mortgage loan servicing consists of collecting and accounting for principal and interest payments from borrowers, remitting principal and interest payments to investors, making cash advances when required, collecting funds for and paying mortgage-related expenses such as taxes and insurance, inspecting mortgaged properties when required, collecting delinquent mortgages, conducting foreclosures and property dispositions in the event of unremedied defaults, and generally administering the loans. At March 31, 1996, the Mortgage Banking Group serviced over $11.6 billion in mortgage loans, including $4.0 billion for the Company's portfolio and $7.6 billion for others. Mortgage servicing operations are technology and process management intensive. The Company views itself as being competitively positioned to service loans in an efficient and cost effective manner relative to its peers. The Company has been ranked by ICM Consultants, Inc. as one of the nation's top 10 servicing organizations in terms of efficiency and productivity for the past three years.

LOAN PORTFOLIO

     The Company has focused in recent years on originating and servicing commercial banking assets. However, the Company's loan portfolio still reflects the Company's origins as a thrift institution, with single family mortgage originations constituting a majority of loans made by the Company. The following tables set out the Company's loan origination levels, as well as the product and geographic distribution of its loan portfolio.

                               LOAN ORIGINATIONS

                                         FOR THE SIX MONTHS
                                           ENDED MARCH 31,         FOR THE YEAR ENDED SEPTEMBER 30,
                                       -----------------------   ------------------------------------
                                          1996         1995         1995         1994         1993
                                       ----------   ----------   ----------   ----------   ----------
                                                               (IN THOUSANDS)
Single family(1).....................  $1,945,434   $1,453,267   $3,226,324   $5,424,550   $6,645,096
Single family residential
  construction.......................     208,847      100,328      239,481      133,609      129,254
Consumer.............................      53,570       41,734       99,249       94,153       64,742
Multi-family, commercial real estate,
  and business credit................     146,309      162,897      307,636      230,995       60,489
                                       ----------   ----------   ----------   ----------   ----------
          Total......................  $2,354,160   $1,758,226   $3,872,690   $5,883,307   $6,899,581
                                       ==========   ==========   ==========   ==========   ==========

- ---------------
(1) Includes $493.2 million, $659.2 million, $1.0 billion, $1.3 billion, and $529 million of loans originated for the Company's portfolio during the six months ended March 31, 1996 and 1995, and during fiscal 1995, 1994, and 1993.

                                 LOAN PORTFOLIO

                                                                          AT SEPTEMBER 30,
                                                 AT MARCH 31,   ------------------------------------
                                                     1996          1995         1994         1993
                                                 ------------   ----------   ----------   ----------
                                                                   (IN THOUSANDS)
Single family..................................   $6,651,723    $7,061,088   $4,203,614   $3,376,181
Single family residential construction.........      179,505       115,436       57,786       35,904
Consumer.......................................      130,356       123,096      108,179       57,902
Multi-family...................................      393,604       479,798      289,334      112,055
Commercial real estate and business credit.....       64,113        38,326       61,919       49,510
Mortgage banker finance line of credit.........      141,781       109,339      147,754      385,548
Single family mortgage warehouse...............      379,720       411,287      252,153      899,602
                                                  ----------    ----------   ----------   ----------
                                                   7,940,802     8,338,370    5,120,739    4,916,702
Allowance for credit losses....................      (36,489)      (36,801)     (23,454)     (29,864)
Accretable unearned discount...................      (24,452)      (38,460)     (50,650)     (27,923)
Net deferred loan origination fees.............       (1,525)       (1,727)        (461)       3,464
Unrealized losses..............................         (256)       (1,142)      --           --
                                                  ----------    ----------   ----------   ----------
          Total................................   $7,878,080    $8,260,240   $5,046,174   $4,862,379
                                                  ==========    ==========   ==========   ==========

             GEOGRAPHIC DISTRIBUTION OF REAL ESTATE LOAN PORTFOLIO

                                                                           AT SEPTEMBER 30,
                                           AT MARCH 31,     ----------------------------------------------
                  STATE                        1996             1995             1994             1993
- -----------------------------------------  ------------     ------------     ------------     ------------
                                                                   (IN THOUSANDS)
California...............................   $3,793,094       $ 3,958,293      $ 1,764,531      $ 1,375,506
Texas....................................    1,238,727         1,259,306        1,131,225          891,459
Florida..................................      450,849           479,379          456,812          485,977
Illinois.................................      168,905           190,801          138,072           72,749
Arizona..................................      130,703           115,260           30,142           20,932
Pennsylvania.............................      120,853           128,693           68,728           33,489
New Jersey...............................      107,080           118,825           80,727           53,452
Virginia.................................      100,700           107,420           92,704           92,846
Washington...............................       85,425            81,005           32,899            7,682
Georgia..................................       83,871            94,413           56,442           63,098
Other states.............................    1,039,559         1,202,943          827,480          532,740
Other -- single family mortgage
  warehouse..............................      379,720           411,287          252,153          899,602
                                            ----------        ----------       ----------       ----------
          Total real estate..............    7,699,486         8,147,625        4,931,915        4,529,532
Mortgage Banker Finance lines of
  credit.................................      141,781           109,339          147,754          385,548
Business credit..........................       19,015             7,320               --               --
Non real estate consumer.................       91,730            89,509           72,987           44,597
                                            ----------        ----------       ----------       ----------
          Subtotal.......................    7,952,012         8,353,793        5,152,656        4,959,677
Non-accretable unearned discounts........      (11,210)          (15,423)         (31,917)         (42,975)
                                            ----------        ----------       ----------       ----------
          Total..........................   $7,940,802       $ 8,338,370      $ 5,120,739      $ 4,916,702
                                            ==========        ==========       ==========       ==========

             GEOGRAPHIC AND PRODUCT DISTRIBUTION OF LOAN PORTFOLIO
                               AT MARCH 31, 1996

                            SINGLE                            SINGLE
                            FAMILY              COMMERCIAL    FAMILY                     NON REAL
                SINGLE    RESIDENTIAL  MULTI-      REAL      MORTGAGE      TOTAL         ESTATE                      % OF
STATE           FAMILY   CONSTRUCTION  FAMILY     ESTATE    WAREHOUSE   REAL ESTATE       LOANS          TOTAL       TOTAL
- -----          ----------  --------   --------   ----------  ---------  -----------   ------------   ------------   ------
                                                        (DOLLARS IN THOUSANDS)
California... $3,771,710   $     --   $  21,384  $     --     $   --    $3,793,094      $     --     $ 3,793,094    47.70%
Texas........    881,324    107,412     220,878      29,113       --     1,238,727            --       1,238,727    15.58
Florida......    421,850     27,013         --        1,986       --       450,849            --         450,849     5.67
Illinois.....    157,986     10,919         --          --        --       168,905            --         168,905     2.12
Arizona......     97,372     14,323      19,008         --        --       130,703            --         130,703     1.64
Pennsylvania.    111,273      7,083       2,497         --        --       120,853            --         120,853     1.52
New
Jersey.......    107,080         --          --         --        --       107,080            --         107,080     1.35
Virginia.....    100,700         --          --         --        --       100,700            --         100,700     1.27
Washington...     65,974         --      19,451         --        --        85,425            --          85,425     1.07
Georgia......     56,331      6,957      20,583         --        --        83,871            --          83,871     1.06
Other
states.......    926,785      5,798      91,211      15,765       --     1,039,559            --       1,039,559    13.07
Other(1).....       --         --           --         --     379,720      379,720       252,526         632,246     7.95
              ----------   --------   ---------   ----------  --------  ----------     ---------     -----------   ------
  Total.....  $6,698,385   $179,505   $ 395,012    $ 46,864  $379,720   $7,699,486      $252,526     $ 7,952,012   100.00%
               =========   ========    ========   ==========  ========  ==========     =========     ===========   ======
% of
Total.......       84.23%      2.26%       4.97%       0.59%     4.77%       96.82%         3.18%         100.00%
               =========   ========    ========   ==========  ========  ==========     =========     ===========   ======


- ---------------
(1) Loans that cannot be classified by state.

LOAN SERVICING PORTFOLIO

     At March 31, 1996, the Mortgage Banking Group was servicing $4.0 billion in residential mortgage loans owned by the Company and $7.6 billion in mortgages owned by others. Mortgage loan servicing consists of collecting and accounting for principal and interest payments from borrowers, remitting principal and interest payments to investors, making cash advances when required, collecting funds for and paying mortgage-related expenses such as taxes and insurance, inspecting mortgaged properties when required, collecting delinquent mortgages, conducting foreclosures and property dispositions in the event of unremedied defaults, and generally administering the loans.

     In return for performing the servicing functions listed above, the Mortgage Banking Group receives servicing fees under loan administration contracts. These fees are withheld from the monthly payments made to investors, are usually based on the principal balance of the loan being serviced, generally range from 0.25% to 0.50% annually of the outstanding principal amount of the loan, and are collected only as payments are received. Minimum servicing fees for substantially all loans serviced under MBS are set from time to time by the sponsoring agencies. As a servicer of loans securitized by the GNMA, the FNMA and the FHLMC, the Bank may be obligated to make timely payment of principal and interest to security holders, whether or not such payments have been made by borrowers on the underlying mortgage loans. With respect to mortgage loans securitized under GNMA programs, the Company is insured by the FHA against foreclosure loss on FHA loans, and by the VA through guarantees on VA loans. Although the GNMA, the FNMA and the FHLMC are obligated to reimburse the Company for principal and interest payments advanced by the Company as a servicer, the funding of delinquent payments or the exercise of foreclosure rights involves costs to the Company that may not be fully reimbursed or recovered.

     The following table sets forth information on the Mortgage Banking Group's Single Family Servicing Portfolio.

                       SINGLE FAMILY SERVICING PORTFOLIO

                                              FOR THE SIX MONTHS      FOR THE YEAR ENDED SEPTEMBER
                                                ENDED MARCH 31,                    30,
                                              -------------------     -----------------------------
                                               1996        1995        1995        1994       1993
                                              -------     -------     -------     ------     ------
                                                                  (IN MILLIONS)
Beginning servicing portfolio................ $12,532     $ 8,921     $ 8,921     $8,073     $7,187
                                              -------     -------     -------     ------     ------
Add: Servicing acquisitions(1)...............      78       3,406       3,730        567         --
      Servicing on loans purchased by the
        Bank.................................       1         440         440         98      1,098
      Servicing originated...................   1,980       1,497       3,339      5,407      6,690
      Subservicing acquired..................      23         135         255         --         --
                                              -------     -------     -------     ------     ------
          Total additions....................   2,082       5,478       7,764      6,072      7,788
                                              -------     -------     -------     ------     ------
Less: Prepayments............................     823         329         938      1,051      1,169
      Foreclosures...........................      52          37          80         41         39
      Servicing released/transferred(1)......   1,986       1,861       2,840      3,913      5,492
      Amortization...........................     159         140         295        219        202
                                              -------     -------     -------     ------     ------
          Total reductions...................   3,020       2,367       4,153      5,224      6,902
                                              -------     -------     -------     ------     ------
Ending servicing portfolio................... $11,594     $12,032     $12,532     $8,921     $8,073
                                              =======     =======     =======     ======     ======
COMPOSITION OF ENDING SERVICING PORTFOLIO BY
  TYPE
  Government................................. $ 2,391     $ 3,008     $ 3,090     $2,777     $1,874
  Conventional...............................   9,203       9,024       9,442      6,144      6,199
                                              -------     -------     -------     ------     ------
Total servicing portfolio.................... $11,594     $12,032     $12,532     $8,921     $8,073
                                              =======     =======     =======     ======     ======
COMPOSITION OF ENDING SERVICING PORTFOLIO BY
  OWNER
  Company.................................... $ 3,956     $ 3,657     $ 4,010     $2,714     $3,634
  Others(2)..................................   7,638       8,375       8,522      6,207      4,439
                                              -------     -------     -------     ------     ------
Total servicing portfolio.................... $11,594     $12,032     $12,532     $8,921     $8,073
                                              =======     =======     =======     ======     ======

- ---------------
(1) The actual release or transfer of servicing does not necessarily take place during the same period as the related sale or purchase of MSRs.

(2) Includes servicing related to loans securitized by the Financial Markets Group into MBS, a portion of which have been retained by the Company.

     During the six months ended March 31, 1996 and 1995 and in fiscal 1995 and 1994, the Mortgage Banking Group purchased MSRs associated with loan principal amounts of $78.2 million, $526.0 million, $594.7 million and $3.9 billion at premiums of $949,000, $8.9 million, $10.3 million and $50.9 million, respectively. In addition to the MSRs acquired during fiscal 1994 associated with $567 million of single family loans included above, MSRs associated with $3.4 billion of single family loans were purchased in fiscal 1994. Because this transaction was consummated at or near year-end, these loans were subserviced by the seller until they were transferred to the Company in fiscal 1995. Accordingly, this $3.4 billion purchase is not reflected in the table above until fiscal 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Discussion of Results of
Operations -- Non-Interest Income" and Note 6 to the Consolidated Financial Statements.

     Gains on the sale of MSRs are affected by changes in interest rates as well as the amount of MSRs capitalized at the time of loan origination or MSR acquisition. Purchasers of MSRs analyze a variety of factors, including prepayment sensitivity, to assess the purchase price they are willing to pay. Lower market interest rates prompt an increase in prepayments as consumers refinance their mortgages at lower rates of interest. As prepayments increase, the life of the servicing portfolio is reduced, decreasing the servicing fee revenue that will be earned over the life of that portfolio and the price third-party purchasers are willing to pay. The fair value of servicing is also influenced by the supply and demand of servicing available for purchase at any point in time. Conversely, as interest rates rise, prepayments generally decrease, resulting in an increase in the value of the servicing portfolio as well as the gains on sales of MSRs.

     Historically, the Company has sold substantially all of the originated MSRs related to non-portfolio loans. The Company may retain servicing in order to maintain the servicing portfolio at an acceptable level, particularly during periods of unusually high levels of prepayments or low levels of new originations.

     In September 1995, the Company adopted SFAS No. 122, effective October 1, 1994. This statement requires that, among other things, the book value of mortgage loans be allocated at the time of origination between the MSRs and the related loans, provided there is a plan to sell or securitize such loans. With the implementation of SFAS No. 122, the original cost basis of the loan is allocated between the loan and the MSRs, thus increasing the gains on sales of loans and reducing the gains on sales of MSRs.

     The following table presents the percentage of loans in the single family servicing portfolio in each interest rate category.

                                                          AT MARCH 31, 1996
                                ---------------------------------------------------------------------
                                LESS
                                THAN     7.00-     8.01-     9.01-      10.01-     11.01-     12.01%
                                7.00%    8.00%     9.00%     10.00%     11.00%     12.00%     & ABOVE
                                ----     -----     -----     ------     ------     ------     -------
    Government................   5.1%     7.5 %     5.3 %      2.1%       0.4%       0.2%       0.1%
    Conventional..............   9.1     29.6      28.9        8.4        2.0        0.7        0.6
                                                                                      --         --
                                ----     ----      ----       ----        ---
              Total...........  14.2%    37.1 %    34.2 %     10.5%       2.4%       0.9%       0.7%
                                ====     ====      ====       ====        ===         ==         ==

     The weighted average interest rate in the single family servicing portfolio has decreased from 9.57% at September 30, 1991 to 8.14% at March 31, 1996, principally as a result of the origination of mortgage loans with increasingly lower rates during fiscal 1991 to 1995, the prepayment and refinance of higher rate mortgages, and purchases of MSRs on loans originated by others at lower rates. At March 31, 1996, the weighted average contractual maturity (remaining years to maturity) of the loans in the residential mortgage loan servicing portfolio was 23 years.

     The following table sets forth as of March 31, 1996 the percentage of loans, by principal amount, in the Company's single family servicing portfolio secured on properties located in each state listed:

                                        STATE                              PERCENT
            -------------------------------------------------------------  -------
            California...................................................    30.8%
            Texas........................................................    18.3
            Florida......................................................     6.2
            Illinois.....................................................     5.1
            New Jersey...................................................     4.8
            Georgia......................................................     3.0
            Other(1).....................................................    31.8
                                                                            -----
                      Total..............................................   100.0%
                                                                            =====

- ---------------
(1) No other state constitutes more than 3%.

     Of the approximately 159,000 loans serviced by the Mortgage Banking Group, at March 31, 1996, 3.84% were delinquent and an additional 0.60% were in foreclosure. The following table presents certain information regarding the number of the delinquent single family loans serviced by the Mortgage Banking Group as of the dates indicated. Completed foreclosures and loans less than 30 days delinquent have been excluded from the table below.

                                                                            AT SEPTEMBER 30,
                                                        AT MARCH 31,     ----------------------
                                                            1996         1995     1994     1993
                                                        ------------     ----     ----     ----
    30-59 Days Past Due...............................       2.3%         2.7%     2.3%     2.4%
    60-89 Days Past Due...............................       0.5          0.6      0.5      0.6
    90+ Days Past Due.................................       1.0          0.9      0.8      0.8
    Loans in foreclosure..............................       0.6          0.6      0.7      0.6
                                                            ----         ----     ----     ----
              Total...................................       4.4%         4.8%     4.3%     4.4%
                                                            ====         ====     ====     ====

     Loan administration contracts with the FNMA, and typically with private investors, provide for continuation of servicing over the term of the loan, but permit termination for cause or termination without cause upon payment of a cancellation fee. Loan administration contracts with the GNMA and the FHLMC are terminable only for cause. Management believes that the Mortgage Banking Group is currently in substantial compliance with all material rules, regulations, and contractual obligations related to mortgage loan servicing.

INVESTMENT PORTFOLIO

     The Company maintains an investment portfolio for investment and liquidity purposes.

                              INVESTMENT PORTFOLIO

                                                                        AT SEPTEMBER 30,
                                           AT MARCH 31,     ----------------------------------------
                                               1996            1995           1994           1993
                                           ------------     ----------     ----------     ----------
                                                                (IN THOUSANDS)
Securities purchased under agreements to
  resell and federal funds sold..........   $  659,279      $  471,052     $  358,710     $  547,988
Trading account assets...................        1,267           1,081          1,011          1,006
Securities...............................       58,351         116,013        114,115         43,430
MBS......................................    1,954,070       2,398,263      2,828,903      2,175,925
                                            ----------      ----------     ----------     ----------
          Total..........................   $2,672,967      $2,986,409     $3,302,739     $2,768,349
                                            ==========      ==========     ==========     ==========

     The investment portfolio consists primarily of MBS. MBS were acquired as a means of investing in housing-related mortgage instruments while incurring less credit risk than that which arises in holding a portfolio of non-securitized loans. Additionally, MBS include securities created through the securitization of the Company's single family loans.

     The MBS in the investment portfolio include FNMA, FHLMC, and GNMA certificates, privately issued and credit enhanced MBS ("non-agency securities"), and certain types of collateralized mortgage obligations ("CMOs").

                           MORTGAGE-BACKED SECURITIES

                                                          AT MARCH 31, 1996
                                   ---------------------------------------------------------------

                                                   GROSS         GROSS
                                   AMORTIZED    UNREALIZED    UNREALIZED      FAIR       CARRYING
                                      COST         GAINS        LOSSES        VALUE        VALUE
                                   ----------   -----------   -----------   ---------    ---------
                                                     (IN THOUSANDS)
Held to maturity
  Agency CMOs -- fixed-rate....... $    3,061     $    61      $      --    $   3,122
  Non-agency
     Fixed-rate...................      7,529       1,837             93        9,273
     Adjustable-rate..............    559,365         635         12,526      547,474
     CMOs -- fixed-rate...........    104,286           7          6,893       97,400
  Other...........................        303          --             --          303
                                     --------    --------       --------     --------
                                      674,544     $ 2,540      $  19,512      657,572
                                                 ========       ========
  Allowance for losses............        (56)                                     --
                                     --------                                --------
          Held to maturity........    674,488                                 657,572    $ 674,488
                                                                                          ========
                                     --------                                --------
Available for sale
  Agency
     Adjustable-rate..............    386,876     $ 3,335      $       5      390,206
     CMOs -- fixed-rate...........      4,032           6             --        4,038
     CMOs -- adjustable-rate......    245,565       1,219            121      246,663
  Non-agency
     Fixed-rate...................     72,760       2,390              1       75,149
     Adjustable-rate..............    440,638         687          2,723      438,602
     CMOs -- fixed-rate...........     79,944          --          1,460       78,484
     CMOs -- adjustable-rate......     37,851          12          1,017       36,846
  Other...........................      8,360       1,234             --        9,594
                                     --------    --------       --------     --------
          Available for sale......  1,276,026     $ 8,883      $   5,327    1,279,582    $1,279,582
                                                 ========       ========                  ========
                                     --------                                --------
          Total mortgage-backed
            securities............ $1,950,514                               $1,937,154
                                     ========                                ========

     The FNMA, FHLMC and GNMA certificates are modified pass-through MBS that represent undivided interests in underlying pools of fixed-rate or certain types of adjustable-rate, single family loans issued by the GNMA, a governmental agency, and by the FNMA and the FHLMC, government-sponsored enterprises. The non-agency securities acquired by the Company have been pooled and sold by private issuers and were generally underwritten by large investment banking firms. These securities provide for the timely payments of principal and interest either through insurance issued by a reputable insurer, or by subordinating certain payments under other securities secured by the same mortgage pool in a manner that is sufficient to have the senior MBS earn one of the two highest credit ratings from one or more of the nationally recognized statistical rating agencies. As of March 31, 1996, 99% of the non-agency MBS had a credit rating of AA/Aa or higher as defined by the Standard & Poor's Corporation or Moody's Investor Services, Inc., respectively.

     The repurchase agreements outstanding at March 31, 1996 and September 30, 1995 were collateralized by single family, multi-family, and commercial real estate loans and MBS. The loans and MBS underlying the repurchase agreements are held by the counterparty in safekeeping for the account of the Company or by a third-party custodian for the benefit of the Company. All of the investments in repurchase agreements and federal funds sold at March 31, 1996 matured on or before April 24, 1996 and those outstanding at September 30, 1995 matured on or before October 5, 1995. The repurchase agreements provide for the same loans and MBS to be resold at maturity.

     See Notes 1 through 4 to the Consolidated Financial Statements for additional information related to the assets in the investment portfolio.

DEPOSITS AND BORROWINGS

  Deposits

     The Company attracts deposits through the Bank's 70 community banking branches located primarily in the Houston and Dallas/Ft. Worth areas including three supermarket branches which were opened in June of 1996. Currently, the principal methods used by the Company to attract and retain deposit accounts include offering generally competitive interest rates, having branch locations in these major Texas markets, and offering a variety of services for the Company's customers. The Company uses traditional marketing methods to attract new customers and savings deposits, including newspaper, radio, and television advertising. The Company offers a traditional line of deposit products that currently includes checking, commercial checking, money market and savings accounts and certificates of deposit. These deposit products are specifically tailored to meet the needs of the Company's retail and small business banking customers.

     The following table illustrates the levels of deposits gathered by the Company's branch network at March 31, 1996.

                           COMMUNITY BANKING NETWORK

                                                                       AT MARCH 31, 1996
                                                             --------------------------------------
                                                                                           AVERAGE
                                                                                           DEPOSITS
                                                             NUMBER OF      DEPOSITS         PER
                         LOCATION                            BRANCHES      OUTSTANDING      BRANCH
- -----------------------------------------------------------  ---------     -----------     --------
                                                                     (DOLLARS IN THOUSANDS)
Houston Area...............................................      34        $ 2,392,261     $ 70,361
Dallas/Ft. Worth Area......................................      29          1,322,686       45,610
Other......................................................       4            212,889       53,222
                                                                 --
                                                                            ----------
          Total deposits...................................      67        $ 3,927,836       58,624
                                                                 ==         ==========

     The Company also offers cash management services to its MBF customers. These services are commercial deposit accounts comprised of operating accounts of MBF customers, escrow deposits, and principal and interest payments on the loans serviced by MBF customers. At March 31, 1996, these deposits totaled $797.3 million. While the Company does not generally solicit brokered deposits, the Company from time to time accepts brokered deposits when permitted by regulation and available at favorable rates. Wholesale deposits are raised from time to time through the Company's money desk from institutional investors.

     The following table sets forth by account types the aggregate amount and weighted average rate of the Company's deposits.

                                    DEPOSITS

                                                                                  AT SEPTEMBER 30,
                                                        ---------------------------------------------------------------------
                                    AT MARCH 31,
                                        1996                    1995                    1994                    1993
                                ---------------------   ---------------------   ---------------------   ---------------------
                                             WEIGHTED                WEIGHTED                WEIGHTED                WEIGHTED
                                             AVERAGE                 AVERAGE                 AVERAGE                 AVERAGE
                                  AMOUNT       RATE       AMOUNT       RATE       AMOUNT       RATE       AMOUNT       RATE
                                ----------   --------   ----------   --------   ----------   --------   ----------   --------
                                                                   (DOLLARS IN THOUSANDS)
Non-interest bearing
  deposits....................  $  242,560       --%    $  181,196       --%    $   76,498       --%    $   44,149       --%
Interest-bearing deposits
  Transaction accounts........     222,148     1.00        219,307     1.50        233,666     1.49        229,972     2.07
  Insured money fund accounts
    Consumer..................     493,000     4.11        397,473     3.73        407,029     3.12        397,511     2.69
    Commercial................     717,308     5.32        857,669     5.82        416,571     4.84         51,938     2.60
                                ----------     ----     ----------     ----     ----------     ----     ----------     ----
      Subtotal................   1,210,308     4.83      1,255,142     5.16        823,600     3.99        449,449     2.68
                                ----------     ----     ----------     ----     ----------     ----     ----------     ----
  Savings accounts............     139,343     2.50        144,301     2.73        222,769     2.60        312,778     2.68
  Certificates of deposit
    Consumer..................   2,912,263     5.72      3,063,631     5.84      2,949,715     4.88      3,251,391     4.77
    Commercial................       3,348     5.02          2,273     5.36             --       --             --       --
    Wholesale.................     233,351     9.70        316,370     9.06        457,956     7.92        551,649     7.13
                                ----------     ----     ----------     ----     ----------     ----     ----------     ----
      Subtotal................   3,148,962     6.01      3,382,274     6.14      3,407,671     5.29      3,803,040     5.11
                                ----------     ----     ----------     ----     ----------     ----     ----------     ----
      Total interest-bearing
        deposits..............   4,720,761     5.37      5,001,024     5.59      4,687,706     4.74      4,795,239     4.58
                                ----------     ----     ----------     ----     ----------     ----     ----------     ----
      Total deposits..........  $4,963,321     5.11%    $5,182,220     5.40%    $4,764,204     4.67%    $4,839,388     4.53%
                                ==========     ====     ==========     ====     ==========     ====     ==========     ====
Consumer......................  $3,843,134              $3,868,498              $3,834,238              $4,207,739
Commercial....................     886,836                 997,352                 472,009                  80,000
Wholesale.....................     233,351                 316,370                 457,957                 551,649
                                ----------              ----------              ----------              ----------
      Total deposits..........  $4,963,321              $5,182,220              $4,764,204              $4,839,388
                                ==========              ==========              ==========              ==========

     The following table sets forth, by various interest rate categories, the dollar amounts and the periods to maturity of the Company's time deposits at March 31, 1996.

                               DEPOSIT MATURITIES

                                               CERTIFICATES MATURING IN THE YEAR ENDING MARCH 31,
                                 ------------------------------------------------------------------------------
          STATED RATE               1997           1998          1999         2000        2001       THEREAFTER       TOTAL
- -------------------------------  ----------     ----------     --------     --------     -------     ----------     ----------
                                                                        (IN THOUSANDS)
2.99% & below..................  $    1,824     $       --     $     --     $     --     $    --      $     --      $    1,824
3.00% to 3.99%.................      21,033          3,827          649            8          --             3          25,520
4.00% to 4.99%.................     291,351        237,112       16,495       32,615       1,051         3,099         581,723
5.00% to 5.99%.................     524,650        564,293      144,050       47,412       5,496        15,581       1,301,482
6.00% to 6.99%.................     131,259        436,705       82,683       57,147      60,189        19,592         787,575
7.00% to 7.99%.................     127,964         80,121        7,690        5,723      21,599        12,888         255,985
8.00% to 8.99%.................      11,580          1,273        2,581        3,010       1,700           379          20,523
9.00% to 9.99%.................         265            741        6,249        2,925          12           446          10,638
10.00% to 10.99%...............      31,200          7,444       23,974          728         591           325          64,262
Over 10.99%....................      69,648         29,517           --          265          --            --          99,430
                                 ----------     ----------     --------     --------     -------       -------      ----------
                                 $1,210,774     $1,361,033     $284,371     $149,833     $90,638      $ 52,313      $3,148,962
                                 ==========     ==========     ========     ========     =======       =======      ==========

     The following table sets forth the amount of the Company's certificates of deposit that are $100,000 or greater by time remaining until maturity.

                      TIME DEPOSITS GREATER THAN $100,000

                                                                        AT MARCH 31, 1996
                                                              -------------------------------------
                                                              NUMBER OF ACCOUNTS     DEPOSIT AMOUNT
                                                              ------------------     --------------
                                                                     (DOLLARS IN THOUSANDS)
Three months or less........................................           648              $ 68,289
Over three through six months...............................           895                94,458
Over six through twelve months..............................         1,455               151,881
Over twelve months..........................................         1,352               143,660
                                                                     -----               -------
                                                                     4,350              $458,288
                                                                     =====               =======

Borrowings

     The Company relies upon borrowings, primarily collateralized borrowings such as advances from the FHLB and reverse repurchase agreements, to fund its assets. These sources of funds were the primary source of funds for the recent asset growth and accounted for 46% of the funding of average assets for the six months ended March 31, 1996, 43% for fiscal 1995, 31% for fiscal 1994 and 23% for fiscal 1993. Fixed and variable rate advances are obtained from the FHLB Dallas under a security and pledge agreement that restricts the amount of borrowings to the greater of (i) a percentage of fully disbursed single family loans, unless assets are physically pledged to the FHLB Dallas, and (ii) a percentage of total assets. At March 31, 1996, these limitations were 65% of the outstanding principal of single family loans and 45% of total assets. See Notes 9 and 10 to the Consolidated Financial Statements.

     The following table sets forth certain information regarding the borrowings of the Company as of or for the period indicated.

                                   BORROWINGS

                                        AT OR FOR THE         AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                       SIX MONTHS ENDED      ----------------------------------------
                                        MARCH 31, 1996          1995           1994           1993
                                      ------------------     ----------     ----------     ----------
                                                          (DOLLARS IN THOUSANDS)
Reverse Repurchase Agreements
  Balance outstanding at
     period-end.....................      $  949,936         $1,172,533     $  553,000     $  300,000
  Fair value of collateral at
     period-end.....................         987,478          1,239,527        673,000        321,200
  Maximum outstanding at any month-
     end............................       1,096,508          1,355,540        553,000        659,000
  Daily average balance.............         982,115            887,932        273,899        345,269
  Average interest rate.............            5.82%              5.99%          3.85%          3.23%
Federal Funds Purchased
  Balance outstanding at
     period-end.....................      $       --         $       --     $       --     $   10,000
  Maximum outstanding at any month-
     end............................              --                 --         15,000         10,000
  Daily average balance.............              54                521            767            740
  Average interest rate.............            5.94%              5.95%          3.73%          2.84%
FHLB Advances
  Balance outstanding period-end....      $4,139,023         $4,383,895     $2,620,329     $2,185,445
  Maximum outstanding at any month-
     end............................       4,384,798          4,386,605      2,697,829      2,217,745
  Daily average balance.............       4,346,960          3,560,844      2,285,630      1,344,129
  Average interest rate.............            6.18%              6.31%          3.98%          3.62%


     See Notes 9 and 10 to the Consolidated Financial Statements for additional information.


ASSET AND LIABILITY MANAGEMENT

     The Company's asset and liability management process is utilized to manage the Company's interest rate risk through structuring the balance sheet and off-balance sheet portfolios to maximize net interest income while maintaining acceptable levels of risk to changes in market interest rates. The achievement of this goal requires a balance between profitability, liquidity and interest rate risk.

     Interest rate risk is managed by the ALCO, which is composed of senior officers of the Bank, in accordance with policies approved by the Board of Directors of the Bank. The ALCO formulates strategies based on appropriate levels of interest rate risk. In determining the appropriate level of interest rate risk, the ALCO considers the impact on earnings and capital of the current outlook on interest rates, potential changes in interest rates, regional economies, liquidity, business strategies and other factors. The ALCO meets regularly to review, among other things, the sensitivity of assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activity, the mortgage pipeline, and the maturities of investments and borrowings. Additionally, the ALCO reviews liquidity, cashflow flexibility, maturities of deposits, consumer and commercial deposit activity, current market conditions, and interest rates on both a local and national level.

     The "interest rate sensitivity gap" is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to affect net interest income adversely, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. Different types of assets and liabilities with the same or similar maturities may react differently to changes in overall market rates or conditions, thus changes in interest rates may affect net interest income positively or negatively even if an institution were perfectly matched in each maturity category. The Company's one year cumulative interest rate gap position at March 31, 1996 was negative $410.9 million or 3.65% of total assets. At June 30, 1996, the Company's one year cumulative interest rate gap position was substantially the same. This is a one-day position which is continually changing and is not necessarily indicative of the Company's position at any other time. Additionally, the gap analysis does not consider the many factors accompanying interest rate moves. While the interest rate sensitivity gap is a useful measurement and contributes toward effective asset and liability management, it is difficult to predict the effect of changing interest rates solely on that measure, without accounting for alterations in the maturity or repricing characteristics of the balance sheet that occur during changes in market interest rates. During periods of rising interest rates the Company's assets tend to have prepayments that are slower than those in an interest rate sensitivity gap and would increase the negative gap position. Conversely, during a period of falling interest rates the Company's assets would tend to prepay faster than expected thus decreasing the negative gap.


     To effectively measure and manage interest rate risk, the Company uses simulation analysis to determine the impact on net interest income under various interest rate scenarios, balance sheet trends and strategies. From these simulations, interest rate risk is quantified and appropriate strategies are developed and implemented. Additionally, duration and market value sensitivity measures are utilized when they provide added value to the overall interest rate risk management process. The overall interest rate risk position and strategies are reviewed by executive management and the Bank's Board of Directors on an ongoing basis. The Company has traditionally managed its business to eliminate, insofar as possible, its overall exposure to changes in interest rates. However, under the Company Board's current policies, management has been given some latitude to increase the Company's interest rate sensitivity position within certain limits if, in management's judgment, that will enhance profitability. As a result, changes in market interest rates may have a greater impact on the Company's financial performance in the future than they have had historically.

     The following table sets forth the expected repricing characteristics of the Company's consolidated assets and liabilities at March 31, 1996, utilizing assumptions noted below:

                           ASSET/LIABILITY REPRICING

                                                     AMOUNTS MATURING OR REPRICING IN
                                       -------------------------------------------------------------
                                                       AFTER
                                                       THREE        AFTER        AFTER
                                        LESS THAN      MONTHS     SIX MONTHS    ONE YEAR     AFTER
                                          THREE      BUT WITHIN   BUT WITHIN   BUT WITHIN     FIVE       NON-
                                         MONTHS      SIX MONTHS    ONE YEAR    FIVE YEARS    YEARS     REPRICING      TOTAL
                                       -----------   ----------   ----------   ----------   --------   ---------   -----------
                                                                       (DOLLARS IN THOUSANDS)
ASSETS(1)(2)
  Residential construction and
    commercial real estate loans.....  $   599,923   $    6,275   $   12,837   $  154,403   $  6,254   $      --   $   779,692
  Single family mortgage warehouse...      379,719           --           --           --         --          --       379,719
  Adjustable-rate loans and mortgage-
    backed securities................    3,025,481    2,101,348    1,487,350    1,007,120     26,395          --     7,647,694
  Fixed-rate loans and
    mortgage-backed securities.......       47,260       46,311       89,921      555,531    248,791          --       987,814
  Cash and investment securities.....      994,980           --       52,600           --     40,009          --     1,087,589
  Other assets.......................       76,470           --           --           --         --     307,658       384,128
                                       -----------   ----------   ----------   ----------   --------   ---------   -----------
      Total assets...................  $ 5,123,833   $2,153,934   $1,642,708   $1,717,054   $321,449   $ 307,658   $11,266,636
                                       ===========   ==========   ==========   ==========   ========   =========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Certificates of deposit............  $   465,343   $  644,399   $1,107,134   $  902,043   $ 30,043   $      --   $ 3,148,962
  Checking and savings(3)............    1,814,359                                                --          --     1,814,359
                                       -----------   ----------   ----------   ----------   --------   ---------   -----------
      Total deposits.................    2,279,702      644,399    1,107,134      902,043     30,043          --     4,963,321
  Senior Notes.......................           --           --           --      115,000         --          --       115,000
  FHLB advances and other
    borrowings.......................    3,516,307      653,564      843,202       71,200      5,045          --     5,089,318
  Other liabilities..................      287,056           --           --           --         --     100,000       387,056
  Minority interest..................           --           --           --           --         --     185,500       185,500
  Stockholders' equity...............           --           --           --           --         --     526,441       526,441
                                       -----------   ----------   ----------   ----------   --------   ---------   -----------
      Total liabilities, minority
        interest, and stockholders'
        equity.......................  $ 6,083,065   $1,297,963   $1,950,336   $1,088,243   $ 35,088   $ 811,941   $11,266,636
                                       ===========   ==========   ==========   ==========   ========   =========   ===========
Gap before off-balance-sheet
  financial instruments..............  $  (959,232)  $  855,971   $ (307,628)  $  628,811   $286,361   $(504,283)
OFF-BALANCE-SHEET(4)
  Interest rate swap
    agreements -- pay floating.......      (50,000)          --       50,000           --         --          --
  Interest rate swap
    agreements -- pay fixed..........           --           --           --           --         --          --
                                       -----------   ----------   ----------   ----------   --------   ---------
Gap..................................  $(1,009,232)  $  855,971   $ (257,628)  $  628,811   $286,361   $(504,283)
                                       ===========   ==========   ==========   ==========   ========   =========
Cumulative gap.......................  $(1,009,232)  $ (153,261)  $ (410,889)
                                                                  ==========
Cumulative gap as a percentage of
  total assets.......................        (8.96)%      (1.36)%      (3.65)%

- ---------------
(1) Fixed-rate loans and MBS are distributed based on their contractual maturity adjusted for prepayments, and adjustable-rate loans and MBS are distributed based on the interest rate reset date and contractual maturity adjusted for prepayments. Loans and MBS runoff and repricing assumes a constant prepayment rate based on coupon rate and maturity. The weighted average annual projected prepayment rate was 20%.

(2) Assets repricing to lagging rate indices are adjusted to reflect the delay in the repricing of the index to market interest rates. The lagging indices are based on a blended cost of funds, primarily the FHLB 11th District Cost of Funds Index. These indices are assumed to take 18 months to reprice fully to a change in the general level of interest rates.

(3) Checking and savings deposits are presented in the earliest repricing period since amounts in these accounts are subject to withdrawal on demand.

(4) The above table includes only those off-balance-sheet financial instruments which impact the gap in all interest rate environments. The Company also has certain off-balance-sheet financial instruments which hedge specific interest rate risks.

COMPETITION

     The Company competes primarily with seven commercial banks and five thrift institutions, all of which have a substantial presence in the same markets as the Company. Based on consumer deposit balances at December 1995 the Company ranked third in the Houston and fifth in the Dallas/Ft. Worth metropolitan areas in terms of deposits. Competitors for deposits include thrift institutions, commercial banks, credit unions, full service and discount broker dealers, and other investment alternatives, such as mutual funds, money market funds, and savings bonds or other government securities. The Company and its peers compete primarily on price at which products are offered and on customer service.

     The Company competes for mortgage originations with thrift institutions, banks, insurance companies, and mortgage companies, many of which operate nationwide mortgage origination networks similar to that of the Company. Primary competitive factors include service quality, relationships with builders and real estate brokers, and rates and fees. Many of the Company's competitors are, or are affiliated with, organizations with substantially larger asset and capital bases (including regional and multi-national banks and bank holding companies) and with lower funding costs.

SUBSIDIARIES

     The Company has no direct subsidiaries other than the Bank. The Bank is permitted to invest in the capital stock, obligations, and other securities of its service corporations in an aggregate amount not to exceed 2% of the Bank's assets, plus an additional 1% of assets if such investment is used for community development or inner-city development purposes. In addition, if the Bank meets minimum regulatory capital requirements, it may make certain conforming loans in an amount not exceeding 50% of the Bank's regulatory capital to service corporations of which the Bank owns more than 10% of the stock. At March 31, 1996, the Bank was authorized to have a maximum investment of approximately $338.1 million in its subsidiaries.

  Commonwealth United Mortgage Company

     The Bank is the sole shareholder of Commonwealth United Mortgage Company, a Texas corporation formed in 1992 to function as a licensed mortgage banker in the state of Vermont.

  United Agency Corporation

     United Agency Corporation is a wholly-owned subsidiary of the Bank whose primary purpose is holding the stock of Commonwealth General Services Agency, Inc., an Arkansas corporation incorporated in 1951 ("CGSA"). CGSA is a managing general insurance agency that contracts with insurance companies and agencies that offer insurance products to the Bank's mortgage loan customers. CGSA earns a commission on each insurance policy sold by the insurance companies or agencies with which CGSA contracts.

  United Capital Management Corporation

     The Bank is the sole shareholder of United Capital Management Corporation, a Texas corporation formed in 1985 to function in the deposit referral business and is currently inactive.

  United Financial Markets, Inc.

     The Bank is the sole shareholder of United Financial Markets, Inc. ("UFM"), a Texas corporation, which acts as a full-service broker-dealer. UFM, through its institutional division, sells various securities products and whole loans and engages in the deposit referral business with institutional and sophisticated retail customers. Through its retail division, UFM markets annuities and securities, including mutual funds, stocks and bonds, to the Bank's retail customers. UFM is a broker-dealer registered with the Commission and a member of the National Association of Securities Dealers, Inc. ("NASD"). This subsidiary commenced operations in late 1992, and its activities have been expressly approved by the OTS.

  United Greenway Securities Services, Inc.

     The Bank is the sole shareholder of United Greenway Securities Services, Inc., a Texas corporation formed in 1989 to make mutual funds and other non-deposit products available to retail customers through referrals to a registered broker-dealer. This subsidiary is currently inactive.

  United Mortgage Securities Corporation

     The Bank is the sole shareholder of United Mortgage Securities Corporation, a Delaware corporation formed in 1993 to issue MBS securitized with mortgage loans purchased from the Bank.

  USAT Mortgage Securities, Inc.

     The Bank is the sole shareholder of USAT Mortgage Securities, Inc., a Texas corporation formed in 1985 to function as an issuer of three series of CMOs. This subsidiary is currently inactive.

PERSONNEL

     As of March 31, 1996, the Company employed 2,568 full-time employees and 129 part-time employees. The employees are not represented by a collective bargaining agreement, and the Company believes that it has good relations with its employees. See Note 14 to the Consolidated Financial Statements for information relating to certain benefits generally available to all employees.

THE ASSISTANCE AGREEMENT

     In connection with the Acquisition, the Bank, the Company and certain of their direct and indirect parent entities entered into an overall agreement with the FSLIC and the FHLBB that was evidenced by several written agreements (the "Agreements"). The principal contract relating to the Acquisition was the Assistance Agreement, dated December 30, 1988, among the FSLIC, the Company, the Bank, and certain of the Bank's other direct and indirect parent entities (the "Assistance Agreement"). The Assistance Agreement set forth certain mutual, interdependent commitments of the parties with respect to the Acquisition. Among other provisions, the FSLIC agreed to provide the Bank with certain forms of financial assistance. The other written agreements comprising the overall agreement were the Acquisition Agreement, dated December 30, 1988, between the FSLIC and the Bank; the Warrant Agreement, dated December 30, 1988, between the FSLIC and the Bank; the Regulatory Capital Maintenance Agreement, dated December 30, 1988, among the FSLIC, the Bank, the Company, Hyperion Holdings and Hyperion Partners; and the Forbearance Agreement, dated February 15, 1989, among the Federal Home Loan Bank Board, the Bank, the Company, Hyperion Holdings and Hyperion Partners. The Acquisition Agreement set forth the terms of the Bank's acquisition of substantially all of the assets of Old USAT and the assumption of Old USAT's secured, deposit and certain tax liabilities. The Warrant Agreement granted the FSLIC the Warrant to purchase up to 158,823 shares of Bank Common Stock at an exercise price of $0.01 per share. The Regulatory Capital Maintenance Agreement placed certain restrictions on the Bank's payment of dividends on the Bank Common Stock. The Agreement for Operating Policies required the Bank to prepare a three year business plan and certain specified written operating policies. The Forbearance Agreement granted to the Bank, the Company, Hyperion Holdings and Hyperion Partners forbearances from regulatory action relating to capital requirements and accounting procedures. All of the Agreements have terminated except the Warrant Agreement, as amended on December 23, 1993, one provision of the Assistance Agreement granting certain indemnities to the Bank, the Company, Hyperion Holdings, Hyperion Partners, the Forbearance Agreement and the Tax Benefits Agreement, dated December 28, 1993, among the Bank, the Company, Hyperion Holdings and Hyperion Partners, which governs the sharing of tax benefits with the FDIC-FRF.

     The Company also succeeded to substantial NOLs as a result of the Acquisition and has recorded substantial additional NOLs for tax purposes due to the exclusion of assistance payments received from the FRF under the Assistance Agreement from taxable income and the deduction of losses and writedowns on certain assets (the "Covered Assets") for which tax-free assistance payments were received. See "Regulation -- Taxation -- FSLIC Assistance".

     In connection with the Acquisition, the Bank issued the Warrants, which enable the FDIC --FRF to acquire a specified number of shares of Bank Common Stock for a nominal price, and agreed to make payments in lieu of dividends on the Warrants upon the payment of dividends on the Bank Common Stock. See
"-- Warrant Agreement".


     The Assistance Agreement was terminated on December 23, 1993, when the Company, the Bank, certain of their direct and indirect parent entities, and the FDIC entered an agreement settling certain disputes with respect to various matters relating to the Acquisition and the Assistance Agreement (the "Settlement Agreement"). Pursuant to the Settlement Agreement, the Assistance Agreement was terminated, the Bank no longer managed or owned the Covered Assets (except for certain of the Covered Assets that were "uncovered" and retained), and, as of December 28, 1993, the Bank no longer received any significant financial assistance from the FRF. The Settlement Agreement also provided for the continuation of certain of the Company's and the Bank's claims against the United States in the United States Court of Federal Claims. See
"-- Forbearance".

  Impact of Assistance Payments

     The Bank received substantial payments from the FRF pursuant to the Assistance Agreement prior to its termination. Payments received during fiscal 1994 and 1993 are summarized below.

                                                                       FOR THE YEAR ENDED
                                                                         SEPTEMBER 30,
                                                                      --------------------
                                                                        1994        1993
                                                                      --------     -------
                                                                         (IN THOUSANDS)
    Payments affecting the results of operations....................  $ 23,143     $ 9,289
    Other payments
      Settlement payment............................................   195,300          --
      Other.........................................................       468      61,578
                                                                      --------     -------
              Total FRF payments....................................  $218,911     $70,867
                                                                      ========     =======

  Warrant Agreement

     Concurrent with the execution of the Assistance Agreement, the Bank and the FSLIC entered into a warrant agreement (the "Warrant Agreement"), pursuant to which the FSLIC was granted the Warrant to purchase up to 158,823 shares of Bank Common Stock (5.56% of the Bank Common Stock as of December 28, 1993, assuming exercise in full of the Warrant) at an exercise price of $0.01 per share. Pursuant to the Settlement Agreement, the Bank and the FDIC-FRF entered into the First Amendment to the Warrant Agreement on December 28, 1993 (the "First Amendment to Warrant Agreement"). References to the Warrant Agreement below are to the Warrant Agreement as amended by the First Amendment to Warrant Agreement.

     The Warrant Agreement provides that the holder may exercise the Warrant, in whole or in part, at any time, and from time to time until December 29, 2004. The Warrant Agreement provides that the holder may sell, transfer, assign, or otherwise dispose of the Warrant and its rights and obligations under the Warrant Agreement at any time, subject to a right of first refusal by the Bank.


     The Warrant Agreement provides that the holder of the Warrant shall have the right to, among other things, have an offering circular filed with the OTS in connection with the sale of the Bank Common Stock to be received upon exercise thereof. The Warrant Agreement also provides for an adjustment of the number of shares of the Bank Common Stock that are purchasable upon exercise of the Warrant upon the occurrence of certain events, including a stock split and the issuance of Bank Common Stock, at a price below the market price determined at and immediately prior to the time of issuance. No adjustments had been made to such number of shares of the Bank Common Stock at September 30, 1995 or March 31, 1996. Within 60 days following the submission by the holders of more than 50% interest of the Warrant or of the Bank Common Stock that has been issued upon the exercise of the Warrant of a demand for filing of an offering circular with the OTS, the Bank, the Company or their affiliates have the right to repurchase all or a portion of both the Warrants and any shares of the Bank Common Stock that have been issued upon the exercise of the Warrant, for cash, in an amount equal to their market value (as defined in the Warrant Agreement).

     Pursuant to the Settlement Agreement, all disputes with respect to the Warrant, including the dispute concerning credit to the FDIC-FRF for dividends paid prior to December 28, 1993, were resolved, and the parties agreed that the Bank will make payments to the holder of the Warrant in lieu of dividends upon any payment of dividends on the Bank Common Stock (other than dividends for which anti-dilution adjustments are made) beginning December 28, 1993 until December 30, 1998 or such earlier date as the Warrant is no longer outstanding. In May 1996, the Bank made a payment to the FDIC-FRF of $5.9 million in lieu of such dividends in connection with the declaration of a $100 million dividend on the Bank Common Stock. See Note 21 to the Consolidated Financial Statements for a discussion of subsequent events.


     The Warrant Agreement also provides that the Warrant shall be redeemed upon a merger or liquidation of the Bank or certain events constituting a change in control of the Bank's direct or indirect parent entities, at a price equivalent to the value of the number of shares of the Bank Common Stock for which the Warrant is exercisable, such value to be derived from the consideration paid in connection with such merger, liquidation, or change in control.


  Warrant Purchase and Exchange Agreement

     The FDIC-FRF, the Bank and the Company have entered into the Warrant Purchase and Exchange Agreement (the "Warrant Exchange Agreement") pursuant to which, immediately prior to the Offering, the FDIC-FRF surrendered to the Bank a portion of the Warrant for a cash payment of approximately $5.9 million and exercised the balance of the Warrant. Immediately thereafter, the FDIC-FRF exchanged the shares of Bank Common Stock issued upon exercise of the Warrant for 1,503,560 shares of Class B Common Stock. As part of the Offering, the FDIC-FRF is selling all of such shares of Class B Common Stock. Following the consummation of the Offering, all rights and obligations under the Warrant and the Warrant Agreement will be terminated, and the FDIC-FRF will not own any shares of Common Stock.

  Forbearance

     In connection with the original acquisition of the Bank by the Company, the FHLBB also approved the Forbearance Agreement. Under the terms of the Forbearance Agreement, the FSLIC agreed to waive or forbear from the enforcement of certain regulatory provisions with respect to regulatory capital requirements, liquidity requirements, accounting requirements and other matters. After the enactment of FIRREA, OTS took the position that the capital standards set forth in FIRREA apply to all savings institutions, including those institutions that had been operating under previously granted capital and accounting forbearances, and that FIRREA eliminated these forbearances. While the Bank has not had to rely on such forbearances or waivers in order to remain in compliance with existing capital requirements as interpreted by the OTS, the position of the OTS has adversely affected the Bank by curtailing the growth and reducing the leverage contemplated by the terms of the Forbearance Agreement. The Bank also has been and continues to be in compliance with all of the other referenced regulatory capital provisions and, accordingly, has not had to rely on the waivers or forbearances provided in the Acquisition. Pursuant to the Settlement Agreement, the Company, the Bank and certain of their then-direct and indirect parent entities have retained all causes of action and claims relating to the forbearances against the United States in the United States Court of Federal Claims, and the FDIC and the other governmental parties to the lawsuit have reserved any and all defenses to such causes of actions and claims. On July 25, 1995, Plaintiffs filed suit against the United States in the Court of Federal Claims for alleged failures of the United States (i) to abide by a capital forbearance, which would have allowed the Bank to operate for ten years under negotiated capital levels lower than the levels required by the then existing regulations or successor regulations, (ii) to abide by its commitment to allow the Bank to count $110 million of subordinated debt as regulatory capital for all purposes and (iii) to abide by an accounting forbearance, which would have allowed the Bank to count as capital for regulatory purposes, and to amortize over a period of twenty-five years, the $30.7 million difference between certain FSLIC payment obligations to the Bank and the discounted present value of those future FSLIC payments. The lawsuit is in a preliminary stage. Discovery was stayed pending the United States Supreme Court's review in Winstar. On July 1, 1996, the Supreme Court upheld lower court rulings that the United States had breached the contracts involved in the Winstar cases and remanded the case for further proceedings on the issue of damages. There is uncertainty about how the Court of Federal Claims will manage the over 100 lawsuits on its docket that, like Plaintiffs' case, involve issues similar to those raised in the Winstar cases. On July 8, 1996, the Chief Judge of the Court of Federal Claims designated Stephen D. Susman, Esq. of Houston, Texas as "Special Counsel to the Court" to facilitate the adoption of methods for "rationalizing" the litigation. At a Court of Federal Claims status conference held on July 30, 1996, Mr. Susman presented a proposed case management plan and schedule supported by a large number of the plaintiffs in the FIRREA-related cases, including Plaintiffs. Counsel for the United States proposed a different plan, but, while asserting objections to a number of the features of Mr. Susman's plan, expressed a willingness to work with Mr. Susman and a coordinating committee of plaintiffs' counsel on achieving an agreed pretrial order for management of the cases. The Chief Judge of the Court of Federal Claims scheduled another status conference for August 19, 1996 and directed counsel for the United States and the plaintiffs' counsel coordinating committee to report to the Chief Judge by August 15 on their efforts to agree on a proposed case management plan. The Chief Judge also encouraged the FDIC, which has indicated a desire to participate in or take over certain lawsuits (unlike Plaintiffs' lawsuit) involving post-FIRREA failed institutions, to become involved in this process. The Chief Judge indicated that he may enter a case management order at or shortly after the August 19 status conference. While the Company expects Plaintiffs' claims for damages to exceed $200 million, the Company is unable to predict the outcome of Plaintiffs' suit against the United States and the amount of judgment for damages, if any, that may be awarded. Consequently, no assurances can be given as to the results of this suit. See "Legal Proceedings".


     The Company and the Bank have entered into an agreement with Hyperion Partners acknowledging the relative value, as among the parties, of their claims in the pending litigation. The agreement confirms that the Company and the Bank are entitled to receive 85% of the amount, if any, recovered as a result of the settlement of or a judgment on such claims, and that Hyperion Partners is entitled to receive 15% of such amount. The agreement was approved by the disinterested directors of the Company. Plaintiffs will continue to cooperate in good faith and will use their best efforts to maximize the total amount, if any, that they may recover.

                                   REGULATION

REGULATION OF SAVINGS AND LOAN HOLDING COMPANIES

     The Company is a savings and loan holding company that is regulated and subject to examination by the OTS. The activities of savings and loan holding companies are governed by the provisions of the Home Owners' Loan Act, as amended (the "HOLA"). Pursuant to the HOLA, a savings and loan holding company may not (i) acquire control of a savings association or savings and loan holding company without prior OTS approval; (ii) acquire, except with prior OTS approval, by process of merger, consolidation, or purchase of assets of another savings association or savings and loan holding company, all or substantially all of the assets of any such association or holding company; or (iii) acquire, by purchase or otherwise, more than 5% of the voting shares of a savings association that is not a subsidiary, or of a savings and loan holding company that is not a subsidiary. Other restrictions on activities of a savings and loan holding company do not apply to the Company because its savings association subsidiary is a qualified thrift lender. See "-- Safety and Soundness Regulations -- Capital Requirements -- QTL Test". Every subsidiary savings association of a savings and loan holding company must give the OTS not less than 30 days of advance notice of proposed dividend declarations.

SAFETY AND SOUNDNESS REGULATIONS

  Charter, Supervision and Examination

     Charter. The Bank is chartered under the HOLA, which imposes certain obligations and restrictions upon, and grants certain powers to, federally chartered savings banks such as the Bank. The provisions of the HOLA are implemented by regulations adopted and administered by the OTS.

     OTS. Federally chartered savings banks, such as the Bank, are subject to extensive regulation by the OTS and must regularly file financial and other reports with that agency. The supervision and regulation to which the Bank is subject is intended primarily for the protection of its depositors. The OTS performs periodic examinations of the Bank to test compliance by the Bank with various regulatory requirements. The OTS may revalue assets of an insured institution based upon appraisals and require establishment of specific reserves in amounts equal to the difference between such revaluation and the book value of the assets, as well as require specific charge-offs relating to such assets.

     The OTS prescribes regulations for the collection of fees in order to recover the expenses of the agency, the cost of supervision of savings associations, the examination of savings associations and their subsidiaries, and the processing of applications, filings, notices, and certain other requests of savings associations filed with the OTS. The OTS adopted a two-pronged sliding scale approach in 1990 by which all institutions pay a general assessment and troubled institutions pay an additional premium assessment. The Bank has never been subject to a premium assessment. The Bank's assessments amounted to approximately $719,600, $1.2 million, and $1.1 million in the aggregate during the six months ended March 31, 1996 and fiscal 1995 and 1994, respectively.

     FDIC. The FDIC administers the SAIF, which insures the deposits of savings associations such as the Bank. The Bank's deposits are insured by the SAIF to a maximum of $100,000 for each insured depositor. In addition, the FDIC has certain regulatory and full examination authority over OTS regulated savings associations. The FDIC may also recommend enforcement actions against savings associations to the OTS and, if the OTS fails to act on the FDIC's recommendation, the FDIC may, under certain circumstances, compel the OTS to take the requested enforcement action.

     Insurance Assessments. The FDIC establishes premium assessment rates for SAIF deposit insurance. There is no statutory limit on the maximum assessment and the percent of increase in the assessment that the FDIC may impose in any one year. Effective January 1, 1993, the FDIC adopted risk-based assessment regulations.

     To arrive at a risk-based assessment for each bank and thrift, the FDIC places it in one of nine risk categories using a two-step process based first on capital ratios and then on relevant supervisory information. Each institution is assigned to one of three groups (well capitalized, adequately capitalized, or undercapitalized) based on its capital ratios. A "well-capitalized" institution is one that has at least a 10% "total risk-based capital" ratio (the ratio of total capital to risk-weighted assets), a 6% "Tier 1 risk-based capital" ratio (the ratio of Tier 1 (core) capital to risk-weighted assets) and a 5% "leverage capital" ratio (the ratio of core capital to adjusted total assets). An "adequately capitalized" institution has at least an 8% total risk-based capital ratio, a 4% Tier 1 (core) risk-based capital ratio and a 4% leverage capital ratio. An "undercapitalized" institution is one that does not meet either the definition of well capitalized or adequately capitalized.

     The FDIC also assigns each institution to one of three supervisory subgroups based on an evaluation of the risk posed by the institution. These supervisory evaluations modify premium rates within each of the three capital groups. The nine risk categories and the corresponding SAIF assessment rates are as follows:

                                                                              SUPERVISORY
                                                                               SUBGROUP
                                                                          -------------------
                                                                           A       B       C
                                                                          ---     ---     ---
    Meets numerical standards for:
      Well capitalized..................................................   23      26      29
      Adequately capitalized............................................   26      29      30
      Undercapitalized..................................................   29      30      31

     For purposes of assessments of FDIC insurance premiums, as of March 31, 1996, and pro forma for the Restructuring and other subsequent events (see Note 21 to the Consolidated Financial Statements), the Company believes that the Bank is a "well-capitalized" institution. FDIC regulations prohibit disclosure of the supervisory subgroup to which an insured institution is assigned. The Bank's insurance assessments for the six months ended March 31, 1996, fiscal 1995 and 1994 were $6.1 million, $11.4 million, and $11.3 million, respectively.

     Both the SAIF and the BIF, the deposit insurance fund that covers most commercial bank deposits, are statutorily required to achieve and maintain a reserve ratio equal to 1.25% of estimated insured deposits. As a result of the BIF reaching the 1.25% level, on August 16, 1995, the FDIC lowered the deposit insurance premium assessment rate for BIF members to between .04% and .31% of insured deposits, while retaining the existing assessment rate of .23% to .31% of insured deposits for members of SAIF. On November 14, 1995, the FDIC further reduced insurance premiums on BIF deposits by 0.04% of insured deposits, creating an assessment range of 0% to .27% of insured deposits, subject to a statutory requirement that all institutions pay at least $2,000 annually. Approximately 92% of BIF members qualify for the lowest assessment rate. As a result of the significant disparity in the deposit insurance premiums paid by well-capitalized SAIF members, such as the Bank, and well-capitalized BIF members, SAIF members are at a competitive disadvantage to BIF members with respect to the pricing of loans and deposits and the ability to achieve lower operating costs.


     Measures to mitigate the effect of the BIF/SAIF premium disparity are being considered by the Congress. These proposals feature a one-time assessment (which reports estimate from 0.75% of deposits to 0.90% of deposits) on SAIF-insured institutions with the aim of fully recapitalizing the SAIF. Such an assessment could result in an amount payable by the Bank, net of tax, of as much as $23.7 million to $28.5 million. At this time, no assurance can be given as to whether any BIF/SAIF legislative alternatives will become law.


     Partly in response to the BIF/SAIF premium disparity, the Bank has applied to the appropriate regulatory authorities to establish a BIF-insured national bank as a subsidiary of the Bank. Recently, the FDIC announced that a BIF-insured institution that is affiliated with a SAIF-insured institution may offer more favorable interest rates in order to attract deposits from customers of the SAIF-insured institution without violating the moratorium on changing deposit insurance funds which has been in effect since 1989. In addition, such institutions may operate from the same premises as long as customers are able to differentiate between the institutions. If the BIF/SAIF premium disparity has not been resolved by the time the Bank's application to establish a national bank subsidiary is approved, the Company may pursue this as a long-term strategy in order to achieve savings on deposit insurance premiums.

     Termination of Insurance. The FDIC may terminate the deposit insurance of any insured depository institution if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, or order, or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance if the institution has no tangible capital. If insurance of an institution's accounts is terminated, the accounts at the institution at the time of such termination, less subsequent withdrawals, would continue to be insured for a period of six months to two years, as determined by the FDIC.

     Audit Requirements. In May 1993, the FDIC adopted rules establishing annual independent audits and financial reporting requirements for all depository institutions with assets of more than $500 million, and for their management, and their independent auditors. The rules also establish requirements for the composition, duties, and authority of such institutions' audit committees and boards of directors. Among other things, all depository institutions with assets in excess of $500 million are required to prepare and make available to the public annual reports on their financial condition and management, including statements of management's responsibility for preparing the institution's financial statements, for establishing and maintaining an internal control structure and procedures for financial reporting, and for complying with specified laws and regulations relating to safety and soundness, and an assessment of the effectiveness of such internal controls and procedures and the institution's compliance with laws and regulations designated by the FDIC. The institution's independent auditors are required to attest to these management assessments. Each such institution also is required to have an audit committee composed of directors who are independent of management of the institution. Audit committees of large institutions (institutions with assets exceeding $3.0 billion) must: (i) include members with banking or related financial management expertise; (ii) have the ability to engage their own independent legal counsel; and (iii) must not include any entities designated as "large customers" of the institution. In some cases, the institution's responsibilities under these rules may be fulfilled by its holding company.

     Federal Reserve Board. The Federal Reserve Board requires all depository institutions (including savings associations) to maintain reserves against their transaction accounts (primarily NOW and Super NOW checking accounts) and non-personal time deposits. Reserves of 3% must be maintained against total transaction accounts of $52.0 million or less (subject to adjustment by the Federal Reserve Board) and an initial reserve of $1,560,000 plus 10% (subject to adjustment by the Federal Reserve Board to a level between 8% and 14%) must be maintained when total transaction accounts exceed such amount. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements imposed by the OTS. See
"-- Investment Authority -- Liquidity".

     Savings associations are authorized to borrow from the Federal Reserve Bank "discount window," but Federal Reserve Board regulations require savings associations to exhaust other reasonable alternative sources of funds, including FHLB advances, before borrowing from the Federal Reserve Bank.

     Federal Home Loan Banks. The Bank is a member of the FHLB Dallas, which is one of 12 regional FHLBs, each subject to supervision and regulation by the Federal Housing Finance Board. The FHLBs provide a central credit facility primarily for member thrift institutions, as well as for qualified commercial banks and other entities involved in home mortgage finance. The Bank, as a member of the FHLB Dallas, is required to purchase and hold shares of the capital stock in that FHLB in an amount at least equal to the greater of: (i) 1% of the aggregate principal amount of its unpaid mortgage loans, home purchase contracts and similar obligations at the beginning of each year; (ii) 0.3% of its assets; or (iii) 5% (or such greater fraction as established by the FHLB) of its advances (i.e., borrowings) from the FHLB.


     If the Bank's application to establish a national bank subsidiary is approved, the national bank subsidiary also will be eligible for membership in the FHLB Dallas. Within one year, it must hold at least 10% of its total domestic assets in residential mortgage loans. If the national bank subsidiary elects to become a member of the FHLB Dallas, it will be eligible to receive advances; however, since it will not meet qualified thrift lender ("QTL") requirements, the amount of such advances will be restricted and the advances must be dedicated to purchasing or funding new or existing residential housing finance assets. See "-- Capital Requirements -- QTL Test".

     Capital Requirements

     Requirements and Standards. The OTS capital regulations have three components: a leverage limit, a tangible capital requirement, and a risk-based capital requirement. See Note 15 to the Consolidated Financial Statements for compliance with the regulatory capital requirements. The OTS has broad discretion to impose capital requirements in excess of minimum applicable ratios. See "-- Enforcement".

     Leverage Limit. The leverage limit requires that a savings association maintain "core capital" of at least 3% of its adjusted total assets. For purposes of this requirement, total assets are adjusted to exclude intangible assets and investments in certain subsidiaries, and to include the assets of certain other subsidiaries, certain intangibles arising from prior period supervisory transactions, and permissible MSRs. "Core capital" includes common shareholders' equity and retained earnings, noncumulative perpetual preferred stock and related surplus and minority interests in consolidated subsidiaries, minus intangibles, plus certain MSRs and certain goodwill arising from prior regulatory accounting practices.


     Although accounted for under Generally Accepted Accounting Principles ("GAAP") as an intangible asset, certain MSRs need not be deducted in computing core and tangible capital. Generally, the lower of 90% of the fair market value of readily marketable MSRs, or the current unamortized book value as determined under GAAP may be included in core and tangible capital up to a maximum of 50% of core capital computed before the deduction of any disallowed qualifying intangible assets. At March 31, 1996, the Bank's core capital included $82.7 million of MSRs.


     In determining core capital, all investments in and loans to subsidiaries engaged in activities not permissible for national banks, which are generally more limited than activities permissible for savings associations and their subsidiaries ("nonconforming subsidiaries"), must be deducted. Certain exceptions are provided, including exceptions for mortgage banking subsidiaries and subsidiaries engaged in agency activities for customers (unless determined otherwise by the FDIC on safety and soundness grounds). Generally, all subsidiaries engaged in activities permissible for national banks are required to be consolidated for purposes of calculating capital compliance by the parent savings association.

     Tangible Capital Requirement. The tangible capital requirement mandates that a savings association maintain tangible capital of at least 1.5% of adjusted total assets. For purposes of this requirement, adjusted total assets are calculated on the same basis as for the leverage limit. "Tangible capital" is defined in the same manner as core capital, except that all intangible assets except qualifying MSRs must be deducted. At March 31, 1996, the Bank's tangible capital ratio was 6.88%.

     Risk-based Capital Requirement. The risk-based requirement promulgated by the OTS is required by the HOLA to track the standard applicable to national banks, except that the OTS may determine to reflect interest rate and other risks not specifically included in the national bank standard. However, such deviations from the national bank standard may not result in a materially lower risk-based requirement for savings associations than for national banks. The risk-based standard adopted by the OTS is similar to the OCC standard for national banks.

     The risk-based standards of the OTS require maintenance of core capital equal to at least 4% of risk-weighted assets and total capital equal to at least 8% of risk-weighted assets. "Total capital" includes core capital plus supplementary capital (except that includable supplementary capital may not exceed core capital). Supplementary capital includes: cumulative perpetual preferred stock; mutual capital certificates, income capital certificates and net worth certificates; nonwithdrawable accounts and pledged deposits to the extent not included in core capital; perpetual and mandatory convertible subordinated debt and maturing capital instruments meeting specified requirements; and general loan and lease loss allowances, up to a maximum of 1.25% of risk-weighted assets. At March 31, 1996, the Bank's core capital and total capital ratios were 6.96% and 14.20%, respectively.

     In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk factor ranging from 0% to 100%, as assigned by the OTS based on the risks it believes inherent in the type of asset. Comparable weights are assigned to off-balance sheet activities.

     Interest Rate Risk ("IRR") Component. OTS regulations add an IRR component to the 8% risk-based capital requirement discussed above. Only savings associations with more than a "normal" level of IRR are subject to IRR requirements. The IRR component is calculated as one-half of the difference between the institution's measured IRR and 2%, multiplied by the market value of the institution's assets.

     On October 13, 1994, the OTS waived the IRR capital deduction until guidelines under which institutions may appeal such a deduction were published. The OTS extended the waiver on March 20, 1995 until further notice. On August 21, 1995, the OTS adopted and approved an appeal process, but again delayed the IRR capital deduction indefinitely.

     Failure to Meet Requirements. Any savings association that fails to meet its regulatory capital requirements is subject to enforcement actions by the OTS or the FDIC. The OTS must limit the asset growth of any undercapitalized association and issue a capital directive against the association. See
"-- Enforcement -- Prompt Corrective Action".

     Capital Distributions. Limitations are imposed upon all "capital distributions" by savings associations, including cash dividends, payments by an institution in a cash-out merger and other distributions charged against capital. The capital distribution regulation establishes a three-tiered system, with the greatest flexibility afforded to well-capitalized institutions.

     Under the capital distribution regulation, an association that immediately prior to a proposed capital distribution, and on a pro forma basis after giving effect to a proposed capital distribution, has capital that is equal to or greater than the amount of its fully phased-in capital requirement is a "Tier 1 association". To qualify, an association must maintain the following capital ratios: (i) tangible capital to adjusted total assets ratio of 1.50%, (ii) core capital to adjusted total assets ratio of 3.00%, and (iii) total risk-based capital to risk-weighted assets ratio of 8.00%, of which at least 4.00% must be core capital. An association that immediately prior to a proposed capital distribution, and on a pro forma basis after giving effect to a proposed capital distribution, has capital that is equal to or in excess of its minimum capital requirements is a "Tier 2 association". An association that immediately prior to a proposed capital distribution, and on a pro forma basis after giving effect to a proposed capital distribution, has capital that is less than its minimum regulatory capital requirement is a "Tier 3 association". The Bank currently qualifies as a Tier 1 association. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Resources and
Liquidity -- Capital".

     Upon 30 days' notice to the OTS, a Tier 1 association may make capital distributions during a calendar year up to the higher of 100% of its net income to date during the calendar year, plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year or 75% of its net income over the most recent four quarter period. A Tier 1 association may not make capital distributions in excess of the foregoing limitations except upon notice to the OTS and an opportunity for the OTS to object to such capital distribution. The OTS may prohibit an otherwise permissible capital distribution upon a determination that making such a distribution would be an unsafe or unsound practice. The OTS may notify an institution that qualifies as a Tier 1 association that it is subject to more than normal supervision and thereafter, treat it as a Tier 2 or Tier 3 association.


     Under the prompt corrective action provisions discussed below, no insured depository institution may make a capital distribution if after such distribution it would be undercapitalized. See "-- Enforcement -- Prompt Corrective Action". The OTS has proposed to amend its capital distribution regulation to conform to the prompt corrective action system and to provide additional flexibility. Under the proposal, savings associations that have a composite CAMEL rating (examination rating) of "1" or "2" and that are not holding company subsidiaries need not notify the OTS before making a capital distribution. Savings associations that were adequately or well capitalized under prompt corrective action and that would remain at least adequately capitalized after a capital distribution would be permitted to make a distribution after providing notice to the OTS. "Troubled" and undercapitalized institutions could make capital distributions only by filing an application and receiving OTS approval, which would be granted only under certain limited conditions. The proposal defines "troubled condition" as a function of an institution's examination rating, its capital condition, or on the basis of supervisory directives issued or designation made by the OTS.

  Investment Authority

     Permissible Loans and Investments. Federally chartered savings banks, such as the Bank, are authorized to originate, invest in, sell, purchase, service, participate, and otherwise deal in: (i) loans made on the security of residential and nonresidential real estate, (ii) commercial loans, and (iii) consumer loans, including credit card loans. The lending authority of federally chartered associations is subject to numerous OTS requirements, including, as applicable, requirements governing amortization, term, loan-to-value ratio, percentage-of-assets limits, and loans-to-one-borrower limits. In January of 1996, the OTS proposed substantial revisions to its investment and lending regulations intended to simplify the regulations and to eliminate many of their specific requirements in favor of a more general standard of "safety and soundness".

     A federally chartered savings association may invest, without limitation, in the following assets: (i) obligations of the United States government or certain agencies or instrumentalities thereof; (ii) stock issued or loans made by the FHLBs or the FNMA; (iii) obligations issued or guaranteed by the FNMA, the Student Loan Marketing Association, the GNMA or any agency of the United States government; (iv) certain mortgages, obligations, or other securities that have been sold by the FHLMC, (v) stock issued by a national housing partnership corporation; (vi) demand, time or savings deposits, shares, or accounts of any insured depository institution; (vii) certain "liquidity" investments approved by the OTS to meet liquidity requirements; (viii) shares of registered investment companies the portfolios of which are limited to investments that a federal association is otherwise authorized to make; (ix) certain MBS; (x) general obligations of any state of the United States or any political subdivision or municipality thereof, provided that not more than 10% of a savings association's capital may be invested in the general obligations of any one issuer; and (xi) loans on the security of liens upon residential real property. Federally chartered savings associations are authorized by the HOLA to make investments in business development credit corporations, certain commercial paper and corporate debt securities, service corporations, and small business investment companies, all of which investments are subject to percentage-of-assets and various other limitations.

     Lending Limits. Generally, savings associations, such as the Bank, are subject to the same loans to one borrower limits that apply to national banks. Generally, a savings association may lend to a single or related group of borrowers, on an unsecured basis, in an amount not greater than 15% of its unimpaired capital and unimpaired surplus. An additional amount, not greater than 10% of the savings association's unimpaired capital and unimpaired surplus, may be loaned if the loan is secured by readily marketable collateral, which is defined to include certain securities and bullion, but generally does not include real estate. Notwithstanding the general lending limits, a savings association may make loans to one borrower of up to $500,000, or to develop domestic residential housing units, up to the lesser of $30 million or 30% of the savings association's unimpaired capital and unimpaired surplus, if certain conditions are satisfied.

     In addition to limits on loans to one borrower, the HOLA also limits a federal savings association's aggregate nonresidential real property loans to 400% of the savings association's capital as determined pursuant to the OTS's capital requirements. See "-- Capital Requirements". The OTS may allow a savings association to exceed the aggregate limitation if the OTS determines that exceeding the limitation would pose no significant risk to the safe and sound operations of the association and would be consistent with prudent operating practices.

     Subsidiaries -- Service Corporations. The HOLA authorizes federally chartered savings associations, such as the Bank, to invest in the capital stock, obligations or other securities of service corporations. The HOLA authorizes a savings association to invest up to a total of 3% of its assets in service corporations. The last 1% of the 3% statutory investment limit applicable to service corporations must be primarily invested in community development investments drawn from a broad list of permissible investments that include, among others: government guaranteed loans; loans for investment in small businesses; investments in revitalization and rehabilitation projects; and investments in low- and moderate-income housing developments.

     Service corporations are authorized to engage in a variety of preapproved activities, some of which (e.g., securities brokerage and real estate development) are ineligible activities for the parent savings association. The OTS regulations implementing the service corporation authority contained in the HOLA also provide that activities reasonably related to the activities of a federally chartered savings association may be approved on a case-by-case basis by the Director of the OTS.

     Operating Subsidiaries. All federal savings associations are authorized to establish or acquire one or more operating subsidiaries. Operating subsidiaries are subject to examination and supervision by the OTS to the same extent as the parent thrift. An "operating subsidiary" is a corporation that meets all of the following requirements: (i) it engages only in activities that a federal savings association is permitted to engage in directly; (ii) the parent savings association owns, directly or indirectly, more than 50% of the subsidiary's voting stock; and (iii) no person or entity other than the parent thrift may exercise "effective operating control" over the subsidiary. While a savings association's investment in its service corporations is generally limited to an amount that does not exceed 3% of the parent savings association's total assets, OTS regulations do not limit the amount that a parent savings association may invest in its operating subsidiaries. Operating subsidiaries may be incorporated and operated in any geographical location where its parent may operate. An operating subsidiary that is a depository institution may accept deposits in any location, provided that the subsidiary has federal deposit insurance.

     Finance Subsidiaries. In accordance with OTS regulations, federal savings associations may establish one or more finance subsidiaries. The sole purpose of a finance subsidiary is to issue securities that a federal savings association may issue directly and to remit the net proceeds of the issuance to the parent savings association.

     In June 1996, the OTS proposed substantial revisions to its regulations governing subsidiaries. If adopted as proposed, the revised regulations would, among other things, expand the activities in which a service corporation may engage, reclassify finance subsidiaries as operating subsidiaries, and permit federal savings associations to invest in pass-through investments, including limited partnerships and similar vehicles, whose activities are confined to those the savings association could conduct directly.


     QTL Test. All savings associations are required to meet a QTL test for, among other things, future eligibility for FHLB advances. An association must have invested at least 65% of its portfolio assets in qualified thrift investments and must maintain this level of qualified thrift investments on a monthly average basis in nine of every 12 months.


     "Portfolio assets" is defined as total assets less intangibles, properties used to conduct business and liquid assets (up to 20% of total assets). The following assets may be included as qualified thrift investments without limit: domestic residential housing or manufactured housing loans; home equity loans and MBS backed by residential housing or manufactured housing loans; FHLB stock as well as certain obligations of the FDIC and certain other related entities. Other qualifying assets, which may be included up to an aggregate of 20% of portfolio assets, are: (i) 50% of originated residential mortgage loans sold within 90 days of origination; (ii) investments in debt or equity of service corporations that derive 80% of their gross revenues from housing-related activities; (iii) 200% of certain loans to, and investment in, low cost one- to four-family housing; (iv) 200% of loans for residential real property, churches, nursing homes, schools and small businesses in areas where the credit needs of low- and moderate-income families are not met; (v) other loans for churches, schools, nursing homes and hospitals; and (vi) personal, family, household, or education loans (up to 10% of total portfolio assets).

     Any savings association that fails to meet the QTL test must convert to a national bank charter, unless it requalifies. A savings association may requalify the next time it meets the requirement in nine of the preceding 12 months, but it may requalify only one time. If a savings association converts to a bank charter, it must remain SAIF-insured until the expiration of the moratorium (the moratorium, enacted in 1989, effectively prohibits most conversions from the SAIF to the BIF insurance fund), which will not occur until the date on which the SAIF fund meets its designated reserve ratio. If an institution that fails the QTL test has not yet requalified and has not converted to a national bank, its new investments and activities are limited to those permissible for a national bank, it is immediately ineligible to receive any new FHLB advances, is subject to national bank limits for payment of dividends, and may not establish a branch office at any location at which a national bank located in the savings association's home state could not establish a branch.

     Liquidity. The Bank is required to maintain an average daily balance of "liquid assets" (cash, certain time deposits, bankers' acceptances, highly rated corporate debt securities, and commercial paper, securities of certain mutual funds, reserves maintained pursuant to Federal Reserve Board requirements, and specified government, state or federal agency obligations) equal to a certain percentage of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings associations. Currently, OTS regulations require a savings association, such as the Bank, to maintain liquid assets equal to not less than 5% of its net withdrawable deposit accounts and borrowings payable in one year or less and short-term liquid assets of not less than 1%. Penalties may be imposed for failure to meet the liquidity requirements.

  Mergers and Acquisitions

     Restrictions on Acquisitions. As previously described, the Bank is controlled by the Company. The Company must obtain approval from the OTS before acquiring control of any other savings association. Such acquisitions are generally prohibited if they result in a savings and loan holding company controlling savings associations in more than one state. However, such interstate acquisitions are permitted based on specific state authorization or in supervisory acquisitions of failing savings associations. The Company may acquire up to 5%, in the aggregate, of the voting stock of any non-subsidiary savings association or savings and loan holding company without being deemed to acquire control of the association or holding company. In addition, a savings and loan holding company may hold shares of a savings association or a savings and loan holding company for certain purposes, including as a bona fide fiduciary, as an underwriter or in an account solely for trading purposes. Under certain conditions, a savings and loan holding company may acquire up to 15% of the shares of a savings association or savings and loan holding company in a "qualified stock issuance".

     The Change in Bank Control Act and the savings and loan holding company provisions of the HOLA, together with the regulations of the OTS under such Acts, require that the consent of the OTS be obtained prior to any person or company acquiring control of a savings association or a savings and loan holding company. Under OTS regulations, "control" is conclusively presumed to exist if an individual or company acquires more than 25% of any class of voting stock of a savings association or holding company. Control is rebuttably presumed to exist if a person acquires more than 10% of any class of voting stock (or more than 25% of any class of non-voting stock) and is subject to any of several "control factors". The control factors relate, among other matters, to the relative ownership position of a person, the percentage of debt and/or equity of the association or holding company controlled by the person, agreements giving the person influence over a material aspect of the operations of the association or holding company, and the number of seats on the board of directors thereof held by the person or his designees. The regulations provide a procedure for challenge of the rebuttable control presumption. Certain restrictions applicable to the operations of savings and loan holding companies and certain conditions imposed by the OTS in connection with its approval of companies to become savings and loan holding companies may deter companies from seeking to obtain control of the Bank.

     Insured depository institutions are authorized to merge or engage in purchase and assumption transactions with other insured depository institutions with the prior approval of the federal banking regulator of the resulting entity.

     Branching. Subject to certain statutory restrictions in the HOLA and the Federal Deposit Insurance Act (the "FDIA"), the Bank is authorized to branch on a nationwide basis. Branching by savings associations is also subject to other regulatory requirements, including compliance with the Community Reinvestment Act (the "CRA") and its implementing regulations.

  Officers, Directors, and Controlling Shareholders

     Insider Loans. Loans to an executive officer, director, or to any person who directly or indirectly, or acting through or in concert with one or more persons, owns, controls, or has the power to vote more than 10% of any class of voting securities of such institution ("Principal Shareholder") and their related interests (i.e., any company controlled by such executive officer, director, or Principal Shareholder), or to any political or

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campaign committee, the funds or services of which will benefit such executive officer, director or Principal Shareholder, or which is controlled by such executive officer, director or Principal Shareholder, are subject to Sections 22(g) and 22(h) of the Federal Reserve Act (the "FRA") and the regulations promulgated thereunder. Among other things, such loans must be made on terms substantially the same as those prevailing on transactions made to unaffiliated individuals, and certain extensions of credit to such persons must first be approved in advance by a disinterested majority of a savings association's entire board of directors. Section 22(h) of the FRA prohibits loans to any such individuals where the aggregate amount exceeds an amount equal to 15% of an insured institution's unimpaired capital and surplus, plus an additional 10% of unimpaired capital and surplus (as defined) in the case of loans that are fully secured by readily marketable collateral, or when the aggregate amount on all such extensions of credit outstanding to all such persons would exceed the Bank's unimpaired capital and unimpaired surplus. Section 22(g) identifies limited circumstances in which the Bank is permitted to extend credit to executive officers.

     Changes in Directors and Senior Executive Officers. Section 32 of the FDIA requires a depository institution or holding company thereof to give 30 days' prior written notice to its primary federal regulator of any proposed appointment of a director or senior executive officer if the institution: (i) has been chartered less than two years; (ii) has undergone a change in control within the preceding two years; or (iii) is not in compliance with the minimum capital requirements or otherwise is in a troubled condition. The regulator then has the opportunity to disapprove any such appointment.

  Transactions With Affiliates

     Pursuant to Section 11 of the HOLA, savings associations are subject to restrictions regarding transactions with affiliates ("Covered Transactions") substantially similar to those imposed upon member banks under Sections 23A and 23B of the FRA. Savings associations are also prohibited from extending credit to any affiliate engaged in an activity not permissible for a bank holding company.


     The term "affiliate" includes any company that controls or is controlled by a company that controls the Bank, or a bank or savings association subsidiary of the Bank. The term "affiliate" also includes any company controlled by controlling stockholders of the Bank or the Company and any company sponsored and advised on a contractual basis by the Bank or any subsidiary or affiliate of the Bank. The Company is an affiliate of the Bank.


     Section 23A of the FRA limits Covered Transactions with any one affiliate to 10% of an association's capital stock and surplus (as defined therein) and limits aggregate affiliate transactions to 20% of the Bank's capital stock and surplus. A Covered Transaction is defined generally as a loan to an affiliate, the purchase of securities issued by an affiliate, the purchase of assets from an affiliate, the acceptance of securities issued by an affiliate as collateral for a loan, or the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate. In addition, the Bank generally may not purchase securities issued or underwritten by an affiliate. Sections 23A and 23B of the FRA provide that a loan transaction with an affiliate generally must be collateralized (but may not be collateralized by a low quality asset or securities issued by an affiliate) and that all Covered Transactions, as well as the sale of assets, the payment of money or the provision of services by the Bank to an affiliate, must be on terms and conditions that are substantially the same, or at least as favorable to the Bank, as those prevailing for comparable nonaffiliate transactions.

     The OTS generally requires savings associations, such as the Bank, to attribute to an affiliate the amounts of all transactions conducted with subsidiaries of that affiliate and grants the Director of the OTS the authority to deem certain non-bank or non-thrift subsidiaries of a savings association as affiliates.

  Enforcement

     Prompt Corrective Action. The OTS is required by statute to take certain actions against savings associations that fail to meet certain capital-based requirements. Each of the federal banking agencies, including the OTS, is required to establish five levels of insured depository institutions based on leverage limit and risk-based capital requirements established for institutions subject to their jurisdiction plus, in each agency's discretion, individual additional capital requirements for such institutions.

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     Under the final rules that have been adopted by each of the federal banking agencies, an institution will be designated well capitalized if the institution has a total risk-based capital ratio of 10% or greater, a core risk-based capital ratio of 6% or greater, and a leverage ratio of 5% or greater, and the institution is not subject to an order, written agreement, capital directive, or prompt corrective action directive to meet and maintain a specific capital level for any capital measure.

     An institution will be designated adequately capitalized if the institution has a total risk-based capital ratio of 8% or greater, a core risk-based capital ratio of 4% or greater, and a leverage ratio of 4% or greater (or a leverage ratio of 3% or greater if the institution is rated a composite 1 in its most recent report of examination). An institution will be designated undercapitalized if the institution has a total risk-based capital ratio of less than 8%, a core risk-based capital ratio of less than 4%, or a leverage ratio of less than 4% (or a leverage ratio of less than 3% if the institution is rated composite 1 in its most recent report of examination). An institution will be designated significantly undercapitalized if the institution has a total risk-based capital ratio of less than 6%, a core risk-based capital ratio of less than 3%, or a leverage ratio of less than 3%. An institution will be designated critically undercapitalized if the institution has a ratio of tangible equity to total assets equal to or less than 2%.

     Undercapitalized institutions are required to submit capital restoration plans to the appropriate federal banking agency and are subject to certain operational restrictions. Moreover, companies controlling an undercapitalized institution are required to guarantee the subsidiary institution's compliance with the capital restoration plan subject to an aggregate limitation of the lesser of 5% of the institution's assets, or the amount of the capital deficiency when the institution first failed to meet the plan.

     Significantly or critically undercapitalized institutions and undercapitalized institutions that have not submitted or complied with acceptable capital restoration plans are subject to regulatory sanctions. A forced sale of shares or merger, restrictions on affiliate transactions, and restrictions on rates paid on deposits are required to be imposed unless the supervisory agency has determined that such restrictions would not further capital improvement. The agency may impose other specified regulatory sanctions at its option. Generally, the appropriate federal banking agency is required to authorize the appointment of a conservator or receiver within 90 days after an institution becomes critically undercapitalized.

     The federal banking agencies have adopted uniform procedures for the issuance of directives by the appropriate federal banking agency. Under these procedures, an institution will generally be provided advance notice when the appropriate federal banking agency proposes to impose one or more of the sanctions set forth above. These procedures provide an opportunity for the institution to respond to the proposed agency action or, where circumstances warrant immediate agency action, an opportunity for administrative review of the agency's action.

     Administrative Enforcement Authority. The OTS exercises extensive enforcement authority over all savings associations and their "institution-affiliated parties" (i.e., officers, directors, controlling shareholders, employees, as well as attorneys, appraisers or accountants) who knowingly or recklessly participate in a wrongful action likely to have adverse effect on an insured institution. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal and prohibition orders, and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. The OTS may use written agreements to correct compliance deficiencies with respect to applicable laws and regulations and to ensure safe and sound practices. Except under certain narrow circumstances, public disclosure of final enforcement actions by the federal banking agencies, including the OTS, is required.

     The OTS has the authority, when statutorily prescribed grounds exist, to appoint a conservator or receiver for a savings association. Grounds for such appointment include: insolvency; substantial dissipation of assets or earnings; existence of an unsafe or unsound condition to transact business; likelihood that the association will be unable to pay its obligations in the normal course of business; undercapitalization where the association (i) has no reasonable prospect of becoming adequately capitalized, (ii) fails to become adequately capitalized when required to do so, (iii) fails timely to submit an acceptable capital restoration plan, or (iv) materially fails to implement a capital restoration plan; or where the association is "critically undercapitalized" or "otherwise has substantially insufficient capital".

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CONSUMER PROTECTION REGULATIONS

     The Bank is subject to many federal consumer protection statutes and regulations including, but not limited to, the following:

  Mortgage and Consumer Lending

     The Truth in Lending Act. The TILA, enacted into law in 1968, is designed to ensure that credit terms are disclosed in a meaningful way so that consumers may compare credit terms more readily and knowledgeably. As a result of the TILA, all creditors must use the same credit terminology and expressions of rates, the annual percentage rate, the finance charge, the amount financed, the total of payments, and the payment schedule.


     The TILA is implemented by the Federal Reserve Board's Regulation Z. Regulation Z contains disclosure and advertising rules, rules related to the calculation of annual percentage rates, document retention rules, and error resolution procedures. The appendices to the regulation set forth model forms and clauses that creditors may use when providing open-end and closed-end disclosures. The appendices also contain detailed rules for calculating the annual percentage rate. Official staff interpretations of the regulation are published in the Federal Reserve Board's Commentary. Good faith compliance with the Commentary protects creditors from civil liability under the TILA.


     Under certain circumstances involving extensions of credit secured by the borrower's principal dwelling, the TILA and Regulation Z thereunder provide a right of rescission. The period within which the consumer may exercise the right to rescind runs for three business days from the last of three events: (i) the occurrence that gives rise to the right of rescission; (ii) delivery of all required material disclosures, i.e., the annual percentage rate, the finance charge, the amount financed, the total of payments, and the payment schedule; or
(iii) delivery to the consumer of the required rescission notice. When a creditor has failed to take the action necessary to start the three-day rescission period running, the right to rescind automatically lapses on the occurrence of the earliest of the following three events: (i) the expiration of three years after the occurrence giving rise to the right of rescission; (ii) transfer of all the consumer's interest in the property; or (iii) sale of the consumer's interest in the property. After that time, depending on state law, a consumer may assert a right of rescission as a defense in a foreclosure action under certain circumstances. Under the TILA, the consumer cannot be required to pay any amount in the form of money or property either to the creditor or to a third party as a part of the transaction in which a consumer exercises the right of rescission. Any amounts of this nature already paid by the consumer must be refunded. "Any amount" includes finance charges already accrued, as well as other charges such as application and commitment fees or fees for a title search or appraisal. Once the creditor has fulfilled its rescission obligation under the TILA, the consumer must tender to the creditor any property or money the creditor has already delivered to the consumer.

     The regulatory agencies are authorized to order creditors to make monetary and other adjustments to the accounts of consumers in cases where an annual percentage rate or finance charge is inaccurately disclosed. Generally, the agencies order restitution when such disclosure errors resulted from a clear and consistent pattern or practice of violation or gross negligence or a willful violation that was intended to mislead the person to whom the credit was extended. However, the agencies are not precluded from ordering restitution for isolated disclosure errors. The TILA also provides for statutory damages of twice the finance charge, with a minimum of $200 and a maximum of $2,000 for closed end loans secured by real property or a dwelling. If successful, the borrower is entitled to reasonable attorneys' fees and the costs of bringing the action. The TILA also provides for class actions for actual damages and for statutory damages of the lesser of $500,000 or 1% of the creditor's net worth, plus court costs and attorneys' fees.

     On September 30, 1995, President Clinton signed into law the Truth In Lending Amendments of 1995 (the "1995 Amendments"). The 1995 Amendments increase finance charge tolerances, limit the liability of assignees and loan servicers, and provide protection from civil liability for claims based on certain disclosure rules covered by the 1995 Amendments, including prohibiting the maintenance of certain class action cases not certified as class actions prior to January 1, 1995. The 1995 Amendments also clarify that third party fees

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not required or retained by a lender, taxes levied on a security interest, and fees to prepare all loan-related documents for real estate loans, as well as pest and flood inspections, are excluded from the finance charge.

     The Bank attempts in good faith to comply with the TILA and Regulation Z thereunder. The requirements are complex, however, and even inadvertent non-compliance could result in civil liability or the extension of the rescission period for a mortgage loan for up to three years from the date the loan was made. During the past several years, numerous individual claims and purported consumer class action claims were commenced against a number of financial institutions, their subsidiaries, and other mortgage lending institutions, seeking civil statutory and actual damages and rescission under the TILA, as well as remedies for alleged violations of various state unfair trade practices acts and restitution or unjust enrichment in connection with certain mortgage loan transactions.

     The Fair Housing Act. The FH Act, enacted into law in 1968, regulates many practices, including making it unlawful for any lender to discriminate in its housing-related lending activities against any person because of race, color, religion, national origin, sex, handicap, or familial status.

     Section 805 of the FH Act, which applies to the financing of housing, makes it unlawful for a bank to deny a loan or any other financial assistance for the purpose of purchasing, constructing, improving, repairing, or maintaining a dwelling because of the race, color, religion, national origin, sex, handicap, or familial status of the loan applicant, any person associated with the loan applicant, any present or prospective owner of the dwelling, any lessees, or any tenants or occupants. It is also unlawful to discriminate in fixing the amount, interest rates, duration, or other terms of the credit.

     Section 813 of the FH Act provides that aggrieved persons may sue anyone who they believe has discriminated against them. Section 814 of the FH Act provides that the Attorney General of the United States may sue for an injunction against any pattern or practice that denies civil rights granted by the FH Act. Section 810 of the FH Act allows a person to file a discrimination complaint with the Department of Housing and Urban Development ("HUD"). HUD will investigate the complaint and may attempt to resolve the grievance through conciliation or persuasion. Penalties for violation of the FH Act include actual damages suffered by the aggrieved person and injunctive or other equitable relief. The court's order may also assess civil penalties.

     The Equal Credit Opportunity Act. The ECOA, enacted into law in 1974, prohibits discrimination in any credit transaction, whether for consumer or business purposes, on the basis of race, color, religion, national origin, sex, marital status, age (except in limited circumstances), receipt of income from public assistance programs, or good faith exercise of any rights under the Consumer Credit Protection Act. Regulation B, which implements the ECOA, covers all individuals and institutions that regularly participate in decisions to extend credit. In addition to prohibiting outright discrimination on any of the impermissible bases listed above, an effects test has been applied to the analysis of discrimination under Regulation B. This means that if a creditor's actions have had the effect of discriminating, the creditor may be held liable -- even when there is no intent to discriminate.

     In addition to actual damages, the ECOA provides for punitive damages of up to $10,000 in individual lawsuits and up to the lesser of $500,000 or 1% of the creditor's net worth in class action suits. Successful complainants may also be entitled to an award of court costs and attorneys' fees.

     The Real Estate Settlement Procedures Act. The RESPA, enacted into law in 1974, requires lenders to provide borrowers with disclosures regarding the nature and cost of real estate settlements. Also, the RESPA prohibits certain abusive practices, such as kickbacks, and places limitations on the amount of money that a lender may require a borrower to place in an escrow account. Regulation X, which implements RESPA, also establishes escrow accounting procedures and mandates the use of aggregate accounting for determining the maximum dollar amount that may be collected in connection with escrow accounts.

     RESPA is applicable to all federally related mortgage loans. A "federally related mortgage loan" includes any loan secured by a first or subordinate lien on residential real property designed for occupancy by one to four families, including a refinancing of an existing loan secured by the same property, if:
(i) the loan is made by any lender, the deposits of which are federally insured or any lender that is regulated by a federal agency; or

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(ii) the loan is insured, guaranteed or supplemented by a federal agency; or
(iii) the loan is intended to be sold to the FNMA, the GNMA, or the FHLMC; or
(iv) the loan is made by any creditor who makes or invests in residential real estate loans aggregating more than $1 million per year.

     Section 8 of the RESPA prohibits any person from giving or receiving a fee or a thing of value (payments, commissions, fees, gifts or special privileges) for a referral of settlement business. Such "kickbacks" include payments in excess of the reasonable value of goods provided or services rendered. Violations of Section 8 of the RESPA may result in imposition of the following penalties: (i) civil liability equal to three times the amount of any charge paid for the settlement services; (ii) the possibility that court costs and attorneys' fees can be recovered; and (iii) a fine of not more than $10,000 or imprisonment for not more than one year, or both.

     The Bank attempts in good faith to comply with the requirements of the RESPA and its implementing regulations. The requirements are complex, however, and even inadvertent non-compliance could result in civil or criminal liability. During the past several years, numerous individual claims and purported consumer class action claims were commenced against a number of financial institutions, their subsidiaries, and other mortgage lending institutions alleging violations of the RESPA's escrow account rules and seeking civil damages, court costs, and attorneys' fees.

     The Home Mortgage Disclosure Act (the "HMDA"). The HMDA, enacted into law in 1975, is intended to provide public information that can be used to help determine whether financial institutions are serving the housing credit needs of the neighborhoods and communities in which they are located and to assist in identifying possible discriminatory lending patterns.

     The HMDA requires institutions to report data regarding applications for one- to four-family loans, home improvement loans, and multi-family loans, as well as information concerning originations and purchases of such types of loans. The HMDA also requires most lenders to report the race, sex, and income of mortgage applicants and borrowers. Generally, insured institutions, like the Bank, are also required to indicate the reasons for decisions not to grant credit.

     Compliance with the HMDA implementing regulations is enforced by the appropriate federal banking agency, or, in some cases, by HUD. Administrative sanctions, including civil money penalties, may be imposed by supervisory agencies for violations.

     The Community Reinvestment Act. The CRA, enacted into law in 1977, is intended to encourage insured depository institutions, while operating safely and soundly, to help meet the credit needs of their communities. The CRA specifically directs the federal regulatory agencies, in examining insured depository institutions, to assess their record of helping to meet the credit needs of their entire community, including low-and moderate-income neighborhoods, consistent with safe and sound banking practices. The CRA further requires the agencies to take a financial institution's record of meeting its community credit needs into account when evaluating applications for, among other things, domestic branches, consummating mergers or acquisitions, or holding company formations. Under the CRA, which is implemented by uniform regulations adopted by each of the bank regulatory agencies, including the OTS, financial institutions are required to describe their local community by outlining the community on a map. If the financial institution has more than one local community, it must describe each one. A financial institution's local community consists of the areas surrounding each deposit-taking office or cluster of offices, including any low- or moderate-income neighborhoods within that area.

     The regulations require the banking agencies to assess each financial institution's record of performance in helping to meet the credit needs of its community by reviewing 12 assessment factors. These assessment factors include:
(i) activities conducted by a financial institution to ascertain the credit needs of its community; (ii) the extent of marketing and special credit related programs to make members of the community aware of credit services; (iii) the extent of participation of the financial institution's board of directors in formulating policy and reviewing performance; (iv) the presence or absence of practices intended to discourage applications for types of credit set forth in the institution's CRA statement; (v) the geographic distribution for the financial institution's credit extensions, credit applications, and denials;
(vi) the presence

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or absence of evidence of prohibited discriminatory or other illegal credit practices; (vii) the financial institution's record of opening and closing offices and providing services at offices; (viii) the financial institution's participation, including investments, in local community development projects;
(ix) the financial institution's origination or purchase of residential mortgage loans, housing rehabilitation loans, home improvement loans, and small business and farm loans within its community; (x) the financial institution's participation in governmentally insured, guaranteed, or subsidized loan programs for housing and small farms and businesses; (xi) the financial institution's ability to meet various community credit needs based on its financial condition, size, and other factors; and (xii) any other factors, that in the agencies' judgment, reasonably bear on the extent to which a financial institution has helped to meet the credit needs of its community.

     The agencies use the CRA assessment factors in order to provide a rating to the financial institution. The ratings range from a high of "outstanding" to a low of "substantial noncompliance".

     On April 19, 1995, the agencies jointly adopted revised CRA regulations. Under the new system, the 12 assessment factors used to evaluate the CRA performance of most large retail institutions, such as the Bank, will be replaced with three tests, the lending, investment, and service tests, with the lending test carrying the primary importance. To receive a satisfactory or better rating, an institution must achieve at least a satisfactory lending performance.

     The lending test evaluates an institution's record of helping to meet the credit needs of its assessment area(s) through its lending activities by considering, among other things, the number, amount, geographic distribution, and certain borrower characteristics of the institution's home mortgage, small business, small farm, and community development lending. The investment test evaluates an institution's record of helping to meet the credit needs of its assessment area or areas through "qualified investments" (lawful investments, deposits, membership shares, or grants that have community development as their primary purpose). The service test evaluates an institution's record of helping to meet the credit needs of its assessment area or areas by analyzing the availability and effectiveness of an institution's systems for delivering retail banking services and an institution's community development services. An institution may elect to be evaluated on the basis of a strategic plan approved by its primary regulator rather than the three tests.

     Although the regulations became effective on July 1, 1995, the primary provisions are subject to a two-year phase-in period. Most large retail institutions will become subject to the new examination criteria beginning July 1, 1997, although institutions may elect to be examined with the new tests beginning January 1, 1996. Finally, new data collection requirements that became effective on January 1, 1996 are included in the new regulations.

     While the Bank is strongly committed to serving all of its CRA communities, including its low- and moderate-income neighborhoods, the OTS might determine the Bank's CRA-related programs to be insufficient. The Bank was last examined for CRA compliance by its primary regulator, the OTS, on October 14, 1995 and received a CRA assessment rating of "outstanding". The Bank's previous CRA assessment rating, as of March 8, 1993, was also "outstanding".

  Savings and Checking Accounts and Public Accommodations

     The Bank Secrecy Act ("BSA") and Money Laundering Laws. The BSA, enacted into law in 1970, requires every financial institution within the United States to file a Currency Transaction Report with the IRS for each transaction in currency of more than $10,000 not exempted by the Treasury Department. The reports must be filed within 15 days of the transaction. A "transaction in currency" is defined by the regulations to include any transaction "involving the physical transfer of currency from one person to another". The Treasury Department deems multiple transactions by the same person on the same day exceeding $10,000 in the aggregate to be reportable. Financial institutions are also required to file a Suspicious Activity Report with respect to any known or suspected criminal conduct or suspicious activities, including transactions valued at more than $5,000 that the institution knows or suspects involve funds derived from illegal activities, are designed to evade the requirements of the BSA, have no business or apparent lawful purpose, or are not the sort in which the particular customer would normally be expected to engage.

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     In 1988, Congress enacted the Money Laundering Prosecution Improvements Act
(the "1988 Act"). The 1988 Act expanded the BSA's definition of "financial institution" and broadened the BSA's reporting requirements to require financial institutions, typically banks, to verify and record the identity of the purchaser upon the issuance or sale of bank checks or drafts, cashier's checks, traveler's checks, or money orders involving $3,000 or more in cash.
Institutions must also verify and record the identity of the originator and beneficiary of certain funds transfers.

     Under the FDIA, a receiver or conservator may be appointed for an insured depository institution on the receipt of written notice from the Attorney General that an insured depository institution has been found guilty of a criminal money laundering offense or criminal offense under the BSA. The FDIC may also take action to terminate the deposit insurance of an institution convicted of criminal violations of the BSA and money laundering offenses. Any person who willfully causes a violation of the BSA's record-keeping requirements for insured institutions is subject to the imposition of up to a $50,000 civil money penalty, in addition to any other applicable penalties.

     The Bank has instituted a policy against money laundering that is communicated by top management to the Bank's employees. The policy includes safeguards to prevent money laundering, including, but not limited to, regular education programs to teach employees the requirements of the federal money laundering laws and to make them aware of the innovative and ever-changing techniques employed by money launderers.

     Electronic Fund Transfer Act (the "EFTA"). The EFTA, enacted into law in 1978, provides a basic framework establishing the rights, liabilities, and responsibilities of participants in "electronic fund transfer systems", defined to include automated teller machine transfers, telephone bill-payment services, point-of-sale terminal transfers, and preauthorized transfers from or to a consumer's account (e.g., direct deposit of Social Security payments). Its primary objective is to protect the rights of individuals using these systems. The EFTA limits a consumer's liability for certain unauthorized electronic fund transfers and requires certain error resolution procedures.

     Unless an error is resolved in accordance with the error-resolution procedures specified in the EFTA, the institution may be liable for civil damages. The statutory damages the institution would have to pay in a successful individual action are actual damages and statutory damages between $100 and $1,000, as determined by the court, plus court costs and attorneys' fees. In a successful class action, the institution would have to pay actual damages and statutory damages up to the lesser of $500,000 or 1% of the institution's net worth, plus court costs and reasonable attorneys' fees. The EFTA also sets forth provisions for criminal liability for certain EFTA violations. Penalties under these provisions run from a $5,000 fine and one year's imprisonment for knowingly and willfully failing to comply with the EFTA, to a $10,000 fine and 10 years' imprisonment for fraudulent use of a debit card.

     The Expedited Funds Availability Act ("Expedited Funds Act"). The Expedited Funds Act, enacted into law in 1987, seeks to insure prompt availability of funds deposited into a customer's account and to expedite the return of checks. The Expedited Funds Act is implemented by the Federal Reserve Board's Regulation CC. The Act and Regulation CC include specific detailed provisions requiring a financial institution to: (i) make funds available to its customers within specified time frames; (ii) ensure that interest accrues on funds in interest-bearing transaction accounts not later than the day the financial institution receives credit; and (iii) disclose the financial institution's funds-availability policies to its customers.

     In addition to administrative enforcement, there is civil liability for violations of the Expedited Funds Act. Any depository institution that fails to comply with any requirement of the Expedited Funds Act or regulation with respect to any person other than another depository institution is liable to such person in an amount equal to the sum of actual damages, such additional amount as the court may allow (with a minimum of $100 and a maximum of $1,000 in an individual action and, in a class action, a maximum of the lesser of $500,000 or 1% of the net worth of the depository institution), plus court costs and attorneys' fees in the case of any successful action.

     The Truth in Savings Act (the "TISA"). The TISA, enacted into law in 1991, is principally a disclosure law, the purpose of which is to encourage comparative shopping for deposit products. The common denominator used by the TISA to facilitate comparison shopping of interest payable on deposit accounts is the Annual Percentage Yield (the "APY"). TISA is implemented by Regulation DD. The TISA and Regulation DD thereunder require depository institutions to pay interest on the full amount of the principal in the account for each day, under either the "daily balance method" or the "average daily balance method". No other balance calculation methods are permitted by the TISA.

     In addition to administrative enforcement, TISA violations carry civil liability. Any depository institution that fails to comply with any requirement of the TISA with respect to any person who is an account holder is liable to such person in an amount equal to the sum of actual damages, such additional amount as the court may allow (with a minimum of $100 and a maximum of $1,000 in an individual action and, in a class action, a maximum of the lesser of $500,000 or 1% of the net worth of the depository institution), plus court costs and attorneys' fees in the case of any successful action.

     The Americans with Disabilities Act (the "ADA"). The ADA, enacted into law in 1990, prohibits private employers, state and local governments, employment agencies, and labor unions from discriminating against qualified individuals with disabilities in connection with job application procedures, hiring, firing, advancement, compensation, job training, and other terms, conditions, and privileges of employment. An individual with a disability is a person who: (i) has a physical or mental impairment that substantially limits one or more major life activities; (ii) has a record of such an impairment; or (iii) is regarded as having such an impairment.

     Title 3 of the ADA covers banks, thrifts, credit unions, and finance companies -- all of which are considered to be "public accommodations". Section 302(a) of the ADA provides that "no individual shall be discriminated against on the basis of disability in the full and equal enjoyment of the goods, services, or facilities, privileges, advantages, or accommodations of any place of public accommodation". Section 302(b) of the ADA sets forth specific requirements and prohibitions for public accommodations; for example, a place of public accommodation, such as the Bank's retail branch offices, may not impose eligibility criteria that screen out persons with disabilities. Discrimination also includes the failure to provide the auxiliary aids and services necessary to enable individuals with disabilities to take advantage of a financial institution's services, unless the financial institution can demonstrate that providing the aids and services would "fundamentally" alter the nature of the service or would result in an "undue burden". Another significant provision of
Section 302 of the ADA is the requirement to remove from public accommodations all architectural barriers and communication barriers that are structural in nature if the removal is "readily achievable". "Readily achievable" is defined as "easily accomplishable and able to be carried out without much difficulty or expense". In deciding whether a particular action is readily achievable, the size of the institution and the nature and the cost of the action will be considered. The last substantive provision of Title 3 of the ADA that applies to financial institutions is Section 303, dealing with new construction. It provides that any building opening to the public after January 26, 1993 must be "readily accessible to and useable by individuals with disabilities" unless doing so is structurally impracticable.

     Anyone who has been discriminated against on the basis of a disability in relation to employment may file an action with the United States Equal Employment Opportunity Commission and may be entitled to remedies that include rehiring, promotion, reinstatement, back pay or remuneration, or reasonable accommodation including reassignment. Such individuals may also be entitled to damages intended to compensate for future pecuniary losses, mental anguish, and inconvenience. The ADA authorizes the Attorney General to sue institutions that are engaged in a pattern or practice of discrimination. At the Attorney General's request, the court may impose civil penalties of $50,000 for a first violation and $100,000 for any subsequent violation or certain other remedies.

     The Bank attempts in good faith to assure compliance with the requirements of the consumer protection statutes to which it is subject, as well as the regulations that implement the statutory provisions. The requirements are complex, however, and even inadvertent non-compliance could result in civil and, in some cases, criminal liability. Based on the Bank's history of claims under the consumer protection statutes and regulations to which it is subject, management does not believe that claims are likely to be asserted that will have a material adverse effect on the Bank's or the Company's financial condition, results of operations, or liquidity.

LEGISLATION

     Federal legislation and regulation have significantly affected the operations of federally insured savings associations, such as the Bank, and other federally regulated financial institutions in the past several years and have increased competition among savings associations, commercial banks, and other financial institutions. The operations of regulated depository institutions will continue to be subject to changes in applicable statutes and regulations from time to time, which changes could adversely affect the Bank and its affiliates. See "Risk Factors -- Recapitalization of the SAIF and Its Impact on SAIF Premiums; Other Legislative Proposals".

TAXATION

  Federal Taxation

     The Company is a savings and loan holding company and the Bank is a federal savings bank. Both are subject to provisions of the Code, in the same manner, with certain exceptions, as other corporations. The Company and the Bank participate in the filing of a consolidated federal income tax return with their "affiliated group", as defined by the Code. For financial reporting purposes, however, the Company and the Bank compute their tax on a separate company basis. The accompanying Consolidated Financial Statements include provisions for income taxes as a result of the Company's and the Bank's taxable income for the six months ended March 31, 1996 and 1995, and fiscal 1995. For fiscal 1994 and 1993, the provision for income taxes includes a deferred tax benefit as a result of the Bank's expected utilization of its NOLs against future taxable income in accordance with SFAS 109, "Accounting for Income Taxes". No tax benefit for income taxes was recognized as a result of the Company's stand alone losses. See "-- Residual Interest", "-- Alternative Minimum Tax" and "-- Accounting for Income Taxes". The Company and the Bank have generated losses creating NOLs. See "-- Net Operating Losses". In addition to federal income taxes, the Bank is required to make payments in lieu of federal income taxes pursuant to the Assistance Agreement with the FSLIC. The tax benefit sharing provisions contained in the Assistance Agreement were replaced by similar provisions contained in the tax benefits agreement ("Tax Benefits Agreement") entered into in connection with the Settlement Agreement; these provisions, relating to the obligation to share tax benefit utilization, will continue through the taxable year ending nearest to September 30, 2003. See "-- FSLIC Assistance", and Note 13 to the Consolidated Financial Statements. See "Risk
Factors -- Recapitalization of the SAIF and Its Impact on SAIF Premiums; Other Legislative Proposals" for a discussion of proposed legislation which would, among other things, affect the bad debt deduction and the bad debt reserve. See also "Legislation".

  Residual Interest

     The Bank is a holder of residual interests in Real Estate Mortgage Investment Conduits ("REMICs") as defined by the Code. The Code limits the amount of NOLs that may be used to offset the taxable income derived by holders of residual interests in a REMIC. However, the Code states that this limitation does not apply to certain financial institutions that are holders of residual interests that meet a significant value test prescribed by applicable Treasury regulations. The Bank incurs taxable income from residual interests that meet such test and, therefore, may be offset by NOLs without respect to this limitation. Also, the Bank incurs taxable income from residual interests that does not meet such test and, therefore, may not be offset by NOLs. This income caused the Bank to incur a regular tax liability for the six months ended March 31, 1995, and fiscal 1994.

  Domestic Building and Loan ("DBL") Test

     Savings institutions such as the Bank that meet the definitional DBL test prescribed by the Code may benefit from certain favorable provisions regarding their deductions from taxable income for annual additions to their bad debt reserve. The DBL test consists of a supervisory test, a business operations test, and an asset test. If the Bank fails to meet these tests, the transition from the reserve method to the direct charge-off method of tax accounting for bad debts would result in a recapture of this reserve into taxable income. At

September 30, 1995, the Bank was in excess of the minimum thresholds. There can be no assurance that the Bank will meet these tests for subsequent tax years.

  Bad Debt Deduction


     For purposes of the bad debt reserve deduction, loans are separated into "qualifying real property loans", which generally are loans secured by certain interests in real property, and "non-qualifying loans", which are all other loans. The deduction with respect to non-qualifying loans must be computed under the experience method, which generally allows a deduction based on a savings association's actual bad debt loss experience, consisting of the current year and the prior five years. The bad debt reserve deduction with respect to qualifying real property loans, however, may be the larger of the amounts computed under (i) the experience method, or (ii) the percentage of taxable income method. The percentage of taxable income method generally permits a qualifying savings association to deduct 8% of its taxable income prior to such deduction, as adjusted for certain items. Legislation, which has been approved by Congress and is awaiting the President's signature, would generally repeal the bad debt reserve deduction effective for taxable years beginning after December 31, 1995. See "Risk Factors -- Recapitalization of the SAIF and its Impact on SAIF Premiums; Other Legislative Proposals".


     Savings associations, such as the Bank, that file federal income tax returns as part of a consolidated group are required by applicable Treasury regulations to reduce their taxable income, for purposes of computing the percentage of taxable income deduction, for losses attributable to activities of the non-savings association members of the consolidated group that are functionally related to the activities of the savings association member. Currently, the Bank is computing its bad debt deduction pursuant to the experience method. All or a portion of the Bank's tax reserve for bad debts may be required to be includible in taxable income in a subsequent taxable year under certain circumstances, including the Bank's failure to meet the definition of a savings institution for federal income tax purposes, dividend distributions in excess of the Bank's then current or accumulated earnings and profits, or as a result of distributions in liquidation or redemption of the Bank Common Stock or the Bank Preferred Stock.

  Alternative Minimum Tax ("AMT")

     In addition to regular income taxes, corporations including saving and loan holding companies and savings associations are subject to an AMT, which is generally equal to 20% of alternative minimum taxable income ("AMTI") (taxable income increased by tax preference items and adjusted for other items). The preference item principally affecting the Bank relates to the adjusted current earnings ("ACE") adjustment, which includes FRF assistance. See "Business -- The Assistance Agreement". Although the amounts received by the Bank pursuant to the Assistance Agreement are not taxable for federal income tax purposes, a portion of such amounts are considered to be an ACE adjustment. For the six months ended March 31, 1996, and for fiscal 1995 and 1993, the Bank incurred AMTI that was offset by the utilization of AMT NOLs. However, corporations may offset only 90% of their AMTI with the related NOLs. For the six months ended March 31, 1995, and for fiscal 1994, 1992, and 1991, the Bank did not incur an AMT liability.

  Environmental Tax

     The Code imposes an additional tax at the rate of .12% on the modified AMTI of a corporation. Because the tax was enacted to provide funds for various environmental programs, it is denominated as an environmental tax. Modified AMTI is essentially AMTI without regard to any utilization of available AMT NOLs less $2 million.

  FSLIC Assistance

     Pursuant to the Assistance Agreement, the FRF, as successor to the FSLIC, was obligated to provide the Bank with financial assistance in connection with various matters that arose under the Assistance Agreement. See "Business -- The Assistance Agreement". The tax treatment of the assistance payments to savings associations that acquire assets from institutions in receivership (such as the predecessor to the Company) has been amended several times in recent years. Payments to the Bank pursuant to the Assistance Agreement were subject to the applicable provisions of the Code that were in effect in 1988, the year of the Acquisition. Payments from the FRF to the Bank pursuant to the Assistance Agreement were not included in the Bank's taxable income, and the Bank was not required to reduce its basis in the Covered Assets by the amount of such financial assistance; however, certain writedowns and losses are limited as discussed below. Accordingly, there was no requirement to pay federal income taxes with respect to any amount of the assistance payments received pursuant to the Assistance Agreement. The Bank also succeeded to substantial NOLs as a result of the Acquisition.

     The Assistance Agreement did, however, require the Bank, in effect, to pay to the FRF an amount equal to one-third of the sum of federal and state net tax benefits ("Net Tax Benefits") (as defined by the Assistance Agreement). The Net Tax Benefits shall be equal to the excess of any of the federal income tax liability which would have been incurred if the tax benefit item had not been deducted or excluded from income over the federal income tax liability actually incurred. The Net Tax Benefits items are the tax savings resulting from (i) the utilization of the deduction by the Bank of any amount of NOLs, capital loss carryforwards, and certain other carryforwards on the books and records of Old USAT, (ii) the exclusion from gross income of the amount of certain interest or assistance payments made to the Bank by the FRF, and (iii) the deduction of certain costs, expenses, or losses incurred by the Bank for which the FRF has made tax-free assistance payments. These provisions were replaced by similar provisions in the Tax Benefits Agreement entered into in connection with the termination of the Assistance Agreement. Pursuant to the Tax Benefits Agreement, these provisions relating to the obligation to share tax benefit utilization will continue through the taxable year ending nearest to September 30, 2003.

     Under the Assistance Agreement, the Bank received assistance payments from the FRF for writedowns and losses from the sales of Covered Assets. For federal income tax purposes, the Bank included the writedowns and losses from the sale of Covered Assets in its calculation of the bad debt deduction, using the experience method. However, the Revenue Reconciliation Act of 1993 denied the inclusion of writedowns and losses from the sale of Covered Assets in the calculation of bad debt deductions for assistance payments credited on or after March 4, 1991. Amendment of federal tax returns for fiscal 1991 and 1992 did not cause any additional federal tax liabilities to be incurred. However, the new tax law reduced the Bank's federal NOLs in the amount of approximately $259 million.

     The aforementioned tax relief provided savings (costs) on the amount of taxes required to be paid. The estimated tax savings (costs), by year, were as follows (in millions):

FOR THE YEAR ENDED
  SEPTEMBER 30,                                               SAVINGS (COSTS)
- ------------------                                            ---------------
      1991..................................................       $(1.7)
      1992..................................................        (2.8)
      1993..................................................        10.5
      1994..................................................         3.6
      1995..................................................        31.8

FOR THE SIX MONTHS
 ENDED MARCH 31,
- ------------------
      1996..................................................        17.2

     The Company's total NOLs at March 31, 1996 were $808 million of which $745 million are attributable to tax relief discussed above. The remaining NOLs of $63 million are a result of the Company's taxable losses from business operations in years prior to fiscal 1993.

  Net Operating Losses

     There are federal income tax NOLs of approximately $808 million as of March 31, 1996. Included in the $808 million is $24 million of Old USAT's NOLs that will expire in fiscal 2003 if not utilized. Because Old USAT's NOLs are "separate return limitation year" losses within the meaning of the consolidated return Treasury regulations, their utilization is limited to future taxable income of the Bank. The remaining $784 million of NOLs are attributable to operations for fiscal 1989 to 1994, and will begin expiring in fiscal 2004 if not utilized. See Note 13 to the Consolidated Financial Statements. These NOLs may be utilized against the taxable income of the other companies within the consolidated group of which the Company and the Bank are members.

  Net Operating Loss Limitations


     In the event of an Ownership Change, Section 382 of the Code imposes an annual limitation on the amount of taxable income a corporation may offset with NOLs and certain recognized built-in losses. The limitation imposed by Section 382 of the Code for any post-change year would be determined by multiplying the value of the Company's stock (including both Common Stock and Preferred Stock) at the time of the Ownership Change by the applicable long-term tax exempt rate (which was 5.78% for June 1996). Any unused annual limitation may be carried over to later years, and the limitation may under certain circumstances be increased by the built-in gains in assets held by the Company at the time of the change that are recognized in the five-year period after the change. Under current conditions, if an Ownership Change were to occur, the Company's annual NOL utilization would be limited to a minimum of approximately $31.8 million.


     The Company would undergo an Ownership Change if, among other things, 5% Stockholders increase their aggregate percentage ownership of such stock by more than 50 percentage points over the lowest percentage of such stock owned by such stockholders at any time during the Testing Period (generally the preceding three years). In applying Section 382 of the Code, at least a portion of the stock sold pursuant to the Offering would be considered to be acquired by a new 5% stockholder even if no person acquiring the stock in fact owns as much as 5% of the issuer's stock. While the application of Section 382 of the Code is highly complex and uncertain in some respects, the sale of shares of Class A Common Stock as contemplated by this Prospectus is not expected to cause an Ownership Change. In addition, events could occur prior to or after the Offering that are beyond the control of the Company which could result in an Ownership Change.

     In an effort to protect against a future Ownership Change that is not initiated by the Company, the Certificate and By-Laws limit Transfers, subject to certain exceptions, at any time during the three years following the Offering of shares of Common Stock that would either cause a person or entity to become a 5% Stockholder or increase a 5% Stockholder's percentage ownership interest. While such Transfers are deemed prohibited by the Certificate and the Company is authorized not to recognize any transferee of such a Transfer as a stockholder to the extent of such Transfer, these restrictions are incomplete since the Company cannot, consistent with NASDAQ requirements, prevent the settlement of transactions through NASDAQ, and because the prohibition on Transfers by 5% Stockholders does not limit transactions in the securities of such 5% Stockholders that could give rise to ownership shifts within the meaning of the applicable Section 382 rules. Moreover, the Company Board retains the discretion to waive these limitations or to take certain other actions that could trigger an Ownership Change, including through the issuance of additional shares of Common Stock in subsequent public or private offerings or through subsequent merger or acquisition transactions.

     Because the Company will have utilized a substantial portion of its available ownership limitation in connection with the Offering, the Company may not be able to engage in significant transactions that would create a further shift in ownership within the meaning of Section 382 of the Code within the following three-year period without triggering an Ownership Change. There can be no assurance that future actions on the part of the Company's stockholders or the Company itself will not result in the occurrence of an Ownership Change.

     See "Risk Factors -- Limitations on Use of Tax Losses; Restrictions on Transfers of Stock", "Selling Stockholders -- Selling Stockholder Letter Agreements" and "Description of Capital Stock -- Common Stock -- Restrictions on Transfer of Stock".

     Preferred stock that meets the requirements of section 1504(a)(4) of the Code is not considered stock when calculating an Ownership Change. Preferred stock meets the definition under section 1504(a)(4) of the Code if such stock:
(i) is not entitled to vote; (ii) is limited and preferred as to dividends and does not participate in corporate growth to any significant extent; (iii) has redemption and liquidation rights which do not exceed the issue price of such stock (except for a reasonable redemption or liquidation premium); and (iv) is not convertible into another class of stock.

     In fiscal 1995, the Bank publicly issued 4,000,000 shares, $25 liquidation preference per share, of 9.60% Preferred Stock, Series B (par value $0.01). In fiscal 1993, the Bank publicly issued 3,420,000 shares, $25 liquidation preference per share, of 10.12% noncumulative Preferred Stock, Series A (par value $0.01). Management believes that the Bank's issuance of the Bank Preferred Stock met the requirements of Section 1504(a)(4) of the Code and, therefore, did not result in an Ownership Change.

     The tax laws in effect in 1988 that applied to the Acquisition provided that generally applicable limitations on the ability of an acquiring corporation to utilize the NOLs, and built-in losses, of acquired savings associations did not apply in the case of the acquisition of assets from insolvent savings and loan associations. Pursuant to this exception to the generally applicable law, which existed in 1988, the Bank is allowed to use the NOLs and built-in losses of Old USAT without limitation.

     If an Ownership Change should occur, the Company's ability to utilize its NOLs will be limited as described above, and the Company's ability to deduct its built-in losses, if any, as they are realized will be subject to the same limitation. Limitation of the utilization of these tax benefits could have a material impact on the Company's financial condition.

  Consolidated Group

     The Company and the Bank were and are members of an "affiliated group" of corporations, as defined in the Code, and, accordingly, participate in the filing of a consolidated tax return. One of the requirements of being a member of an affiliated group is that 80% of the total voting power and 80% of the total value of stock be owned, directly or indirectly, by other members of the affiliated group. Stock for this purpose does not include preferred stock that meets certain definitional requirements prescribed by the Code. Therefore, the Bank did not cease to be a member of an affiliated group as a result of the prior issuance of the Bank Preferred Stock. However, if subsequent events occur that cause the Bank Preferred Stock to no longer meet these requirements (as could occur if a default in dividends permitted the holders of such stock to vote in the election of Bank directors), the Bank may cease to be a member of the affiliated group. If the Bank ceases to be a member of the affiliated group, other members of the affiliated group will lose their ability to utilize the Bank's nonseparate return year limitation NOLs in the amount of $736 million. See "-- Net Operating Losses".

  Tax Sharing Agreement

     The Company and the Bank are parties to a tax sharing agreement pursuant to which the Bank will pay to the Company amounts equal to the taxes that the Bank would be required to pay if it were to file a return separately from the affiliated group of which the Company is the common parent. The tax sharing agreement will not increase the amounts payable by the Bank over the amounts that it would have to pay if it were not a member of the Company's affiliated group.

  Accounting for Income Taxes

     Effective October 1, 1992, the Company and the Bank adopted SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 changes the method of computing income taxes for financial statement purposes by adopting the liability method under which the net deferred tax asset or liability is determined based on the tax effects of tax benefits attributable to tax carryforwards such as NOLs, investment tax credits and capital losses, and the differences between the book and tax bases of the various assets and liabilities. The deferred tax asset must be reduced by a valuation allowance if, based on available evidence, it is more likely than not that some portion of the tax benefit will not be realized. Accounting guidance under Accounting Principles Board No. 11, "Accounting for Income Taxes", did not require these amounts to be recognized previously. During the fourth quarter of fiscal 1993, the Bank recognized $59 million as a tax benefit for the expected utilization of $252 million in NOLs against future taxable income. SFAS No. 109 requires that tax benefits arising from an acquisition should be used first to reduce to zero any goodwill related to that acquisition, second to decrease other non-current intangible assets resulting from that acquisition, and finally to reduce income tax expense. As a result of the recognition of $59 million in tax benefits, income tax expense was reduced $44 million, and goodwill associated with the Acquisition was reduced $15 million during the fourth quarter of fiscal 1993. During fiscal 1994, the Company recognized an additional $58 million as a tax benefit for the expected utilization of $249 million in NOLs against future taxable income. For fiscal 1994 and 1993, the Company recognized no tax benefit for income taxes for its NOLs because the criteria to recognize a tax benefit under SFAS No. 109 was not met. For the six months ended March 31, 1996 and 1995 and fiscal 1995, there have been no tax benefits recognized by the Company or the Bank for the expected utilization of NOLs against future taxable income. See "-- Net Operating Loss Limitations". During the third quarter of 1996, the Company recognized a tax benefit of $101.7 million for the expected utilization of NOLs against future taxable income. See
Note 21 to the Consolidated Financial Statements.

  State Taxation

     The Company and the Bank file unitary and combined state returns with certain subsidiaries and also file separate state returns. The location of mortgage bank branches, loan solicitations, or real property securing loans creates jurisdiction for taxation in certain states, which results in the filing of state income tax returns. Amounts for state tax liabilities are included in the statements of operations for the six months ended March 31, 1996 and 1995, and fiscal 1995, 1994, and 1993. See Note 13 to the Consolidated Financial Statements.

                           DESCRIPTION OF PROPERTIES

     The Company's offices are located at 50 Charles Lindbergh Boulevard, Suite 500, Uniondale, New York 11553, in space provided by an affiliate of the Company. The headquarters of the Bank is located in leased premises in Houston, Texas. The leases for the Bank's headquarters have terms expiring from one to five years, with annual rental expenses of $4.3 million, subject to increases under certain circumstances. Following the creation of Holding Co., the headquarters of the Company will be moved to the Bank's headquarters in Houston, Texas. The following table sets forth the number and location of the community banking, commercial banking, and mortgage banking offices of the Company as of March 31, 1996:

                                                            NUMBER OF OFFICES
                                    ------------------------------------------------------------------
                                       COMMUNITY
                                    BANKING BRANCHES       COMMERCIAL
                                    ----------------        BANKING         MORTGAGE BANKING
               LOCATION             OWNED     LEASED     OFFICES LEASED      OFFICES LEASED      TOTAL
    ------------------------------  -----     ------     --------------     ----------------     -----
    Houston Area..................    14        20              1                    5             40
    Dallas/Ft. Worth Area.........    12        17              1                    3             33
    Other Texas...................    --         4             --                    3              7
    California....................    --        --              1                   25             26
    Florida.......................    --        --              1                    6              7
    Other U.S.....................    --        --              5                   70             75
                                      --        --              -
                                                                                   ---            ---
              Total...............    26        41              9                  112            188
                                      ==        ==              =                  ===            ===

     A majority of leases outstanding at March 31, 1996 expire within five years or less. See Note 17 to the Consolidated Financial Statements.

     Net investment in premises and equipment totaled $36.2 million at March 31, 1996.

                               LEGAL PROCEEDINGS

     On December 7, 1995, Maxxam filed a Petition for Review in the United States Court of Appeals for the Fifth Circuit seeking to modify, terminate, and set aside the order, dated December 30, 1988 (the "Order"), of the FSLIC approving the Acquisition, which was consummated on December 31, 1988 and involved substantially all the Bank's initial assets and liabilities. See "The Company -- History". On December 8, 1995, Maxxam filed a Motion to Intervene and a Complaint in Intervention in an action pending in the U.S. District Court for the Southern District of Texas, entitled Federal Deposit Insurance Corporation
v. Charles E. Hurwitz, also seeking to set aside the Order. Maxxam contends, in both cases, that it submitted the most favorable bid to acquire the assets and liabilities of Old USAT and that it should have been selected as the winning bidder. In its brief to the Court of Appeals, Maxxam has asserted that the Court should order the OTS "to award Bank United to Maxxam" and that the Company would bear no harm in that event because it is entitled to full indemnification by the FDIC, as manager of the FRF, pursuant to Section 7(a)(2) of the Assistance Agreement.

     The Company is not a party to either of these proceedings. The Bank has intervened in the Fifth Circuit case and may file a Motion to Intervene in the District Court case at a later date. Management believes, after consultation with legal counsel, that the claims of Maxxam are barred by applicable time limits, have no basis for assertion under existing law, and will not have a material adverse effect on the Bank's or the Company's financial condition, results of operations, or liquidity.

     The Bank's operations are subject to various consumer protection statutes and regulations, including, for example, the TILA, the FH Act, the CRA, the ECOA, the HMDA, the RESPA, the EFTA, the Expedited Funds Act, the TISA, and the ADA. See "Regulation -- Consumer Protection Regulations". During the past several years, numerous individual claims and purported consumer class action claims were commenced against a number of financial institutions, their subsidiaries, and other mortgage lending institutions seeking civil statutory and actual damages and rescission under the TILA, as well as remedies for alleged violations of various state unfair trade practices laws and restitution or unjust enrichment in connection with certain mortgage loan transactions. Also, there have been numerous individual claims and purported consumer class action claims commenced against a number of financial institutions, their subsidiaries, and other mortgage lending institutions seeking declaratory relief that certain of the lenders' escrow account servicing practices violate the RESPA and breach the lenders' contracts with borrowers. Such claims also generally seek actual damages and attorneys' fees.


     In addition to the foregoing, mortgage lending institutions have been subjected to an increasing number of other types of individual claims and purported consumer class action claims that relate to various aspects of the origination, pricing, closing, servicing, and collection of mortgage loans and that allege inadequate disclosure, breach of contract, breach of fiduciary duty, or violation of federal or state laws. Claims have involved, among other things, interest rates and fees charged in connection with loans, interest rate adjustments on adjustable-rate mortgage loans, timely release of liens upon loan payoffs, the disclosure and imposition of various fees and charges, and the placing of collateral protection insurance. The Bank has had asserted against it one putative class action claim under the TILA, one putative class action claim under the RESPA and three separate putative class action claims involving the Bank's loan servicing practices. Management does not expect these claims, in the aggregate, to have a material adverse impact on the Company's financial condition, results of operation, or liquidity.


     On July 25, 1995, Plaintiffs (the Bank, the Company (including its predecessors) and Hyperion Partners) filed suit against the United States of America in the United States Court of Federal Claims for breach of contract and taking of property without compensation in contravention of the Fifth Amendment of the United States Constitution. The action arose because the passage of FIRREA and the regulations adopted by the OTS pursuant to FIRREA deprived Plaintiffs of their contractual rights.

     In December 1988, the United States, through its agencies, entered into certain agreements with Plaintiffs that resulted in contractual obligations owed to Plaintiffs. Plaintiffs contend that the obligations were undertaken to induce, and did induce, the Company's acquisition of substantially all of the assets and the secured, deposit, and certain tax liabilities of Old USAT, an insolvent savings and loan association, thereby relieving the FSLIC, an agency of the United States government, of the immense costs and burdens of taking over and managing or liquidating the institution. The FSLIC actively solicited buyers for Old USAT, and in the weeks preceding the acquisition, the Company and the FSLIC negotiated the terms of a complex transaction involving some six contractual documents. To accomplish this transaction, the FSLIC and its regulating agency, the FHLBB, which was also an agency of the United States government, were required to undertake to pay certain other amounts of money over time and to count for regulatory purposes certain monies and book entries of the Bank in ways that allowed the Company greater leverage to increase the size of the Bank prudently and profitably. The United States obtained the right to share in this leveraged growth through warrants for stock and through so-called "tax benefit payments" to the United States from the Company and the Bank.

     The lawsuit alleges breaches of the United States' contractual obligations
(i) to abide by a capital forbearance, which would have allowed the Bank to operate for ten years under negotiated capital levels lower than the levels required by the then existing regulations or successor regulations, (ii) to abide by its commitment to allow the Bank to count $110 million of subordinated debt as regulatory capital for all purposes and (iii) to abide by an accounting forbearance, which would have allowed the Bank to count as capital for regulatory purposes, and to amortize over a period of twenty-five years, the $30.7 million difference between certain FSLIC payment obligations to the Bank and the discounted present value of those future FSLIC payments. The lawsuit seeks monetary relief for the breaches by the United States of its contractual obligations to plaintiffs and, in the alternative, seeks just compensation for a taking of property and for a denial of due process under the Fifth Amendment to the United States Constitution.

     There are over 100 similar cases pending in the United States Court of Federal Claims, which has entered summary judgment for the plaintiffs as to liability, but not damages, in three of the cases. The Winstar cases were appealed to the United States Court of Appeals for the Federal Circuit, which affirmed the judgment for the plaintiffs following a hearing en banc after a three-judge panel had found for the United

States. On July 1, 1996, the United States Supreme Court affirmed the en banc ruling of the Federal Circuit holding the United States liable for breach of contract and remanded the case for further proceedings on the issue of damages.


     Plaintiffs' lawsuit has been stayed from the outset by a judge of the Court of Federal Claims pending the Supreme Court's decision in the Winstar cases. The Company anticipates that the stay will be lifted in the near future, but there is uncertainty about how Plaintiffs' lawsuit and the over 100 similar cases will be judicially managed by the Court of Federal Claims. On July 8, 1996, the Chief Judge of the Court of Federal Claims designated Stephen D. Susman, Esq. of Houston, Texas as "Special Counsel to the Court" to facilitate the adoption of methods for "rationalizing" the litigation. At the Court of Federal Claims status conference held on July 30, 1996, Mr. Susman presented a proposed case management plan and schedule supported by a large number of the plaintiffs in the FIRREA-related cases, including Plaintiffs. Counsel for the United States proposed a different plan, but, while asserting objections to a number of the features of Mr. Susman's plan, expressed a willingness to work with Mr. Susman and a coordinating committee of plaintiffs' counsel on achieving an agreed pretrial order for management of the cases. The Chief Judge of the Court of Federal Claims scheduled another status conference for August 19, 1996 and directed counsel for the United States and the plaintiffs' counsel coordinating committee to report to the Chief Judge by August 15 on their efforts to agree on a proposed case management plan. The Chief Judge also encouraged the FDIC, which has indicated a desire to participate in or take over certain lawsuits (unlike Plaintiffs' lawsuit ) involving post-FIRREA failed institutions, to become involved in this process. The Chief Judge indicated that he may enter a case management order at or shortly after the August 19 status conference. It remains unclear how such an order entered by the Chief Judge will affect the future course of Plaintiffs' lawsuit.



     There have been no decisions determining damages in any of the over 100 similar cases pending in the Court of Federal Claims. While the Company expects Plaintiffs' claims for damages to exceed $200 million, the Company is unable to predict the outcome of Plaintiffs' suit against the United States and the amount of judgment for damages, if any, that may be awarded. Consequently, no assurances can be given as to the results of this suit.


     The Company and the Bank have entered into an agreement with Hyperion Partners acknowledging the relative value, as among the parties, of their claims in the pending litigation. The agreement confirms that the Company and the Bank are entitled to receive 85% of the amount, if any, recovered as a result of the settlement of or a judgment on such claims, and that Hyperion Partners is entitled to receive 15% of such amount. The agreement was approved by the disinterested directors of the Company. Plaintiffs will continue to cooperate in good faith and will use their best efforts to maximize the total amount, if any, that they may recover.

     The Bank is involved in other legal proceedings occurring in the ordinary course of business that management believes, after consultation with legal counsel, are not, in the aggregate, material to the financial condition, results of operations, or liquidity of the Bank or the Company.

                                   MANAGEMENT

DIRECTORS

     The Company Board consists of 11 members and is divided into three classes. The members of each class are elected for a term of three years with one class being elected annually. Each director of the Company is also a director of the Bank. The following table sets forth certain information with respect to the directors of the Company, including information regarding their ages and when they became directors.

                                                      DIRECTOR OF       DIRECTOR OF
                                                      THE COMPANY        THE BANK        TERM
                       NAME                  AGE         SINCE             SINCE        EXPIRES
        -----------------------------------  ---     --------------     -----------     -------
        Lewis S. Ranieri...................  49           1988              1988          1997
        Salvatore A. Ranieri...............  47           1988              1988          1998
        Scott A. Shay......................  38           1988              1988          1999
        Barry C. Burkholder................  56           1996              1991          1997
        Lawrence Chimerine.................  55           1996              1990          1997
        David M. Golush....................  51           1996              1988          1998
        Paul M. Horvitz....................  60           1996              1990          1999
        Alan E. Master.....................  56           1996              1995          1997
        Anthony J. Nocella.................  54           1996              1990          1998
        Patricia A. Sloan..................  52           1996              1988          1999
        Kendrick R. Wilson III.............  49           1996              1988          1998

     The principal occupation and position with the Company and the Bank of each director is set forth below.

     LEWIS S. RANIERI. Mr. Ranieri is the Chairman of the Company. He was also the President and CEO of the Company and Chairman of the Bank from 1988 until July 15, 1996. Mr. Ranieri is the Chairman and CEO of Ranieri & Co., positions he has held since founding Ranieri & Co. in 1988. Mr. Ranieri is a founder of Hyperion Partners and of Hyperion Partners II. He is also Chairman of Hyperion Capital Management, Inc., a registered investment advisor and an affiliate of the Bank ("Hyperion Capital") and The Hyperion Total Return Fund, Inc. He is director of the Hyperion 1999 Term Trust, Inc., the Hyperion 1997 Term Trust, Inc., the Hyperion 2002 Term Trust, Inc. and Hyperion 2005 Investment Grade Opportunity Trust, Inc. Mr. Ranieri is also Chairman and President of various other indirect subsidiaries of Hyperion Partners. Along with his brother, Salvatore A. Ranieri, and Scott A. Shay, Mr. Ranieri controls the general partner of Hyperion Partners. Along with Mr. Shay, Mr. Ranieri controls the general partner of Hyperion Partners II, a recently formed investment partnership which plans to make investments primarily in the financial and real estate sectors of the economy. He is also Chairman of the Board and a director of American Marine Holdings, Inc. ("American Marine"). Mr. Ranieri is also a director of Delphi Financial Group, Inc.

     Mr. Ranieri is a former Vice Chairman of Salomon Brothers Inc ("Salomon") where he was employed from 1968 to 1987, and was one of the principal developers of the secondary mortgage market. While at Salomon, Mr. Ranieri helped to develop the capital markets as a source of funds for housing and commercial real estate and to establish Salomon's then leading position in the MBS area. He is a member of the National Association of Home Builders Mortgage Roundtable.

     Mr. Ranieri is a Trustee for the Parish of Our Lady of the Rosary/Shrine of St. Elizabeth Ann Seton and the Environmental Defense Fund. Mr. Ranieri is also a director of the Peninsula Hospital Center in Queens, New York. Mr. Ranieri received his Bachelor of Arts degree from St. John's University.

     SALVATORE A. RANIERI. Mr. Ranieri is the General Counsel and a Managing Director of Ranieri & Co. He was also the Vice President, Secretary and General Counsel of the Company from 1988 until July 15, 1996. He is a director of Hyperion Capital, as well as of various other direct and indirect subsidiaries of Hyperion Partners. Along with his brother, Lewis S. Ranieri, and Scott A. Shay, Mr. Ranieri controls the general partner of Hyperion Partners. He is also a director of American Marine. Mr. Ranieri was one of the original founders of Ranieri & Co. and of Hyperion Partners. Prior to joining Ranieri & Co., he had been President of Livia Enterprises, Inc., a private venture capital and real estate investment company that oversaw investments in the real estate, construction, and manufacturing sectors. In addition to his business experience, Mr. Ranieri is also a lawyer. During his career, his practice has included the areas of corporate, litigation, real estate and regulatory matters. Until 1984, he had been a member of a law firm in New York City. He is admitted to practice law in New York and various federal courts. He received his Bachelor of Arts degree from New York University and his Juris Doctor degree from Columbia University School of Law.

     SCOTT A. SHAY. Mr. Shay has been a Managing Director of Ranieri & Co. since its formation in 1988. He was also a Vice President of the Company from 1988 until July 15, 1996. Mr. Shay is a founder of Hyperion Partners and Hyperion Partners II. Mr. Shay is currently a director of Hyperion Capital and Transworld Home Healthcare, Inc., as well as an officer or director of other direct and indirect subsidiaries of Hyperion Partners and Hyperion Partners II. Along with Lewis S. Ranieri and Salvatore A. Ranieri, Mr. Shay controls the general partner of Hyperion Partners. Along with Mr. Lewis S. Ranieri, Mr. Shay controls the general partner of Hyperion Partners II. Prior to joining Ranieri & Co., Mr. Shay was a director of Salomon where he was employed from 1980 to 1988. Mr. Shay was involved with Salomon's thrift mergers and acquisitions practice and with mortgage banking financing and mergers and acquisitions. Mr. Shay also worked on acquisitions of real estate investment trusts while at Salomon. Mr. Shay graduated Phi Beta Kappa from Northwestern University with a B.A. degree in economics and received a Master of Management degree with distinction from Northwestern's Kellogg Graduate School of Management. Mr. Shay has lectured at the School of Mortgage Banking and has written articles on the strategic environment for mortgage banking and on merger and acquisition theory. Mr. Shay currently serves as a member of the board and was President of Hillel of New York from 1990 until June 30, 1992. He is also on the board of UJA-Federation of New York.

     BARRY C. BURKHOLDER. Mr. Burkholder has been the President and CEO of the Company since July 15, 1996, and has held similar positions with the Bank since joining it on April 10, 1991. Since July 15, 1996, Mr. Burkholder has also been Chairman of the Bank. In May 1994, Mr. Burkholder assumed the additional responsibilities of managing the Bank's retail banking operations. Prior to joining the Bank, Mr. Burkholder was employed at Citicorp/Citibank for 15 years. Mr. Burkholder became associated with Citicorp through its then newly formed Consumer Services Group in 1976, and then became a member of its International Staff. Mr. Burkholder moved to Citibank Savings in London where he was named Chairman and Managing Director in 1977. Mr. Burkholder returned to the United States in 1981 to become President of Citicorp Person-to-Person, now part of Citicorp Mortgage, Inc., a nationwide mortgage lending business with related mortgage banking, servicing, and insurance activities. In 1984, he was named Chairman and CEO of Citibank Illinois, and two years later became Central Division Executive for the U.S. Consumer Bank. As Central Division Executive, Mr. Burkholder was responsible for Citicorp's consumer banking activities in the Midwest and Southeast. Mr. Burkholder began his career at Ford Motor Company in the financial planning area and moved to Certain-teed Corporation where his last position prior to joining Citicorp was as President of its real estate development subsidiary. Mr. Burkholder received a B.S. and an M.B.A. from Drexel University. Mr. Burkholder is a Member of the Thrift Institutions Advisory Council of the Federal Reserve System. He is President of the Houston Symphony and serves on the Board of Trustees of the Texas Gulf Coast United Way.


     LAWRENCE CHIMERINE, PH.D. Dr. Chimerine has served as President of his own economic consulting firm, Radnor Consulting Services, since 1990, and as a Senior Economic Counselor for Data Resources Inc. from 1990 to 1995. He is currently also the Managing Director and Chief Economist of the Economic Strategy Institute in Washington, D.C. Dr. Chimerine served as Chairman and Chief Executive Officer of the WEFA Group from 1987 to 1990 and of Chase Econometrics from 1979 to 1987, both of which provide economic consulting. Dr. Chimerine received a B.S. from Brooklyn College and a Ph.D. from Brown University.


     DAVID M. GOLUSH. Mr. Golush is a Managing Director of Ranieri & Co. with which he has been associated since the firm's founding in 1988. He is an officer of direct and indirect subsidiaries of Hyperion Partners and Hyperion Partners II, and has an economic interest in Hyperion Partners and Hyperion Partners

II. Mr. Golush was at Salomon from 1972 to 1987 and was a Vice President from 1975. From 1984 to 1987, he was Chief Administrative Officer of Salomon's Mortgage and Real Estate Department. From 1966 to 1972, he held positions in public accounting and private industry. He has been a certified public accountant in New York since 1972. Mr. Golush received a B.B.A. from the University of Cincinnati. He is Treasurer of the New York Police & Fire Widows' and Children's Fund, Inc. and a member of the board of the Jewish Federation of Central New Jersey.

     PAUL M. HORVITZ, PH.D. Dr. Horvitz has been on the faculty of the University of Houston since 1977, and holds the University's Judge James Elkins Chair of Banking and Finance. From 1967 to 1977, Dr. Horvitz held positions as Assistant Director of Research, Director of Research and Deputy to the Chairman at the FDIC. Prior to joining the FDIC he was an economist at the Federal Reserve Bank of Boston and the Office of Comptroller of the Currency. From 1983 to 1990, Dr. Horvitz was a member of the Board of Directors of the FHLB Dallas, and in 1986 and 1987 he was a member of the Federal Savings and Loan Advisory Council. He is currently a director of the Pulse EFT Association, and a member of the Shadow Financial Regulatory Committee. Dr. Horvitz received a B.A. from the University of Chicago, an M.B.A. from Boston University, and a Ph.D. from MIT.

     ALAN E. MASTER. Mr. Master began his career with Chemical Bank in 1961 as a commercial lending officer, became a Branch Office Head, and worked on start-ups or clean-ups of banks in Miami, Florida. In 1973, he joined Barnett Banks of Florida ("Barnett") and led a unit of Barnett formed from the reorganization and merger of five subsidiaries of Barnett. In 1977, he became President, CEO, and Chief Financial Officer, and in 1978 was elected Vice Chairman of United Americas Bank of New York. Mr. Master joined The Merchants Bank of New York in 1979 as Executive Vice President and was elected a director in 1980. In 1983, Mr. Master joined Ensign Bank FSB in New York City as President and CEO. In 1991, Mr. Master established a consulting practice specializing in the financial services and banking sectors. Mr. Master has served on the Board of Trustees of the Hyperion Government Mortgage Trust II, has participated in meetings of the Advisory Board of Hyperion Partners and Hyperion Partners II, is a member of the Advisory Board of the Johnson Graduate School of Management of Cornell University and joined PaineWebber Incorporated in April 1996. Mr. Master received a B.A. from Cornell University and has completed course work in finance and accounting at the New York University Graduate School of Business Administration.

     ANTHONY J. NOCELLA. Mr. Nocella has been the Executive Vice President and Chief Financial Officer of the Company since June 27, 1996, and has held those same positions with the Bank since joining it in July 1990. He manages the Financial Markets and Commercial Banking Groups of the Bank. From 1988 to 1990, Mr. Nocella provided consulting services to the Bank as President of Nocella Management Company, a firm that specialized in asset and liability management consulting for financial institutions. From 1981 to 1987, Mr. Nocella served as Executive Vice President and Chief Financial Officer of Meritor Financial Group, as well as President of the Company's Commercial banking/financial markets arm, Meritor Financial Markets ("Meritor"). During his 13 years at Meritor (1974-1987), he also served as President of PSFS Management Company, Inc., the holding company of The Philadelphia Saving Fund Society, the nation's largest savings institution at the time. Mr. Nocella's other positions have included Controller and Director of Financial Services for American Medicorp (now Humana), Managing Auditor and Consultant for Peat Marwick and adjunct professor of finance at St. Joseph's University and Drexel University. Mr. Nocella, a Certified Public Accountant, received an undergraduate degree in accounting from LaSalle University, and an M.B.A. in computer science and finance from Temple University. He also completed the graduate Bank Financial Management Program of the Wharton School at the University of Pennsylvania. Mr. Nocella is the President and a director of the Community Bankers Association of Southeast Texas, a delegate and member of the Mortgage Finance and Accounting Committees of the America's Community Bankers, a director of the Texas Community Bankers Association, and delegate and past President of the Financial Executives Institute.

     PATRICIA A. SLOAN. Ms. Sloan is a Managing Director of Ranieri & Co. and has an economic interest in Hyperion Partners and Hyperion Partners II. She is also a director of certain funds managed by Hyperion Capital Management, including Hyperion 1999 Term Trust, Inc., Hyperion 1997 Term Trust, Inc., Hyperion 2002 Term Trust, Inc., Hyperion Investment Grade Opportunity Term Trust., Inc., and the Hyperion Total Return Fund, Inc. Prior to joining Ranieri & Co. in 1988, Ms. Sloan was employed at Salomon from 1972 to

1988, where she served as Director of the Company's Financial Institutions Group. Prior to joining Salomon, Ms. Sloan was employed at Bache & Co., Inc. from 1965 to 1972. Ms. Sloan received a B.A. from Radcliffe College and an M.B.A. from Northwestern University.

     KENDRICK R. WILSON III. Mr. Wilson currently is a Managing Director and head of investment banking of Lazard Freres & Co. LLC ("Lazard Freres"), a New York-based investment banking firm. Prior to his joining Lazard Freres in 1990, Mr. Wilson served as President of Ranieri & Co. from March 1988 to December 1989, and Senior Executive Vice President for E.F. Hutton from April 1987 to February 1988. Mr. Wilson was also employed at Salomon from June 1978 to April 1987 where he became a Managing Director. Mr. Wilson has an economic interest in Hyperion Partners. He is a director of ITT Corporation, Black Rock Asset Investors, American Marine Holdings, American Buildings Company, Inc., and Meigher Communications, Inc. Mr. Wilson received a B.A. from Dartmouth College and an M.B.A. from Harvard Business School.

     Mr. Lewis Ranieri and Mr. Salvatore Ranieri are brothers. No other director or executive officer is related to any other director or executive officer by blood, marriage, or adoption. Mr. Lewis Ranieri, Mr. Salvatore Ranieri and Mr. Shay served since 1990 as directors of the Company pursuant to an agreement entered into in 1990 between the owners of certain non-voting stock of the Company and Hyperion Partners, which, pursuant to its terms, is terminated upon consummation of the Offering. There are no existing arrangements or understandings between a director and any other person pursuant to which such person was elected a director.

     In addition, following the Offering the Company intends to appoint at least one additional non-employee director to the Company Board.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company Board has established two committees: an Audit Committee and a Compensation Committee.

     The Audit Committee meets with management to consider the adequacy of the internal controls and the objectivity of financial reporting. The Audit Committee also meets with the independent auditors and with appropriate financial personnel and internal auditors of the Company regarding these matters. The Audit Committee recommends to the Company Board the appointment of the independent auditors, subject to ratification by the stockholders at the annual meeting. Both the internal auditors and the independent auditors periodically will meet alone with the Audit Committee and will have unrestricted access to the Audit Committee. The Audit Committee will consist of directors who are not employees of the Company, initially Dr. Chimerine, Dr. Horvitz and Mr. Master, with Dr. Horvitz serving as Chair.

     The Compensation Committee's functions include administering management incentive compensation plans, including the 1996 Incentive Compensation Plan (as defined below), and making recommendations to the Company Board with respect to the compensation of directors and officers of the Company. The Compensation Committee also supervises the Company's employee benefit plans. The Compensation Committee will consist of all directors except Mr. Burkholder and Mr. Nocella.


     To the extent that any permitted action taken by the Company Board conflicts with action taken by the Compensation Committee, the Company Board action shall control. In the past, Mr. Burkholder and Mr. Nocella have recused themselves from Company Board deliberations regarding their compensation and it is anticipated that this practice will continue following the Offering.


COMPENSATION OF DIRECTORS


     Each non-employee director will receive a single annual retainer of $25,000 for service on the boards of directors of Company and the Bank. All non-employee directors also will receive a fee of $1,000 for each in person meeting of the Company Board that they attend and a fee of $500 for each telephonic meeting of the Company Board and each meeting of any Committee of the Company Board that they attend. The chair of the Audit Committee will receive an additional annual retainer of $2,000. Directors who are employees of the

Company or any subsidiary do not receive additional compensation for service as directors, including participation in the Director Stock Plan. See also
"-- Certain Relationships and Related Transactions".


EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     The following table sets forth information concerning executive officers of the Company and principal executive officers of the Bank who do not serve on the Company Board. All executive officers of the Company and the Bank are elected by the Company Board and the Board of Directors of the Bank, respectively, and serve until their successors are elected and qualified. There are no arrangements or understandings between any director and any other person pursuant to which such individual was elected an executive officer.

                  PRINCIPAL OCCUPATION DURING LAST FIVE YEARS

             NAME               AGE                   POSITION AND OCCUPATION
- ------------------------------  ---   --------------------------------------------------------
Jonathon K. Heffron...........  43    Executive Vice President and General Counsel of the
                                      Company since July 15, 1996 and of the Bank since May
                                      1990. Prior to joining the Bank, Mr. Heffron served for
                                      two years as President and CEO of First Northern Bank,
                                      Keene, New Hampshire. Prior to joining First Northern
                                      Bank, Mr. Heffron served for more than 10 years in
                                      several capacities at the FHLB Board, Washington, D.C.
                                      and at the FHLB Dallas, including as Attorney Advisor,
                                      Trial Attorney, General Counsel, Chief Administrative
                                      Officer, and Chief Operating Officer. Mr. Heffron
                                      received a B.A. Magna Cum Laude from the University of
                                      Minnesota, a J.D. from Southwestern University School of
                                      Law, and an LL.M. from the National Law Center of George
                                      Washington University. Mr. Heffron serves on the Boards
                                      of Directors of the FHLB Dallas, the Credit Coalition of
                                      Greater Houston and the Texas Conference for Homeowners'
                                      Rights and he is a member of the FHLB System Committee
                                      of America's Community Bankers.
George R. Bender..............  56    Executive Vice President -- Mortgage Banking of the
                                      Company since July 15, 1996 and of the Bank since July
                                      1990. Prior to joining the Bank, Mr. Bender was employed
                                      by CenTrust Mortgage Corporation as President and CEO
                                      from June 1985 to February 1990. As President and CEO,
                                      Mr. Bender was responsible for the overall management of
                                      this mortgage banking subsidiary of CenTrust Savings.
                                      Mr. Bender's career also includes positions as Chairman
                                      and CEO of WestAmerica Mortgage Company in Denver,
                                      President and CEO of Unity Mortgage Corporation in
                                      Chicago; Senior Vice President of United First Mortgage
                                      Corporation of San Diego; and Senior Vice President of
                                      Production and Marketing at Advance Mortgage
                                      Corporation. Mr. Bender attended the University of
                                      Michigan in Ann Arbor.

             NAME               AGE                   POSITION AND OCCUPATION
- ------------------------------  ---   --------------------------------------------------------
Ronald D. Coben...............  38    Executive Vice President -- Community Banking of the
                                      Company since July 15, 1996 and of the Bank since July
                                      1996. Previously, Mr. Coben served as Regional Retail
                                      Director and Marketing Director since joining the Bank
                                      in October 1989. Prior to joining the Bank, Mr. Coben
                                      was employed by Texas Commerce Bancshares (Chemical
                                      Bank) since 1986 as Vice President and Manager of the
                                      Relationship Banking Division of the Retail Bank. Prior
                                      to joining Texas Commence Bancshares, Mr. Coben served
                                      as the Director of Market Research for ComputerCraft,
                                      Inc. and Foley's Department Stores. Mr. Coben received a
                                      B.A. degree from the University of Texas at Austin. He
                                      has provided marketing skills to various organizations
                                      including the Houston Symphony and the Houston Holocaust
                                      Museum. Mr. Coben also received the MS Leadership Award
                                      in 1996 and a Gold Effie for the nation's most effective
                                      financial advertising campaign of 1989.
Leslie H. Green...............  58    Senior Vice President -- Operations and Technology of
                                      the Company since July 15, 1996 and of the Bank since
                                      June 1991. Prior to joining the Bank, Mr. Green was
                                      employed by Equimark since 1988 as Executive Vice
                                      President -- Systems and Operations. Prior to joining
                                      Equimark, Mr. Green served in several capacities at
                                      Keystone Computer Association, Fidelity Bank, National
                                      Information Systems and RCA Computer Systems. Mr. Green
                                      received a degree in Business Management from Rutgers
                                      University.
Karen J. Hartnett.............  48    Senior Vice President -- Human Resources of the Company
                                      since July 15, 1996 and of the Bank since January 1991.
                                      Prior to joining the Bank, Ms. Hartnett was employed by
                                      Equimark as Senior Vice President Human Resources since
                                      1989. From 1988 to 1989, Ms. Hartnett was Senior Vice
                                      President and Chief Personnel Officer for NCNB Texas,
                                      and she served predecessor organizations as Vice
                                      President and as Director of Human Resources. Ms.
                                      Hartnett's human resources experiences include positions
                                      at Zale Corporation, Mobil Oil Corporation and Sweet
                                      Briar College. Ms. Hartnett received an A.B. from Sweet
                                      Briar College in 1970. Ms. Hartnett serves on the Board
                                      of Directors of the Gulf Coast Chapter of the American
                                      Heart Association, on the Board of Trustees for the
                                      Houston Ballet Foundation and is a lifetime member of
                                      the Houston Livestock Show and Rodeo.
Sonny B. Lyles................  51    Senior Vice President and Chief Credit Officer of the
                                      Company since July 15, 1996 and of the Bank since
                                      February 1991. Prior to joining the Bank, Mr. Lyles was
                                      employed by First Union National Bank as Senior Credit
                                      Officer beginning in 1983. Prior to joining First Union
                                      National Bank, Mr. Lyles was employed at First Tulsa
                                      Bank, Florida National Bank and South Carolina National
                                      Bank. Mr. Lyles received a B.A. from Wofford College.
                                      Mr. Lyles is a member of the Board, First Vice President
                                      of the Texas Chapter, and a national member, of the
                                      Credit and Risk Management Council of Robert Morris
                                      Associates, a trade association of bank lending and
                                      credit officers. Mr. Lyles is the Wofford College alumni
                                      representative from Houston.

EXECUTIVE COMPENSATION

  Summary of Cash and Certain Compensation

     The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the CEO of the Company and the other four most highly compensated executive officers of the Company and the Bank. The individuals listed below became executive officers of the Company in June and July 1996. Prior to that time, Lewis S. Ranieri served as President and CEO of the Company, Salvatore A. Ranieri served as Vice President, Secretary and General Counsel of the Company, Scott A. Shay served as Vice President of the Company and Robert A. Perro served as Chief Financial Officer of the Company. None of the former executive officers received any compensation from the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM COMPENSATION
                                                                                 ---------------------------------
                                                ANNUAL COMPENSATION                      AWARDS
                                      ----------------------------------------   -----------------------
                                                                     OTHER                    SECURITIES   PAYOUTS     ALL
                                                                     ANNUAL                   UNDERLYING   -------    OTHER
                                                                    COMPEN-      RESTRICTED    OPTIONS/     LTIP     COMPEN-
                                             SALARY    BONUS(1)   SATION(2)(3)     STOCK         SAR       PAYOUTS   SATION(4)
NAME AND PRINCIPAL POSITION           YEAR     ($)       ($)          ($)           (#)          (#)         ($)       ($)
- ------------------------------------  ----   -------   --------   ------------   ----------   ----------   -------   -------
Barry C. Burkholder.................  1995   375,000   594,000           --        --           --          --        9,240
  President and                       1994   375,000   607,500           --        --           --          --        9,240
  Chief Executive Officer             1993   375,000   500,000        1,328        --           --          --        8,994
Anthony J. Nocella..................  1995   315,000   235,000           --        --           --          --        9,402
  Executive Vice President and        1994   315,000   200,000           --        --           --          --        8,878
  Chief Financial Officer             1993   315,000   210,000        1,323        --           --          --        9,069
  Financial Markets/Treasury
  Commercial Banking
Jonathon K. Heffron.................  1995   225,000   200,000           --        --           --          --        9,402
  Executive Vice President,           1994   225,000   175,000           --        --           --          --        8,984
  General Counsel, and                1993   225,000   185,000          118        --           --          --        5,386
  Chief Operating Officer
George R. Bender....................  1995   200,000    75,000           --        --           --          --       13,980
  Executive Vice President            1994   200,000   408,900           --        --           --          --        4,500
  Mortgage Banking                    1993   200,000   703,601        1,341        --           --          --        8,994
Leslie H. Green.....................  1995   175,000    75,000           --        --           --          --        4,620
  Senior Vice President               1994   175,000    70,000           --        --           --          --        4,615
  Operations & Technology             1993   167,500    70,000           --        --           --          --        6,320

- ---------------
(1) Mr. Burkholder was hired on April 10, 1991, and was paid a bonus based on the financial performance of the Bank, according to the provisions of his employment contract, for each of the first five full years of his employment. Amounts indicated represent the amount paid in the respective fiscal year. For the 12-month period ended April 10, 1996, Mr. Burkholder was paid a bonus of $550,000. See "-- Management Employment Arrangements". All other management bonuses were paid as determined by the Compensation Committee of the Bank's Board of Directors, based on the Bank's financial and individual performance for 1995. The Bank's financial performance is measured by net income, return on assets, and return on equity as compared to the Bank's annual business plan and a specified peer group of other thrifts of comparable size.

(2) "Other Annual Compensation" for 1993 includes a tax equalization amount paid to Messrs. Burkholder, Bender, Nocella, and Heffron to offset a failed 401(k) discrimination test for calendar year 1992.

(3) Messrs. Burkholder, Bender, Nocella, and Heffron are each provided an auto allowance and a country club and/or dining club membership. However, in no case does the aggregated value of such auto allowance and memberships exceed the lesser of $50,000 or 10% of such officer's annual cash compensation. Therefore, the value of auto allowances and club memberships are excluded from these numbers.

(4) "All Other Compensation" amounts represent contributions by the Bank to each executive's account in the Bank's 401(k) Plan.

EXECUTIVE MANAGEMENT COMPENSATION PROGRAM

     In June 1996, the Company Board approved an Executive Management Compensation Program (the "Compensation Program") providing for the following:
(i) a cash bonus of $4.0 million; (ii) the award of 318,342 shares of Class B Common Stock pursuant to management stock grant agreements (the "Management Stock Grant Agreements") providing that (I) such shares may not be transferred for three years from the date of issuance and (II) such shares may be converted into shares of Class A Common Stock only if the holder of such stock would not, after such conversion, own more than 9.9% of the outstanding shares of Class

A Common Stock; and (iii) the issuance of 1,154,520 options upon consummation of the Offering pursuant to management option agreements (the "Management Option Agreements") for purchase of an equivalent number of shares of common stock providing that (I) such options have an exercise price approximating the fair market value of such stock on the date of grant; (II) such options vest ratably over three years; (III) such options may not be exercised prior to the third anniversary of the date of grant; and (IV) such options expire if not exercised by the tenth anniversary of the date of grant. Twenty-three individuals, including the eight executive officers -- Ms. Hartnett and Messrs. Burkholder, Nocella, Heffron, Bender, Green, Lyles and Coben -- and three directors -- Drs. Chimerine and Horvitz and Mr. Master -- are participating in the executive management compensation program. The remaining twelve individuals participating are other key officers and employees of the Bank. Mr. Burkholder will receive $1,702,000 of the cash bonus and 491,327 of the stock options; he has received 135,455 of the shares of Class B Common Stock. Messrs. Nocella and Heffron will each receive $549,000 of the cash bonus and 157,959 of the stock options; each one received 43,614 of the shares of Class B Common Stock. Messrs. Bender and Green will each receive $85,000 of the cash bonus and 24,534 of the stock options; each one received 6,791 shares of the Class B Common Stock. Drs. Chimerine and Horvitz will each receive $52,000 of the cash bonus and 15,087 of the stock options; each one received 4,138 shares of the Class B Common Stock. Mr. Master will receive $17,000 of the cash bonus and 4,854 of the stock options; he has received 1,380 shares of the Class B Common Stock. Implementation of this program replaced an equity based bonus program previously contemplated in the case of all participants except Mr. Burkholder, whose participation satisfies the terms of his former employment agreement.


THE 1996 STOCK INCENTIVE PLAN

     The Company has adopted the Bank United 1996 Stock Incentive Plan (the "1996 Stock Incentive Plan"). The 1996 Stock Incentive Plan is designed to promote the success and enhance the value of the Company by linking the interests of certain of the full-time employees of the Company ("Participants") to those of the Company's stockholders and by providing Participants with an incentive for outstanding performance. The 1996 Stock Incentive Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain Participants upon whose judgment, interest and special efforts the Company's successful operation largely is dependent. As determined by the Compensation Committee of the Company Board, or any other designated committee of the Company Board, the Company employees, including employees who are members of the Company Board, are eligible to participate in the 1996 Stock Incentive Plan. Non-employee directors are not eligible to participate in the 1996 Stock Incentive Plan. The Company Board has provided for the 1996 Stock Incentive Plan to remain in effect for 10 years, to 2006. The description below is intended as a summary of material terms only.

  General

     The 1996 Stock Incentive Plan will be administered by the Compensation Committee of the Company Board or, at the discretion of the Company Board, any other committee appointed by the Company for such purpose (the "Committee"). Four types of awards may be granted to Participants under the 1996 Stock Incentive Plan: (i) stock options (both non-qualified and incentive) ("Options"), (ii) stock appreciation rights ("SARs"), (iii) restricted Common Stock ("Restricted Stock") and (iv) performance units ("Performance Units", and together with the Options, SARs and Restricted Stock, the "Awards").

     Any authority granted to the Compensation Committee may also be exercised by the full Company Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing recovery profit recovery provisions of
Section 16 of the Exchange Act or cause an award designated as a qualified performance-based award not to qualify for, or to cease to qualify for, the
Section 162(m) exemption. To the extent that any permitted action taken by the Company Board conflicts with action taken by the Committee, the Company Board action shall control.

     The 1996 Stock Incentive Plan provides that the total number of shares of Class A Common Stock available for grant under the 1996 Stock Incentive Plan may not exceed 1,600,000 shares. No Participant may be granted Awards covering in excess of 50% of the shares of Class A Common Stock Awards granted in any fiscal year or 25% of the shares of Class A Common Stock available for issuance over the life of the 1996

Stock Incentive Plan. If any Award is cancelled or forfeited or terminates, expires, or lapses (other than a termination of a Tandem SAR (as defined below)), upon exercise of the related Option or the termination of a related Option upon exercise of the corresponding Tandem SAR, shares subject to such Award will be available for the grant of an Award under the 1996 Incentive Compensation Plan.

     In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization or partial or complete liquidation of the Company, the Committee or the Company Board may make such substitutions or adjustments in the aggregate number and class of shares reserved for issuance or subject to outstanding Awards and in the number, kind and price of shares subject to outstanding Options of SAR's as it may determine to be appropriate.

     The Committee may condition the grant of Restricted Stock and Performance Units upon the attainment of one or more of the following performance goals: earnings per share, sales, net profit after tax, gross profit, operations profit, cash generation, unit volume, return on equity, change in working capital, return on capital or shareholder return. Such performance goals shall be set by the Committee within the time period prescribed by Section 162(m) of the Code.

     The 1996 Stock Incentive Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and is not qualified under Section 401(a) of the Code.

  Options

     The term of Options granted under the 1996 Stock Incentive Plan may not exceed 10 years. The exercise price for each Option granted will be determined by the Committee; provided that the exercise price may not be less than 100% of the fair market value (as defined in the 1996 Stock Incentive Plan) of a share of Class A Common Stock on the date of grant.

     A Participant exercising an Option may pay the exercise price in full in cash, or, if approved by the Committee, with previously acquired shares of Class A Common Stock. The Committee, in its discretion, may allow cashless exercise of Options.

     Options are nontransferable other than by will or laws of descent and distribution (and, in the case of a nonqualified Option, pursuant to a domestic relations order or by gift to members of the holder's immediate family, whether directly or indirectly or by means of a trust or partnership), and, during the Participant's lifetime, may be exercised only by the Participant or his legal representative.

  SARs

     SARs may be granted by the Committee in connection with all or part of any Option grant ("Tandem SARs"). A Tandem SAR may be exercised only with respect to the shares for which its related Option is then exercisable. SARs permit the Participant to receive in cash or shares of Class A Common Stock (or a combination of both) an amount equal to the excess of the fair market value of a share of Class A Common Stock on the date the SAR is exercised over the exercise price for the SAR times the number of shares of Class A Common Stock with respect to which such SAR is exercised.

     The term of SARs granted in connection with incentive stock options under the 1996 Stock Incentive Plan may not exceed 10 years. The exercise price of a Tandem SAR will equal the exercise price of the related Option.

     SARs are nontransferable other than by will or laws of descent and distribution, and, during the Participant's lifetime, may be exercised only by the Participant; provided that, at the discretion of the Committee, an Award agreement may permit transfer of an SAR by a Participant solely to members of the Participant's immediate family or trusts or partnerships for the benefit of such persons.

  Restricted Stock

     The Committee may grant Restricted Stock to eligible employees in such amounts as the Committee determines. At the time of each award of Restricted Stock the Committee will establish a restricted period (the "Restricted Period") during which such stock may not be sold, transferred, pledged, assigned or otherwise alienated; provided that the Committee may permit transfers of Restricted Stock during such period to members of the Participant's immediate family or trusts or partnerships for the benefit of such persons. If a Participant terminates his employment or is involuntarily terminated for cause during the Restricted Period, all Restricted Stock held by such Participant will be forfeited. If a Participant is involuntarily terminated other than for cause, the Committee may waive all or part of any remaining restrictions on such Participant's Restricted Stock. After the Restricted Period has expired, the related Restricted Stock is freely transferable.

     The Committee has discretion to determine whether holders of Restricted Stock will be entitled to dividends or other distributions thereon. If any such dividends or distributions are in shares of Class A Common Stock, such shares will be subject to the same restrictions as the related Restricted Stock.

  Performance Units

     The Committee may from time to time grant Performance Units, either alone or in addition to other Awards. The Committee will set the performance goals and restrictions applicable to each Performance Unit, including establishing the applicable performance period and the value of the Performance Unit. After the applicable performance period has ended, the holder of a Performance Unit will be entitled to receive the payout earned to the extent to which the corresponding performance goals were satisfied.

     A holder may elect to defer receipt of cash or stock in settlement of Performance Units for a specified period or until a specified event, subject in each case to the Committee's approval. Generally, upon a holder's termination of employment for any reason during a performance period or before the applicable performance goals are satisfied, the holder shall forfeit his right to receive cash or stock in settlement of his Performance Units.

  Change of Control

     In the event of a Change of Control (as defined below), (i) any Option or SAR that is not then exercisable and vested will become fully exercisable and vested, (ii) the restrictions on any Restricted Stock will lapse and (iii) all Performance Units will be deemed earned. The 1996 Stock Incentive Plan defines a change of control ("Change of Control") as (i) the acquisition of 25% or more of the common stock of the Company, (ii) a change in a majority of the Board of Directors, unless approved by the incumbent directors (other than as a result of a contested election) and (iii) certain reorganizations, mergers, consolidations, liquidations or dissolutions.

     During the 60-day period following a Change of Control, any Participant will have the right to surrender all or part of any Option held by such Participant, in lieu of payment of the exercise price, and to receive cash in an amount equal to the difference between (i) the higher of the price received for Common Stock in connection with the Change of Control and the highest reported sales price of a share of Common Stock on a national exchange or on NASDAQ during the 60-day period prior to and including the date of a Change of Control (the "Change of Control Price"), and (ii) the exercise price (the difference between (i) and (ii) being referred to as the "Spread") multiplied by the number of shares of Class A Common Stock granted in connection with the exercise of such Option; provided that such Change of Control transaction would not thereby be made ineligible for pooling of interests accounting; and provided, further, that, if the Option is an "incentive stock option" under Section 422 of the Code, the Change of Control Price will equal the fair market value of a share of the Class A Common Stock on the date, if any, that such Option is cancelled.

  Amendments

     The Company Board may at any time terminate, amend, or modify the 1996 Stock Incentive Plan; provided that no amendment, alteration or discontinuation will be made which will impair the rights of Award holders or will disqualify the 1996 Stock Incentive Plan from the exemption provided by Rule 16b-3 promulgated under the Exchange Act, and, to the extent required by law, no such amendment will be made without the approval of the Company's stockholders.

  Federal Income Tax Considerations

     The following brief summary of the United States federal income tax rules currently applicable to nonqualified stock options, incentive stock options, SARs, restricted stock and performance awards is not intended to be specific tax advice to Participants under the 1996 Stock Incentive Plan.

     Two types of stock options may be granted under the 1996 Stock Incentive
Plan: nonqualified stock options ("NQOs") and incentive stock options ("ISOs"). SARs, Restricted Stock and Performance Awards may also be granted under the Plan. The grant of an Award generally has no immediate tax consequences to the Participant or the Company. Generally, Participants will recognize ordinary income upon: (i) the exercise of NQOs or SARs; (ii) the vesting of shares of Restricted Stock; and (iii) the actual receipt of cash or stock pursuant to Performance Awards. In the case of NQOs and SARs, the amount of income recognized is measured by the difference between the exercise price and the fair market value of Common Stock on the date of exercise. In the case of Restricted Stock and Performance awards, the amount of income is equal to the fair market value of the stock or other property (including cash) received. The exercise of an ISO for cash generally has no immediate tax consequences to a Participant or to the Company. Participants may, in certain circumstances, recognize ordinary income upon the disposition of shares acquired by exercise of an ISO, depending upon how long such shares were held prior to disposition. Special rules apply to shares acquired by exercise of ISOs for previously held shares. In addition, special tax rules may result in the imposition of a 20% excise tax on any "excess parachute payments" that result from the acceleration of the vesting or exercisability of Awards upon a change of control.

     The Company is generally required to withhold applicable income and Social Security taxes ("employment taxes") from ordinary income which a Participant recognizes on the exercise or receipt of an Award. The Company thus may either require Participants to pay to the Company an amount equal to the employment taxes the Company is required to withhold or retain or sell without notice a sufficient number of the shares to cover the amount required to be withheld.

     The Company generally will be entitled to a deduction for the amount includible in a Participant's gross income for federal income tax purposes upon the exercise or actual receipt of an Award. However, such deduction generally is available only if the Company timely complies with applicable information reporting requirements under Sections 6041 and 6041A of the Code. Furthermore,
Section 162(m) of the Code and the regulations thereunder may, in some circumstances, limit deductibility with respect to "covered employees" whose total annual compensation exceeds one million dollars, and Section 280G of the Code and the regulations thereunder may render nondeductible amounts includible in income by employees that are contingent upon a Change of Control and that are characterized as "excess parachute payments".

  Resale of Shares

     The registration requirements of any applicable state securities laws and the resale restrictions of Rule 144 under the Securities Act may restrict the sale of shares of Class A Common Stock acquired pursuant to the exercise of Awards by "affiliates" of the Company within the meaning of the Securities Act. For purposes of creating short-swing profit liability under Section 16 of the Exchange Act, sales of such shares by affiliates will be matchable with market purchases within less than six months before or after such sales.

THE DIRECTOR STOCK COMPENSATION PLAN

     The Company has adopted the Bank United Director Stock Compensation Plan (the "Director Stock Plan"). The purposes of the Director Stock Plan are to (i) promote a greater identity of interest between the Company's non-employee directors and its stockholders, and (ii) attract and retain individuals to serve as directors and to provide a more direct link between directors' compensation and stockholder value.

  General

     The Director Stock Plan will be administered by the Company Board or a committee of the Company Board designated for such purpose.

     Pursuant to the terms of the Director Stock Plan, non-employee directors of the Company will be eligible to participate in the Director Stock Plan following the Distribution (each, an "Eligible Director"). A total of 250,000 shares of Class A Common Stock will be reserved for issuance and available for grants under the Director Stock Plan.

     In the event of any change in corporate capitalization (such as a stock split) or a corporate transaction (such as a merger, consolidation, separation including a spin-off or other distribution of stock or property of the Company, any reorganization or any complete liquidation of the Company), the Company Board or the designated committee may make such substitution or adjustments in the aggregate number and class of shares reserved for issuance under the Director Stock Plan, in the number, kind and option price of shares subject to outstanding Options, in the number and kind of shares subject to other outstanding awards granted under the Director Stock Plan, and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion; provided, however, that the number of shares subject to any award must always be a whole number.

  Class A Common Stock

     With respect to the annual retainer paid to directors (the "Annual Retainer"), each Eligible Director may make an annual irrevocable election to receive shares of Class A Common Stock in lieu of all or any portion (in 25% increments) of the Annual Retainer; provided that the election of cash and Class A Common Stock under the Director Stock Plan are alternatives and taken together, may not exceed 100% of such Annual Retainer. The number of shares of Class A Common Stock granted to an Eligible Director will be equal to the appropriate percentage of the Annual Retainer payable in each fiscal quarter divided by the fair market value (as defined in the Director Stock Plan) of a share of Class A Common Stock on the last business day of such fiscal quarter rounded to nearest number of shares of Class A Common Stock. Fractional shares of Class A Common Stock will not be granted and any remainder in Annual Retainer which otherwise would have purchased fractional shares will be paid in cash.

  Options Class A

     On the first Tuesday following his or her election and thereafter on the day after each annual meeting of stockholders during such director's term, each Eligible Director shall be granted options ("Director Options") on 1,000 shares of Class A Common Stock. The exercise price for the options will be 115% of the fair market value of Class A Common Stock on the date of the grant of such option. Each Director Option will become vested and exercisable, if at all, when and if, during the 30-day period commencing on the first anniversary of the date of grant of such Director Option, a share of Class A Common Stock has a fair market value equal to or greater than the exercise price of such Director Option. If such stock does not attain such fair market value during such 30-day period, then such Director Option shall terminate and be cancelled as of the close of business on the last business day during such 30-day period. Each Director Option terminates no later than the tenth anniversary of the date of grant. Any unvested Director Options terminate and are cancelled as of the date the optionee's service as a Director ceases for any reason (including death, disability, retirement, removal from office or otherwise). All Director Options become fully vested and exercisable upon a Change of Control (as defined above under "The 1996 Stock Incentive Plan -- Change of Control").

  Transferability

     Grants and awards under the Director Stock Plan are nontransferable other than by will or laws of descent and distribution, or pursuant to domestic relations order or qualified domestic relations order or by gift to members of the holder's immediate family, whether directly or indirectly or by means of a trust or partnership, and, during the Eligible Director's lifetime, may be exercised only by the Eligible Director.

  Amendments

     The Director Stock Compensation Plan may be amended by the Company Board, provided that, to the extent required to qualify transactions under the Director Stock Plan for exemption under Rule 16b-3 promulgated under the Exchange Act, no amendment to the Director Stock Compensation Plan may be adopted without further approval by the holders of at least a majority of the shares of Class A Common Stock present, or represented, and entitled to vote at a meeting held for such purpose; and provided, further, that, if and to the extent required for the Director Stock Compensation Plan to comply with Rule 16b-3, no amendment to the Director Stock Compensation Plan shall be made more than once in any six-month period that would change the amount, price or timing of the grants of awards or Options thereunder other than to comply with changes in the Code, ERISA, or the regulations thereunder.

  Termination

     The Director Stock Compensation Plan may be terminated at any time by either the Company Board or by holders of a majority of the shares of Class A Common Stock present and entitled to vote at a duly convened meeting of stockholders.

  Change of Control

     In the event of a Change of Control (as defined in the Director Stock
Plan), any outstanding options that are not then exercisable and vested will become fully exercisable and vested. During the 60-day period following a Change of Control, any Eligible Director will have the right to surrender all or part of any option or award of Class A Common Stock held by such Eligible Director, and, in the case of an option, in lieu of payment of the exercise price, to receive cash in an amount equal to the Spread multiplied by the number of shares of Class A Common Stock granted in connection with the exercise of such option so surrendered, or, in the case of an award of Class A Common Stock, to receive cash in an amount equal to the Change of Control Price multiplied by the number of shares of Class A Common Stock so surrendered; provided that, if the Change of Control is within six months of the grant date for any such option or award, no such election may be made prior to six months from such grant date. If such 60-day period ends within the period six months after the grant date for an option or award, such option or award will be cancelled and the holder thereof will receive six months and one day after the grant of such option or award, an amount equal, in the case of an option, to the Spread multiplied by the number of shares of Class A Common Stock granted under such option and in the case of an award, the Change of Control Price multiplied by the number of Class A Common Stock so awarded.

  Federal Income Tax Considerations

     Eligible Directors electing Class A Common Stock in lieu of cash fees will be taxed on the value of the Class A Common Stock at the time of receipt. Eligible Directors will be taxed upon their exercise of the options. The amount of income recognized is measured by the differences between the exercise price and the fair market value of the Class A Common Stock covered by the option. In each case, the Company will receive a corresponding deduction; provided that
Section 280G of the Code and the regulations thereunder may render nondeductible amounts that are contingent upon a Change of Control and are characterized as "excess parachute payments".

     Resale of Shares. The holders of shares of Class A Common Stock received upon the exercise of an option must comply with the resale requirements of the Securities Act and the rules and regulations promulgated thereunder. Securities registration requirements under the Securities Act may be applicable to resales by any Eligible Director. The restrictions imposed by Section 16 of the Exchange Act upon any Eligible Director and the registration requirements of any applicable state securities laws may restrict the resales of shares acquired pursuant to the exercise of options by an Eligible Director.

MANAGEMENT EMPLOYMENT ARRANGEMENTS

  New Employment Agreements

     Effective as of the date of the consummation of the Offering, the Company will enter into new employment agreements with the following four executives which supersede all prior employment arrangements.

     Mr. Burkholder's agreement with the Company will provide for his employment for three years at an annual base salary of not less than $375,000 and a discretionary bonus. Mr. Coben's agreement with the Company will provide for his employment for three years at an annual base salary of not less than $200,000 and a discretionary bonus. Mr. Nocella's agreement with the Company will provide for his employment for three years at an annual base salary of not less than $315,000 and a discretionary bonus. Mr. Heffron's agreement with the Company will provide for his employment for three years at an annual base salary of not less than $225,000 and a discretionary bonus. These agreements provide that the period of employment is automatically extended on the first day of each month so that the period of employment terminates three years from such date, unless the executive or the Company gives notice to terminate the agreement at least sixty days before such monthly renewal date. In addition, upon a change of control, if the executive is still employed by the Company, the period of employment will be extended until the third anniversary of the effective date of the change of control or if the period of employment has terminated prior to the change of control, a new three year employment period shall commence upon a change of control. If for any reason other than cause the Company elects to terminate the employment of any of the above executives before the scheduled expiration date of his agreement, the executive's employment will be deemed to have been terminated by the Company without cause for purpose of the severance and retirement benefits described below.

     Under the terms of Mr. Burkholder's employment agreement, the amount of the discretionary bonus paid to Mr. Burkholder is in the sole discretion of the Company Board, which will take into account such matters as (i) the Company's actual financial performance as compared to its budgeted financial performance,
(ii) Mr. Burkholder's performance in implementing new business initiatives approved by the Company Board, (iii) Mr. Burkholder's performance in improving the financial performance of any division or unit of the Company or the Bank, or any of their respective subsidiaries as determined by the Company Board in its sole discretion, (iv) the Company's actual financial performance compared to its peers', and (v) Mr. Burkholder's total compensation as compared to the total compensation of CEOs at comparable financial institutions. The discretionary bonuses to be paid to the other executive officers are at the discretion of the CEO and the Company Board.

     Under each agreement described above, if the executive's employment is terminated (i) by the Company other than for cause or disability or (ii) by the executive for good reason or within a 30-day period following the first anniversary of a change of control, he is generally entitled to (a) receive a lump sum equal to three times (for Mr. Burkholder) or two times (for Messrs. Coben, Nocella and Heffron) (I) his annual base salary and (II) the higher of his most recent bonus under the Company's annual incentive plans and the highest bonus under such annual incentive plans for the last three full fiscal years prior to the effective date of the change of control, (b) continue in the Company's welfare benefit plans for three years (for Mr. Burkholder) or two years (for Messrs. Coben, Nocella and Heffron), and (c) receive in a lump sum a supplemental pension amount based on three years (for Mr. Burkholder) or two years (for Messrs. Coben, Nocella and Heffron) of deemed employment after termination, (d) have all stock options, restricted stock and other stock-based compensation become immediately exercisable or vested, (e) receive outplacement services, at the Company's sole expense, as incurred, up to a maximum of $45,000 (for Messrs. Burkholder, Nocella and Heffron), and $25,000 (for Mr. Coben). A change of control ("Change of Control") is generally defined for purposes of these agreements as (i) the acquisition of 25% or more of the common stock of the Company, (ii) a change in a majority of the Board of Directors, unless approved by the incumbent directors (other than as a result of a contested election) and (iii) certain reorganizations, mergers, consolidations, liquidations or dissolutions. If any payment or distribution by the Company to an executive is determined to be subject to the excise tax imposed by Section 4999 of the Code, the amount of payment or distribution may be reduced so that the excise tax liability of the executive is minimized.

     In addition Mr. Burkholder will receive 42.5% of the executive management compensation program, which satisfies the terms of his former employment agreement.

     Mr. Bender has an employment letter from the Bank. It provides for payment of an annual salary and a bonus up to 2.86% of the added economic value of the mortgage banking segment. The employment letter provides that added economic value is defined to be the sum of pre-tax income and the value of new loan servicing reduced by the sum of excess servicing revenues and revenues from the sale of servicing.

NON-QUALIFIED RETIREMENT SAVINGS PLAN

     In June 1995, the Board of Directors of the Bank approved the implementation of a Supplemental Executive Savings Plan ("SESP"). The SESP was effective on August 1, 1995. The 1995 SESP year covers the period of August 1, 1995 to December 31, 1995. In subsequent years, the SESP plan year will coincide with the calendar year. The SESP is available to a select group of management and other highly compensated employees. Eligible employees are allowed to make irrevocable decisions prior to the beginning of the plan year to defer up to 20% of compensation (as defined in the SESP) and up to 100% of bonus income. The monies deferred earn interest at a rate approximately equal to the Bank's one year certificate of deposit rate. The Bank does not contribute to the SESP.

     The SESP is funded from the general assets of the Bank and participants are general unsecured creditors of the Bank. As of March 31, 1996, there were 17 participants in the SESP, and the total amount of deferrals and interest equaled approximately $380,000. The rate of interest for the SESP was 4.42% as of March 31, 1996.

DIRECTORS SUPPLEMENTAL SAVINGS PLAN

     In June 1995, the Board of Directors of the Bank approved the implementation of a Directors Supplemental Savings Plan ("DSSP"). The DSSP was effective on August 1, 1995. The 1995 DSSP year covers the period of August 1, 1995 to December 31, 1995. In subsequent years, the plan year will coincide with the calendar year. The DSSP is available to outside directors. Eligible Directors are allowed to make irrevocable decisions prior to the beginning of the plan year to defer up to 100% of retainer and meeting fees. The monies deferred earn interest at a rate approximately equal to the Bank's one year CD rate. The Bank does not contribute to the DSSP.

     The DSSP is funded from the general assets of the Bank, and participants are general unsecured creditors of the Bank. As of March 31, 1996, there was one participant in the DSSP and the total amount of deferrals and interest equaled approximately $29,000. The rate of interest for the DSSP was 4.42% as of March 31, 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Company Board determines the compensation of the Company's executive officers. The members of the Compensation Committee are all of the directors of the Company other than Barry C. Burkholder and Anthony J. Nocella. Lewis S. Ranieri, Salvatore A. Ranieri and Scott A. Shay are also members of the Compensation Committee of the Board of Directors of the Bank and are also members of various boards of directors and compensation committees of various companies which are subsidiaries of Hyperion Partners and, in the case of Lewis S. Ranieri and Scott A. Shay, of subsidiaries of Hyperion Partners II as well. No other member of the Bank Compensation Committee is an officer or employee of the Company or the Bank.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  Security Ownership of Certain Beneficial Owners

     As of the date hereof, outstanding capital stock of the Company consists of 381,925 shares of Class A Common Stock, which entitles the holder thereof to one vote per share on each matter on which the stockholders of the Company are entitled to vote, and 30,302,977 shares of Class B Common Stock (including 1,503,560 shares of Class B Common Stock held by the FDIC-FRF), which have no voting rights. Shares of Class B Common Stock are convertible, at the election of the holder thereof, into shares of Class A Common Stock, subject to certain restrictions set forth in the Certificate and the Letter Agreement, including to the extent that the holder of the Class B Common Stock is prohibited by any applicable Federal or state regulation from holding voting securities of the type or in the amount represented by the shares of Class A Common Stock that such holder would hold upon such conversion. See "Description of Capital
Stock -- Common Stock -- Conversion". The Company anticipates, following the Offering, that most of the remaining holders of Class B Common Stock will convert their shares of Class B Common Stock into shares of Class A Common Stock. Conversion of such shares of Class B Common Stock by a holder thereof to shares of Class A Common Stock would have the effect of diluting the voting power of the existing holders of Class A Common Stock and increasing the voting power of such holder commensurately.

     The following table sets forth information concerning the persons who own, as of the date hereof, more than 5% of the Company's currently outstanding voting stock assuming no conversion of the currently outstanding shares of Class B Common Stock into Class A Common Stock.

     OWNERSHIP OF THE CURRENTLY OUTSTANDING SHARES OF CLASS A COMMON STOCK

                                 NAME AND
                                  ADDRESS
     TITLE OF                  OF BENEFICIAL                  NUMBER           PERCENT OF
       CLASS                       OWNER                     OF SHARES            CLASS
- ----------------------------------------------------------------------------------------------
  Class A Common           LSR Hyperion Corp.(1)              188,747             49.4%
        Stock           50 Charles Lindbergh Blvd.
                            Uniondale, NY 11553
  Class A Common           SAR Hyperion Corp.(2)              93,906              24.6%
        Stock           50 Charles Lindbergh Blvd.
                            Uniondale, NY 11553
  Class A Common           SAS Hyperion Corp.(3)              93,906              24.6%
        Stock           50 Charles Lindbergh Blvd.
                            Uniondale, NY 11553
  Class A Common         Hyperion Funding Corp.(4)             5,366              1.4%
        Stock           50 Charles Lindbergh Blvd.
                            Uniondale, NY 11553

- ---------------

(1) The sole shareholder of LSR Hyperion Corp. is Lewis S. Ranieri, a director of the Company and the Chairman of the Company.

(2) The sole shareholder of SAR Hyperion Corp. is Salvatore A. Ranieri, a director of the Company.

(3) The sole shareholder of SAS Hyperion Corp. is Scott A. Shay, a director of the Company.

(4) The shareholders of Hyperion Funding Corp. are Lewis S. Ranieri, Salvatore
    A. Ranieri, Scott A. Shay and Kendrick R. Wilson III, all of whom are directors of the Company.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


     The following table sets forth information, as of the date of this Prospectus, about certain persons who own more than 5% of the Company's voting stock assuming all currently outstanding shares of Class B Common Stock (including 1,503,560 shares of Class B Common Stock held by the FDIC-FRF), were converted into Class A Common Stock. As discussed under "Description of Capital Stock -- Common Stock -- Conversion," the Certificate, the Letter Agreements and the Management Stock Grant Agreements impose certain restrictions on the ability of holders to convert their shares of Class B Common Stock into Class A Common Stock which generally prohibit any holder, other than the holders of the currently outstanding shares of Class A Common Stock, from converting shares of Class B Common Stock into Class A Common Stock if after giving effect to such conversion such holder would become the beneficial owner of more than 9.9% of the then outstanding shares of Class A Common Stock. In addition, under the terms of the Charter and the Letter Agreements, the shares of Class B Common Stock owned by The Equitable Life Assurance Society of the United States, Equitable Variable Life Insurance Company and The Prudential Insurance Company of America are subject to additional conversion restrictions. For further information concerning the ownership of shares of Class A Common Stock and Class B Common Stock before and following the Offering, see "Selling Stockholders" and "-- Security Ownership of Management."



                                                                                                  COMMON STOCK
                                        SHARES OF CLASS A   SHARES OF CLASS B    TOTAL SHARES      PERCENTAGE
                                          COMMON STOCK        COMMON STOCK         OF COMMON         OWNED
                                          OWNED BEFORE        OWNED BEFORE        STOCK OWNED        BEFORE
       NAME OF BENEFICIAL OWNER             OFFERING            OFFERING        BEFORE OFFERING     OFFERING
- --------------------------------------  -----------------   -----------------   ---------------   ------------
The Prudential Insurance Company of
  America.............................             0            5,279,895          5,279,895          17.2%
Ameritech Pension Trust...............             0            2,817,209          2,817,209           9.2%
American Home Assurance Co. ..........             0            2,790,772          2,790,772           9.1%
LW-SP1, L.P. and LW-SP2, L.P. ........             0            2,146,748          2,146,748           7.0%
Lewis S. Ranieri......................       194,113            1,782,542          1,976,655           6.4%
The Equitable Life Assurance Society
  of the United States and Equitable
  Variable Life Insurance Company.....             0            1,730,705          1,730,705           5.6%

  Security Ownership of Management

     The following table sets forth information, as of the date of this Prospectus, regarding each class of equity securities of the Company beneficially owned by all directors and each of the executive officers set forth in the Summary Compensation Table and all of the directors and executive officers of the Company as a group.

                      SECURITY OWNERSHIP OF MANAGEMENT(3)

                                  SHARES OF                   SHARES OF                     TOTAL      PERCENTAGE
                                   CLASS A                     CLASS B                    SHARES OF     OF TOTAL
                                    COMMON      PERCENTAGE      COMMON      PERCENTAGE      COMMON       COMMON
                                    STOCK      OF CURRENTLY     STOCK      OF CURRENTLY     STOCK        STOCK
                                    OWNED      OUTSTANDING      OWNED      OUTSTANDING      OWNED        OWNED
                                  BEFORE THE     CLASS A      BEFORE THE     CLASS B      BEFORE THE   BEFORE THE
    NAME OF BENEFICIAL OWNER       OFFERING    COMMON STOCK    OFFERING    COMMON STOCK    OFFERING     OFFERING
- --------------------------------  ----------   ------------   ----------   ------------   ----------   ----------
Barry C. Burkholder, President                                   135,455        0.4%         135,455       0.4%
  and Chief Executive Officer
Anthony J. Nocella, Executive                                     43,614        0.1%          43,614       0.1%
  Vice President and Chief
  Financial Officer
Jonathon K. Heffron, Executive                                    43,614        0.1%          43,614       0.1%
  Vice President, General
  Counsel, and Chief Operation
  Officer
George R. Bender, Executive Vice                                   6,791          *            6,791         *
  President
Leslie H. Green, Senior Vice                                       6,791          *            6,791         *
  President Operations &
  Technology
Lewis S. Ranieri, Director          194,113        50.8%       1,782,542(1)      5.9%(1)   1,976,655(1)     6.4%(1)
Salvatore A. Ranieri, Director       93,906        24.6%         845,153(2)      2.8%(2)     939,059(2)     3.1%(2)
Scott A. Shay, Director              93,906        24.6%         850,520        2.8%         944,426       3.1%
Lawrence Chimerine, Director                                       4,138          *            4,138         *
Paul M. Horvitz, Director                                          4,138          *            4,138         *
Alan E. Master, Director                                           1,380          *            1,380         *
David M. Golush, Director                                        423,251        1.4%         423,251       1.4%
Patricia A. Sloan, Director                                      193,792        0.6%         193,792       0.6%
Kendrick R. Wilson III, Director                                 281,036        0.9%         281,036       0.9%
Directors and Executive Officers    381,925         100%       4,641,262       15.3%       5,023,187      16.4%
  as a Group

- ---------------
* Percentage does not exceed 1% of the issued and outstanding shares.

(1) Excludes 752 shares held as custodian for two minors as to which Lewis S. Ranieri disclaims beneficial ownership.

(2) Excludes 7,513 shares held as custodian for a minor as to which Salvatore A. Ranieri disclaims beneficial ownership.

(3) This table includes shares of Class B Common Stock issued pursuant to the executive management compensation program but does not include any shares issuable upon exercise of management stock options. For purposes of calculating percentages, the 1,503,560 shares of Class B Common Stock held by the FDIC-FRF are included in the outstanding shares of Common Stock.

  Principal Stockholders, Bank Preferred Stock

     The following tables set forth with respect to the Bank Preferred Stock as of the date of this Prospectus shares beneficially owned by (i) all directors of the Company; (ii) each of the executive officers named in the Summary Compensation Table set forth herein; and (iii) all directors and executive officers of the Company as a group.

  Preferred Stock, Series A

                                                                 NUMBER OF SHARES
                                                                  AND NATURE OF
                                                                    BENEFICIAL        PERCENT
                               NAME                                OWNERSHIP(1)       OF CLASS
    -----------------------------------------------------------  ----------------     --------
    Lewis S. Ranieri...........................................           --            *
    Salvatore A. Ranieri.......................................           --            *
    Scott A. Shay..............................................           --            *
    Lawrence Chimerine.........................................        1,000            *
    David M. Golush............................................        2,100            *
    Paul M. Horvitz............................................          400(2)         *
    Alan E. Master.............................................          600            *
    Patricia A. Sloan..........................................           --            *
    Kendrick R. Wilson III.....................................           --            *
    Barry C. Burkholder........................................        8,000            *
    George R. Bender...........................................        4,000            *
    Anthony J. Nocella.........................................        1,000            *
    Jonathon K. Heffron........................................        1,400(3)         *
    Leslie H. Green............................................        1,000            *
    Directors and Executive Officers as a Group................       20,070            *

  Preferred Stock, Series B


                                                                 NUMBER OF SHARES
                                                                  AND NATURE OF
                                                                    BENEFICIAL        PERCENT
                               NAME                                OWNERSHIP(1)       OF CLASS
    -----------------------------------------------------------  ----------------     --------
    Lewis S. Ranieri...........................................           --            *
    Salvatore A. Ranieri.......................................           --            *
    Scott A. Shay..............................................           --            *
    Lawrence Chimerine.........................................        1,000            *
    David M. Golush............................................           --            *
    Paul M. Horwitz............................................           --            *
    Alan E. Master.............................................        2,000            *
    Patricia A. Sloan..........................................           --            *
    Kendrick R. Wilson III.....................................           --            *
    Barry C. Burkholder........................................           --            *
    George R. Bender...........................................           --            *
    Anthony J. Nocella.........................................        2,000            *
    Jonathon K. Heffron........................................           --            *
    Leslie H. Green............................................        1,000            *
    Directors and Executive Officers as a Group................        6,000            *


- ---------------
  * Percentages do not exceed 1% of the issued and outstanding shares.

(1) Calculated in accordance with Rule 13d-3 under the Exchange Act. Nature of beneficial ownership is direct unless indicated otherwise by footnote. Beneficial ownership as shown in the table arises from sole investment power unless otherwise indicated by footnote.

(2) 200 shares direct, 200 shares owned by spouse.

(3) 1,000 shares direct, 400 shares held as custodian for minor children.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Certain Transactions

     The Bank may from time to time make home mortgage or consumer loans to directors, officers, and employees. Any such loan will be made in the ordinary course of business, and on the same terms and conditions, including interest rates and collateral, as those of comparable transactions prevailing at the time with non-affiliated parties. The Bank had no loans to directors or executive officers outstanding during the six months ended March 31, 1996, or in fiscal 1995 or 1994.

     Historically, expenses paid to related parties were (i) for services provided in connection with hedging and asset and liability management strategies, and (ii) for services provided in connection with the management and marketing of real estate properties. No such expenses were incurred during the six months ended March 31, 1996, or fiscal 1995 or 1994. At March 31, 1996 and September 30, 1995 and 1994, the Company and the Bank had no outstanding receivables from or payables to related parties other than those related to participation in the filing of the consolidated tax return and there are no loans outstanding to directors, executive officers, or principal holders of the Company's equity securities.

     As a general benefit to all full-time employees with at least six months of service (excluding executive officers), the Bank, through its Mortgage Banking Group, will waive the 1% origination fee for a mortgage loan for the purchase or refinance of the employee's principal residence. In addition, the Bank offers a 0.50% discount on its posted rates for consumer installment loans made to employees.


     The disinterested directors of the Bank have approved entering into an agreement with a subsidiary of Hyperion Partners II, whereby Cardholder Management Services L.P. ("CMS"), a subsidiary of Hyperion Partners II, CMS would act as the servicer for a debit card offered to customers of the Bank and a credit card portfolio originated by the Bank. Lewis S. Ranieri, Scott A. Shay, David M. Golush and Patricia A. Sloan, who are directors of the Company, have a material interest in Hyperion Partners II. The Company believes that the terms and conditions of this agreement are as favorable to the Bank as those that could have been arranged with an independent third party.


     Effective as of the date of the consummation of the Offering, the Company will enter into a consulting agreement pursuant to which Lewis S. Ranieri will serve as a consultant to the Company providing strategic and managerial advice to the Company in exchange for an annual consulting fee of $250,000. The consulting agreement will be in effect until the earliest of (i) the third anniversary of the agreement, (ii) the date that is 180 days after the date on which either Mr. Ranieri or the Company delivers written notice to the other party terminating the agreement, and (iii) the date on which Mr. Ranieri becomes disabled or dies. The consulting agreement does not prevent Mr. Ranieri from engaging in business endeavors which may be competitive with the businesses of the Company.


     The Bank is a party to a written investment advisory services agreement which provides for payment by the Bank to Hyperion Capital, an affiliate of the Bank, of $175,000 per year for investment advisory services and for payment by Hyperion Capital to the Bank of $175,000 for information regarding the Bank's mortgage pipeline. The Company believes that the terms and conditions of this agreement are as favorable to the Bank as those that could have been arranged with an independent third party.


     The Company and the Bank have entered into an agreement with Hyperion Partners acknowledging the relative value, as among the parties, of their claims in the pending litigation. The agreement confirms that the Company and the Bank are entitled to receive 85% of the amount, if any, recovered as a result of the settlement of or a judgment on such claims, and that Hyperion Partners is entitled to receive 15% of such amount. The agreement was approved by the disinterested directors of the Company. Plaintiffs will continue to cooperate in good faith and will use their best efforts to maximize the total amount, if any, that they may recover.


     Prior to January 1993, Hyperion Holdings, as a subsidiary of Hyperion Partners, held a majority interest in a number of closely-held corporations, including Hyperion Capital, Centeq Holdings Inc., which held the Centeq Companies, which were real estate service companies, and general partners in limited partnerships that held real estate investments. See "Selling Stockholders". In January 1993, Hyperion Holdings transferred all of its holdings to Hyperion Partners in exchange for a note of approximately $25 million which was paid out to Hyperion Partners in April 1996 in connection with the Restructuring. See "Summary -- Background of the Offering".

                              SELLING STOCKHOLDERS

     The Selling Stockholders consist of the general partners and certain of the limited of Hyperion Partners, three other entities with which an affiliate of Hyperion Partners has a fiduciary relationship, and the FDIC-FRF. LW-SP1 and LW-SP2 are limited partners of Hyperion Partners but are not Selling Stockholders. See "Underwriting". The limited and general partners of Hyperion Partners received Class A Common Stock and Class B Common Stock in the Restructuring which was effected in June 18, 1996. See "Prospectus
Summary -- Background of the Offering".


     The following table sets forth information with respect to the beneficial ownership of Common Stock by the Selling Stockholders as of the date of this Prospectus and as adjusted to reflect the sale of the Class A Common Stock offered hereby (assuming no exercise of the Underwriters' over-allotment option) and assuming all shares of Class B Common Stock are converted into Class A Common Stock following the Offering. As discussed under "Description of Capital Stock -- Common Stock -- Conversion", the ability of the Selling Stockholders to convert their shares of Class B Common Stock into Class A Common Stock is subject to certain restrictions. It is not anticipated that these restrictions will have a significant continuing effect following the Offering other than with respect to the shares of Class B Common Stock owned by The Equitable Life Assurance Society of the United States, Equitable Variable Life Insurance Company and The Prudential Insurance Company of America. Accordingly, the Company anticipates that following the Offering, most of the holders of the Class B Common Stock will be able to convert their shares of Class B Common Stock into shares of Class A Common Stock following the Offering.



                                         SHARES OF  CLASS A     SHARES OF    CLASS B                                   CLASS A
                                         CLASS A     COMMON      CLASS B      COMMON                   SHARES OF        COMMON
                                          COMMON    STOCK--      COMMON      STOCK--     SHARES OF      COMMON         STOCK--
                                         STOCK--    PERCENT      STOCK--     PERCENT      COMMON        STOCK--        PERCENT
                                          OWNED      OWNED        OWNED       OWNED        STOCK         OWNED          OWNED
                                          BEFORE     BEFORE      BEFORE       BEFORE      OFFERED        AFTER          AFTER
                                         OFFERING   OFFERING    OFFERING     OFFERING    HEREBY(8)    OFFERING(9)    OFFERING(10)
                                         --------   --------    ---------    --------    ---------    -----------    ------------
The Federal Deposit Insurance
 Corporation-FRF........................        0        0      1,503,560(7)    5.0%     1,503,560             0            0
LSR Hyperion Corp.(1)...................  188,747     49.4%     1,698,725       5.6%       566,242     1,321,230         4.2%
Hyperion Funding Corp.(2)...............    5,366      1.4%        48,295       0.2%         8,586        45,075         0.1%
SAR Hyperion Corp.(3)...................   93,906     24.6%       845,153       2.8%       150,249       788,810         2.5%
SAS Hyperion Corp.(4)...................   93,906     24.6%       845,153       2.8%       150,249       788,810         2.5%
KRW Hyperion Corp.(5)...................        0        0        281,036       0.9%        44,966       236,070         0.7%
CJK Hyperion Corp.(6)...................        0        0        226,676       0.7%        36,268       190,408         0.6%
David M. Golush.........................        0        0        423,251       1.4%        67,720       355,531         1.1%
Patricia A. Sloan.......................        0        0        193,792       0.6%        31,007       162,785         0.5%
David W. Marcus.........................        0        0        176,630       0.6%        28,261       148,369         0.5%
Jeffrey P. Cheesman.....................        0        0        152,709       0.5%        20,000       132,709         0.4%
Robert A. Perro.........................        0        0         98,149       0.3%        15,704        82,445         0.3%
The Prudential Insurance Company of
  America...............................        0        0      5,279,895      17.4%     2,375,953     2,903,942         9.2%
American Home Assurance Company.........        0        0      2,790,772       9.2%     1,255,847     1,534,925         4.9%
Ameritech Pension Trust.................        0        0      2,817,209       9.3%     1,267,744     1,549,465         4.9%
The Equitable Life Assurance Society of
  the United States.....................        0        0      1,623,368       5.4%       730,516       892,852         2.8%
Equitable Variable Life Insurance
  Company...............................        0        0        107,337       0.4%        48,302        59,035         0.2%
Equitable Deal Flow Fund LP.............        0        0        907,200       3.0%       145,152       762,048         2.4%
Equitable Capital Partners LP...........        0        0      1,085,400       3.6%       173,664       911,736         2.9%
Equitable Capital Partners (Retirement
  Fund) LP..............................        0        0        534,600       1.8%        85,536       449,064         1.4%
Lewis S. Ranieri........................        0        0         11,405         *          1,825         9,580            *
Salvatore A. Ranieri Cust for Margaret
  Ranieri NY UGMA-AGE 21................        0        0          7,514         *          1,202         6,312            *
Lewis S. Ranieri A/C/F Eric Jimenez NJ
  UTMA-21...............................        0        0            376         *             60           316            *
Lewis S. Ranieri A/C/F Jason Jimenez NJ
  UTMA-21...............................        0        0            376         *             60           316            *
Ranieri Family Trust F/B/O Claudia L.
  Ranieri U/A 7/1/93....................        0        0          4,938      *               790         4,148        *
Ranieri Family Trust F/B/O Angela S.
  Ranieri U/A 7/1/93....................        0        0          4,938      *               790         4,148        *
Trust F/B/O Dara Jen
  Golush U/A 12/20/84...................        0        0          3,086      *               494         2,592        *
Trust F/B/O Jason Reid Golush U/A
  12/20/84..............................        0        0          2,683      *               429         2,254        *
Gail W. Marcus..........................        0        0          2,281      *               365         1,916        *
Janet L. Perro..........................        0        0          1,073      *               172           901        *
Ranieri Bros. Shay & Co., Inc. .........        0        0         24,117       0.1%         3,859        20,258         0.1%

                                         SHARES OF  CLASS A     SHARES OF    CLASS B                                   CLASS A
                                         CLASS A     COMMON      CLASS B      COMMON                   SHARES OF        COMMON
                                          COMMON    STOCK--      COMMON      STOCK--     SHARES OF      COMMON         STOCK--
                                         STOCK--    PERCENT      STOCK--     PERCENT      COMMON        STOCK--        PERCENT
                                          OWNED      OWNED        OWNED       OWNED        STOCK         OWNED          OWNED
                                          BEFORE     BEFORE      BEFORE       BEFORE      OFFERED        AFTER          AFTER
                                         OFFERING   OFFERING    OFFERING     OFFERING    HEREBY(8)    OFFERING(9)    OFFERING(10)
                                         --------   --------    ---------    --------    ---------    -----------    ------------
The Sweater Trust.......................        0        0        644,024       2.1%       103,044       540,980         1.7%
SunAmerica Life Insurance Company.......        0        0      1,073,374       3.5%       171,740       901,634         2.9%
Marilyn B. Arison.......................        0        0        858,699       2.8%       137,392       721,307         2.3%
Masco Capital Corp......................        0        0        536,687       1.8%        85,870       450,817         1.4%
Leslie Wexner...........................        0        0        429,350       1.4%        68,696       360,654         1.1%
The Airlie Group, L.P...................        0        0        429,350       1.4%        68,696       360,654         1.1%
Julius Berman...........................        0        0        126,975       0.4%        20,316       106,659         0.3%
FAME Associates.........................        0        0        193,207       0.6%        24,044       169,163         0.5%
Institutional Interests.................        0        0        330,097       1.1%        52,816       277,281         0.9%
Houston Firemen's Relief and Retirement
  Fund..................................        0        0        536,687       1.8%        85,870       450,817         1.4%
Alpine Investment Partners..............        0        0        214,675       0.7%        34,348       180,327         0.6%
Mortimer Zuckerman......................        0        0         21,467       0.1%         3,435        18,032         0.1%
Edward Linde............................        0        0         21,467       0.1%         3,435        18,032         0.1%
Connie S. Maniatty......................        0        0         21,467       0.1%         3,435        18,032         0.1%
Micha Astrachan.........................        0        0         66,232       0.2%        10,597        55,635         0.2%


- ---------------

 (1) All stock owned by Lewis S. Ranieri.

 (2) All stock owned by Lewis S. Ranieri, Salvatore A. Ranieri, Scott A. Shay and Kendrick R. Wilson III.

 (3) All stock owned by Salvatore A. Ranieri.

 (4) All stock owned by Scott A. Shay.

 (5) All stock owned by Kendrick R. Wilson III.

 (6) All stock owned by Clinton J. Kendrick.

 (7) FDIC - FRF acquired shares of Class B Common Stock as a result of the Warrant Exchange Agreement.

 (8) Represents shares of Class B Common Stock converted into shares of Class A Common Stock upon sale in the Offering.

 (9) Represents shares of both Class A Common Stock and Class B Common Stock owned after the Offering.


(10) The total outstanding shares for purposes of this column include shares of Class A Common Stock sold by the Company in the Offering and assumes that following the Offering all shares of Class B Common Stock are converted to shares of Class A Common Stock. The total does not include any shares issuable upon exercise of Management Stock Options. As discussed under "Description of Capital Stock -- Common Stock -- Conversion", The Equitable Life Assurance Society of the United States, Equitable Variable Life Insurance Company and The Prudential Insurance Company of America, as well as the Company's other stockholders, will continue to be subject to certain restrictions on their ability to convert their shares of Class B Common Stock following the Offering.


 *  Less than 0.1%.

     Since its formation in 1988, Hyperion Partners directly or indirectly has made a number of investments, other than in the Bank, including: (i) Hyperion Credit Capital Partners L.P., the partnership which purchased a portfolio of commercial and multifamily loans and real estate from the RTC; (ii) Hyperion Credit Services Corporation, which was formed to service the portfolio of real estate loans owned by Hyperion Credit Capital Partners L.P., (iii) Suntex Ventures, which made real estate investments in multifamily apartments and in high-rise residential condominiums; (iv) the Centeq Companies, which were real estate service companies, most of the assets of which were sold to Camden Property Trust, a real estate investment trust, (v) Hyperion Capital, a Commission-registered investment advisory firm; (vi) Cardholder Partners L.P., which held accounts and other intangibles related to a credit card portfolio;
(vii) de minimis minority equity investments in a Spanish mortgage banker and a mortgage conduit vehicle for the securitization of Spanish residential mortgage loans; and (viii) miscellaneous investments in marketable financial instruments. Hyperion Partners has sold or liquidated the majority of its investments.

     The general partner of Hyperion Partners is Hyperion Ventures L.P. ("Hyperion Ventures"). Four corporations are general partners of Hyperion
Ventures: (i) LSR Hyperion Corp., which is wholly owned by Lewis S. Ranieri;
(ii) Hyperion Funding Corp., which is owned by Lewis S. Ranieri, Salvatore A. Ranieri, Scott A. Shay and Kendrick R. Wilson III; (iii) SAR Hyperion Corp., which is wholly owned by Salvatore A. Ranieri; and (iv) SAS Hyperion Corp., which is wholly owned by Scott A. Shay.

     In June 1995, Lewis S. Ranieri and Scott A. Shay established a new private equity fund, Hyperion Partners II. Hyperion Partners II follows many of the same investment strategies as Hyperion Partners. Both the general partner of and the advisor to Hyperion Partners II are controlled by Lewis S. Ranieri and Scott A. Shay, who were also among the founders, and remain two of the three control persons, of Hyperion Partners and are members of the Boards of Directors of the Company and the Bank. See "Risk Factors -- Concentration of Ownership".

     Prior to the Restructuring, Hyperion Partners held all of the common stock, other than the Class C Common Stock, through its wholly owned subsidiary, Hyperion Holdings. On June 18, 1996, Hyperion Holdings was merged with and into the Company in the Merger.

     The FDIC is a government-controlled corporation and an instrumentality of the United States. Under the provisions of FIRREA, all of the assets and liabilities of the FSLIC were transferred to the FRF, which is managed by the FDIC.

     In connection with the Acquisition, the Bank issued the Warrant, which entitled the FDIC-FRF to acquire 158,823 shares Bank Common Stock at $0.01 per share.

     On July 24, 1996, the FDIC-FRF, the Bank and the Company entered into the Warrant Exchange Agreement pursuant to which the FDIC-FRF surrendered to the Bank a portion of the Warrant for a cash payment of $5.9 million and exercised the balance of the Warrant. Immediately thereafter, the FDIC-FRF exchanged the shares of Bank Common Stock issued upon exercise of the Warrant for 1,503,560 shares of Class B Common Stock. As part of the Offering, the FDIC-FRF is selling all of such shares of Class B Common Stock owned by it. Following the consummation of the Offering, all rights and obligations under the Warrant and the Warrant Agreement will be terminated.

     In its capacity as manager of the FRF or otherwise, the FDIC has not held any position, office or other material relationship with the Company or any of its affiliates within the past three years. Following the consummation of the Offering, the FDIC will not own, in any capacity, any other securities of the Company and will not have any contractual right to acquire any such securities.

     As a government-controlled corporation, the FDIC benefits from certain governmental immunities from actions under the federal securities laws.

     The FDIC has regulatory authority over the Bank. A primary purpose of the FDIC's regulatory powers is to safeguard the BIF and the SAIF. All depository institutions which are insured by the BIF or the SAIF are also subject to regulation by the FDIC. The FDIC is authorized to set standards for the operations of insured depository institutions, examine such institutions to ensure compliance with the standards, take action to prevent troubled institutions from failing and to pay depositors, in accordance with the FDI Act and applicable regulations, if any institution fails. The FDIC has substantial enforcement authority with respect to insured depository institutions and, under certain circumstances, is authorized to appoint a conservator or receiver for an insured depository institution. The FDIC may terminate the deposit insurance of an insured depository institution if it determines that the institution is engaging in unsafe or unsound practices, has violated any applicable law, regulation, order or any condition imposed in writing by the FDIC, or if the institution is in an unsafe and unsound condition such that it should not continue operations.


SELLING STOCKHOLDER LETTER AGREEMENT

     The following summary of the material provisions of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the Letter Agreement which is an exhibit to the Registration Statement of which this Prospectus forms a part.


     Each of the Selling Stockholders (other than the FDIC-FRF), and the Non-selling Stockholders including LW-SP1 and LW-SP2 (which are subject to each of the provisions described herein as applicable to Selling Stockholders, except as otherwise indicated) has entered into a Letter Agreement with each of Hyperion Partners and the Company (the "Letter Agreement"). Pursuant to the Letter Agreement, each Selling Stockholder and Non-selling Stockholder consented to the Distribution and agreed to hold the common stock of Hyperion Holdings received pursuant to the Distribution according to the terms of such Letter Agreement. Also, each Selling Stockholder and Non-selling Stockholder (including those who prior to the Merger held voting shares of capital stock of Hyperion Holdings and those who prior to the Merger held shares of Class C Common Stock), by executing the Letter Agreement and agreeing to be bound thereby, consented to and approved of, for purposes of Section 228 of the DGCL and otherwise, the Merger Agreement, dated as of June 17, 1996, by and between Hyperion Holdings and the Company (the "Merger Agreement"), and the Merger.



     Pursuant to the Letter Agreement, each Selling Stockholder and Non-selling Stockholder acknowledged (i) that under the By-laws of Hyperion Holdings, it is not permitted to Transfer any shares of capital stock of Hyperion Holdings except pursuant to the Merger Agreement and (ii) that, under the By-Laws, after the Distribution and prior to the consummation of the Offering, such stockholder would not effect any Transfer of shares of capital stock of the Company (a) in the case of Selling Stockholders who received shares in respect of Class C Common Stock in the Merger, except as such stockholder would have been permitted to transfer such Class C Common Stock under the Stockholders' Agreement, dated as of January 5, 1990, by and among the Company and the other parties specified therein (the "Stockholders Agreement"), and (b) in the case of any other Selling Stockholders, except in accordance with the terms of the limited partnership agreement of Hyperion Partners applicable to the transfer of partnership interests of Hyperion Partners. Each 5% Stockholder acknowledged that it is not permitted, prior to the earlier of an initial public offering ("IPO") or October 31, 1996, to transfer any such shares owned by such 5% Stockholder (other than to a person of whom the 5% Stockholder is a wholly-owned subsidiary) or acquire any additional such shares. If an IPO is not consummated within six months of the date of the Letter Agreement, the Company is obligated to provide each stockholder with registration and tag-along rights substantially similar to those set forth in the Stock Purchase Agreement, dated as of August 1, 1989, by and among the Company and certain Selling Stockholders and the Stockholders' Agreement. Under the Letter Agreements, each Selling Stockholder and Non-selling Stockholder is also obligated to provide certain cooperation to the Company in the case of an IPO, including entering into customary underwriting and lockup agreements.



     Each Selling Stockholder and Non-selling Stockholder retaining shares of Common Stock may not sell such shares for (1) one year after the Offering, if such stock was received in respect of general partnership interests in Hyperion Partners or (2) six months after the Offering (although a regulated New Jersey insurance company may sell shares in a private off-market transaction subject to Rule 144 limits and reasonable representations requested by the Underwriters). Subject to certain adjustments by the Company Board based upon advice of the Underwriters to improve the marketability of the shares of Common Stock to be sold in the Offering, each 5% Stockholder may sell up to 45% of such holder's shares of Common Stock in the Offering, except for LW-SP1 and LW-SP2, affiliates of Lehman Brothers Inc., which are prohibited from selling any shares until August 8, 1998, and any other Selling Stockholder may sell up to 16% of its shares in the Offering (subject to increase pro rata in the discretion of the Company Board if the 5% Stockholders elect to sell fewer than the maximum number of shares they are permitted to sell in the Offering). Each Selling Stockholder and Non-selling Stockholder acknowledged that, except for shares that could have been sold pursuant to the Offering but were not sold at the election of such 5% Stockholder, no 5% Stockholder is permitted by the By-Laws to acquire or Transfer any shares of capital stock of the Company for three years following the Offering (or upon termination of the Letter Agreement, if earlier) unless as of an earlier date the Company Board determines that such acquisition or Transfer would not be reasonably likely to have a material adverse effect on the tax position of the Company.

     The Company Board has approved sales of shares of Class A Common Stock in excess of the 45% and 16% limitations as necessary to satisfy the Underwriters' over-allotment options.

     Pursuant to the Letter Agreement, as soon as practicable after the Offering, the Company is obligated to file, and to use best efforts to cause to promptly become effective, a registration statement under the Securities Act with respect to shares of Class A or Class B Common Stock then held by any Selling Stockholder or Non-selling Stockholder. The Company is also obligated to take action to keep such registration statement effective (subject to occasional periods of suspension of such effectiveness as necessary) until the first to occur of (i) the date on which all shares of Common Stock registered thereunder have been sold pursuant thereto, (ii) December 31, 1999, and (iii) the date on which such registration under the Securities Act is no longer required to sell such shares without restriction.

     The Letter Agreement also restricts the conversion rights of holders of Class B Common Stock. See "Description of Capital Stock -- Common Stock -- Conversion".

     In connection with the Letter Agreement, each of the Selling Stockholders and Non-selling Stockholders, Hyperion Partners, Hyperion Holdings and the Company have made certain representations and warranties. The Letter Agreement may be terminated by consent of each of the parties thereto and if not earlier terminated will terminate on the earlier of the third anniversary of the Offering or on October 31, 1996 (except for certain provisions restricting transfers and pertaining to registration rights and conversion of Class B Common Stock).

                          DESCRIPTION OF CAPITAL STOCK

     The following summary of the material provisions of the Certificate and By-Laws and the Letter Agreements and does not purport to be complete and is qualified in its entirety by reference to the Certificate and By-Laws and the Letter Agreements which are exhibits to the Registration Statement of which this Prospectus forms a part.

AUTHORIZED CAPITAL STOCK

     Immediately following the Offering, the Company's authorized capital stock will consist of 10 million shares of preferred stock, par value $0.01 per share ("Preferred Stock"), 40 million shares of Class A Common Stock and, 40 million shares of Class B Common Stock. Immediately following the Offering, 10,881,925 shares of Class A Common Stock will be outstanding and 20,713,671 shares of Class B Common Stock will be outstanding (assuming no conversion of shares of Class B Common Stock into Class A Common Stock other than those shares that are converted as a result of sale in the Offering and no exercise of the Underwriters' over-allotment option). All of the shares of Class A Common Stock that will be outstanding immediately following the Offering, including the shares of Class A Common Stock sold in the Offering, will be validly issued, fully paid and nonassessable. As of the date hereof, there were four holders of Class A Common Stock and 53 holders of Class B Common Stock.

COMMON STOCK

  Dividends

     The holders of each class of Common Stock, to the exclusion of the holders of Preferred Stock, share equally, share for share, in all dividends or other distributions. The Company's ability to pay dividends is limited by certain restrictions generally imposed on Delaware corporations. Under these restrictions, dividends may be paid only out of "surplus," as defined by Delaware law, or, if there should be no surplus, out of the corporation's net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. See "Dividend Policy".

  Liquidation Rights

     In the event of a liquidation, dissolution or winding up of the affairs of the Company, after payment has been made to the holders of Preferred Stock of the full amount to which they are entitled, the holders of Common Stock share ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Company available for distribution to its stockholders.

  Voting Rights

     The holders of Class A Common Stock are entitled to vote on each matter on which the stockholders of the Company are entitled to vote, and each holder of Class A Common Stock is entitled to one vote for each share held. The holders of Class B Common Stock do not have any voting rights except as otherwise required by applicable law.

  Conversion

     Each share of Class B Common Stock is convertible into one share of Class A Common Stock (a) automatically, upon the sale or other transfer of such share of Class B Common Stock to a person other than an Affiliate (as defined in the Certificate) of the holder or (b) at the election of the holder of such share of Class B Common Stock, subject to the terms, conditions and restrictions set forth in the Letter Agreements, except that clause (b) does not apply to shares of Class B Common Stock held by The Equitable Life Assurance Society of the United States or Equitable Variable Life Insurance Company. An "Affiliate" of a person is defined in the Certificate as any other person directly or indirectly controlling, controlled by or under common control with such person, and "control" with respect to any person means the possession, directly or indirectly, of the power to direct the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise. Elective conversion of Class B Common Stock pursuant to clause (b) of the first sentence of this paragraph may not be effected by a Selling Stockholder prior to the earlier to occur of the consummation of an initial public offering of shares of capital stock of the Company (including the Offering) or October 31, 1996, unless the Company Board agrees to such conversion or unless such holder is subject to Title I of ERISA. Pursuant to the Letter Agreement no holder of Class B Common Stock may convert such Class B Common Stock to Class A Common Stock if after the conversion the holder would beneficially own (within the meaning of applicable federal banking and thrift regulations) more than 9.9% of the outstanding shares of Class A Common Stock (or such lower percentage as may apply to such holder under regulatory restrictions). In addition, based upon certain federal bank regulations requirements, the shares of Class B Common Stock held by The Prudential Insurance Company of America are currently treated as being non-convertible into shares of Class A Common Stock under the restrictions contained in the Letter Agreement. The Management Stock Grant Agreements contain restrictions on the ability to convert shares of Class B Common Stock into Class A Common Stock that are substantially similar to the restrictions contained in the Letter Agreements.

  Restrictions on Transfers of Stock

     The Certificate prohibits and renders void any transfer of legal or beneficial ownership of the capital stock of the Company, including warrants, options and other arrangements that would be treated as options or as stock of the Company under the Code and applicable Internal Revenue Service regulations, prior to the earlier of (i) three years following the consummation of an offering of the Company's capital stock, and (ii) October 31, 1996, if the trading of Common Stock on the New York Stock Exchange or NASDAQ has not occurred prior to October 31, 1996, in either case if such transfer would either
(a) cause any person or group of persons to become a 5% Stockholder or (b) increase the percentage ownership of a 5% Stockholder. The Certificate's prohibition will not, however, preclude the settlement of any transaction on the NASDAQ, and will not apply to any transaction approved in advance by the Company Board or made in compliance with exceptions adopted by the Company Board. This restriction is intended to prevent transfers of stock of the Company from triggering an Ownership Change which would result in the limitation of certain potential tax benefits available to the Company. See "Regulation -- Taxation".

     Also, pursuant to the Letter Agreements, the holders of shares of Class B Common Stock may not transfer such shares of Class B Common Stock other than (i) to an affiliate, (ii) in a widely-dispersed offering of shares of the Company's capital stock under an effective registration statement filed under the Securities Act, or (iii) to any single person, entity or group acting in concert if the number of shares of Class B Common Stock, if converted into shares of Class A Common Stock, would entitle the holder to exercise more than 2% of the voting power of all of the shares of Class A Common Stock that would be outstanding upon conversion of such shares of Class B Common Stock.

PREFERRED STOCK

     The Certificate authorizes the Company Board to establish one or more series of Preferred Stock and to determine, with respect to any series of Preferred Stock, the terms and rights of such series, including (i) the designation of the series, (ii) the number of shares of the series, which number the Company Board may thereafter (except where otherwise provided in the applicable certificate of designation) increase or decrease (but not below the number of shares thereof then outstanding), (iii) whether dividends, if any, will be cumulative or noncumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative, (iv) the rate of any dividends (or method of determining such dividends) payable to the holders of the shares of such series, any conditions upon which such dividends will be paid and the date or dates or the method for determining the date or dates upon which such dividends will be payable; (v) the redemption rights and price or prices, if any, for shares of the series, (vi) the terms and amounts of any sinking funds provided for the purchase or redemption of shares of the series, (vii) the amounts payable on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, (viii) whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made, (ix) restrictions on the issuance of shares of the same series or of any other class or series,
(x) the voting rights, if any, of the holders of the shares of the series, and
(xi) any other relative rights, preferences and limitations of such series.

     The Company believes that the ability of the Company Board to issue one or more series of Preferred Stock, while providing the Company with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise, could make it more difficult for a third party to acquire a majority of the outstanding voting stock. The authorized shares of Preferred Stock, as well as shares of Common Stock, will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. If the approval of the Company's stockholders is not required for the issuance of shares of Preferred Stock or Common Stock, the Company Board may determine not to seek stockholder approval. Accordingly, the issuance of Preferred Stock may be used as an "anti-takeover" device without further action on the part of the Company's stockholders.

     Although the Company Board has no intention at the present time of doing so, it could issue a series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Company Board will make any determination to issue such shares based on its judgment as to the best interests of the Company and its stockholders. The Company Board, in so acting, could issue Preferred Stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of the Company Board, including a tender offer or other transaction that some, or a majority, of the Company's stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

CERTAIN PROVISIONS OF THE CERTIFICATE AND BY-LAWS; ANTI-TAKEOVER EFFECTS

  Board of Directors

     The Certificate provides that, except as otherwise fixed by or pursuant to the provisions of a certificate of designations setting forth the rights of the holders of any class or series of Preferred Stock, the number of the directors of the Company will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors which the Company would have if there were no vacancies (the "Whole Board") (but shall not be less than three). The directors, other than those who may be elected by the holders of Preferred Stock, will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1996, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1997 and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1998, with each director to hold office until its successor is duly elected and qualified. Commencing with the 1996 annual meeting of stockholders, directors elected to succeed directors whose terms then expire will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until such person's successor is duly elected and qualified.

     The Certificate provides that, except as otherwise provided for or fixed by or pursuant to a certificate of designations setting forth the rights of the holders of any class or series of Preferred Stock, newly created directorships resulting from any increase in the number of directors and any vacancies on the Company Board resulting from death, resignation, disqualification, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Company Board, and not by the stockholders. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting the Company Board will shorten the term of any incumbent director. Subject to the rights of holders of Preferred Stock, any director may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all Voting Stock then outstanding, voting together as a single class.

     These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of the Company Board by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of the Company Board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of the Company.

  Stockholder Action by Unanimous Written Consent; Special Meetings

     Except as otherwise required by law and subject to the rights of the holders of any Preferred Stock, special meetings of stockholders of the Company for any purpose or purposes may be called only by the Company Board pursuant to a resolution stating the purpose or purposes thereof approved by a majority of the Whole Board or by the Chairman of the Board. Any power of stockholders to call a special meeting is specifically denied. No business other than that stated in the notice shall be transacted at any special meeting. Stockholders entitled to vote at an annual or special meeting may act by written consent in lieu of such meeting only if such consent is unanimous. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Company Board or the Chairman of the Board.

  Advance Notice Procedures

     The By-Laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of stockholders of the Company (the "Stockholder Notice Procedure"). The Stockholder Notice Procedure provides that only individuals who are nominated by, or at the direction of, the Chairman of the Board, or by a stockholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. The Stockholder Notice Procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Chairman of the Board or the Company Board, or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting. Under the Stockholder Notice Procedure, for notice of stockholder nominations to be made at an annual meeting to be timely, such notice must be received by the Company not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day prior to the first anniversary of the preceding year's annual meeting (except that, in the event that the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th calendar day prior to such annual meeting and not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the day on which public announcement of a meeting date is first made by the Company).

     Notwithstanding the foregoing, in the event that the number of directors to be elected to the Company Board is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Company Board at least 100 calendar days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice also will be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered not later than the close of business on the 10th calendar day following the day on which such public announcement is first made by the Company. Under the Stockholder Notice Procedure, for notice of a stockholder nomination to be made at a special meeting at which directors are to be elected to be timely, such notice must be received by the Company not earlier than the close of business on the 120th calendar day prior to such special meeting and not later than the close of business on the 90th calendar day prior to such special meeting or the 10th calendar day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Company Board to be elected at such meeting.

     In addition, under the Stockholder Notice Procedure, a stockholder's notice to the Company proposing to nominate an individual for election as a director or relating to the conduct of business other than the nomination of directors must contain certain specified information. If the chairman of a meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with the Stockholder Notice Procedure, such individual will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

  Amendment

     The Certificate provides that the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class, is required to amend provisions of the Certificate relating to stockholder action without a meeting; the calling of special meetings; the number, election and term of the Company's directors; the filling of vacancies; and the removal of directors. The Certificate further provides that the related By-Laws described above (including the Stockholder Notice Procedure) may be amended only by the Company Board or by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of Voting Stock, voting together as a single class.

DELAWARE BUSINESS COMBINATION STATUTE

     Section 203 of the DGCL provides that, subject to certain exceptions specified therein, an "interested stockholder" of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the time that such stockholder becomes an interested stockholder unless (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (iii) at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as otherwise specified in
Section 203, an interested stockholder is defined to include any person that is
(x) the owner of 15% or more of the outstanding voting stock of the corporation, or (y) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date of determination; and the affiliates and associates of any such person.

     Under certain circumstances, Section 203 makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. The Company has not elected to be exempt from the restrictions imposed under Section 203. The provisions of Section 203 may encourage persons interested in acquiring the Company to negotiate in advance with the Company Board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction which results in any such person becoming an interested shareholder. Such provisions also may have the effect of preventing changes in the management of the Company. It is possible that such provisions could make it more difficult to accomplish transactions which the Company's stockholders may otherwise deem to be in their best interests.

LIABILITY OF DIRECTORS; INDEMNIFICATION

     The Certificate provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the DGCL as amended from time to time, for liability (i) for any breach of the director's duty of loyalty to the

Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.

     While the Certificate provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

     The Certificate provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Such right to indemnification includes the right to have the Company pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the DGCL. Such rights are not exclusive of any other right which any person may have or thereafter acquire under any statute, provision of the Certificate, By-Laws, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of such provision will in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Company thereunder in respect of any occurrence or matter arising prior to any such repeal or modification. The Certificate also specifically authorizes the Company to maintain insurance and to grant similar indemnification rights to employees or agents of the Company.

TRANSFER AGENT AND REGISTRAR

     The Bank of New York will be the transfer agent and registrar for the Class A Common Stock.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the purchase agreement (the "Purchase Agreement") among the Selling Stockholders, the Company, the Bank and each of the underwriters named below (the "Underwriters"), the Company and the Selling Stockholders have agreed to sell to each of the Underwriters, and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, is acting as representative (the "Representative"), has severally agreed to purchase from the Company and the Selling Stockholders the aggregate number of shares of Common Stock set forth opposite its name below:

                                                                            NUMBER OF
                                   UNDERWRITERS                              SHARES
        ------------------------------------------------------------------  ---------
        Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated.........................................
        Lehman Brothers Inc. .............................................
        Smith Barney Inc. ................................................
                                                                             -------
                  Total...................................................
                                                                             =======

     The shares of Common Stock to be sold by the Selling Stockholders to the Underwriters include shares of Class B Common Stock which upon sale to the Underwriters pursuant to the Purchase Agreement will be automatically converted share for share into shares of Class A Common Stock in accordance with Section 3(b)(iv) of Article IV of the Certificate. References herein to the Class A Common Stock to be sold and delivered to the Underwriters pursuant to the Purchase Agreement and to shares of Class A Common Stock offered hereby include shares of Class A Common Stock issuable as a result of such conversions.

     In the Purchase Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Class A Common Stock being sold pursuant to such Purchase Agreement if any of the shares of Class A Common Stock being sold pursuant to such Purchase Agreement are purchased. Under certain circumstances, the commitments of non-defaulting Underwriters may be increased.

     The Underwriters have advised the Company and the Selling Stockholders that the Underwriters propose to offer the shares of Class A Common Stock offered hereby to the public initially at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price, less a
concession not in excess of $     per share of Class A Common Stock. The
Underwriters may allow, and such dealers may reallow, a discount not in excess
of $     per share of Class A Common Stock on sales to certain other dealers.
After the initial public offering, the public offering price, concession and discount may be changed. None of the Underwriters will confirm sales to any account over which it exercises discretionary authority.

     The Selling Stockholders (other than the FDIC-FRF) have granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to an aggregate of an additional 1,575,000 shares of Class A Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The Underwriters may exercise the option only to cover over-allotments, if any, made on the sale of shares of Class A Common Stock offered hereby. To the extent that the Underwriters exercise the option, each Underwriter will be obligated, subject to certain conditions, to purchase the same percentage of such additional shares of Class A Common Stock as the number of shares of Class A Common Stock to be purchased by it bears to the total number of shares of Class A Common Stock initially offered by the Underwriters.

     The Selling Stockholders and the Non-selling Stockholders have agreed with the Underwriters not to directly or indirectly offer, sell, contract to sell or otherwise dispose of any shares of Class A Common Stock of the Company or any interests therein or securities convertible into or exchangeable or exercisable for shares of Class A Common Stock of the Company (except for the shares of Class A Common Stock offered hereby), for a period of 180 days after the date of this Prospectus, without the prior written consent of the Representative. In addition, pursuant to the Letter Agreement, the Selling Stockholders retaining shares of Common Stock following completion of the Offering and the Non-selling Stockholders have agreed not to sell any of such shares for a period of six months after the Offering in the case of former limited partners of

Hyperion Partners and one year after the Offering in the case of former general partners of Hyperion Partners, provided, that the foregoing restriction does not restrict The Prudential Insurance Company of America from selling shares not sold in the Offering in a private off-market transaction not involving a public offering, subject to such reasonable representations as the Underwriters may request, subject to the other restrictions contained in the Letter Agreement, Charter and By-Laws. Pursuant to the Certificate, following the Offering, each 5% Stockholder is subject to restrictions on the acquisition and transfer of capital stock of the Company, including shares of Common Stock, for a period of three years. See "Description of Capital Stock -- Common Stock -- Restrictions on Transfers of Stock".


     At the request of the Company, the Underwriters have initially reserved up to ten percent of the shares of Class A Common Stock for sale (at the initial public offering price) to certain employees of the Company and its affiliates who have expressed an interest in purchasing such shares. The number of shares of Class A Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as other shares offered hereby.


     The Company and the Bank jointly and severally, and the Selling Stockholders severally, have agreed to indemnify the Underwriters and any person who controls any Underwriter, against certain liabilities, including liabilities under the Securities Act with respect to certain untrue statements contained in or omissions from any preliminary prospectus, this Prospectus or the Registration Statement of which it is a part, or any amendment thereof or supplement thereto, or to contribute to payments the Underwriters may be required to make in respect thereof.

     Certain of the Underwriters or their affiliates have provided from time to time, and may provide in the future, investment banking services to the Company and its affiliates, for which such Underwriters or their affiliates have received or will receive fees and commissions.

     LW-SP1 and LW-SP2 are limited partnerships of which LW Real Estate Investments, L.P. is general partner and of which it owns a 99% interest. Lehman Brothers Inc. owns an approximately 75% partnership interest in LW Real Estate Investments, L.P. LW-SP1 and LW-SP2 hold a limited partnership interest in Hyperion Partners. Accordingly, as a result of the Restructuring, LW-SP1 and LW-SP2 became owners of Class B Common Stock. Although LW-SP1 and LW-SP2 have indicated their intention not to participate in the Offering and, accordingly, are not among the Selling Stockholders, they have entered into the Letter Agreement pursuant to which, among other things, they have agreed not to transfer their Common Stock until August 8, 1998. In addition, The Prudential Insurance Company of America ("Prudential"), a limited partner of Hyperion Partners, became the holder of 17.4% of the Class B Common Stock as a result of the Restructuring. Prudential is a Selling Stockholder offering 24.8% of the Class A Common Stock being offered by the Selling Stockholders pursuant hereto. Prudential Securities Incorporated, an affiliate of Prudential, is one of the Underwriters. See "Selling Stockholders". In light of the indirect beneficial ownership interest of Lehman Brothers Inc. in the Company and Prudential's relationship to Prudential Securities Incorporated, the Offering is being made pursuant to the provisions of Rule 2720 ("Schedule E") of the NASD Conduct Rules. Merrill Lynch, Pierce, Fenner & Smith Incorporated will act as qualified independent underwriter as defined in Schedule E and in accordance with Schedule E will conduct due diligence and recommend the initial public offering price of the shares of Class A Common Stock offered hereby. The Company and the Bank jointly and severally have agreed to indemnify Merrill Lynch, Pierce, Fenner & Smith Incorporated and each person who controls it against any losses, claims, damages, liabilities and judgments incurred as a result of its participation as a qualified independent underwriter.

     Prior to the Offering, there has been no public market for the Class A Common Stock. The initial public offering price for the Class A Common Stock was determined by negotiations between the Company and the Underwriters. Among the factors considered in determining the initial public offering price were the sales, earnings and certain other pro forma financial and operating information of the Company in recent periods, the future prospects of the Company and its industry in general, and certain ratios and market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company.

                                 LEGAL MATTERS


     Certain legal matters with respect to the validity of the Class A Common Stock offered hereby have been passed upon for the Company by Wachtell, Lipton, Rosen & Katz, New York, New York. Certain legal matters will be passed upon for the Underwriters by Cleary, Gottlieb, Steen and Hamilton, New York, New York.


                                    EXPERTS

     The consolidated financial statements of the Company as of September 30, 1995 and 1994 and for each of the three years in the period ended September 30, 1995 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Class A Common Stock offered hereby (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Class A Common Stock offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices at Suite 1400, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661, and 7 World Trade Center (13th Floor), New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549.

     The Company is not currently subject to the informational requirements of the Exchange Act. As a result of the Offering, the Company will become subject to the informational requirements of the Exchange Act. The Company will fulfill its obligations with respect to such requirements by filing periodic reports and other information with the Commission. In addition, the Company intends to furnish to its stockholders annual reports containing consolidated financial statements examined by an independent public accounting firm.

                             INDEX OF DEFINED TERMS

                 TERM                    PAGE
- ---------------------------------------  ---
1988 Act...............................  104
1995 Amendments........................  100
1996 Stock Incentive Plan..............  122
15.75% Notes...........................   61
5% Stockholders........................   19
Acquisition............................    6
ACE....................................  107
ADA....................................  105
adequately capitalized.................   90
affiliate..............................   98
Agreements.............................   86
ALCO...................................    5
American Marine........................  115
AMT....................................  107
AMTI...................................  107
Annual Retainer........................  126
APY....................................  105
Assistance Agreement...................   86
Awards.................................  122
Bank...................................    3
Bank Common Stock......................    3
Bank Preferred Stock...................   10
Barnett................................  117
BHCA...................................   20
BIF....................................   20
BSA....................................  103
By-Laws................................    7
capital distributions..................   94
CDs....................................   52
CEO....................................    5
Certificate............................    7
CGSA...................................   85
Change of Control......................  124
Change of Control Price................  124
Class A Common Stock...................    1
Class B Common Stock...................    1
Class C Common Stock...................    6
CMOs...................................   78
CMS....................................  134
Code...................................   19
Commission.............................    1
Committee..............................  122
Common Stock...........................    1
Company................................    1
Company Board..........................    7
Compensation Program...................  121
Consolidated Financial Statements......    9
core capital...........................   93
Covered Assets.........................   86
Covered Transactions...................   98

                 TERM                    PAGE
- ---------------------------------------  ---
CRA....................................   97
DBL....................................  106
DGCL...................................   22
Director Options.......................  126
Director Stock Plan....................  125
Distribution...........................    6
DSSP...................................  129
ECOA...................................   24
EFTA...................................  104
electronic fund transfer systems.......  104
Eligible Director......................  126
employment taxes.......................  125
ERISA..................................  123
Exchange Act...........................   15
Exchange Offer.........................    8
Expedited Funds Act....................  104
FASB...................................   49
FDI Act................................   23
FDIA...................................   97
FDIC...................................    1
FDIC-FRF...............................    1
Federal Reserve Board..................   16
Federal Tort Claims Act................   23
federally related mortgage loan........  101
FH Act.................................   24
FHA....................................   22
FHLB Dallas............................   18
FHLBB..................................    7
FHLMC..................................   21
FIRREA.................................    7
First Amendment to Warrant Agreement...   87
FNMA...................................   21
Forbearance Agreement..................    7
FRA....................................   98
FRF....................................    1
FSLIC..................................    1
GAAP...................................   93
gap....................................   38
GNMA...................................   22
HELOCs.................................   67
HMDA...................................  102
HOLA...................................   89
Holding Co.............................    3
HUD....................................  101
Hyperion Capital.......................  115
Hyperion Holdings......................    5
Hyperion Partners......................    1
Hyperion Partners II...................   23
Hyperion Ventures......................  137
institution-affiliated parties.........   99

                 TERM                    PAGE
- ---------------------------------------  ---
interest rate sensitivity gap..........   82
IPO....................................  138
IRR....................................   94
ISOs...................................  125
Lazard Freres..........................  118
Letter Agreement.......................  138
leverage capital.......................   90
liquid assets..........................   97
LW-SP1.................................   15
LW-SP2.................................   15
Management Option Agreements...........  122
Management Stock Grant Agreements......  121
Maxxam.................................   24
MBF....................................    5
MBS....................................    3
Merger.................................    6
Merger Agreement.......................  138
Meritor................................  117
MSRs...................................    3
NASD...................................   85
NASDAQ.................................    1
Net Tax Benefits.......................  108
NOLs...................................    5
non-agency securities..................   78
non-qualifying loans...................  107
nonconforming subsidiaries.............   93
Non-selling stockholders...............   15
NQOs...................................  125
Offering...............................    1
Old USAT...............................    6
operating subsidiary...................   96
Options................................  122
Order..................................  112
OTS....................................    1
Ownership Change.......................   19
Participants...........................  122
Performance Units......................  122
Plaintiffs.............................    7
portfolio assets.......................   96
Preferred Stock........................  140
Principal Shareholder..................   97
Prudential.............................  147
Purchase Agreement.....................  146
QTL....................................   92
qualified investments..................  103
qualifying real property loans.........  107
Registration Statement.................  148

                 TERM                    PAGE
- ---------------------------------------  ---
REMICs.................................  106
REO....................................   14
Representative.........................  146
repurchase agreements..................   49
RESPA..................................   24
Restricted Period......................  124
Restricted Stock.......................  122
reverse repurchase agreement...........   18
Restructuring..........................    6
RTC....................................    3
SAIF...................................    3
Salomon................................  115
SARs...................................  122
Schedule E.............................  147
Section 203............................   22
Securities Act.........................    1
Selling Stockholders...................    1
Senior Notes...........................    8
SESP...................................  129
Settlement Agreement...................   87
SFAS...................................   34
Spread.................................  124
Stockholder Notice Procedure...........  143
Stockholders Agreement.................  138
Tandem SARs............................  123
tangible capital.......................   93
Tax Benefits Agreement.................  106
Tier 1 association.....................   94
Tier 2 association.....................   94
Tier 3 association.....................   94
Tier 1 risk-based capital..............   90
TILA...................................   24
TISA...................................  104
total capital..........................   93
total risk-based capital...............   90
Transfers..............................   19
UFM....................................   85
undercapitalized.......................   90
Underwriters...........................  146
VA.....................................   22
Voting Stock...........................   22
Warrant Agreement......................   87
Warrant Exchange Agreement.............   88
Warrant................................    6
well-capitalized.......................   90
Whole Board............................  142
Winstar cases..........................    7

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                         PAGE
                                                                                        -----
Independent Auditors' Report..........................................................    F-2
Consolidated Statements of Financial Condition as of March 31, 1996 (unaudited) and
  September 30, 1995 and 1994.........................................................    F-3
Consolidated Statements of Operations for the Six Months Ended March 31, 1996
  (unaudited) and March 31, 1995 (unaudited) and for the Years Ended September 30,
  1995, 1994, and 1993................................................................    F-4
Consolidated Statements of Stockholders' Equity for the Six Months Ended March 31,
  1996 (unaudited) and March 31, 1995 (unaudited) and for the Years Ended September
  30, 1995, 1994, and 1993............................................................    F-5
Consolidated Statements of Cash Flows for the Years Ended September 30, 1995, 1994,
  and 1993............................................................................    F-6
Consolidated Statements of Cash Flows for the Six Months Ended March 31, 1996
  (unaudited) and March 31, 1995 (unaudited)..........................................    F-8
Notes to Consolidated Financial Statements............................................   F-10

     All supplemental schedules are omitted as inapplicable or because the required information is included in the Consolidated Financial Statements or Notes thereto.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors of Bank United Corp. (formerly USAT Holdings Inc.):

     We have audited the accompanying consolidated statements of financial condition of Bank United Corp. (formerly USAT Holdings Inc.) and its subsidiary (collectively known as the "Company") as of September 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company at September 30, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1995 in conformity with generally accepted accounting principles.

     Our audits were conducted for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The information as of September 30, 1993, 1992 and 1991 and for the years ended September 30, 1992 and 1991 included in notes 3, 4, 5 and 8 are presented for the purpose of additional analysis, and are not a required part of the basic consolidated financial statements. This information is the responsibility of the Company's management. Such information has been subjected to the auditing procedures applied in our audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements from which such information has been derived.

     As discussed in notes 1 and 6 to the consolidated financial statements, effective October 1, 1994, the Company changed its method of accounting for mortgage servicing rights to conform with Statement of Financial Accounting Standards No. 122.

DELOITTE & TOUCHE LLP
New York, New York
October 31, 1995, except for Note 21, as to which the date is July 24, 1996

                               BANK UNITED CORP.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                       MARCH 31,
                                                                      -----------        SEPTEMBER 30,
                                                                         1996       ------------------------
                                                             NOTES    -----------      1995          1994
                                                           ---------  (UNAUDITED)   -----------   ----------
ASSETS
Cash and cash equivalents.................................    21      $   135,691   $   112,931   $   76,938
Securities purchased under agreements to resell and
  federal funds sold......................................     2          659,279       471,052      358,710
Trading account assets, at fair value.....................                  1,267         1,081        1,011
Securities                                                   3, 12
     Held to maturity, at amortized cost (fair value of
       $3.0 million in 1996, $2.7 million in 1995, and
       $2.8 million in 1994)..............................                  1,903         1,902        2,358
     Available for sale, at fair value....................                 56,448       114,111      111,757
Mortgage-backed securities                                 4, 9, 10
     Held to maturity, at amortized cost (fair value of
       $657.6 million in 1996, $2,031 million in 1995, and
       $2,341 million in 1994)............................                674,488     2,051,304    2,394,978
     Available for sale, at fair value....................              1,279,582       346,959      433,925
Loans                                                        5, 9
     Held to maturity (net of the allowance for credit
       losses of $36.4 million in 1996, $36.8 million in
       1995, and $23.4 million in 1994)...................              7,447,500     7,763,676    4,780,328
     Held for sale (net of the allowance for credit losses
       of $44 thousand in 1996, $38 thousand in 1995, and
       $76 thousand in 1994)..............................                430,580       496,564      265,846
FHLB stock................................................                233,038       225,952      132,816
Premises and equipment....................................                 36,157        37,687       40,537
Mortgage servicing rights.................................     6           83,383        75,097       56,677
Intangible assets.........................................                 23,105        26,519       36,446
Real estate owned (net of allowance for losses of
  $727 thousand in 1996, $1.1 million in 1995, and
  $373 thousand in 1994)..................................                 27,539        23,764       20,311
Other assets.............................................. 4, 13, 21      176,676       234,935      197,523
                                                                      -----------   -----------   ----------
TOTAL ASSETS..............................................            $11,266,636   $11,983,534   $8,910,161
                                                                       ==========    ==========    =========
LIABILITIES, MINORITY INTEREST, AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits..................................................     8      $ 4,963,321   $ 5,182,220   $4,764,204
FHLB advances.............................................  4, 5, 9     4,139,023     4,383,895    2,620,329
Securities sold under agreements to repurchase and federal
  funds purchased.........................................   4, 10        949,936     1,172,533      553,000
Senior Notes..............................................    11          115,000       115,000      115,000
Advances from borrowers for taxes and insurance...........                104,749       183,968      145,383
Other liabilities.........................................                282,666       264,315      175,383
                                                                      -----------   -----------   ----------
          Total liabilities...............................             10,554,695    11,301,931    8,373,299
                                                                      -----------   -----------   ----------
COMMITMENTS AND CONTINGENCIES                               12, 17
MINORITY INTEREST
Preferred stock issued by consolidated subsidiary.........    16          185,500       185,500       85,500
                                                                      -----------   -----------   ----------
STOCKHOLDERS' EQUITY......................................  15, 16
Common stock..............................................    21              289           289          289
Paid-in capital...........................................                117,722       117,722      121,480
Retained earnings.........................................    21          411,498       384,739      343,020
Unrealized gains (losses) on securities and
  mortgage-backed securities available for sale, net of
  tax.....................................................     4           (3,068)       (6,647)     (13,427)
                                                                      -----------   -----------   ----------
          Total stockholders' equity......................                526,441       496,103      451,362
                                                                      -----------   -----------   ----------
TOTAL LIABILITIES, MINORITY INTEREST, AND STOCKHOLDERS'
  EQUITY..................................................            $11,266,636   $11,983,534   $8,910,161
                                                                       ==========    ==========    =========

          See accompanying Notes to Consolidated Financial Statements.

                               BANK UNITED CORP.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                 FOR THE SIX
                                                                                MONTHS ENDED             FOR THE YEAR ENDED
                                                                                  MARCH 31,                SEPTEMBER 30,
                                                                             -------------------   ------------------------------
                                                                     NOTES     1996       1995       1995       1994       1993
                                                                    -------  --------   --------   --------   --------   --------
                                                                                 (UNAUDITED)
INTEREST INCOME
Short-term interest-earning assets...............................            $ 17,360   $ 14,415   $ 29,675   $ 19,019   $ 14,301
Trading account assets...........................................                  35         29         62       (144)     6,224
Securities.......................................................      3        2,112      2,950      5,893      5,007         63
Mortgage-backed securities.......................................      4       70,699     87,134    173,155    151,972     83,525
Loans............................................................      5      323,930    218,370    526,528    308,804    344,515
FHLB stock.......................................................               7,085      4,688     11,446      5,558      3,095
Covered Assets and related assets................................      7        --         --         --         4,490     30,767
                                                                             --------   --------   --------   --------   --------
        Total interest income....................................             421,221    327,586    746,759    494,706    482,490
                                                                             --------   --------   --------   --------   --------
INTEREST EXPENSE
Deposits.........................................................      8      138,510    122,504    264,366    209,034    225,983
FHLB advances....................................................      9      136,501     92,281    224,767     91,060     48,594
Securities sold under agreements to repurchase and
  federal funds purchased........................................     10       29,073     19,973     53,220     10,574     11,180
Long-term debt...................................................     11        --         --         --         --        10,214
Senior Notes.....................................................     11        5,205      5,202     10,407     10,177      3,446
Other............................................................               --         --         --            79      1,414
                                                                             --------   --------   --------   --------   --------
        Total interest expense...................................             309,289    239,960    552,760    320,924    300,831
                                                                             --------   --------   --------   --------   --------
        Net interest income......................................             111,932     87,626    193,999    173,782    181,659
PROVISION FOR CREDIT LOSSES......................................      5        5,850      4,157     24,293      6,997      4,083
                                                                             --------   --------   --------   --------   --------
        Net interest income after provision for credit
          losses.................................................             106,082     83,469    169,706    166,785    177,576
                                                                             --------   --------   --------   --------   --------
NON-INTEREST INCOME
Net gains (losses)
    Sales of single family servicing rights and single
      family warehouse loans.....................................              19,157     38,464     60,495     63,286     67,403
    Securities and mortgage-backed securities....................     3,4       2,863          8         26     10,404     43,702
    Other loans..................................................               3,485       (380)    (1,210)       163      1,496
Loan servicing fees and charges..................................              22,107     22,813     43,508     31,741     21,780
Other fees and charges...........................................               6,997      5,748     12,162     13,295     12,310
                                                                             --------   --------   --------   --------   --------
        Total non-interest income................................              54,609     66,653    114,981    118,889    146,691
                                                                             --------   --------   --------   --------   --------
NON-INTEREST EXPENSE
Compensation and benefits........................................     14       39,898     43,192     83,520     86,504     81,472
Occupancy........................................................     17        9,439      9,072     18,713     17,196     15,971
Data processing..................................................     17        8,120      8,116     16,360     15,821     15,072
Advertising and marketing........................................               4,053      4,782      9,262     10,796      8,772
Amortization of intangibles......................................               9,801     10,718     21,856     18,247     24,469
SAIF deposit insurance premiums..................................               6,129      5,630     11,428     11,329     10,162
Furniture and equipment..........................................               3,128      3,219      6,428      6,810      5,535
Other............................................................              18,736     16,916     27,009     32,890     40,511
                                                                             --------   --------   --------   --------   --------
        Total non-interest expense...............................              99,304    101,645    194,576    199,593    201,964
                                                                             --------   --------   --------   --------   --------
        Income before income taxes, minority interest, and
          extraordinary loss.....................................              61,387     48,477     90,111     86,081    122,303
INCOME TAX EXPENSE (BENEFIT).....................................   13, 21     25,278     20,186     37,415    (31,899)   (26,153)
                                                                             --------   --------   --------   --------   --------
INCOME BEFORE MINORITY INTEREST AND
  EXTRAORDINARY LOSS.............................................              36,109     28,291     52,696    117,980    148,456
Less minority interest:
    Subsidiary preferred stock dividends.........................               9,126      4,326     10,600      8,653      6,537
    Payments in lieu of dividends................................   16, 21        224        306        377        357      --
                                                                             --------   --------   --------   --------   --------
INCOME BEFORE EXTRAORDINARY LOSS.................................              26,759     23,659     41,719    108,970    141,919
Extraordinary loss -- early extinguishment of debt...............     11        --         --         --         --        14,549
                                                                             --------   --------   --------   --------   --------
NET INCOME.......................................................            $ 26,759   $ 23,659   $ 41,719   $108,970   $127,370
                                                                             ========   ========   ========   ========   ========
EARNINGS PER COMMON SHARE:
Income before extraordinary loss.................................   16, 21   $   0.87   $   0.76   $   1.35   $   3.55   $   4.61
Extraordinary loss...............................................               --         --         --         --          0.50
                                                                             --------   --------   --------   --------   --------
Net income.......................................................            $   0.87   $   0.76   $   1.35   $   3.55   $   4.11
                                                                             ========   ========   ========   ========   ========

          See accompanying Notes to Consolidated Financial Statements.

                               BANK UNITED CORP.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                               COMMON STOCK
                                 ----------------------------------------
                                       CLASS A              CLASS C                                     UNREALIZED      TOTAL
                                 -------------------   ------------------    PAID-IN       RETAINED       GAINS      STOCKHOLDERS'
                                   SHARES     AMOUNT    SHARES     AMOUNT    CAPITAL       EARNINGS      (LOSSES)       EQUITY
                                 ----------   ------   ---------   ------  ------------  ------------  ------------  ------------
BALANCE AT SEPTEMBER 30,
  1992.........................  23,828,400    $239    5,034,600    $ 50     $125,404      $106,680      $ --          $232,373
    Net income.................      --        --         --        --         --           127,370        --           127,370
    Cost of subsidiary's
      preferred stock issu-
      ance.....................      --        --         --        --         (3,924)       --            --            (3,924)
    Change in unrealized gains
      (losses).................      --        --         --        --         --            --            33,384        33,384
                                 ----------   ------   ---------   ------  ------------  ------------  ------------  ------------
BALANCE AT SEPTEMBER 30,
  1993.........................  23,828,400     239    5,034,600      50      121,480       234,050        33,384       389,203
    Net income.................      --        --         --        --         --           108,970        --           108,970
    Change in unrealized gains
      (losses).................      --        --         --        --         --            --           (46,811)      (46,811)
                                 ----------   ------   ---------   ------  ------------  ------------  ------------  ------------
BALANCE AT SEPTEMBER 30,
  1994.........................  23,828,400     239    5,034,600      50      121,480       343,020       (13,427)      451,362
    Net income.................      --        --         --        --         --            41,719        --            41,719
    Cost of subsidiary's
      preferred stock issu-
      ance.....................      --        --         --        --         (3,758)       --            --            (3,758)
    Change in unrealized gains
      (losses).................      --        --         --        --         --            --             6,780         6,780
                                 ----------   ------   ---------   ------  ------------  ------------  ------------  ------------
BALANCE AT SEPTEMBER 30,
  1995.........................  23,828,400    $239    5,034,600    $ 50     $117,722      $384,739      $ (6,647)     $496,103
                                  =========   =======   ========   ======= ============  ============  ============  ============
                                                                           (UNAUDITED)
BALANCE AT SEPTEMBER 30,
  1994.........................  23,828,400    $239    5,034,600    $ 50     $121,480      $343,020      $(13,427)     $451,362
    Net income.................      --        --         --        --         --            23,659        --            23,659
    Change in unrealized gains
      (losses).................      --        --         --        --         --            --             1,672         1,672
                                 ----------   ------   ---------   ------  ------------  ------------  ------------  ------------
BALANCE AT MARCH 31, 1995......  23,828,400    $239    5,034,600    $ 50     $121,480      $366,679      $(11,755)     $476,693
                                  =========   =======   ========   ======= ============  ============  ============  ============
                                                                           (UNAUDITED)
BALANCE AT SEPTEMBER 30,
  1995.........................  23,828,400    $239    5,034,600    $ 50     $117,722      $384,739      $ (6,647)     $496,103
    Net income.................      --        --         --        --         --            26,759        --            26,759
    Change in unrealized gains
      (losses).................      --        --         --        --         --            --             3,579         3,579
                                 ----------   ------   ---------   ------  ------------  ------------  ------------  ------------
BALANCE AT MARCH 31, 1996......  23,828,400    $239    5,034,600    $ 50     $117,722      $411,498      $ (3,068)     $526,441
                                  =========   =======   ========   ======= ============  ============  ============  ============

          See accompanying Notes to Consolidated Financial Statements.

                               BANK UNITED CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                     FOR THE YEAR ENDED SEPTEMBER 30,
                                                                 -----------------------------------------
                                                                    1995           1994           1993
                                                                 -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income.....................................................  $    41,719    $   108,970    $   127,370
Adjustments to reconcile net income to net cash (used) provided by operating activities:
     Provision for credit losses...............................       24,293          6,997          4,083
     Net gains on sales of assets..............................      (72,918)       (80,524)      (112,349)
     Net depreciation, amortization, and accretion.............      (49,335)        (7,921)        (8,781)
     Amortization of intangibles...............................       21,856         18,247         24,469
     FHLB stock dividend.......................................      (11,446)        (5,558)        (3,095)
     Purchases of trading account assets.......................         (203)           (46)      (222,593)
     Proceeds from sales of trading account assets.............          143            103         30,220
     Repayments of trading account assets......................           --             --         29,590
     Originations of loans held for sale.......................   (2,275,058)    (4,128,979)    (6,116,430)
     Purchases of loans held for sale..........................     (103,926)       (60,900)       (58,879)
     Proceeds from sales of loans held for sale................    2,164,407      4,838,051      6,258,670
     Change in loans held for sale.............................        5,661         53,117        207,477
     Change in interest receivable.............................      (37,778)       (10,284)           791
     Change in other assets....................................       (1,547)        (4,213)        41,616
     Change in other liabilities...............................       89,056        (44,432)       131,034
                                                                 -----------    -----------    -----------
          Net cash (used) provided by operating activities.....     (205,076)       682,628        333,193
                                                                 -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
     Net change in securities purchased under agreements to
       resell and federal funds sold...........................     (117,342)       189,278       (341,988)
     Purchases of securities held to maturity..................       (2,920)       (32,812)        (2,500)
     Proceeds from maturities of securities held to maturity...        3,472         33,000          5,500
     Purchases of mortgage-backed securities held to
       maturity................................................      (38,515)       (83,854)      (480,915)
     Proceeds from sales of mortgage-backed securities held to
       maturity................................................           --         38,294             --
     Repayments of mortgage-backed securities held to
       maturity................................................      390,364        162,328         40,966
     Purchases of securities available for sale................           --       (135,930)            --
     Proceeds from sales of securities available for sale......           --         61,482             --
     Purchases of mortgage-backed securities available for
       sale....................................................         (230)      (735,757)      (731,677)
     Proceeds from sales of mortgage-backed securities
       available for sale......................................       77,626        187,189        403,129
     Repayments of mortgage-backed securities available for
       sale....................................................       16,346        760,111        289,304
     Change in mortgage-backed securities available for sale...           --        (12,148)            --
     Purchases of loans held to maturity.......................   (2,658,093)    (1,406,275)    (1,212,103)
     Proceeds from sales of loans held to maturity.............       31,543         27,093          2,878
     Change in loans held to maturity..........................     (379,229)      (734,276)      (404,530)
     Change in Covered Assets..................................           --        318,176        152,467
     Purchases of FHLB stock...................................     (100,190)          (793)       (55,030)
     Redemption of FHLB stock..................................       18,500             --             --
     Purchases of premises and equipment.......................       (6,132)       (10,379)       (14,401)
     Proceeds from sales of real estate owned acquired through
       foreclosure.............................................       34,137         31,212         29,117
     Proceeds from sales of servicing rights...................       34,080         67,198         64,260
                                                                 -----------    -----------    -----------
          Net cash used by investing activities................   (2,696,583)    (1,276,863)    (2,255,523)
                                                                 -----------    -----------    -----------

                                                   (Continued on following page)

                               BANK UNITED CORP.

                                 (IN THOUSANDS)

                                                                   FOR THE YEAR ENDED SEPTEMBER 30,
                                                               ----------------------------------------
                                                                  1995           1994           1993
                                                               ----------     ----------     ----------
CASH FLOWS FROM FINANCING ACTIVITIES
     Net change in deposits..................................  $  419,738     $  (73,290)    $  (72,284)
     Proceeds from FHLB advances.............................   3,821,754      2,161,384      8,454,000
     Repayment of FHLB advances..............................  (2,058,200)    (1,726,500)    (6,900,900)
     Net change in securities sold under agreements to
       repurchase and federal funds purchased................     619,533        243,000        310,000
     Change in advances from borrowers for taxes and
       insurance.............................................      38,585          1,191         11,693
     Repayment of long-term debt.............................          --             --       (102,000)
     Repayment of notes payable to related party.............          --             --         (4,090)
     Proceeds from issuance of Senior Notes..................          --             --        115,000
     Proceeds from issuance of the Bank's Preferred Stock....      96,242             --         81,576
                                                               ----------     ----------     ----------
          Net cash provided by financing activities..........   2,937,652        605,785      1,892,995
                                                               ----------     ----------     ----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.........      35,993         11,550        (29,335)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR...............      76,938         65,388         94,723
                                                               ----------     ----------     ----------
CASH AND CASH EQUIVALENTS AT END OF YEAR.....................  $  112,931     $   76,938     $   65,388
                                                               ==========     ==========     ==========
Supplemental disclosures of cash flow information and noncash investing activities
     Cash paid for interest..................................  $  523,250     $  313,092     $  298,643
     Cash paid for income taxes..............................       9,863          5,102             --
     Cash paid in lieu of taxes..............................         157          4,000          2,800
     Real estate owned acquired through foreclosure..........      49,403         44,753         30,751
     Covered real estate owned acquired through
       foreclosure...........................................          --          3,744         26,320
     Sales of real estate owned financed by the Bank.........          30          2,732         16,752
     Securitization of loans.................................          --      1,182,172        572,582
     Transfer of loans from held to maturity to held for
       sale..................................................          --         88,100        575,306
     Transfer of loans from held for sale to held to
       maturity..............................................          --        486,745             --
     Transfer of mortgage-backed securities from available
       for sale to held to maturity..........................          --      1,318,877          8,907
     Transfer of mortgage-backed securities from held to
       maturity to loans held to maturity....................          --             --         23,125
     Transfer of mortgage-backed securities from held to
       maturity to available for sale........................          --         68,741        202,509
     Transfer of trading account assets to mortgage-backed
       securities available for sale.........................          --             --        214,926
     Transfer of trading account assets to securities
       available for sale....................................          --             --         41,526
     Change in unrealized gains (losses) on securities and
       mortgage-backed securities available for sale.........       6,780        (46,811)        33,384

          See accompanying Notes to Consolidated Financial Statements.

                               BANK UNITED CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                 FOR THE SIX MONTHS
                                                                                        ENDED
                                                                                      MARCH 31,
                                                                               -----------------------
                                                                                 1996          1995
                                                                               ---------     ---------
                                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income................................................................... $   26,759    $   23,659
Adjustments to reconcile net income to net cash provided by operating activities:
     Provision for credit losses.............................................      5,850         4,157
     Net gains on sales of assets............................................    (26,783)      (40,976)
     Net depreciation, amortization, and accretion...........................     (7,753)      (11,386)
     Amortization of intangibles.............................................      9,801        10,718
     FHLB stock dividend.....................................................     (7,086)       (4,687)
     Purchases of trading account assets.....................................    (10,722)          (30)
     Proceeds from sales of trading account assets...........................     10,620            --
     Originations of loans held for sale..................................... (1,492,463)     (826,541)
     Purchases of loans held for sale........................................    (52,957)      (63,074)
     Proceeds from sales of loans held for sale..............................  1,810,776       932,582
     Change in loans held for sale...........................................     11,368          (455)
     Change in interest receivable...........................................     19,443       (11,304)
     Change in other assets..................................................     27,365        (8,691)
     Change in other liabilities.............................................     18,350        16,164
                                                                              ----------    ----------
          Net cash provided by operating activities..........................    342,568        20,136
                                                                              ----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES
     Net change in securities purchased under agreements to resell and
      federal funds sold.....................................................   (188,227)     (277,564)
     Purchases of securities held to maturity................................     (1,460)       (1,451)
     Proceeds from maturities of securities held to maturity.................      1,500         1,972
     Purchases of mortgage-backed securities held to maturity................     (3,841)      (38,515)
     Repayments of mortgage-backed securities held to maturity...............    135,527       183,210
     Purchases of securities available for sale..............................     (9,142)           --
     Proceeds from sales of securities available for sale....................     67,375            --
     Proceeds from sales of mortgage-backed securities available for sale....    201,523        77,651
     Repayments of mortgage-backed securities available for sale.............    115,954        10,819
     Purchases of loans held to maturity.....................................   (100,247)     (765,118)
     Change in loans held to maturity........................................    203,214      (399,890)
     Purchases of FHLB stock.................................................         --       (47,875)
     Redemption of FHLB stock................................................         --        18,500
     Purchases of premises and equipment.....................................     (2,989)       (1,228)
     Proceeds from sales of real estate owned acquired through foreclosure...     20,099        14,134
     Proceeds from sales of servicing rights.................................      6,174        28,304
                                                                              ----------    ----------
          Net cash provided (used) by investing activities...................    445,460    (1,197,051)
                                                                              ----------    ----------

                                       Continued on following page

                               BANK UNITED CORP.

                                 (IN THOUSANDS)

                                                                                 FOR THE SIX MONTHS
                                                                                        ENDED
                                                                                      MARCH 31,
                                                                               -----------------------
                                                                                 1996          1995
                                                                               ---------     ---------
                                                                                     (UNAUDITED)
CASH FLOWS FROM FINANCING ACTIVITIES
     Net change in deposits..................................................  $(218,952)    $ 251,521
     Proceeds from FHLB advances.............................................    200,000     1,620,000
     Repayment of FHLB advances..............................................   (444,500)     (958,200)
     Net change in securities sold under agreements to repurchase and federal
      funds purchased........................................................   (222,597)      286,939
     Change in advances from borrowers for taxes and insurance...............    (79,219)       (9,371)
                                                                               ---------     ---------
          Net cash (used) provided by financing activities...................   (765,268)    1,190,889
                                                                               ---------     ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS....................................     22,760        13,974
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD.............................    112,931        76,938
                                                                               ---------     ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD...................................  $ 135,691     $  90,912
                                                                               =========     =========
Supplemental disclosures of cash flow information and noncash investing activities
     Cash paid for interest..................................................  $ 318,849     $ 226,171
     Cash paid for income taxes..............................................      2,044         6,440
     Real estate owned acquired through foreclosure..........................     33,983        20,700
     Transfer of loans from held to maturity to held for sale................    188,748            --
     Transfer of mortgage-backed securities from held to maturity to
      available for sale.....................................................  1,244,945            --
     Change in unrealized gains (losses) on securities and mortgage-backed
      securities available for sale..........................................      3,579         1,672

          See accompanying Notes to Consolidated Financial Statements

                               BANK UNITED CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND PRINCIPLES OF CONSOLIDATION

     Bank United Corp. (formerly USAT Holdings Inc.) (the "Parent Company") was incorporated in the State of Delaware on December 19, 1988, and became the holding company for Bank United (formerly Bank United of Texas), a federal savings bank (the "Bank") upon the Bank's formation on December 30, 1988. The Parent Company has no significant assets other than its equity interest in the Bank. The Parent Company owns all of the outstanding common stock of the Bank, subject to a potential minority interest represented by certain warrants. The Parent Company and the Bank, are referred to on a consolidated basis as the "Company". Substantially all of the Parent Company's revenues are derived from the operations of the Bank.

     The accompanying consolidated financial statements include the accounts of the Parent Company, the Bank, and the Bank's wholly-owned subsidiaries. To date, the results of operations of these subsidiaries are not significant to the Bank's consolidated results of operations. All intercompany accounts and balances of these subsidiaries have been eliminated in consolidation.

     The accompanying consolidated financial statements and information as of March 31, 1996 and for the six months ended March 31, 1996 and 1995 are unaudited, and include all adjustments (consisting of only normal recurring adjustments), that are necessary, in the opinion of management, for a fair presentation.

     The accounting and reporting policies conform to generally accepted accounting principles and general practices within the thrift and mortgage banking industries. The following summarizes the more significant of these policies.

SHORT-TERM INTEREST-EARNING ASSETS

     Short-term interest-earning assets are comprised of cash, cash equivalents, securities purchased under agreements to resell ("repurchase agreements"), and federal funds sold. Short-term instruments with original maturities of three months or less (measured from their acquisition date) and highly liquid instruments readily convertible to cash are generally considered to be cash equivalents. Cash and cash equivalents consist primarily of interest-earning and non-interest earning deposits in other banks.

     The Parent Company's cash is principally invested in repurchase agreements that mature on a daily basis. Cash required for operating activities is withdrawn prior to the daily purchase of the securities.

     Federal Reserve Board regulations require average cash reserve balances based on deposit liabilities to be maintained by the Bank with the Federal Reserve Bank. The required reserve balances were approximately $62.6 million, $63.7 million, and $45.4 million for the periods including March 31, 1996 and September 30, 1995, and 1994. The Bank was in compliance with these requirements for each of these periods.

TRADING ACCOUNT ASSETS, SECURITIES, AND MORTGAGE-BACKED SECURITIES

     Debt and equity securities, including mortgage-backed securities, are classified into one of three categories: held to maturity, available for sale, or trading securities.

     Trading account assets are carried at fair value with any realized or unrealized gains and losses recognized in current operations. Trading account assets are generally comprised of assets that are actively and frequently bought and sold with the objective of generating income on short-term changes in price.

     Securities and mortgage-backed securities that the Bank has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at cost, adjusted for the amortization of premiums and the accretion of discounts. Under certain circumstances (including the deterioration of the issuer's

                               BANK UNITED CORP.

creditworthiness or a change in tax law, statutory requirements, or regulatory requirements), securities and mortgage-back securities held to maturity may be sold or transferred to another portfolio.

     Securities and mortgage-back securities that the Bank intends to hold for indefinite periods of time are classified as available for sale and are recorded at fair value. Unrealized holding gains or losses are excluded from earnings and reported net of tax as a separate component of stockholders' equity until realized.

     In connection with the securitization of certain loans into mortgage-backed securities, a portion of the original loan basis is allocated to an excess servicing receivable for all loans having a servicing fee rate greater than the "normal" servicing fee rate. This receivable represents the present value of the estimated future servicing revenue in excess of a "normal" service fee. The securitized portion of the receivable is classified and accounted for as mortgage-backed securities in the Consolidated Statements of Financial Condition. That portion of the receivable not securitized is classified as other assets in the Consolidated Statements of Financial Condition and is amortized to operations over the lives of the underlying mortgages. The Bank reviews this asset periodically for valuation impairment in a manner similar to its mortgage servicing rights ("MSRs"). The classification of the securitized loans is based on the Company's intent with respect to the newly formed security.

     The overall return or yield earned on mortgage-backed securities depends on the amount of interest collected over the life of the security and the amortization of any premium or discount. Premiums and discounts are recognized in income using the level-yield method over the assets' remaining lives (adjusted for anticipated prepayments). The actual yields and maturities of mortgage-backed securities depend on the timing of the payment of the underlying mortgage principal and interest. Accordingly, changes in interest rates and prepayments can have a significant impact on the yields of mortgage-backed securities.

     If the fair value of a security or mortgage-backed security classified as held to maturity or available for sale was to decline for reasons other than temporary market conditions, the carrying value of such a security would be written down to current fair value by a charge to operations.

LOANS

     Loans that the Bank has the intent and ability to hold to maturity are classified as held to maturity and are carried at unpaid principal balances, adjusted for unamortized premiums, unearned discounts, the allowance for credit losses, and net deferred loan origination fees (costs) ("Book Value"). Loans held for sale, excluding single family mortgage warehouse loans, are carried at the lower of allocated Book Value, as applicable, or fair value on an aggregate basis, as determined by discounting contractual cash flows (adjusted for anticipated prepayments) and using discount rates based on secondary market sources. The Book Value is allocated to loans and the MSRs in accordance with Statement of Financial Accounting Standards ("SFAS") No. 122. See " -- Loan Servicing". Single family mortgage warehouse loans held for sale are carried at the lower of aggregate allocated Book Value or market value, as determined by commitments from investors or current investor yield requirements. Any net unrealized losses on loans held for sale are recognized in a valuation allowance by a charge to current operations.

     Interest income on loans, including impaired loans, is recognized principally using the level-yield method. Based upon management's periodic evaluation or at the time a loan is ninety days past due ("nonperforming"), the related accrued interest is generally reversed by a charge to operations and the subject loan is simultaneously placed on nonaccrual. Once a loan becomes current and the borrower demonstrates a continuation of its ability to repay the loan, the loan is returned to accrual status.

     Premiums, discounts and loan fees (net of certain direct loan origination costs) on warehouse loans held for sale are recognized in income when the related loans are sold. Premiums, discounts and loan fees (net of certain direct loan origination costs) associated with other loans for which collection is probable and estimable

                               BANK UNITED CORP.

are recognized in income using the level-yield method, over the loans' remaining lives (adjusted for anticipated prepayments) or when such loans are sold. Net discounts associated with loans for which collection may not be probable and estimable are not accreted to income ("non-accretable discounts"). These non-accretable discounts relate to bulk purchases of loans, a portion of which were nonperforming and acquired at discounts from their principal balance. Management periodically evaluates current loss estimates on loans with non-accretable discounts to determine if the remaining non-accretable discounts should be accreted to income.

ALLOWANCE FOR CREDIT LOSSES

     The allowance for credit losses is maintained at levels management deems adequate to cover estimated losses on loans. The adequacy of the allowance is based on management's periodic evaluation of the loan portfolio and considers such factors as historical loss experience, delinquency status, identification of adverse situations that may affect the ability of obligors to repay, known and inherent risks in the portfolio, assessment of economic conditions, regulatory policies, and the estimated value of the underlying collateral, if any. Provisions for credit losses are charged to current operations when they are determined to be both probable and estimable. Losses are charged to the allowance for credit losses when the loss actually occurs or when a determination is made that a loss is likely to occur. Cash recoveries are credited to the allowance for credit losses.

     The Bank adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a
Loan -- Income Recognition and Disclosures, an amendment of SFAS No. 114," effective October 1, 1995. These statements address the accounting by creditors for impairment of certain loans. They apply to all creditors and to all loans, uncollateralized as well as collateralized, except for large groups of small-balance homogenous loans that are collectively evaluated for impairment, loans that are measured at fair value or at lower of cost or fair value, leases, and debt securities. These statements apply to the Bank's single family residential construction, multi-family, commercial real estate, business credit, and mortgage banker finance line of credit loan categories. See Note 5. These statements apply to all loans that are restructured in a troubled debt restructuring involving a modification of terms. Loans within the scope of these statements are considered impaired when, based on current information and events, it is probable that all principal and interest amounts due will not be collected in accordance with the contractual terms of the loans.

     The adoption of SFAS No. 114 did not result in additional provisions for credit losses. SFAS No. 114 requires that impaired loans that are within the scope of this statement be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Any excess of the Bank's recorded investment in the loans (unpaid principal balance, adjusted for unamortized premium or discount and net deferred loan origination fees or costs) over the measured value of the loans is provided for in the allowance for credit losses.

LOAN SERVICING

     In September 1995, the Bank adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights, an amendment of FASB Statement No. 65," effective October 1, 1994. (See Note 6). This statement requires mortgage loan servicing rights to be recognized as separate assets from the related loans, regardless of how those servicing rights are acquired. Upon origination of a mortgage loan, the Book Value of the mortgage loan is allocated to the MSR and to the loan (without the MSR) based on its estimated relative fair value, provided there is a plan to sell or securitize the related loan. The allocation of the Book Value of the loan between the MSR and the loan basis results in increased gains on the sales of the loan, reflecting the value of

                               BANK UNITED CORP.

the servicing rights. Prior to the implementation of SFAS No. 122, the value of the originated mortgage servicing rights ("OMSRs") was not recognized until the servicing rights were sold.

     The statement further requires that MSRs, both OMSRs and purchased mortgage servicing rights ("PMSRs"), periodically be evaluated for impairment based on the fair value of those rights. The fair value of MSRs is determined by discounting the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved. This method of valuation incorporates assumptions that market participants would use in their estimates of future servicing income and expense, including assumptions about prepayment, default, and interest rates. For purposes of measuring impairment, the loans underlying the MSRs are stratified on the basis of interest rate and type (conventional or government). The amount of impairment is the amount by which the MSRs, net of accumulated amortization, exceed their fair value. Impairment, if any, is recognized through a valuation allowance and a charge to current operations.

     MSRs, net of valuation allowances, are amortized in proportion to, and over the period of, the estimated net servicing revenue of the underlying mortgages, which are collateralized by single family properties. The amortization expense is reflected in amortization of intangibles in the Consolidated Statement of Operations.

     An allowance for other losses associated with the mortgage servicing portfolio and certain receivables, advances, and other assets associated with that portfolio is established for expected costs that are incurred as a result of the Bank's responsibility as servicer of the Federal Housing Administration (the "FHA") insured and the Department of Veteran Affairs (the "VA") guaranteed loans and is determined based on a number of variables. The allowance is netted against the related assets in the Consolidated Statements of Financial Condition and the related provision is included in non-interest expense in the Consolidated Statements of Operations.

SALES OF SINGLE FAMILY LOANS

     Loans are sold periodically to institutional and private investors. Gains or losses on loan sales are recognized at the time of sale, determined using the specific identification method, and reflect the extent that net sales proceeds differ from the allocated Book Value of the loans. Single family mortgage warehouse loans are generally packaged into pools and sold as mortgage-backed securities. Accordingly, gains or losses on loan sales include both gains from sales of mortgage-backed securities created from single family mortgage warehouse loans and whole loan sales. Certain of the loans and servicing rights are sold with general representations and warranties under contracts for sales of loans and servicing rights. Repurchases of the loans and servicing rights may be required when a loan fails to meet certain conditions specified in the contract pursuant to which the loans and servicing rights were sold and that failure was caused by a matter covered by the general representations and warranties. An accrual is determined for the estimated future costs of such obligations and is maintained at a level management believes is adequate to cover estimated losses. This accrual is included in other liabilities on the Consolidated Statements of Financial Condition and the related expense is reflected in non-interest expense in the Consolidated Statements of Operations.

FEDERAL HOME LOAN BANK STOCK

     As a member of the Federal Home Loan Bank (the "FHLB") System, the Bank is required to purchase and maintain stock in the FHLB of Dallas in an amount equal to the greater of 1% of the aggregate unpaid balance of loans and securities secured by single family and multi-family properties, .3% of total assets, or 5% of total FHLB advances. FHLB stock is redeemable by the Bank at par value at the discretion of the FHLB of Dallas and is used to collateralize FHLB advances.

                               BANK UNITED CORP.

PREMISES AND EQUIPMENT

     Premises and equipment are carried at cost, less accumulated depreciation, and include certain branch facilities and the related furniture, fixtures, and equipment. Depreciation is computed using the straight-line method over the estimated useful lives of the assets ranging from two to 40 years.

INTANGIBLE ASSETS

     Intangible assets consist of the excess cost over fair value of net assets acquired, acquisition costs and debt issuance costs. The excess of cost over fair value of net assets acquired is comprised of identifiable and unidentifiable intangibles. The identifiable portion relates to core deposit premiums paid and the value of mortgage origination networks acquired. The core deposit premiums are amortized using an accelerated method over the estimated lives of the deposit relationships acquired. The premiums paid for mortgage origination networks are amortized using the straight-line method over five years. The unidentifiable intangible, or goodwill, resulting from thrift related acquisitions is amortized at a constant rate applied to the carrying amount of the long-term interest-earning assets acquired that are expected to be outstanding at the beginning of each subsequent period based on their terms. The original estimated lives of these long-term interest-earning assets ranged from one to 26 years. The amortization periods of the identifiable and unidentifiable intangibles are evaluated on an ongoing basis to determine whether events and circumstances have developed that warrant revision of the estimated lives of the related assets. Acquisition costs are being amortized over 5 years using the straight-line method. Debt issuance costs are being amortized over the life of the notes using the straight-line method.

REAL ESTATE OWNED

     At the time of foreclosure, REO is recorded at the lower of the outstanding loan amount (including accrued interest, if any) or fair value (less estimated costs to sell). The resulting loss, if any, is charged to the allowance for credit losses. Subsequent to foreclosure, REO is carried at the lower of its new cost basis or fair value, with any further declines in fair value charged to current operations. Revenues, expenses, gains or losses on sales and increases or decreases in the allowance for losses are charged to operations as incurred. Net gains on sales of certain REO properties, primarily single family residences, are deferred (a) when such properties are acquired through the foreclosure of loans that are part of discounted bulk purchases of loans and,
(b) uncertainty exists as to the total gains or losses that would be realized from foreclosures associated with the bulk loan purchase. Upon obtaining sufficient loss history or seasoning of the purchases, the deferred net gains are recognized.

OTHER FINANCIAL INSTRUMENTS

     The Bank enters into traditional financial instruments such as interest rate exchange agreements ("swaps"), interest rate caps and floors, financial options and futures contracts, and forward delivery contracts in the normal course of business in an effort to reduce its exposure to changes in interest rates. Fees incurred to enter into these financial contracts are amortized over the lives of the contracts as a component of the income or expense on the asset or liability hedged. Gains or losses on early termination of such contracts, if any, are amortized over the remaining terms of the hedged items. The Bank does not utilize instruments such as leveraged derivatives or structured notes.

     Interest Rate Exchange Agreements, Caps, Floors, and Options. Amounts receivable and payable are accrued and offset against interest income or expense on the hedged items.

                               BANK UNITED CORP.

     Financial Futures Contracts. Changes in the market value of futures contracts are deferred and recognized as interest income or expense over the remaining terms of the hedged items or recognized at the time the hedged items are sold.

     Forward Delivery Contracts. Any gains or losses resulting from entering into forward delivery contracts are recognized when the hedged items are sold as net gains (losses) on sales of single family warehouse loans. Fees paid for commitments to deliver loans are charged to other non-interest expense if the likelihood that the commitment will be exercised is remote or the fees are offset against the related net gains as the commitment is filled.

     Other Off-Balance-Sheet Instruments. The Bank has entered into other off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the financial statements when they are funded.

FEDERAL INCOME TAXES

     The Parent Company and the Bank are members of a consolidated group of corporations as defined by the Internal Revenue Code of 1986, as amended (the "Code") and accordingly participate in the filing of a consolidated tax return. For financial reporting purposes, however, the Parent Company and the Bank each compute their tax on a separate company basis and the results are combined for purposes of preparing the consolidated financial statements. Deferred tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A deferred tax asset has been recognized for certain net operating losses and credit carryforwards that will be utilized against future taxable income.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In March 1995, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement establishes accounting standards for recognizing and measuring impairment of long-lived assets (and related goodwill) to be held and used and for such assets held for disposal. The statement is effective for financial statements with fiscal years beginning after December 15, 1995, with earlier application encouraged. Implementation of this pronouncement should have no material adverse effect on the Consolidated Financial Statements.

EARNINGS PER COMMON SHARE

     Earnings per common share is calculated by dividing net income (adjusted for earnings on the common stock equivalents attributable to the Bank's warrants outstanding) by the weighted average number of Parent Company common shares outstanding. Common stock equivalents on the Bank's warrants are computed using the treasury stock method. Earnings per common share results have been retroactively restated for all periods presented to reflect an 1,800 to one stock conversion. See Notes 16 and 21.

RELATED PARTY TRANSACTIONS

     All transactions with the Parent Company's and the Bank's related parties have been reflected herein. Management believes that the amounts, terms, and conditions of such transactions are reasonably indicative of the marketplace at the time the transaction occurred. During the six months ended March 31, 1996 and for fiscal 1995, 1994, and 1993, there were no material transactions with related parties. At March 31, 1996 and September 30, 1995 and 1994, the Parent Company and the Bank had no outstanding receivables from or payables to related parties other than those related to participation in the filing of the consolidated tax return

                               BANK UNITED CORP.

and there were no loans outstanding to directors, executive officers, or principal shareholders of the Bank's or the Parent Company's voting securities.

RECLASSIFICATIONS

     Certain amounts within the accompanying Consolidated Financial Statements and the related Notes as of March 31, 1995 and September 30, 1995, 1994, 1993, 1992, and 1991 have been reclassified to conform to the current presentation. Such reclassifications had no effect on previously presented net income or retained earnings.

2. SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL AND FEDERAL
  FUNDS SOLD

                                                  FOR THE
                                                    SIX
                                                  MONTHS
                                                   ENDED       FOR THE YEAR ENDED SEPTEMBER 30,
                                                 MARCH 31,   ------------------------------------
                                                   1996         1995         1994         1993
                                                 ---------   ----------   ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Repurchase agreements
  Balance outstanding at period-end............  $ 631,279   $  428,052   $  248,710   $  547,988
  Fair value of collateral at period-end.......    668,538      449,152      255,210      557,013
  Maximum outstanding at any month-end.........    666,836      602,274      768,200      656,000
  Daily average balance........................    518,839      420,355      422,745      374,407
  Average interest rate........................      5.89%        6.28%        4.04%        3.45%
Federal funds sold
  Balance outstanding at period-end............  $  28,000   $   43,000   $  110,000   $       --
  Maximum outstanding at any month-end.........     69,000       75,000      110,000       65,000
  Daily average balance........................     47,060       37,493       16,948        3,559
  Average interest rate........................      5.39%        5.68%        4.01%        3.00%

                               BANK UNITED CORP.

     The repurchase agreements outstanding at March 31, 1996 and September 30, 1995 were collateralized by single family, multi-family, and commercial real estate loans and mortgage-backed securities. The loans and mortgage-backed securities underlying the repurchase agreements are held by the counterparty in safekeeping for the account of the Bank or by a third party custodian for the benefit of the Bank. All of the investments in repurchase agreements and federal funds sold at March 31, 1996 matured on or before April 24, 1996 and those outstanding at September 30, 1995 matured on or before October 5, 1995. The repurchase agreements provide for the same loans and mortgage-backed securities to be resold at maturity. At March 31, 1996 and September 30, 1995, the following concentrations of repurchase agreements and federal funds sold outstanding with individual counterparties exceeded ten percent of stockholders' equity:

                                                           AT MARCH 31,      AT SEPTEMBER 30,
                                                               1996                1995
                                                           -------------     -----------------
                                                                     CARRYING VALUE
                                                           -----------------------------------
                                                                     (IN THOUSANDS)
Donaldson, Lufkin, and Jenrette Mortgage Capital.........    $ 204,936           $ 185,000
Salomon Brothers Holding Company Inc.....................      120,000              88,000
Paine Webber Inc.........................................      120,000              75,000
Merrill Lynch Mortgage Capital Inc.......................       80,000                  --
Bear Stearns and Company, Inc............................           --              58,500
                                                           -------------     -----------------
                                                             $ 524,936           $ 406,500
                                                           =============     ================

3. SECURITIES

                                                            AT MARCH 31, 1996
                                       ------------------------------------------------------------
                                                      GROSS         GROSS
                                       AMORTIZED   UNREALIZED    UNREALIZED      FAIR     CARRYING
                                         COST         GAINS        LOSSES       VALUE       VALUE
                                       ---------   -----------   -----------   --------   ---------
                                                        (IN THOUSANDS)
Held to maturity
     Federal agency..................  $  1,903      $ 1,107       $    --     $  3,010   $  1,903
                                                   ==========    ==========               =========
Available for sale
     Federal agency..................  $  4,278      $    --       $    --     $  4,278
     U.S. Treasury notes.............    52,466           --           296       52,170
                                       ---------   ----------    ----------    --------
     Available for sale..............    56,744      $    --       $   296       56,448   $ 56,448
                                       ---------   ==========    ==========    --------   =========
          Total securities...........  $ 58,647                                $ 59,458
                                       =========                               ========

                                                          AT SEPTEMBER 30, 1995
                                       ------------------------------------------------------------
                                                      GROSS         GROSS
                                       AMORTIZED   UNREALIZED    UNREALIZED      FAIR     CARRYING
                                         COST         GAINS        LOSSES       VALUE       VALUE
                                       ---------   -----------   -----------   --------   ---------
                                                        (IN THOUSANDS)
Held to maturity
     Federal agency..................  $  1,902      $   799       $     1     $  2,700   $  1,902
                                                   ==========    ==========               =========
Available for sale
     U.S. Treasury notes.............   114,924      $    --       $   813      114,111   $114,111
                                       ---------   ==========    ==========    --------   =========
          Total securities...........  $116,826                                $116,811
                                       =========                               ========

                               BANK UNITED CORP.

                                                          AT SEPTEMBER 30, 1994
                                       ------------------------------------------------------------
                                                      GROSS         GROSS
                                       AMORTIZED   UNREALIZED    UNREALIZED      FAIR     CARRYING
                                         COST         GAINS        LOSSES       VALUE       VALUE
                                       ---------   -----------   -----------   --------   ---------
                                                        (IN THOUSANDS)
Held to maturity
     Federal agency..................  $  1,894      $   541       $    76     $  2,359
     U.S. Treasury notes.............       464           --            --          464
                                       --------     --------      --------     --------
          Held to maturity...........     2,358      $   541       $    76        2,823   $  2,358
                                       --------     ========      ========     --------   ========
Available for sale
     U.S. Treasury notes.............   114,833      $    --       $ 3,076      111,757   $111,757
                                       --------     ========      ========     --------   ========
          Total securities...........  $117,191                                $114,580
                                       ========                                ========

                                                          AT SEPTEMBER 30, 1993
                                       ------------------------------------------------------------
Held to maturity
     Federal agency..................  $  1,904      $   492       $    --     $  2,396   $  1,904
                                                   ==========    ==========               =========
Available for sale
     Mutual funds....................    41,526      $    --       $    --       41,526   $ 41,526
                                       ---------   ==========    ==========    --------   =========
          Total securities...........  $ 43,430                                $ 43,922
                                       =========                               ========

     During the six months ended March 31, 1996, there were $67.4 million of available for sale securities sold with proceeds of $67.4 million and a gross gain of $1,000. During fiscal 1994, there were $62.7 million of available for sale securities sold with proceeds of $61.5 million and a gross loss of $1.2 million. There were no sales of securities during fiscal 1995 or 1993. At September 30, 1995, securities with carrying values totalling $13.5 million and fair values totalling $13.3 million, were pledged towards margin requirements for futures transactions and interest rate swap agreements.

     Securities outstanding at March 31, 1996 and September 30, 1995 mature as follows:

                                                             AT MARCH 31, 1996
                                            ----------------------------------------------------
                                                HELD TO MATURITY           AVAILABLE FOR SALE
                                            ------------------------     -----------------------
                                            AMORTIZED        FAIR        AMORTIZED        FAIR
                                               COST          VALUE          COST         VALUE
                                            ----------     ---------     ----------     --------
                                                               (IN THOUSANDS)
Due in one year or less...................    $1,903        $ 3,010       $ 52,466      $ 52,170
Due from one to five years................        --             --          4,278         4,278
                                              ------        -------        -------      --------
                                              $1,903        $ 3,010       $ 56,744      $ 56,448
                                              ======        =======        =======      ========

                                                           AT SEPTEMBER 30, 1995
                                            ----------------------------------------------------
Due in one year or less...................    $1,902        $ 2,700       $ 64,972      $ 64,838
Due from one to five years................        --             --         49,952        49,273
                                            --------       --------       --------      --------
                                              $1,902        $ 2,700       $114,924      $114,111
                                            ========       ========       ========      ========

                               BANK UNITED CORP.

4. MORTGAGE-BACKED SECURITIES

                                                          AT MARCH 31, 1996
                                   ---------------------------------------------------------------
                                                   GROSS         GROSS
                                   AMORTIZED    UNREALIZED    UNREALIZED      FAIR       CARRYING
                                      COST         GAINS        LOSSES        VALUE        VALUE
                                   ----------   -----------   -----------   ---------    ---------
                                                     (IN THOUSANDS)
Held to maturity
  Agency CMOs -- fixed-rate....... $    3,061     $    61       $     --   $    3,122
  Non-agency
     Fixed-rate...................      7,529       1,837             93        9,273
     Adjustable-rate..............    559,365         635         12,526      547,474
     CMOs -- fixed-rate...........    104,286           7          6,893       97,400
  Other...........................        303          --             --          303
                                   ----------     -------       --------   ----------
                                      674,544     $ 2,540       $ 19,512      657,572
                                                  =======       ========
  Allowance for losses............        (56)                                     --
                                   ----------                              ----------
          Held to maturity........    674,488                                 657,572    $  674,488
                                   ----------                              ----------    ==========
Available for sale
  Agency
     Adjustable-rate..............    386,876     $ 3,335       $      5      390,206
     CMOs -- fixed-rate...........      4,032           6             --        4,038
     CMOs -- adjustable-rate......    245,565       1,219            121      246,663
  Non-agency
     Fixed-rate...................     72,760       2,390              1       75,149
     Adjustable-rate..............    440,638         687          2,723      438,602
     CMOs -- fixed-rate...........     79,944          --          1,460       78,484
     CMOs -- adjustable-rate......     37,851          12          1,017       36,846
  Other...........................      8,360       1,234             --        9,594
                                   ----------     -------       --------   ----------
          Available for sale......  1,276,026     $ 8,883       $  5,327    1,279,582    $1,279,582
                                   ----------     =======       ========   ----------    ==========
          Total mortgage-backed
            securities............ $1,950,514                              $1,937,154
                                   ==========                              ==========

                               BANK UNITED CORP.

                                                        AT SEPTEMBER 30, 1995
                                   ---------------------------------------------------------------
                                                   GROSS         GROSS
                                   AMORTIZED    UNREALIZED    UNREALIZED      FAIR       CARRYING
                                      COST         GAINS        LOSSES        VALUE        VALUE
                                   ----------   -----------   -----------   ---------    ---------
                                                     (IN THOUSANDS)
Held to maturity
  Agency
     Fixed-rate................... $    4,259     $   167       $    77     $   4,349
     Adjustable-rate..............    489,412       5,212         2,711       491,913
     CMOs -- fixed-rate...........     57,935          96         1,623        56,408
  Non-agency
     Fixed-rate...................    126,562       4,489           318       130,733
     Adjustable-rate..............  1,130,102       4,343        21,256     1,113,189
     CMOs -- fixed-rate...........    239,487         173         8,643       231,017
  Other...........................      3,603          --            --         3,603
                                     --------    --------      --------      --------
                                    2,051,360     $14,480       $34,628     2,031,212
                                                 ========      ========
  Allowance for losses............        (56)                                     --
                                     --------                                --------
     Held to maturity.............  2,051,304                               2,031,212    $2,051,304
                                                                                          ========
                                     --------                                --------
Available for sale
  Agency
     CMOs -- adjustable-rate......    250,208     $ 1,132       $   217       251,123
  Non-agency
     Fixed-rate...................     22,060         627            --        22,687
     CMOs -- fixed-rate...........     36,895          --           640        36,255
     CMOs -- adjustable-rate......     37,580           7           693        36,894
                                     --------    --------      --------      --------
          Available for sale......    346,743     $ 1,766       $ 1,550       346,959    $ 346,959
                                                 ========      ========                   ========
                                     --------                                --------
          Total mortgage-backed
            securities............ $2,398,047                               $2,378,171
                                     ========                                ========

                                                        AT SEPTEMBER 30, 1994
                                   ---------------------------------------------------------------
Held to maturity
  Agency
     Fixed-rate................... $    5,313     $    20       $    15     $   5,318
     Adjustable-rate..............    563,629         830        15,290       549,169
     CMOs -- fixed-rate...........     81,395          --         3,967        77,428
  Non-agency
     Fixed-rate...................    184,929         603         2,057       183,475
     Adjustable-rate..............  1,288,271         226        23,048     1,265,449
     CMOs -- fixed-rate...........    267,658          --        11,601       256,057
  Other...........................      3,896          --            --         3,896
                                     --------    --------      --------      --------
                                    2,395,091     $ 1,679       $55,978     2,340,792
                                                 ========      ========
  Allowance for losses............       (113)                                     --
                                     --------                                --------
          Held to maturity........  2,394,978                               2,340,792    $2,394,978
                                                                                          ========
                                     --------                                --------
Available for sale
  Agency
     Fixed-rate...................     85,492     $ 1,688       $ 1,552        85,628
     CMOs -- adjustable-rate......    254,933          --         2,727       252,206
  Non-agency
     Fixed-rate...................     22,141          --         1,198        20,943
     CMOs -- fixed-rate...........     41,825          --         2,634        39,191
     CMOs -- adjustable-rate......     37,733          --         1,776        35,957
                                     --------    --------      --------      --------
          Available for sale......    442,124     $ 1,688       $ 9,887       433,925    $ 433,925
                                                 ========      ========                   ========
                                     --------                                --------
          Total mortgage-backed
            securities............ $2,837,102                               $2,774,717
                                     ========                                ========

                               BANK UNITED CORP.

                                                          AT SEPTEMBER 30, 1993
                                      --------------------------------------------------------------

                                                      GROSS         GROSS
                                      AMORTIZED    UNREALIZED    UNREALIZED      FAIR      CARRYING
                                         COST         GAINS        LOSSES        VALUE       VALUE
                                      ----------   -----------   -----------   ---------   ---------
                                                        (IN THOUSANDS)
Held to maturity
  Agency CMOs -- fixed-rate.......... $    8,809     $   166        $  --      $   8,975
  Non-agency
     Fixed-rate......................     46,573       3,461           --         50,034
     Adjustable-rate.................    205,482       1,271          371        206,382
     CMOs -- fixed-rate..............     95,169       1,396          115         96,450
  Other..............................      3,436          --           --          3,436
                                        --------    --------     --------       --------
                                         359,469     $ 6,294        $ 486        365,277
                                                    ========     ========
  Allowance for losses...............       (573)                                     --
                                        --------                                --------
          Held to maturity...........    358,896                                 365,277   $ 358,896
                                                                                            ========
                                        --------                                --------
Available for sale
  Agency fixed-rate..................    149,519     $ 6,514        $ 189        155,844
     CMOs -- fixed-rate..............     50,827          --            7         50,820
     CMOs -- adjustable-rate.........    505,046       1,202           25        506,223
  Non-agency
     Fixed-rate......................    365,433      41,122           --        406,555
     Adjustable-rate.................    619,874       4,833           41        624,666
     CMOs -- fixed-rate..............     21,982          --           20         21,962
     CMOs -- adjustable-rate.........     35,563          28            3         35,588
  Other..............................     15,371          --           --         15,371
                                        --------    --------     --------       --------
          Available for sale.........  1,763,615     $53,699        $ 285      1,817,029   $1,817,029
                                                    ========     ========                   ========
                                        --------                                --------
          Total mortgage-backed
            securities............... $2,122,511                               $2,182,306
                                        ========                                ========

     In November 1995, the FASB issued, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." This implementation guide provided the Bank the opportunity to reassess the appropriateness of the classifications of its securities. It further stated that reclassifications of securities from the held to maturity category resulting from this one-time reassessment would not call into question the intent to hold other securities to maturity in the future. During the first quarter of fiscal 1996, the Bank reassessed its securities portfolios and reclassified $1.2 billion in mortgage-backed securities from the held to maturity portfolio to the available for sale portfolio. An unrealized gain of $4.2 million before tax, or $2.6 million after tax, was recorded in stockholders' equity as a result of this transfer. The Bank implemented SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", effective September 30, 1993.

     During fiscal 1994, $68.7 million of fixed-rate collateralized mortgage obligations ("CMOs") were transferred at fair value from the held to maturity portfolio to the available for sale portfolio. The related unrealized gain ($66,000 at the time of transfer, before taxes) is included as a component of stockholders' equity. This transfer was made in response to the classification of securities as high-risk under the FASB's Emerging Issues Task Force guidelines in effect at that time. Subsequent to the transfer, $45.5 million of these securities were sold and the remaining $23.2 million was no longer classified as high-risk.

                               BANK UNITED CORP.

     During fiscal 1994, $38.3 million of non-agency mortgage-backed securities that had been included in the held to maturity portfolio were sold. This sale was made due to a deterioration of the issuer's creditworthiness and resulted in a gross gain of $42,000.

     Mortgage-backed securities of approximately $1.3 billion were transferred from the available for sale portfolio to the held to maturity portfolio at fair value during fiscal 1994. The gross unrealized loss of $10.8 million on these securities at the time of transfer is included as a component of stockholders' equity and is being amortized over the remaining lives of the securities.

     At March 31, 1996 and September 30, 1995, mortgage-backed securities with carrying values totalling $1,213.9 million and $1,691.1 million and fair values totalling $1,199.4 million and $1,678.1 million were used to collateralize FHLB advances and securities sold under agreements to repurchase ("reverse repurchase agreements").

                      CHANGES IN UNREALIZED GAINS (LOSSES)

                                          MORTGAGE-BACKED
                                            SECURITIES
                                       ---------------------      SECURITIES
                                       AVAILABLE    HELD TO       AVAILABLE       TAX
                                       FOR SALE     MATURITY       FOR SALE      EFFECT      TOTAL
                                       ---------    --------      ----------    --------    --------
                                                              (IN THOUSANDS)
Balance at September 30, 1993........  $ 53,414     $     --       $     --     $(20,030)   $ 33,384
  Market value changes and the effect
     of prepayments..................   (60,960 )         --         (4,264)      24,457     (40,767)
  (Gains) losses realized due to
     sales...........................   (11,488 )         --          1,188        3,862      (6,438)
  Transfer to held to maturity.......    10,835      (10,835)            --           --          --
  Amortization of held to maturity...        --          633             --         (239)        394
                                       ---------    --------      ----------    --------    --------
Balance at September 30, 1994........    (8,199 )    (10,202)        (3,076)       8,050     (13,427)
                                       ---------    --------      ----------    --------    --------
  Market value changes and the effect
     of prepayments..................     8,431           --          2,263       (4,005)      6,689
  (Gains) losses realized due to
     sales...........................       (16 )         --             --            6         (10)
  Amortization of held to maturity...        --          162             --          (61)        101
                                       ---------    --------      ----------    --------    --------
Balance at September 30, 1995........       216      (10,040)          (813)       3,990      (6,647)
                                       ---------    --------      ----------    --------    --------
  Market value changes and the effect
     of prepayments..................     3,070           --            526       (1,348)      2,248
  (Gains) losses realized due to
     sales...........................    (2,770 )         --             (9)       1,042      (1,737)
  Transfer from held to maturity.....     3,040        1,114             --       (1,558)      2,596
  Amortization of held to maturity...        --          755             --         (283)        472
                                       ---------    --------      ----------    --------    --------
Balance at March 31, 1996............  $  3,556     $ (8,171)      $   (296)    $  1,843    $ (3,068)
                                       ========     ========      =========     ========    ========

                               BANK UNITED CORP.

     During fiscal 1994 and 1993, the Banking Segment securitized single family loans from its own portfolio as follows:

                                SECURITIZATIONS

                                                                         FOR THE YEAR ENDED
                                                                            SEPTEMBER 30,
                                                                       -----------------------
                                                                          1994          1993
                                                                       ----------     --------
                                                                           (IN THOUSANDS)
Principal securitized, gross.........................................  $1,178,999     $674,132
Principal securitized, net...........................................   1,182,172      572,582
Principal sold.......................................................     161,864      269,511
Gains recognized.....................................................      10,441       41,001

     The activity in the excess servicing receivable generated as a result of these securitizations was as follows:

                          EXCESS SERVICING RECEIVABLE

                                          FOR THE SIX MONTHS
                                            ENDED MARCH 31,      FOR THE YEAR ENDED SEPTEMBER 30,
                                         ---------------------   ---------------------------------
                                           1996        1995        1995        1994        1993
                                         ---------   ---------   ---------   ---------   ---------
                                                              (IN THOUSANDS)
Balance at beginning of period.........  $  11,116   $  12,182   $  12,182   $  15,023   $   3,623
  Additions............................         --          --          --       2,044      13,534
  Amortization.........................       (512)       (506)     (1,066)     (4,885)     (2,134)
                                         ---------   ---------   ---------   ---------   ---------
Balance at end of period...............  $  10,604   $  11,676   $  11,116   $  12,182   $  15,023
                                         =========   =========   =========   =========   =========

     Approximately $3.7 million, $4.0 million, $4.3 million, and $5.5 million of the excess servicing receivable balance at March 31,1996 and at September 30, 1995, 1994, and 1993 represented the securitized portion of the receivable, which was included in the mortgage-backed securities portfolio. The remaining balance was included in other assets.

     The following table provides information related to the sales of mortgage-backed securities available for sale, including those assets securitized by the Bank.

                                         FOR THE SIX MONTHS
                                          ENDED MARCH 31,        FOR THE YEAR ENDED SEPTEMBER 30,
                                        --------------------     ---------------------------------
                                          1996        1995        1995         1994         1993
                                        --------     -------     -------     --------     --------
                                                              (IN THOUSANDS)
Proceeds from sales...................  $201,523     $77,651     $77,626     $186,190     $403,129
Gross gains on sales..................     3,472         206         217       16,300       43,712
Gross losses on sales.................       702         201         201        4,812           --

                               BANK UNITED CORP.

5.  LOANS

     The loan portfolio, less the non-accretable unearned discounts and the undisbursed portion of loans in process, was as follows:

                                                                                AT SEPTEMBER 30,
                                         AT MARCH 31,     -------------------------------------------------------------
                                             1996           1995         1994         1993         1992         1991
                                         -------------    ---------    ---------    ---------    ---------    ---------
                                                                         (IN THOUSANDS)
Held to maturity
  Single family.........................   $6,651,723     $7,061,088   $4,203,614   $2,847,602   $2,302,073   $3,053,914
  Single family residential
    construction........................     179,505        115,436       57,786       35,904       31,920       24,215
  Consumer..............................     130,356        123,096      108,179       57,902       21,732       19,826
  Multi-family..........................     341,094        392,017      276,799      112,055       50,741       23,870
  Commercial real estate................      45,098         31,006       61,919       49,510       58,521       58,931
  Business credit.......................      15,008          6,495           --           --           --           --
  Mortgage banker finance line of
    credit..............................     141,781        109,339      147,754      385,548           --           --
                                          ----------      ----------   ----------   ----------   ----------   ----------
                                           7,504,565      7,838,477    4,856,051    3,488,521    2,464,987    3,180,756
  Allowance for credit losses...........     (36,445)       (36,763)     (23,378)     (27,970)     (25,529)      (9,919)
  Accretable unearned discounts.........     (17,168)       (34,784)     (50,384)     (25,486)     (53,174)    (193,900)
  Net deferred loan origination fees....      (3,452)        (3,254)      (1,961)        (625)        (402)        (485)
                                          ----------      ----------   ----------   ----------   ----------   ----------
      Held to maturity..................   7,447,500      7,763,676    4,780,328    3,434,440    2,385,882    2,976,452
                                          ----------      ----------   ----------   ----------   ----------   ----------
Held for sale
  Single family mortgage warehouse......     379,720        411,287      252,153      899,602    1,016,854      457,137
  Single family.........................          --             --           --      528,579      783,002           --
  Multi-family..........................      52,510         87,781       12,535           --           --           --
  Business credit.......................       4,007            825           --           --           --           --
                                          ----------      ----------   ----------   ----------   ----------   ----------
                                             436,237        499,893      264,688    1,428,181    1,799,856      457,137
  Allowance for credit losses...........         (44)           (38)         (76)      (1,894)      (2,685)        (229)
  Unrealized losses.....................        (256)        (1,142)          --           --           --           --
  Accretable unearned discounts.........      (7,284)        (3,676)        (266)      (2,437)     (85,115)      (3,160)
  Net deferred loan origination costs...       1,927          1,527        1,500        4,089        3,778          954
                                          ----------      ----------   ----------   ----------   ----------   ----------
      Held for sale.....................     430,580        496,564      265,846    1,427,939    1,715,834      454,702
                                          ----------      ----------   ----------   ----------   ----------   ----------
      Total loans.......................   $7,878,080     $8,260,240   $5,046,174   $4,862,379   $4,101,716   $3,431,154
                                          ==========      ==========   ==========   ==========   ==========   ==========
Supplemental information
  Non-accretable unearned discounts.....   $ (11,210)     $ (15,423)   $ (31,917)   $ (42,975)   $ (41,060)   $ (41,306)
  Undisbursed portion of loans in
    process.............................    (195,478)      (179,737)    (136,797)     (39,162)     (41,534)     (25,975)

                               BANK UNITED CORP.

     The following tables set forth the geographic distribution of loans by states with concentrations of 4% of loans or greater at March 31, 1996 and September 30, 1995. The geographic data is based on gross loan principal and includes REO.

                                                            AT MARCH 31, 1996
                                  ---------------------------------------------------------------------
                                                           COMMERCIAL
                                    SINGLE      % OF      REAL ESTATE      % OF                   % OF
                                    FAMILY      TOTAL     AND BUSINESS     TOTAL                  TOTAL
             STATE                AND OTHER     ASSETS       CREDIT        ASSETS     TOTAL       ASSETS
- -------------------------------   ----------    -----     ------------     ----     ----------    -----
                                                         (DOLLARS IN THOUSANDS)
California.....................   $3,793,197    33.67%      $     --         --%    $3,793,197    33.67%
Texas..........................    1,299,730    11.54         44,660       0.39      1,344,390    11.93
Florida........................      448,958     3.98          1,986       0.02        450,944     4.00
Other..........................    1,851,933    16.44         18,313       0.16      1,870,246    16.60
                                  ----------    -----        -------       ----     ----------    -----
                                   7,393,818    65.63%        64,959       0.57%     7,458,777    66.20%
                                                =====                      ====                   =====
                                  ----------                 -------                ----------
Mortgage banker finance line of
  credit.......................      141,781                      --                   141,781
Single family mortgage
  warehouse....................      379,720                      --                   379,720
                                  ----------                 -------                ----------
     Total.....................   $7,915,319                $ 64,959                $7,980,278
                                  ==========                 =======                ==========

                                                           AT SEPTEMBER 30, 1995
                                 -------------------------------------------------------------------------
                                                           COMMERCIAL
                                   SINGLE       % OF      REAL ESTATE       % OF                     % OF
                                   FAMILY      TOTAL      AND BUSINESS     TOTAL                    TOTAL
            STATE                AND OTHER     ASSETS        CREDIT        ASSETS       TOTAL       ASSETS
- ------------------------------   ----------    ------     ------------     ------     ----------    ------
                                                          (DOLLARS IN THOUSANDS)
California....................   $3,958,401     33.03%      $     --          --%     $3,958,401     33.03%
Texas.........................    1,340,063     11.18         15,065        0.13       1,355,128     11.31
Florida.......................      477,479      3.98          1,999        0.02         479,478      4.00
Other.........................    2,038,953     17.02         24,971        0.20       2,063,924     17.22
                                 ----------     -----        -------        ----      ----------     -----
                                  7,814,896     65.21%        42,035        0.35%      7,856,931     65.56%
                                                =====                       ====                     =====
                                 ----------                  -------                  ----------
Mortgage banker finance line
  of credit...................      109,339                       --                     109,339
Single family mortgage
  warehouse...................      411,287                       --                     411,287
                                 ----------                  -------                  ----------
     Total....................   $8,335,522                 $ 42,035                  $8,377,557
                                 ==========                  =======                  ==========

                               BANK UNITED CORP.

     Contractual maturities of the loans held to maturity portfolio as of March 31, 1996 and September 30, 1995, were as follows:

                                           PRINCIPAL PAYMENTS CONTRACTUALLY DUE IN YEARS ENDED MARCH 31,
                                  --------------------------------------------------------------------------------
                                                                    2000-       2002-        2007-       2012 AND
                                    1997       1998       1999       2001        2006         2011      THEREAFTER     TOTAL
                                  --------   --------   --------   --------   ----------   ----------   ----------   ----------
                                                                         (IN THOUSANDS)
Type of loan
Single family...................  $105,763   $113,983   $122,841   $275,066   $  897,988   $1,265,826   $3,870,256   $6,651,723
Single family residential
  construction..................   179,505      --         --         --          --           --           --          179,505
Consumer........................    74,627      9,303     10,244     23,698       12,484       --           --          130,356
Multi-family....................    93,097    101,389     55,140      4,943       85,329        1,196       --          341,094
Commercial real estate..........     2,780      3,018      3,276      6,593       17,652        6,453        5,326       45,098
Business credit.................     8,619      6,389      --         --          --           --           --           15,008
Mortgage banker finance line of
  credit........................   136,606      --         --         2,685        2,490       --           --          141,781
                                  --------   --------   --------   --------     --------   ----------   ----------   ----------
    Total.......................  $600,997   $234,082   $191,501   $312,985   $1,015,943   $1,273,475   $3,875,582   $7,504,565
                                  ========   ========   ========   ========     ========   ==========   ==========   ==========
Type of interest
Fixed-rate loans................  $ 39,979   $ 43,349   $ 46,558   $104,417   $  333,122   $  298,805   $   --       $  866,230
Adjustable-rate loans...........   561,018    190,733    144,943    208,568      682,821      974,670    3,875,582    6,638,335
                                  --------   --------   --------   --------     --------   ----------   ----------   ----------
    Total.......................  $600,997   $234,082   $191,501   $312,985   $1,015,943   $1,273,475   $3,875,582   $7,504,565
                                  ========   ========   ========   ========     ========   ==========   ==========   ==========

                                         PRINCIPAL PAYMENTS CONTRACTUALLY DUE IN YEARS ENDED SEPTEMBER 30,
                                  --------------------------------------------------------------------------------
                                                                    1999-       2001-        2006-       2011 AND
                                    1996       1997       1998       2000        2005         2010      THEREAFTER     TOTAL
                                  --------   --------   --------   --------   ----------   ----------   ----------   ----------
                                                                         (IN THOUSANDS)
Type of loan
Single family...................  $106,424   $114,883   $124,015   $278,393   $  914,393   $1,221,214   $4,301,766   $7,061,088
Single family residential
  construction..................   115,436      --         --         --          --           --           --          115,436
Consumer........................    80,277      7,624      8,398     19,437        7,360       --           --          123,096
Multi-family....................    82,207     89,932     57,012      3,740      158,086        1,040       --          392,017
Commercial real estate..........       607        655        706      1,584       14,385        6,507        6,562       31,006
Business credit.................     2,154      2,201      2,140      --          --           --           --            6,495
Mortgage banker finance line of
  credit........................   102,274      --         --         4,587        2,478       --           --          109,339
                                  --------   --------   --------   --------   ----------   ----------   ----------   ----------
    Total.......................  $489,379   $215,295   $192,271   $307,741   $1,096,702   $1,228,761   $4,308,328   $7,838,477
                                  ========   ========   ========   ========   ==========   ==========   ==========   ==========
Type of interest
Fixed-rate loans................  $ 34,770   $ 37,643   $ 40,857   $ 92,814   $  397,784   $  229,547   $   --       $  833,415
Adjustable-rate loans...........   454,609    177,652    151,414    214,927      698,918      999,214    4,308,328    7,005,062
                                  --------   --------   --------   --------   ----------   ----------   ----------   ----------
    Total.......................  $489,379   $215,295   $192,271   $307,741   $1,096,702   $1,228,761   $4,308,328   $7,838,477
                                  ========   ========   ========   ========   ==========   ==========   ==========   ==========

     The performing single family loans are pledged, under a blanket lien, as collateral securing advances from the FHLB at March 31, 1996 and September 30, 1995.

                               BANK UNITED CORP.

                     PRINCIPAL BALANCE OF NONACCRUAL LOANS

                                                  AT MARCH             AT SEPTEMBER 30,
                                                     31,       ---------------------------------
                                                    1996         1995        1994        1993
                                                 -----------   ---------   ---------   ---------
                                                                 (IN THOUSANDS)
Nonaccrual loans
     Single family.............................   $ 101,936    $  83,954   $  85,722   $  61,451
     Single family residential construction....          35          505          --          --
     Consumer..................................         745          563         506         427
     Multi-family..............................         510          213       3,802       3,233
     Commercial real estate....................         488           --       2,342          --
                                                     ------       ------      ------      ------
          Total................................   $ 103,714    $  85,235   $  92,372   $  65,111
                                                     ======       ======      ======      ======

     At September 30, 1994 and 1993, nonaccrual loans above included $5.7 million and $9.0 million of single family loans that were ninety days delinquent, subject to government guaranty, and upon which interest continued to accrue. There were no such loans at March 31, 1996 and September 30, 1995.

     If the nonaccrual loans as of March 31, 1996 and September 30, 1995 had been performing in accordance with their original terms throughout the six months ended March 31, 1996 and fiscal 1995, interest income recognized would have been $4.3 million and $6.4 million. The actual interest income recognized on these loans for the six months ended March 31, 1996 was $695,000 and for fiscal 1995 was $2.0 million. No commitments exist to lend additional funds to borrowers whose loans were on nonaccrual status at March 31, 1996 and September 30, 1995.

     At March 31, 1996, the recorded investment in impaired loans pursuant to SFAS No. 114, totalled $4.7 million and the average outstanding balance for the six months ended March 31, 1996 was $4.5 million. No allowance for credit losses was required on these loans because the measured values of the loans exceeded the recorded investments in the loans. Interest income of $230,000 was recognized on impaired loans during the six months ended March 31, 1996, of which $192,000 was collected in cash.

                               BANK UNITED CORP.

                          ALLOWANCE FOR CREDIT LOSSES

                                                     LOANS HELD TO MATURITY
                               ------------------------------------------------------------------         LOANS
                                                                            COMMERCIAL                HELD FOR SALE
                                                                               REAL      MORTGAGE   ------------------
                                            SINGLE                            ESTATE      BANKER     SINGLE
                                            FAMILY                             AND       FINANCE     FAMILY
                               SINGLE    RESIDENTIAL               MULTI-    BUSINESS    LINE OF    MORTGAGE    SINGLE
                               FAMILY    CONSTRUCTION   CONSUMER   FAMILY     CREDIT      CREDIT    WAREHOUSE   FAMILY    TOTAL
                               -------   ------------   --------   ------   ----------   --------   ---------   ------   -------
                                                                        (IN THOUSANDS)
Balance at
  September 30, 1990.......... $ 6,729       $ 38        $   --    $  53     $     --     $   --      $  --     $   --   $ 6,820
    Provision.................   3,133        148            --       60          552         --        229         --     4,122
    Charge-offs...............    (775)        --           (19)      --           --         --         --         --      (794)
    Recoveries................      --         --            --       --           --         --         --         --        --
    Other.....................    (131)        --           100       31           --         --         --         --        --
                               -------       ----        ------    ------    --------     ------      -----     ------   -------
Balance at
  September 30, 1991..........   8,956        186            81      144          552         --        229         --    10,148
    Provision.................  14,156        135            39       75        6,261         --        467         --    21,133
    Charge-offs...............  (2,835)        --           (76)      --           --         --       (118)        --    (3,029)
    Recoveries................       8         --            --       --           --         --         --         --         8
    Other.....................  (6,817)        --           100       --        4,564         --         --      2,107       (46)
                               -------       ----        ------    ------    --------     ------      -----     ------   -------
Balance at
  September 30, 1992..........  13,468        321           144      219       11,377         --        578      2,107    28,214
    Provision.................   1,824         56           264    1,285          (25)       944       (265)        --     4,083
    Charge-offs...............  (2,167)       (71)          (72)      --           --         --       (148)        --    (2,458)
    Recoveries................       6         --            19       --           --         --         --         --        25
    Other.....................     378         --            --      (30)          30         --         --       (378)       --
                               -------       ----        ------    ------    --------     ------      -----     ------   -------
Balance at
  September 30, 1993..........  13,509        306           355    1,474       11,382        944        165      1,729    29,864
    Provision.................   2,369         93         2,794    1,215          875       (260)       (89)        --     6,997
    Charge-offs...............  (1,722)        --        (1,365)    (233)     (10,145)        --         --         --   (13,465)
    Recoveries................      20         --            38       --           --         --         --         --        58
    Other.....................   1,729         --            --       --           --         --         --     (1,729)       --
                               -------       ----        ------    ------    --------     ------      -----     ------   -------
Balance at
  September 30, 1994..........  15,905        399         1,822    2,456        2,112        684         76         --    23,454
    Provision.................  18,493        (38)        4,178      596        1,374       (274)       (36)        --    24,293
    Charge-offs...............  (4,840)        --        (2,847)       0       (3,389)        --         (2)        --   (11,078)
    Recoveries................      36         --            94        2           --         --         --         --       132
                               -------       ----        ------    ------    --------     ------      -----     ------   -------
Balance at
  September 30, 1995.......... $29,594       $361        $3,247   $3,054     $     97     $  410      $  38     $   --   $36,801
                               =======       ====        ======   ======     ========     ======      =====     ======   =======
Balance at
  September 30, 1994.......... $15,905       $399        $1,822   $2,456     $  2,112     $  684      $  76     $   --   $23,454
    Provision.................   2,293         74         1,791      516           --       (448)       (69)        --     4,157
    Charge-offs...............  (1,441)        --        (1,190)       0           --         --         (2)        --    (2,633)
    Recoveries................      27         --            32        2           --         --         --         --        61
                               -------       ----        ------    -----     --------     ------      -----     ------   -------
Balance at
  March 31, 1995.............. $16,784       $473        $2,455   $2,974     $  2,112     $  236      $   5     $   --   $25,039
                               =======       ====        ======   ======     ========     ======      =====     ======   =======
Balance at
  September 30, 1995.......... $29,594       $361        $3,247   $3,054     $     97     $  410      $  38     $   --   $36,801
    Provision.................   2,429        122         3,030      175           86          2          6         --     5,850
    Charge-offs...............  (3,242)        --        (3,008)      --           --         --         --         --    (6,250)
    Recoveries................      18         --            70       --           --         --         --         --        88
                               -------       ----        ------    -----     --------     ------      -----     ------   -------
Balance at
  March 31, 1996.............. $28,799       $483        $3,339   $3,229     $    183     $  412      $  44     $   --   $36,489
                               =======       ====        ======   ======     ========     ======      =====     ======   =======

                               BANK UNITED CORP.

6.  LOAN SERVICING

                       SINGLE FAMILY SERVICING PORTFOLIO

                               PRINCIPAL BALANCES

                                                            AT MARCH         AT SEPTEMBER 30,
                                                               31,         --------------------
                                                              1996          1995          1994
                                                           -----------     -------       ------
                                                                      (IN MILLIONS)
Owned loans...............................................   $ 7,261       $ 7,603       $4,537
     Less:  Loans serviced by others......................     3,125         3,477        1,764
                                                              ------        ------       ------
          Total owned loans serviced by Bank..............     4,136         4,126        2,773
                                                              ------        ------       ------
Loans serviced for others
     Purchased servicing rights...........................     4,315         4,652        1,419
     Loans originated and sold with servicing retained....     1,720         1,187        1,886
     Servicing sales -- not yet transferred from Bank.....       351         1,047        1,109
     Other................................................        27           276          239
                                                              ------        ------       ------
          Total loans serviced for others.................     6,413         7,162        4,653
Mortgage-backed securities securitized by Banking
  Segment.................................................     1,225         1,360        1,554
                                                              ------        ------       ------
          Total servicing portfolio.......................   $11,774       $12,648       $8,980
                                                              ======        ======       ======

     The table above includes single family, single family residential construction, and single family mortgage warehouse loans. In addition to the single family servicing portfolio, there were $296 million, $177 million, and $252 million of multi-family loans serviced for others at March 31, 1996 and September 30, 1995 and 1994.

                FAIR VALUE OF SINGLE FAMILY SERVICING PORTFOLIO

                                                         AT MARCH          AT SEPTEMBER 30,
                                                            31,         -----------------------
                                                           1996           1995           1994
                                                        -----------     --------       --------
                                                                     (IN MILLIONS)
Principal
     Total loans serviced for others...................  $   6,413      $  7,162       $  4,653
     Mortgage-backed securities securitized by Banking
       Segment.........................................      1,225         1,360          1,554
     Servicing purchases -- not yet transferred to
       Bank............................................         --            --          3,357
     Servicing sales -- not yet transferred from
       Bank............................................       (351)       (1,047)        (1,109)
     Single family mortgage warehouse loans subject to
       SFAS No. 122....................................        380           411             --
                                                            ------        ------         ------
          Total principal..............................  $   7,667      $  7,886       $  8,455
                                                            ======        ======         ======
                                                                    (IN THOUSANDS)
Fair value.............................................  $ 132,235      $122,250       $137,433
Book value
     OMSR..............................................     38,267        23,062             --
     PMSR..............................................     45,116        52,035         56,677
                                                            ------        ------         ------
          Total book value.............................     83,383        75,097         56,677
                                                            ------        ------         ------
          Fair value in excess of book value (see Note
            12)........................................  $  48,852      $ 47,153       $ 80,756
                                                            ======        ======         ======

                               BANK UNITED CORP.

                           MORTGAGE SERVICING RIGHTS

                                          FOR THE SIX MONTHS ENDED
                                                 MARCH 31,                        FOR THE YEAR ENDED SEPTEMBER 30,
                                  ----------------------------------------    ----------------------------------------
                                         1996                  1995                  1995            1994       1993
                                  ------------------    ------------------    ------------------    -------    -------
                                    OMSRS      PMSRS      OMSRS      PMSRS      OMSRS      PMSRS      PMSRS     PMSRS
                                                                     (IN THOUSANDS)
Balance at beginning of
  period........................  $23,062    $52,035    $    --    $56,677    $    --    $56,677    $10,650    $16,036
  Additions.....................   14,944      1,142     13,435     10,508     28,694     12,546     50,955      1,768
  Amortization..................   (1,125)    (4,823)      (234)    (4,930)    (1,010)    (9,821)    (4,928)    (3,518)
  Writedown.....................       --         --         --         --         --         --         --     (2,633)
  Deferred hedging (gains)
    losses......................       --     (1,730)        --         --         --     (7,173)        --         --
  Sales.........................       --       (122)    (8,543)        --     (4,622)      (376)        --     (1,003)
  Other.........................    1,386     (1,386)        --       (173)        --        182         --         --
                                  -------    -------    -------    -------    -------    -------    -------    -------
Balance at end of period........  $38,267    $45,116    $ 4,658    $62,082    $23,062    $52,035    $56,677    $10,650
                                  =======    =======    =======    =======    =======    =======    =======    =======

     As discussed in Note 1, SFAS No. 122 was implemented effective October 1, 1994. As a result, originated MSRs of $28.7 million were recorded, net income for fiscal 1995 and stockholders' equity increased $9.8 million, and earnings per common share increased $0.33. Per share results have been restated to reflect the 1,800 to one stock conversion effective June 1996. See Note 21 for a discussion of subsequent events. The effect of the implementation on the Consolidated Statement of Operations was as follows:

                                              TOTAL
                                             FISCAL       FOURTH      THIRD     SECOND      FIRST
                                              1995        QUARTER    QUARTER    QUARTER    QUARTER
                                           -----------    -------    -------    -------    -------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Before SFAS No. 122 Implementation
     Non-interest income..................  $  98,042     $13,096    $23,185    $29,120    $32,641
     Non-interest expense.................    193,567      51,905     40,251     51,381     50,030
     Income before income taxes and
       minority interest..................     74,181       9,256     21,106     17,593     26,226
     Income tax expense...................     31,323       3,754      9,164      7,546     10,859
     Net income...........................     31,881       1,391      9,708      7,884     12,898
     Earnings per common share............       1.02        0.04       0.31       0.25       0.42
After SFAS No. 122 Implementation
     Non-interest income..................    114,981      25,201     23,127     30,641     36,012
     Non-interest expense.................    194,576      52,466     40,465     51,553     50,092
     Income before income taxes and
       minority interest..................     90,111      20,800     20,834     18,942     29,535
     Income tax expense...................     37,415       8,169      9,060      8,062     12,124
     Net income...........................     41,719       8,520      9,540      8,717     14,942
     Earnings per common share............       1.35        0.28       0.31       0.28       0.48

7.  COVERED ASSETS AND FEDERAL FINANCIAL ASSISTANCE

     Concurrent with the Bank's incorporation on December 30, 1988, the Parent Company, the Bank, and certain of their direct and indirect parent entities entered into an Assistance Agreement (the "Assistance Agreement") with the Federal Savings and Loan Insurance Corporation (the "FSLIC") whereby the Bank acquired substantially all of the assets and assumed all of the deposits and certain liabilities of United Savings Association of Texas ("Old USAT"), an insolvent thrift institution (the "Acquisition"). The majority of assets acquired were designated as Covered Assets ("Covered Assets") and were subject to certain provisions contained in the Assistance Agreement. The Assistance Agreement provided for, among other things, financial assistance to the Bank.

                               BANK UNITED CORP.

     On December 23, 1993, the Parent Company, the Bank, and certain of their direct and indirect parent entities, and the Federal Deposit Insurance Corporation, as manager of the FSLIC Resolution Fund ("FRF"), entered into a Settlement and Termination Agreement (the "Settlement Agreement") providing, among other things, for the termination of the Assistance Agreement and the disposition of Covered Assets. Accordingly, effective December 28, 1993, the Bank no longer owned or managed any Covered Assets, and stopped receiving financial assistance from the FRF. In connection with this settlement, the Bank received a payment totalling $195.3 million.

                                                                  FOR THE YEAR ENDED
                                                                    SEPTEMBER 30,
                                                                ----------------------
                                                                  1994          1993
                                                                --------       -------
                                                                    (IN THOUSANDS)
        Payments affecting the results of operations..........  $ 23,143       $ 9,289
        Other payments
             Settlement payment...............................   195,300            --
             Other............................................       468        61,578
                                                                --------       -------
                  Total FRF payments..........................  $218,911       $70,867
                                                                ========       =======

8.  DEPOSITS

                                                                                   AT SEPTEMBER 30,
                                                           ----------------------------------------------------------------
                                         AT MARCH 31,
                                             1996                  1995                  1994                  1993
                                     --------------------  --------------------  --------------------  --------------------
                                                WEIGHTED              WEIGHTED              WEIGHTED              WEIGHTED
                                                 AVERAGE               AVERAGE               AVERAGE               AVERAGE
                                      AMOUNT      RATE      AMOUNT      RATE      AMOUNT      RATE      AMOUNT      RATE
                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                     (DOLLARS IN THOUSANDS)
Non-interest bearing deposits....... $ 242,560       --%   $ 181,196       --%   $  76,498       --%   $  44,149       --%
Interest-bearing deposits
  Transaction accounts..............   222,148     1.00      219,307     1.50      233,666     1.49      229,972     2.07
  Insured money fund accounts
    Consumer........................   493,000     4.11      397,473     3.73      407,029     3.12      397,511     2.69
    Commercial......................   717,308     5.32      857,669     5.82      416,571     4.84       51,938     2.60
                                     ---------      ---    ---------      ---    ---------      ---    ---------      ---
      Subtotal...................... 1,210,308     4.83    1,255,142     5.16      823,600     3.99      449,449     2.68
                                     ---------      ---    ---------      ---    ---------      ---    ---------      ---
  Savings accounts..................   139,343     2.50      144,301     2.73      222,769     2.60      312,778     2.68
  Certificates of deposit
    Consumer........................ 2,912,263     5.72    3,063,631     5.84    2,949,715     4.88    3,251,391     4.77
    Commercial......................     3,348     5.02        2,273     5.36           --       --           --       --
    Wholesale.......................   233,351     9.70      316,370     9.06      457,956     7.92      551,649     7.13
                                     ---------      ---    ---------      ---    ---------      ---    ---------      ---
      Subtotal...................... 3,148,962     6.01    3,382,274     6.14    3,407,671     5.29    3,803,040     5.11
                                     ---------      ---    ---------      ---    ---------      ---    ---------      ---
      Total interest-bearing
        deposits.................... 4,720,761     5.37    5,001,024     5.59    4,687,706     4.74    4,795,239     4.58
                                     ---------      ---    ---------      ---    ---------      ---    ---------      ---
      Total deposits................ $4,963,321    5.11%   $5,182,220    5.40%   $4,764,204    4.67%   $4,839,388    4.53%
                                     =========  =========  =========  =========  =========  =========  =========  =========
Consumer............................ $3,843,134            $3,868,498            $3,834,238            $4,207,739
Commercial..........................   886,836               997,352               472,009                80,000
Wholesale...........................   233,351               316,370               457,957               551,649
                                     ---------             ---------             ---------             ---------
      Total deposits................ $4,963,321            $5,182,220            $4,764,204            $4,839,388
                                     =========             =========             =========             =========

                               BANK UNITED CORP.

     At March 31, 1996 and September 30, 1995, certificates of deposit ("CDs") summarized by scheduled maturity by year and weighted average interest rate were as follows:

                                   CERTIFICATES MATURING IN THE YEAR ENDING MARCH 31,
                       --------------------------------------------------------------------------
    STATED RATE          1997          1998          1999         2000        2001     THEREAFTER      TOTAL
                       ---------     ---------     --------     --------     -------   ----------    ---------
                                                           (IN THOUSANDS)
2.99% and below......  $   1,824     $      --     $     --     $     --     $    --    $     --     $   1,824
3.00% to 3.99%.......     21,033         3,827          649            8          --           3        25,520
4.00% to 4.99%.......    291,351       237,112       16,495       32,615       1,051       3,099       581,723
5.00% to 5.99%.......    524,650       564,293      144,050       47,412       5,496      15,581     1,301,482
6.00% to 6.99%.......    131,259       436,705       82,683       57,147      60,189      19,592       787,575
7.00% to 7.99%.......    127,964        80,121        7,690        5,723      21,599      12,888       255,985
8.00% to 8.99%.......     11,580         1,273        2,581        3,010       1,700         379        20,523
9.00% to 9.99%.......        265           741        6,249        2,925          12         446        10,638
10.00% to 10.99%.....     31,200         7,444       23,974          728         591         325        64,262
Over 10.99%..........     69,648        29,517           --          265          --          --        99,430
                       ----------    ----------    --------     --------     -------     -------     ----------
                       $1,210,774    $1,361,033    $284,371     $149,833     $90,638    $ 52,313     $3,148,962
                       ==========    ==========    ========     ========     =======     =======     ==========

                                 CERTIFICATES MATURING IN THE YEAR ENDING SEPTEMBER 30,
                       --------------------------------------------------------------------------
       STATED RATE       1996          1997          1998         1999        2000     THEREAFTER      TOTAL
                       ---------     ---------     --------     --------     -------   ----------    ---------
                                                           (IN THOUSANDS)
2.99% and below......  $   1,947     $      --     $     --     $     --     $    --    $     --     $   1,947
3.00% to 3.99%.......     49,923         4,209          649            8          --           3        54,792
4.00% to 4.99%.......    419,671        58,644        7,242       32,816          50         100       518,523
5.00% to 5.99%.......    637,453       338,794      142,232       46,123       5,308         476     1,170,386
6.00% to 6.99%.......    449,506       437,013       82,291       57,725      60,339      16,062     1,102,936
7.00% to 7.99%.......    147,563        82,049        7,726        5,728      21,722      12,944       277,732
8.00% to 8.99%.......     33,642         1,262          675        4,165       2,272         376        42,392
9.00% to 9.99%.......     42,640           564        6,504        2,909          11         442        53,070
10.00% to 10.99%.....      4,950        37,235       13,594       10,019         657         325        66,780
Over 10.99%..........         --        78,438       15,026          252          --          --        93,716
                                     ----------    --------     --------     -------     -------     ----------
                       $1,787,295    $1,038,208    $275,939     $159,745     $90,359    $ 30,728     $3,382,274
                                     ==========    ========     ========     =======     =======     ==========

     Scheduled maturities of CDs of $100,000 or more were as follows:

                                                                           AT SEPTEMBER 30,
                                                 AT MARCH 31, 1996               1995
                                                --------------------     --------------------
                                                NUMBER OF   DEPOSIT      NUMBER OF   DEPOSIT
                                                ACCOUNTS     AMOUNT      ACCOUNTS     AMOUNT
                                                ---------   --------     ---------   --------
                                                           (DOLLARS IN THOUSANDS)
    Three months or less.......................     648     $ 68,289         475     $ 51,307
    Over three through six months..............     895       94,458         664       70,615
    Over six through twelve months.............   1,455      151,881       1,188      124,752
    Over twelve months.........................   1,352      143,660       2,115      222,801
                                                  -----     --------       -----     --------
              Total............................   4,350     $458,288       4,442     $469,475
                                                  =====     ========       =====     ========

                               BANK UNITED CORP.

                          INTEREST EXPENSE ON DEPOSITS

                                           FOR THE SIX MONTHS
                                            ENDED MARCH 31,       FOR THE YEAR ENDED SEPTEMBER 30,
                                          --------------------    --------------------------------
                                            1996        1995        1995        1994        1993
                                          --------    --------    --------    --------    --------
                                                              (IN THOUSANDS)
Transaction and insured money fund
  accounts..............................  $ 34,453    $ 25,261    $ 61,232    $ 22,261    $ 18,314
Savings accounts........................     1,883       2,620       4,715       7,311       7,055
Certificates of deposit.................   102,174      94,623     198,419     179,462     200,614
                                          --------    --------    --------    --------    --------
     Total..............................  $138,510    $122,504    $264,366    $209,034    $225,983
                                          ========    ========    ========    ========    ========

9. FEDERAL HOME LOAN BANK ADVANCES

                                                FOR THE
                                               SIX MONTHS
                                                 ENDED          FOR THE YEAR ENDED SEPTEMBER 30,
                                               MARCH 31,     --------------------------------------
                                                  1996          1995          1994          1993
                                               ----------    ----------    ----------    ----------
                                                             (DOLLARS IN THOUSANDS)
Maximum outstanding at any month-end.........  $4,384,798    $4,386,605    $2,697,829    $2,217,745
Daily average balance........................   4,346,960     3,560,844     2,285,630     1,344,129
Average interest rate........................        6.18%         6.31%         3.98%         3.62%

     The aggregate amounts of principal maturities for FHLB advances for the periods indicated were as follows:

                                                                     AT SEPTEMBER 30,
                                                       ---------------------------------------------
                                   AT MARCH 31,
                                       1996                    1995                    1994
                               ---------------------   ---------------------   ---------------------
                                            WEIGHTED                WEIGHTED                WEIGHTED
                                            AVERAGE                 AVERAGE                 AVERAGE
                                 AMOUNT       RATE       AMOUNT       RATE       AMOUNT       RATE
                               ----------   --------   ----------   --------   ----------   --------
                                                     (DOLLARS IN THOUSANDS)
1995.........................  $   --         --  %    $   --         --  %    $1,838,200     4.98%
1996.........................      --         --        2,391,885     6.22        640,884     5.19
1997.........................   3,815,107     5.79      1,855,765     6.33        115,000     6.03
1998.........................     192,671     6.03        115,000     6.60          5,000     7.44
1999.........................     118,700     5.50          8,700     7.65          8,700     7.65
2000.........................       2,700     7.80          2,700     7.80          2,700     7.80
2001.........................       4,800     7.92          4,800     7.92          4,800     7.92
Thereafter...................       5,045     8.33          5,045     8.33          5,045     8.33
                               ----------   --------   ----------   --------   ----------   --------
     Total...................  $4,139,023     5.80%    $4,383,895     6.28%    $2,620,329     5.11%
                                =========   ========    =========   ========    =========   ========

                               BANK UNITED CORP.

10. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
    AND FEDERAL FUNDS PURCHASED

                                                   FOR THE
                                                     SIX
                                                   MONTHS
                                                    ENDED      FOR THE YEAR ENDED SEPTEMBER 30,
                                                  MARCH 31,    ---------------------------------
                                                    1996         1995         1994        1993
                                                  ---------    ---------    --------    --------
                                                                    (DOLLARS IN THOUSANDS)
Reverse repurchase agreements
     Balance outstanding at period-end..........  $ 949,936    $1,172,533   $553,000    $300,000
     Fair value of collateral at period-end.....    987,478    1,239,527     673,000     321,200
     Maximum outstanding at any month-end.......  1,096,508    1,355,540     553,000     659,000
     Daily average balance......................    982,115      887,932     273,899     345,269
     Average interest rate......................       5.82%        5.99%       3.85%       3.23%
Federal funds purchased
     Balance outstanding at period-end..........  $      --    $      --    $     --    $ 10,000
     Maximum outstanding at any month-end.......         --           --      15,000      10,000
     Daily average balance......................         54          521         767         740
     Average interest rate......................       5.94%        5.95%       3.73%       2.84%

     Scheduled maturities of reverse repurchase agreements outstanding at March 31, 1996 and September 30, 1995 were as follows:

                                                  AT MARCH 31, 1996   AT SEPTEMBER 30, 1995
                                                  -----------------   ---------------------
                                                               (IN THOUSANDS)
    October 1995................................      $      --             $ 627,533
    April 1996..................................        589,936               185,000
    July 1996...................................        360,000               360,000
                                                     ----------            ----------
                                                      $ 949,936             $1,172,533
                                                     ==========            ==========

     The counterparties to all reverse repurchase agreements at March 31, 1996 and September 30, 1995 have agreed to resell the same securities upon maturity of such agreements. The securities collateralizing the reverse repurchase agreements have been delivered to the counterparty or its agent. At March 31, 1996 and September 30, 1995, the reverse repurchase agreements were outstanding with the following counterparties:

                                                  AT MARCH 31, 1996   AT SEPTEMBER 30, 1995
                                                  -----------------   ---------------------
                                                               CARRYING VALUE
                                                  -----------------------------------------

                                                               (IN THOUSANDS)
    Morgan Stanley and Co. Incorporated.........      $ 360,000             $ 496,614
    Donaldson, Lufkin, and Jenrette Securities
      Corporation...............................        239,936                94,000
    CS First Boston Corporation.................        185,000               239,309
    Goldman, Sachs and Co.......................        165,000               146,500
    Salomon Brothers Holding Company Inc........             --               196,110
                                                     ----------            ----------
                                                      $ 949,936             $1,172,533
                                                     ==========            ==========

                               BANK UNITED CORP.

11. SENIOR NOTES

     In May 1993, the Parent Company issued $115 million of 8.05% Senior Notes ("Senior Notes") and repaid the long-term debt and the note payable to a related party. In connection with this transaction, the Parent Company paid a prepayment penalty, a make-whole premium, and charged-off the remaining capitalized debt issuance costs of $9.5 million, $1.6 million, and $3.4 million, respectively. These penalties and costs are reflected as an extraordinary loss in fiscal 1993. The extraordinary loss had no tax benefit in accordance with SFAS No. 109.

     The Senior Notes were not registered under the Securities Act of 1933, as amended (the "Securities Act"), but were offered and sold in a private offering to qualified institutional investors in reliance on Rule 144A under the Securities Act and to a limited number of institutional accredited investors within the meaning of Rule 501 of Regulation D under the Securities Act.

     The Senior Notes had an initial interest rate of 8.05% per annum, payable semi-annually, and are due on May 15, 1998. The interest rate on the Senior Notes was subject to increase in certain circumstances if the Parent Company did not consummate an exchange offer ("Exchange Offer") by certain dates. The Exchange Offer would provide holders of the Senior Notes with the ability to effect, for federal income tax purposes, a tax free exchange of the Senior Notes, for Exchange Notes ("Exchange Notes"). The per annum interest rate on the Senior Notes increased by 0.5%, to 8.55% in October 1993, and increased by 0.5% to 9.05% in February 1994. When the Exchange Offer is consummated, the interest rate will revert to the initial rate of 8.05%.

     The Senior Notes are not redeemable prior to maturity, except upon the occurrence of a change of control (as defined) of the Parent Company or the Bank
(i) at the option of the Parent Company, in whole but not in part, and (ii) at the option of holders, in whole or in part, in each case, at 101% of their principal amount plus accrued interest to the date of redemption. The Senior Notes do not have the benefit of any sinking fund obligation.

     The cost of issuing the Senior Notes totalled $4.9 million, and amortization for the six months ended March 31, 1996 and 1995 and fiscal 1995, 1994, and 1993 was $488,000, $488,000, $976,000, $977,000, and $366,000,
respectively.

     The Parent Company's ability to meet its long-term obligations is contingent on the Bank's ability to pay dividends on its common stock. As discussed in Note 15, the ability of the Bank to pay dividends on its preferred or common stock without prior Office of Thrift Supervision (the "OTS") approval is subject to its continued profitability and the maintenance of certain capital ratios. Further, the payment of dividends by the Bank to the Parent Company on the Bank's common stock is subordinate to the payment of dividends on the Bank's preferred stock. See Note 16 for a discussion of the preferred stock of the Bank. Under the Senior Note indenture, aggregate dividends paid by the Company on the Common Stock and by the Bank on the Preferred Stock, Series A and Preferred Stock, Series B, and certain other payments or investments, is limited to the sum of (i) 50% of cumulative consolidated net income (or, if negative 100% of such deficit) after March 31, 1993, subject to certain exclusions, (ii) the proceeds from any issuance of capital stock by the Parent Company after March 31, 1993, and (iii) $12 million. At March 31, 1996 and September 30, 1995, $123.7 million and $117.5 million were available for payment of future dividends under this restriction. See Note 21 for a discussion of subsequent events.

                               BANK UNITED CORP.

12. FINANCIAL INSTRUMENTS

DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires the disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. Quoted market prices, when available, are used as the measure of fair value. In cases where quoted market prices are not available, fair values are based on present value estimates or other valuation techniques. Because assumptions used in these valuation techniques are inherently subjective in nature, the estimated fair values cannot always be substantiated by comparison to independent market quotes and, in many cases, the estimated fair values could not necessarily be realized in an immediate sale or settlement of the instrument.

     The fair value estimates presented herein are based on relevant information available to management as of March 31, 1996, September 30, 1995, and 1994. Management is not aware of any factors that would significantly affect these estimated fair value amounts. As these reporting requirements exclude certain financial instruments and all non-financial instruments, the aggregate fair value amounts presented herein do not represent management's estimate of the underlying value of the Parent Company and the Bank. Additionally, such amounts exclude intangible asset values such as the value of core deposit intangibles. The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value.

     Short-Term Interest-Earning Assets. The carrying amount approximates the fair value.

     Trading Account Assets. The carrying values are market values, which are generally based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, market value is estimated using quoted market prices for instruments with similar credit, maturity, and interest characteristics.

     Securities and Mortgage-Backed Securities. The carrying amounts for certain securities and mortgage-backed securities approximate fair value as they mature within 90 days and do not present significant credit concerns. The fair value of securities and mortgage-backed securities with longer maturities are estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers.

     Loans. Fair values are estimated for portfolios of loans with similar characteristics and include the value of related servicing rights, if appropriate. Loans are segregated by type, by rate, and by performing and nonperforming categories. As adjustable-rate loans (excluding single family) reprice frequently, their carrying value approximates their fair value. For fixed-rate loans and single family loans, excluding the single family mortgage warehouse, fair value is estimated using contractual cash flows discounted at secondary market rates, adjusted for prepayment estimates, or using current rates offered for similar loans. Fair value of the single family mortgage warehouse loans is estimated using outstanding commitment prices from investors or current investor yield requirements. The fair value of nonperforming loans is estimated using the carrying value less any related allowance for credit losses.

     FHLB Stock. The carrying amount approximates the fair value as it is redeemable at its par value.

     Deposits. Under SFAS No. 107, the estimated fair value of deposits with no stated maturity, which includes demand deposits, money market, and other savings accounts, is equal to the amount payable on demand. Although market premiums paid for depository institutions reflect an additional value for these deposits, SFAS No. 107 prohibits adjusting fair value for any value expected to be derived from retaining those deposits for a future period of time or from the benefit that results from the ability to fund interest-earning assets with these deposit liabilities. The SFAS No. 107 fair value of fixed-maturity deposits is estimated, using a discounted cash flow model with rates currently offered by the Bank for deposits of similar remaining maturities.

                               BANK UNITED CORP.

     FHLB Advances, Reverse Repurchase Agreements, and Federal Funds Purchased. The fair value is estimated based on the discounted value of contractual cash flows using rates currently available to the Bank for borrowings with similar terms and remaining maturities.

     Senior Notes. The fair value of the Senior Notes is based on discounting future cash flows using the current rates at which similar debt would be issued by issuers with similar credit ratings and remaining maturities.

     Other Assets and Liabilities. With the exception of that portion of the excess servicing receivable classified as other assets, the carrying amounts of financial instruments in these classifications are considered a reasonable estimate of fair value due to their short-term nature. At March 31, 1996 and September 30, 1995 and 1994, the fair value of the excess servicing receivable exceeded its carrying value of $6.9 million, $7.1 million, and $7.9 million, by $4.3 million, $5.1 million, and $4.7 million. The fair value of the excess servicing receivable is equal to the present value of estimated net future cash flows discounted at a current market rate.

     Financial Instruments With Off-Balance-Sheet Risk. The fair value of interest rate swaps, caps, and floors, and financial options are based on pricing models. The fair value of financial futures contracts, forward delivery contracts, and fixed-rate commitments to extend credit are based on current market prices. The notional amount of adjustable-rate commitments to extend credit approximates their fair value.

     Servicing Portfolio. See Note 1 for a description of the method used to value the single family servicing portfolio.
                            SFAS NO. 107 FAIR VALUES

                                                                                          AT SEPTEMBER 30,
                                                                        -----------------------------------------------------
                                                 AT MARCH 31,
                                                     1996                         1995                         1994
                                           -------------------------    -------------------------    ------------------------
                                            CARRYING       SFAS NO.      CARRYING       SFAS NO.      CARRYING      SFAS NO.
                                              VALUE       107 VALUE        VALUE       107 VALUE       VALUE       107 VALUE
                                           -----------    ----------    -----------    ----------    ----------    ----------
                                                                             (IN THOUSANDS)
Financial Assets
  Short-term interest-earning assets....   $   794,970    $  794,970    $   583,983    $  583,983    $  435,648    $  435,648
  Trading account assets................         1,267         1,267          1,081         1,081         1,011         1,011
  Securities............................        58,351        59,458        116,013       116,811       114,115       114,580
  Mortgage-backed securities............     1,954,070     1,935,188      2,398,263     2,378,171     2,828,903     2,774,717
  Loans.................................     7,878,080     8,014,145      8,260,240     8,418,464     5,046,174     5,095,133
  FHLB stock............................       233,038       233,038        225,952       225,952       132,816       132,816
  Other assets..........................       108,708       112,996        150,542       155,631        86,849        91,548
Non-financial Assets....................       238,152           N/A        247,460           N/A       264,645           N/A
                                                              ======                       ======                      ======
                                                                             ------                      ------
      Total assets......................   $$11,266,636                 $11,983,534                  $8,910,161
                                                                             ======                      ======
Financial Liabilities
  Deposits..............................   $ 4,963,321    $5,004,342    $ 5,182,220    $5,215,438    $4,764,204    $4,791,027
  FHLB advances.........................     4,139,023     4,145,304      4,383,895     4,395,965     2,620,329     2,615,204
  Reverse repurchase agreements and
    federal funds purchased.............       949,936       950,282      1,172,533     1,171,884       553,000       553,000
  Senior Notes..........................       115,000       119,701        115,000       115,383       115,000       111,324
  Other liabilities.....................       156,418       156,418        162,073       162,073       116,484       116,484
Non-financial liabilities, minority
  interest, and stockholders' equity....       942,938           N/A        967,813           N/A       741,144           N/A
                                                              ======                       ======                      ======
                                                                             ------                      ------
      Total liabilities, minority
        interest, and stockholders'
        equity..........................   $11,266,636                  $11,983,534                  $8,910,161
                                                                             ======                      ======

                               BANK UNITED CORP.

SFAS NO. 107 FAIR VALUES, CONTINUED

                                                                                          AT SEPTEMBER 30,
                                                                        -----------------------------------------------------
                                                 AT MARCH 31,
                                                     1996                         1995                         1994
                                           -------------------------    -------------------------    ------------------------
                                            CARRYING       SFAS NO.      CARRYING       SFAS NO.      CARRYING      SFAS NO.
                                              VALUE       107 VALUE        VALUE       107 VALUE       VALUE       107 VALUE
                                           -----------    ----------    -----------    ----------    ----------    ----------
                                                                             (IN THOUSANDS)
Other Financial -- Fair Value
  Interest rate swaps...................   $        --    $     (359)   $        --    $   (1,517)   $       --    $   (1,462)
  Interest rate caps....................            --         2,954             --         1,113            --            --
  Interest rate floors..................            --         3,305             --         4,895            --            --
  Financial options.....................            --           156             --           103            --            --
  Financial futures contracts...........            --           971             --        (1,869)           --           375
  Forward delivery contracts............            --         6,686             --        (2,877)           --         3,014
  Commitments to extend credit..........            --         1,257             --           897            --          (767)
Non-Financial -- Unrealized Gains
  Single family servicing portfolio, as
    adjusted (See Note 6)...............            --        48,852             --        47,153            --        80,756

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     The Bank enters into certain financial instruments with off-balance-sheet risk in the ordinary course of business to reduce its exposure to changes in interest rates. The Bank utilizes only traditional financial instruments for this purpose and does not enter into instruments such as leveraged derivatives or structured notes. The financial instruments used for hedging interest rate risk include interest rate swaps, caps, floors, and financial options, financial futures contracts, and forward delivery contracts. A hedge is an attempt to reduce risk by creating a relationship whereby any losses on the hedged asset or liability are expected to be counterbalanced in whole or part by gains on the hedging financial instrument. Thus, market risk resulting from a particular off-balance-sheet instrument is normally offset by other on or off-balance-sheet transactions. The Bank seeks to manage credit risk by limiting the total amount of arrangements outstanding, both by counterparty and in the aggregate, by monitoring the size and maturity structure of the financial instruments, by assessing the creditworthiness of the counterparty, and by applying uniform credit standards for all activities with credit risk.

     Notional principal amounts indicated in the following table represent the extent of the Bank's involvement in particular classes of financial instruments and generally exceed the expected future cash requirements relating to the instruments.

                                                                               AT SEPTEMBER 30,
                                                               AT MARCH 31,   -------------------
                                                                   1996         1995       1994
                                                               ------------   --------   --------
                                                                         (IN THOUSANDS)
Interest rate swaps..........................................   $  150,000    $615,000   $505,000
Interest rate caps...........................................    1,315,000     565,000         --
Interest rate floors.........................................      310,000     310,000    200,000
Financial options............................................       89,100      23,000         --
Financial futures contracts..................................       31,800     529,000     40,900
Forward delivery contracts...................................      514,767     509,463    354,439
Commitments to extend credit.................................    1,300,855     999,792    969,072

                               BANK UNITED CORP.

     Financial instruments with off-balance-sheet risk at March 31, 1996 and September 30, 1995 were scheduled to mature as follows:

                                              MATURING IN THE YEAR ENDING MARCH 31,
                                            ------------------------------------------
                                               1997        1998      1999     THEREAFTER   TOTAL
                                            ----------   --------   -------   --------   ----------
                                                                (IN THOUSANDS)
Interest rate swaps.......................  $  150,000   $     --   $    --   $     --   $  150,000
Interest rate caps........................     350,000    400,000        --    565,000    1,315,000
Interest rate floors......................          --    310,000        --         --      310,000
Financial options.........................      89,100         --        --         --       89,100
Financial futures contracts...............      31,800         --        --         --       31,800
Forward delivery contracts................     514,767         --        --         --      514,767
Commitments to extend credit..............   1,051,080    195,766    12,231     41,778    1,300,855
                                            ----------   --------   -------   --------   ----------
          Total...........................  $2,186,747   $905,766   $12,231   $606,778   $3,711,522
                                            ==========   ========   =======   ========   ==========

                                            MATURING IN THE YEAR ENDING SEPTEMBER 30,
                                           -------------------------------------------
                                              1996        1997       1998     THEREAFTER   TOTAL
                                           ----------   --------   --------   --------   ----------
                                                                (IN THOUSANDS)
Interest rate swaps......................  $  565,000   $ 50,000   $     --   $     --   $  615,000
Interest rate caps.......................          --         --         --    565,000      565,000
Interest rate floors.....................          --     60,000    250,000         --      310,000
Financial options........................      23,000         --         --         --       23,000
Financial futures contracts..............     529,000         --         --         --      529,000
Forward delivery contracts...............     509,463         --         --         --      509,463
Commitments to extend credit.............     866,728     78,195     17,764     37,105      999,792
                                           ----------   --------   --------   --------   ----------
          Total..........................  $2,493,191   $188,195   $267,764   $602,105   $3,551,255
                                           ==========   ========   ========   ========   ==========

                               BANK UNITED CORP.

     Interest Rate Swaps. Below is an itemization of swaps by type and items hedged. These swaps were entered into in an effort to more closely match the repricing of the Bank's liabilities with the related assets. During the six months ended March 31, 1996, $465 million of interest rate swap contracts expired.

                                          NOTIONAL     FIXED    FLOATING                HEDGED
                                           AMOUNT      RATE       RATE                   ITEM
                                          --------     ----     --------         --------------------
                                                (DOLLARS IN THOUSANDS)
At March 31, 1996
Receive Floating/Pay Fixed............    $100,000     6.58%      5.63%   (2)    Commercial deposits
Receive Fixed/Pay Floating............      25,000     4.60       5.58    (2)    Consumer deposits
                                            25,000     6.00       5.40    (1)    Consumer deposits
                                          --------
  Total...............................    $150,000
                                          ========
At September 30, 1995
Receive Floating/Pay Fixed............    $ 75,000     6.10       5.81    (1)    FHLB advances
                                                                                 Reverse repurchase
                                           340,000     6.50       5.86    (1)      agreements
                                           100,000     6.58       6.00    (2)    Commercial deposits
Receive Fixed/Pay Floating............      75,000     4.32       5.88    (2)    Consumer deposits
                                            25,000     6.00       5.81    (1)    Consumer deposits
                                          --------
  Total...............................    $615,000
                                          ========
At September 30, 1994
Receive Floating/Pay Fixed............    $150,000     6.02       5.02    (1)    FHLB advances
                                                                                 Reverse repurchase
                                           280,000     5.76       4.90    (1)      agreements
Receive Fixed/Pay Floating............      75,000     4.32       4.82    (2)    Consumer deposits
                                          --------
  Total...............................    $505,000
                                          ========

(1) Based on the one month London InterBank Offered Rate ("LIBOR") as of the last reset prior to the date reported.

(2) Based on the three month LIBOR as of the last reset prior to the date reported.

     During fiscal 1993, the Bank sold interest rate swap agreements with notional amounts totalling $215.0 million prior to the original maturities, resulting in a $4.1 million gain on the sale. The gain was deferred and amortized as a credit to interest expense over the remaining terms of the hedged deposit liabilities. This deferred gain was $1.8 million at September 30, 1994 and was fully amortized during fiscal 1995.

     Interest Rate Caps. The Bank simultaneously purchased and sold caps during fiscal 1995 in an effort to hedge certain adjustable-rate loans. The Bank purchased interest rate caps during fiscal 1996 in an effort to hedge certain adjustable-rate mortgage-backed securities. The Bank will receive interest on the caps it purchased if the index rates rise above the contracted rates. The Bank will pay interest on the cap it sold if the index rate rises above the contracted rate.

                                                           NOTIONAL       INDEX      CONTRACTED
                                                            AMOUNT        RATE          RATE
                                                           --------       ----       -----------
                                                                  (DOLLARS IN THOUSANDS)
At March 31, 1996................................ buy      $565,000       5.48%(1)       7.86%
                                                  sell      565,000       5.48(1)        8.57
                                                            750,000       5.06(2)        5.81
At September 30, 1995............................ buy      $565,000       5.91(1)        7.86
                                                  sell      565,000       5.91(1)        8.57

(1) Based on the six month LIBOR as of the last reset prior to the date reported.

                               BANK UNITED CORP.

(2) Based on the one year Constant Maturity Treasury ("CMT") as of the last reset prior to the date reported.

     Interest Rate Floors. Floor agreements outstanding at September 30, 1994 were entered into in an effort to shorten the duration of certain long-term fixed-rate consumer deposits in a declining interest rate environment. Additional floor contracts were entered into during fiscal 1995 in an effort to hedge the MSRs against declines in value as a result of prepayments.

                                                                    AVERAGE
                                            NOTIONAL     INDEX      FLOOR             HEDGED
                                             AMOUNT      RATE       RATE               ITEM
                                            --------     ----       -----       ------------------
                                                            (DOLLARS IN THOUSANDS)
At March 31, 1996.......................... $260,000     5.78%(1)   6.70 %             MSRs
                                              50,000     6.43(2)    7.20               MSRs
                                            --------
     Total................................. $310,000
                                            --------
                                            --------
At September 30, 1995...................... $260,000     6.01(1)    6.70               MSRs
                                              50,000     6.17(2)    7.20               MSRs
                                            --------
     Total................................. $310,000
                                            --------
                                            --------
At September 30, 1994...................... $200,000     5.13(3)    3.13        Consumer deposits
                                            --------
                                            --------

(1) Based on the five year CMT as of the last reset prior to the date reported.

(2) Based on the ten year CMT as of the last reset prior to the date reported.

(3) Based on the one month LIBOR as of the last reset prior to the date reported.

     An interest rate floor agreement with a notional principal amount of $530.0 million hedging single family MSRs was sold prior to its original maturity during fiscal 1995, resulting in a gain of $6.4 million. The gain was deferred and is being accreted to operations offsetting the related MSR intangible amortization expense. At March 31, 1996, the deferred gain remaining from the sale of the interest rate floor was approximately $5.5 million. Interest received on interest rate floor agreements totalled $1.7 million and $817,000 at March 31, 1996 and September 30, 1995.

     Financial Options. At March 31, 1996 and September 30, 1995 there were purchased Treasury call options outstanding with notional principal amounts totalling $22.5 million and $23.0 million. These options were entered into in an effort to hedge MSRs against declines in value as a result of an increase in prepayments caused by declining interest rates. The purchased Treasury call option outstanding at September 30, 1995 was sold during fiscal 1996, for a gain of $319,000 as the MSRs being hedged were sold. This gain was included in the gain on the sale of MSRs. During the six months ended fiscal 1996, an additional option with notional principal amount of $22.5 million was purchased.

     During fiscal 1996, the Bank purchased a Eurodollar put option with notional principal amount of $2 billion in an effort to hedge certain MBS. The Eurodollar put option was then sold for a loss of $49,000 as the mortgage-backed securities being hedged were sold. The loss was included in the gain on the sale of the MBS.

     During fiscal 1996, Treasury put options with notional principal amounts totalling $16.6 million were entered into in an effort to hedge loans the Bank originated for its own portfolio from the date that the interest rate is locked until the date the loans are sold or funded ("portfolio pipeline").

                               BANK UNITED CORP.

     During fiscal 1996, the Bank purchased a Treasury call option with a notional principal amount of $50.0 million. The option was entered into as a trading activity and the related premium paid was included in trading account assets at March 31, 1996.

     Financial Futures Contracts. At March 31, 1996 and September 30, 1995 and 1994 there were Treasury futures contracts outstanding with notional principal amounts totalling $31.8 million, $160.0 million and $40.9 million. These Treasury futures contracts were entered into in an effort to hedge loans in the portfolio pipeline. During fiscal 1996, Treasury futures contracts with notional principal amounts totalling $141.0 million were closed as the loans being hedged were sold. Losses of $327,000 and $6.0 million and gains of $37,000 on Treasury futures contracts as of March 31, 1996 and September 30, 1995 and 1994 were deferred and included as an adjustment to the carrying amount of the loans.

     The Eurodollar futures contracts outstanding at September 30, 1995 with notional amounts totalling $369.0 million, were entered into in an effort to hedge the interest costs for a fixed period on certain borrowings that reprice based on short-term rates. As of March 31, 1996, all of the Eurodollar futures contracts outstanding at September 30, 1995 were closed or had expired. Losses of $360,000 on closed Eurodollar futures contracts were deferred and included as an adjustment to the carrying amount of the borrowings at March 31, 1996.

     Forward Delivery Contracts. Forward delivery contracts are entered into to sell single family mortgage warehouse loans and to manage the risk that a change in interest rates will decrease the value of the single family mortgage loan warehouse or commitments to originate mortgage loans ("mortgage pipeline").

                           FORWARD DELIVERY CONTRACTS

                                                         AT MARCH       AT SEPTEMBER 30,
                                                           31,       ----------------------
                                                           1996         1995        1994
                                                        ----------   ----------  ----------
                                                             (IN MILLIONS)
    Counterparty
         FNMA..........................................    $173         $265        $133
         GNMA..........................................     258          205         205
         Other.........................................      84           39          16
                                                        ----------   ----------  ----------
              Total....................................    $515         $509        $354
                                                        ==========   ==========  ==========
    Type
         Fixed.........................................    $463         $428        $236
         Variable......................................      52           81         118
                                                        ----------   ----------  ----------
              Total....................................    $515         $509        $354
                                                        ==========   ==========  ==========
    Loans available to fill commitments
         Single family mortgage warehouse..............    $380         $411        $252
         Mortgage pipeline (estimated).................     191          185         136
                                                        ----------   ----------  ----------
              Total....................................    $571         $596        $388
                                                        ==========   ==========  ==========

     Short Sales. During fiscal 1994, the Bank entered into short sales of $121.5 million of Treasury notes in an effort to hedge the fixed-rate portfolio pipeline, and also in an effort to hedge loans. The short sale positions were closed out prior to their maturity and the resulting gain of $103,000 was reflected as a realized gain on

                               BANK UNITED CORP.

trading account assets for the year ended September 30, 1994. The Bank does not routinely enter into short sales.

     Commitments to Extend Credit. The Bank's exposure to credit loss for commitments to extend credit is represented by the contractual amount of those agreements. The Bank uses the same credit policies in making funding commitments as it does for on-balance-sheet instruments. These commitments generally have fixed expiration dates or other termination clauses and require the payment of a fee to the Bank. Because commitments may expire without being drawn upon, the total contract amounts do not necessarily represent future cash requirements.

                                                                       AT SEPTEMBER 30,
                                                  AT MARCH 31,    --------------------------
                                                      1996            1995          1994
                                                  -------------   ------------  ------------
                                                                (IN THOUSANDS)
    Single family................................   $ 773,137       $589,157      $468,604
    Other........................................     527,718        410,635       500,468
                                                  -------------   ------------  ------------
              Total..............................   $1,300,855      $999,792      $969,072
                                                  =============   ============  ============
    Fixed........................................   $ 398,698       $282,101      $338,462
    Variable.....................................     902,157        717,691       630,610
                                                  -------------   ------------  ------------
              Total..............................   $1,300,855      $999,792      $969,072
                                                  =============   ============  ============

     Included in the commitments to extend credit amounts above are letters of credit of $6.0 million, $5.4 million, and $320,000 at March 31, 1996 and September 30, 1995 and 1994.

     Recourse Obligations. The Bank had servicing of approximately $25.6 million, $26.6 million, and $25.4 million, at March 31, 1996 and September 30, 1995 and 1994 for which certain recourse obligations apply. Management believes that it has adequately provided reserves for its recourse obligations related to this servicing.

13.  INCOME TAXES

                                      FOR THE SIX MONTHS
                                       ENDED MARCH 31,           FOR THE YEAR ENDED SEPTEMBER 30,
                                   ------------------------   ---------------------------------------
                                      1996         1995          1995          1994          1993
                                   -----------  -----------   -----------  ------------  ------------
                                                             (IN THOUSANDS)
Current tax provision (benefit)
     Federal......................   $ 1,677      $ 2,094       $ 3,459      $  1,145      $  7,448
     State........................     2,033        1,447         2,080         1,841         2,091
     Payments due in lieu of
       taxes......................     7,112        6,327        15,261        (3,449)        8,491
Deferred tax provision (benefit)
     Federal......................    14,456       10,318        16,575        17,681        44,441
     State........................        --           --            40        (1,279)           --
     Change in valuation
       allowance..................        --           --            --       (47,838)     (103,203)
Goodwill reduction for utilization
  of acquired net operating loss
  carryforwards...................        --           --            --            --        14,579
                                   -----------  -----------   -----------  ------------  ------------
          Total income tax expense
            (benefit).............   $25,278      $20,186       $37,415      $(31,899)     $(26,153)
                                   ===========  ===========   ===========  ============  ============

                               BANK UNITED CORP.

FEDERAL TAXATION

     The Parent Company and the Bank are subject to regular income tax and alternative minimum tax ("AMT"). For the six months ended March 31, 1996 and fiscal 1995, alternative minimum taxable income ("AMTI") was generated resulting primarily from the limitation on the utilization of AMT net operating loss carryforwards ("NOLs"). Corporations may only offset 90% of their AMTI with AMT NOLs. For the six months ended March 31, 1995 and fiscal 1994, federal taxable income was generated resulting primarily from residual interests in real estate mortgage investment conduits ("REMICs"), which cannot be offset by NOLs. For fiscal 1993, AMTI was generated resulting primarily from assistance received from the FRF and the limitation on the utilization of AMT NOLs.

     Tax NOLs at March 31, 1996 and September 30, 1995 were as follows:

                                                        AT MARCH 31, 1996
                                            ------------------------------------------
                                             REGULAR         ALTERNATIVE       EXPIRATION
                  YEAR GENERATED               TAX           MINIMUM TAX        DATE
        ----------------------------------  ----------       -----------       -------
                                                                         (IN MILLIONS)
        December 30, 1988.................    $   24            $  46            2003
        September 30, 1989................       329              154            2004
        September 30, 1990................       296              139            2005
        September 30, 1991................       119               52            2006
        September 30, 1992................        33               12            2007
        September 30, 1994................         7               --            2009

                                                      AT SEPTEMBER 30, 1995
                                            ------------------------------------------
        December 30, 1988.................    $  103            $ 113            2003
        September 30, 1989................       329              154            2004
        September 30, 1990................       296              139            2005
        September 30, 1991................       119               52            2006
        September 30, 1992................        33               12            2007

     Utilization of the NOLs generated for the year ended December 30, 1988 are subject to federal income tax rules that limit the utilization to federal taxable income of the Bank and its subsidiaries only. The remaining NOLs may be utilized against the federal taxable income of the other companies within the "affiliated group" of which the Parent Company and the Bank are members.

PAYMENTS DUE IN LIEU OF TAXES
     Pursuant to the terms of the Assistance Agreement, the amount of financial assistance paid to the Bank by the FRF was reduced each year by an amount equal to one-third of any Federal and State Net Tax Benefits (as defined by the Assistance Agreement). The Assistance Agreement further provided that in no event would the amount paid to the FRF related to Net Tax Benefits be less than a guaranteed minimum totalling $10 million payable over five years. Additional payments due in lieu of taxes above the guaranteed minimum payments are included in the Consolidated Statements of Operations as incurred as a component of the provision for taxes. The final guaranteed payment was made in July 1994 for fiscal 1993. The Assistance Agreement was terminated in December 1993. As part of the Settlement Agreement, the Parent Company, the Bank, and certain of their direct and indirect parent entities entered into the Tax Benefits Agreement, pursuant to which the Bank will pay one-third of certain tax benefits that are utilized by the Bank through the taxable year ending nearest to September 30, 2003. The amounts reflected in the Consolidated Financial Statements are based on estimated tax benefits utilized by the Bank and may vary from amounts paid due to the actual utilization of tax benefits reported in the federal income tax return.

                               BANK UNITED CORP.

ACCOUNTING FOR INCOME TAXES
     During the fourth quarter of fiscal 1993, the Bank recognized $59 million as a tax benefit for the expected utilization of $252 million in NOLs against future taxable income. Tax benefits arising from an acquisition should first reduce to zero any goodwill related to that acquisition, then decrease other non-current intangible assets resulting from that acquisition, and finally reduce income tax expense. As a result of the recognition of $59 million in tax benefits, income tax expense was reduced $44 million and goodwill associated with the Acquisition was reduced by $15 million during the fourth quarter of 1993. During fiscal 1994, the Bank recognized an additional $58 million as a tax benefit for the expected utilization of $249 million in NOLs against future taxable income. For the six months ended March 31, 1996 and 1995 and fiscal 1995, no tax benefit was recognized due to limitations of NOLs if an ownership change had occurred. See Note 21 for a discussion of subsequent events.

     For the six months ended March 31, 1996 and 1995 and fiscal 1995, 1994, and 1993, the Parent Company recognized no benefit for income taxes for its stand alone net operating loss and net operating loss carryforwards, because the Parent Company did not generate taxable income on a stand-alone basis and no federal tax sharing agreement was entered into between the Parent Company and the Bank. See Note 21 for a discussion of subsequent events.

     Income tax and related payments differ from the amount computed by applying the federal income tax statutory rate on income as follows:

                                         FOR THE SIX MONTHS
                                           ENDED MARCH 31,       FOR THE YEAR ENDED SEPTEMBER 30,
                                         -------------------     ---------------------------------
                                          1996        1995        1995         1994         1993
                                         -------     -------     -------     --------     --------
                                                              (IN THOUSANDS)
Taxes calculated.......................  $21,485     $16,967     $31,539     $ 34,356     $ 47,784
Increase (decrease) from
  Reduction in valuation allowance for
     deferred tax assets...............       --          --          --      (47,838)    (103,203)
  Change in estimate of net deferred
     tax assets........................       --          --          --      (11,340)          --
  Goodwill reduction for utilization of
     acquired net operating loss
     carryforwards.....................       --          --          --           --       14,579
  Nontaxable assistance................       --          --          --       (8,100)      (3,343)
  Alternative minimum tax..............       --          --          --           --        7,448
  Provision (benefit) for payments due
     in lieu of taxes..................       --          --          --       (3,449)       8,491
  State income tax.....................    2,033       1,448       2,080        1,841        2,091
  Other................................    1,760       1,771       3,796        2,631           --
                                         -------     -------     -------     --------     --------
     Total.............................  $25,278     $20,186     $37,415     $(31,899)    $(26,153)
                                         =======     =======     =======     ========     ========

     The change in the valuation allowance for fiscal 1994 and 1993 arises from the utilization of NOLs against both current and expected future taxable income of the Bank.

                               BANK UNITED CORP.

                      DEFERRED TAX ASSETS AND LIABILITIES

                                                                            AT SEPTEMBER 30,
                                                         AT MARCH 31,    ----------------------
                                                             1996          1995         1994
                                                         ------------    ---------    ---------
                                                                                 (IN THOUSANDS)
Deferred tax assets
  Net operating losses.................................   $  193,196     $ 211,637    $ 241,702
  Purchase accounting..................................        9,451        10,064       12,700
  Capital loss carryforwards...........................           --        --              169
  Unrealized losses on securities available for sale...        1,842         3,990        8,050
  State................................................        2,817         2,817        4,338
  AMT credit...........................................        4,458         2,985       --
  Other................................................       11,028         7,648        8,344
                                                         ------------    ---------    ---------
     Total deferred tax assets.........................      222,792       239,141      275,303
                                                         ------------    ---------    ---------
Deferred tax liabilities
  Bad debt reserve.....................................        8,955        11,577       34,928
  FHLB stock...........................................        8,673         8,673       --
  REO..................................................        7,096         7,096       --
  State................................................           16            16        3,059
  Other................................................        6,016         3,008        7,897
                                                         ------------    ---------    ---------
     Total deferred tax liabilities....................       30,756        30,370       45,884
                                                         ------------    ---------    ---------
  Net deferred tax asset before valuation allowance....      192,036       208,771      229,419
  Valuation allowance..................................     (131,200)     (131,200)    (131,200)
                                                         ------------    ---------    ---------
     Net deferred tax assets...........................   $   60,836     $  77,571    $  98,219
                                                         ============    =========    =========

     The Bank is permitted under the Code to deduct an annual addition to a reserve for bad debts in determining taxable income, subject to certain limitations. This addition differs from the provision for credit losses for financial reporting purposes. No deferred taxes have been provided on approximately $52 million of tax bad debt reserves prior to 1988. This tax reserve for bad debts is included in taxable income of later years only if the bad debt reserves are subsequently used for purposes other than to absorb bad debt losses. Circumstances that would require an accrual of a portion or all of this unrecorded tax liability are a reduction in loan levels relative to the end of 1987, failure to meet the tax definition of a savings institution, dividend payments in excess of both current year and accumulated tax earnings and profits, or other distributions in dissolution, liquidation, or redemption of stock. Because the Bank does not intend to use the reserves for purposes other than to absorb losses, deferred income taxes of approximately $18 million have not been provided. At September 30, 1995, the Bank has approximately $101 million of Post-1987 tax bad debt reserves. There would be no financial statement impact from this recapture because a deferred tax liability has already been provided for on the Bank's Post-1987 tax bad debt reserves. The current tax liability resulting from recapture of these reserves would be reduced by NOLs available to offset this income. See Note 17.

14. EMPLOYEE BENEFITS

     The Bank has an employee tax deferred savings plan (plan 401(k) under the Code) available to all eligible employees. Through June 30, 1995, the Bank contributed dollar for dollar up to three percent of the participant's earnings and employees could contribute up to twelve percent of their earnings on a tax deferred basis. The Bank's 401(k) plan was amended effective July 1, 1995. The Bank currently contributes fifty cents for every dollar contributed up to two percent of the participant's earnings, and dollar for dollar for contributions between two percent and four percent of the participant's earnings. The maximum contribution percentage is now fifteen percent of an employee's earnings on a tax deferred basis, subject to Internal Revenue Service maximum contributions limitations. This is a participant directed plan. Plan assets are held

                               BANK UNITED CORP.

in trust and managed by Fidelity Institutional Retirement Services Company. Contributions to the plan are in such amounts and within certain limitations as the Bank may authorize. The Bank's contributions to the plan were approximately $739,000, $774,000, $1.5 million, $1.7 million, and $1.5 million for the six months ended March 31, 1996 and 1995 and for fiscal 1995, 1994, and 1993.

15. REGULATORY MATTERS

     The regulatory capital requirements, as defined in the OTS capital regulations, are 1.50% for Tangible Capital, 3.00% for Core Capital, and 8.00% for Total Capital. Tangible and Core Capital are stated as a percentage of adjusted total assets and Total Capital is stated as a percentage of risk-weighted assets. The following table shows the Bank's compliance with regulatory capital requirements:

                               AT MARCH 31, 1996                AT SEPTEMBER 30, 1995              AT SEPTEMBER 30, 1994
                        --------------------------------   --------------------------------   --------------------------------
                         ACTUAL     REQUIRED    ACTUAL %    ACTUAL     REQUIRED    ACTUAL %    ACTUAL     REQUIRED    ACTUAL %
                        ---------   ---------   --------   ---------   ---------   --------   ---------   ---------   --------
                                                                 (DOLLARS IN THOUSANDS)
Stockholders'
  equity..............  $826,455                           $794,678                           $646,334
  Add: Net unrealized
    losses............     3,068                              6,647                                 --
  Less:
    Intangible
      assets..........   (21,030)                           (23,956)                           (32,907)
    Non-qualifying
      deferred tax
      assets..........   (37,617)                           (37,617)                           (81,864)
    Non-qualifying
      MSRs............      (112)                               (25)                            (3,244)
                        ---------                          ---------                          ---------
Tangible Capital......   770,764    $168,104       6.88%    739,727    $178,844       6.20%    528,319    $131,887       6.01%
  Add: Core deposit
    intangibles.......     9,463                             10,838                             15,259
                        ---------                          ---------                          ---------
Core Capital..........   780,227     336,492       6.96%    750,565     358,013       6.29%    543,578     264,232       6.17%
  General allowance
    for credit
    losses............    36,545                             36,855                             23,567
                        ---------                          ---------                          ---------
Total Capital.........  $816,772     460,220      14.20%   $787,420     468,245      13.45%   $567,145     323,525      14.02%
                        =========                          =========                          =========


     Notwithstanding the above capital requirements, the Bank's capital requirements were established pursuant to the Forbearance Agreement issued simultaneously with the Assistance Agreement. The OTS has taken the position, with which the Bank disagrees, that the capital forbearances are no longer available because of the enactment of the FIRREA. Despite the OTS position, management believes that all significant waivers, approvals, and forbearances related to the Bank's acquisition, including the capital forbearances, remain in full force and effect following the enactment of FIRREA. Pursuant to the Settlement Agreement, the Bank has retained all claims relating to the forbearances against the United States of America, and on July 25, 1995, the Bank, the Company, and Hyperion Partners (collectively, "Plaintiffs") filed suit against the United States in the Court of Federal Claims for alleged failures of the United States (i) to abide by a capital forbearance which would have allowed the Bank to operate for ten years under negotiated capital levels lower than the levels required by the then existing regulations or successor regulations, (ii) to abide by its commitment to allow the Bank to count $110 million of subordinated debt as regulatory capital for all purposes and (iii) to abide by an accounting forbearance, which would have allowed the Bank to count as capital for regulatory purposes, and to amortize over a period of twenty-five years, the $30.7 million difference between certain FSLIC payment obligations to the Bank and the discounted present value of those future FSLIC payments. The lawsuit is in a preliminary stage. Discovery was stayed pending the United States Supreme Court's review of United States v. Winstar Corp., an action by three other thrifts raising similar issues (the "Winstar cases"). See Note 21 for a discussion of subsequent events.

                               BANK UNITED CORP.

     The Bank meets its fully phased-in capital requirements. OTS regulations generally allow dividends to be paid without prior OTS approval under certain conditions provided that the level of regulatory capital, following the payment of such dividends, meets the fully phased-in capital requirements. At March 31, 1996 and September 30, 1995, there was an aggregate of approximately $186.5 million and $148.9 million available for the payment of dividends under these requirements. See Note 21 for a discussion of subsequent events.

     The Bank's net income and stockholders' equity figures as presented in the Consolidated Statements of Financial Condition and Operations in the Bank's quarterly report on Form 10-Q for the quarter ended March 31, 1996 and the Bank's annual report on Form 10-K for the year ended September 30, 1995 agree with the information included in the Bank's Thrift Financial Report filed with the OTS as of March 31, 1996 and as of September 30, 1995. The Bank's capital level at March 31, 1996 and September 30, 1995, qualified it as "well-capitalized", the highest of five tiers under applicable regulatory definition.

16.  MINORITY INTEREST AND STOCKHOLDERS' EQUITY

MINORITY INTEREST

     The Bank is authorized by its charter to issue a total of 10,000,000 shares of preferred stock. In fiscal 1995, the Bank publicly issued 4,000,000 shares, $25 liquidation preference per share, of 9.60% noncumulative preferred stock (par value $0.01) (the "Preferred Stock, Series B"). In fiscal 1993, the Bank publicly issued 3,420,000 shares, $25 liquidation preference per share, of 10.12% noncumulative preferred stock (par value $0.01) (the "Preferred Stock, Series A"). Costs incurred in connection with the stock issuances were recorded as reductions of paid-in capital. These shares are not owned by the Parent Company.

     Shares of the Series A and Series B Preferred Stock are not subject to redemption prior to December 31, 1997 and September 30, 2000, except in the event of certain mergers and other transactions. The shares of Series A and Series B Preferred Stock are redeemable at the option of the Bank, in whole or in part, at any time on or after December 31, 1997 or September 30, 2000, at the redemption prices set forth in the table below:

                                          SERIES B
            SERIES A                 BEGINNING SEPTEMBER                          DOLLAR EQUIVALENT
     BEGINNING DECEMBER 31,                  30,             REDEMPTION PRICE         PER SHARE
- --------------------------------    ---------------------    ----------------     -----------------
1997............................            2000                   105%           $     26.25
1998............................            2001                   104                  26.00
1999............................            2002                   103                  25.75
2000............................            2003                   102                  25.50
2001............................            2004                   101                  25.25
2002 and thereafter.............     2005 and thereafter           100                  25.00

WARRANTS

     Warrants outstanding represent the right to purchase 158,823 shares of the Bank's common stock for an exercise price of $0.01 per share. The warrants are exercisable through December 29, 2004. The Bank agreed to make payments in lieu of dividends to the holder of the warrants upon payment of dividends on the Bank's common stock from December 28, 1993 through December 30, 1998. The warrants will be redeemed upon the occurrence of the merger or liquidation of the Bank or certain events constituting a change in control of the Bank's direct or indirect parent entities, at a price equivalent to the value of the number of shares of the Bank's common stock into which the warrants are exercisable, such value to be derived from the consideration paid in connection with the merger, liquidation, or change in control. See Note 21 for a discussion of subsequent events.

                               BANK UNITED CORP.

CAPITAL STOCK

     The authorized capital stock of the Parent Company, par value of $0.01, consists of Preferred Stock and Common Stock, Class A, B, and C. Of the 2,500 shares of preferred stock and the 2,797 shares of Class B Common Stock authorized, no shares were issued at March 31, 1996 and September 30, 1995 and 1994. At March 31, 1996 and September 30, 1995, authorized shares of Class A Common Stock and Class C Common Stock were 22,500 and 2,797. The Class C Common Stock shares have been privately sold to investors and are non-voting stock. Holders of Class C Common Stock may, under certain circumstances, convert their shares into the same number of shares of Class B Common Stock. See Note 21 for a discussion of subsequent events.

EARNINGS PER COMMON SHARE

     The table below presents information necessary for the computation of earnings per common share, on both a primary and fully diluted basis (in thousands, except earnings per share). The dilutive effect of the outstanding Bank warrants has been considered in computing earnings per common share. Average shares and per share results have been restated to reflect the 1,800 to one stock conversion effective June 1996. See Note 21 for a discussion of subsequent events.

                                      FOR THE SIX MONTHS
                                        ENDED MARCH 31,         FOR THE YEAR ENDED SEPTEMBER 30,
                                    -----------------------   ------------------------------------
                                       1996         1995         1995         1994         1993
                                    ----------   ----------   ----------   ----------   ----------
Income before extraordinary
  loss............................  $   26,759   $   23,659   $   41,719   $  108,970   $  141,919
Less: Bank's net income
  attributable to common stock
  equivalents on warrants.........      (1,791)      (1,622)      (2,895)      (6,451)      (8,730)
                                    ----------      -------      -------      -------     --------
Income before extraordinary loss
  applicable to common shares.....      24,968       22,037       38,824      102,519      133,189
Extraordinary loss................          --           --           --           --      (14,549)
                                    ----------      -------      -------      -------     --------
Net income applicable to common
  shares..........................  $   24,968   $   22,037   $   38,824   $  102,519   $  118,640
                                    ==========      =======      =======      =======     ========
Average number of common shares
  outstanding.....................      28,863       28,863       28,863       28,863       28,863
                                    ==========      =======      =======      =======     ========
Earnings per common share before
  extraordinary loss..............  $     0.87   $     0.76   $     1.35   $     3.55   $     4.61
Extraordinary loss per common
  share...........................          --           --           --           --         0.50
                                    ----------      -------      -------      -------     --------
Earnings per common share.........  $     0.87   $     0.76   $     1.35   $     3.55   $     4.11
                                    ==========      =======      =======      =======     ========

17.  COMMITMENTS AND CONTINGENCIES

LEGAL PROCEEDINGS

     A petition for review has been filed in the United States Court of Appeals for the Fifth Circuit seeking to modify, terminate, and set aside the order approving the Acquisition, which involved substantially all of the Bank's initial assets and liabilities. The same petitioner filed a Motion to Intervene and a Complaint in Intervention in an action pending in the U.S. District Court of Texas, also seeking to set aside the order approving the Acquisition. The petitioner contends, in both cases, that it submitted the most favorable bid to acquire the assets and liabilities of Old USAT and that it should have been selected as the winning bidder.

     The Parent Company is not a party to either of these proceedings. The Bank has intervened in the Fifth Circuit case and may file a Motion to Intervene in the District Court case at a later date. Management believes, after consultation with legal counsel, that the claims of the petitioner are barred by applicable time

                               BANK UNITED CORP.

limits, have no basis for assertion under existing law, and will not have a material adverse effect on the Bank's or the Parent Company's financial condition, results of operations, or liquidity.

     The Bank is involved in legal proceedings occurring in the ordinary course of business that management believes, after consultation with legal counsel, are not, in the aggregate, material to the financial condition, results of operations, or liquidity of the Bank or the Parent Company.

     A substantial part of the Bank's business has involved the origination, purchase, and sale of mortgage loans. During the past several years, numerous individual claims and purported consumer class actions were commenced against a number of financial institutions, their subsidiaries, and other mortgage lending companies seeking civil statutory and actual damages and rescission under the federal Truth In Lending Act (the "TILA"), as well as remedies for alleged violations of various state unfair trade practices laws and restitution or unjust enrichment in connection with certain mortgage loan transactions.

     The Bank has a substantial mortgage loan servicing portfolio and maintains escrow accounts in connection with this servicing. During the past several years, numerous individual claims and purported consumer class action claims were commenced against a number of financial institutions, their subsidiaries, and other mortgage lending institutions generally seeking declaratory relief that certain of the lenders' escrow account servicing practices violate the Real Estate Settlement Practices Act and breach the lenders' contracts with borrowers. Such claims also generally seek actual damages and attorney's fees.

     In addition to the foregoing, mortgage lending institutions have been subjected to an increasing number of other types of individual claims and purported consumer class action claims that relate to various aspects of the origination, pricing, closing, servicing, and collection of mortgage loans and that allege inadequate disclosure, breach of contract, or violation of state laws. Claims have involved, among other things, interest rates and fees charged in connection with loans, interest rate adjustments on adjustable-rate mortgage loans, timely release of liens upon loan payoffs, the disclosure and imposition of various fees and charges, and the placing of collateral protection insurance.

     While the Bank has had various claims similar to those discussed above asserted against it, management does not expect these claims to have a material adverse effect on the Bank's or the Parent Company's financial condition, results of operations, or liquidity.

INSURANCE ASSESSMENT

     The United States Congress has passed legislation that, if it became law, would result in an assessment on all Savings Association Insurance Fund ("SAIF")-insured deposits in such amounts that will increase the SAIF Fund reserve ratio to 1.25% of SAIF-insured deposits. This one-time assessment has been estimated in the range of 0.75% to 0.90% of deposits. If this legislation became law, it could result in an assessment, net of tax, payable by the Bank amounting to as much as $23.7 million to $28.5 million. Thereafter, SAIF premiums are expected to decline to levels approximating BIF premiums. Management believes that the Bank will be able to maintain its status as a "well-capitalized" institution after payment of any assessment described above. See Note 21 for a discussion of subsequent events.

BAD DEBT RESERVE RECAPTURE

     The United States Congress has passed legislation that, if it became law, would require recapture of a thrift's post-1987 tax bad debt reserve over a six year period, with the opportunity to defer recapture by up to two years if certain residential loan requirements are met. There would be no financial statement impact from this recapture because a deferred tax liability has already been provided for on the Bank's post-1987 tax bad debt reserves. At September 30, 1995, the Bank has approximately $101 million of post-1987 tax bad debt

                               BANK UNITED CORP.

reserves. The current tax liability resulting from recapture of these reserves would be reduced by NOLs available to offset this income.

FACILITIES OPERATIONS

     Future minimum payments on data processing agreements and significant operating leases in effect at September 30, 1995 were as follows (in thousands):

                                        YEARS ENDING
                                       SEPTEMBER 30,                                  AMOUNT
        ---------------------------------------------------------------------------  ---------
           1996....................................................................   $19,884
           1997....................................................................    11,671
           1998....................................................................     8,937
           1999....................................................................     5,072
           2000....................................................................     1,495
           Thereafter..............................................................     8,678
                                                                                      -------
                                                                                      $55,737
                                                                                      =======

     Total data processing and rental expense for the six months ended March 31, 1996 and 1995 and fiscal 1995, 1994, and 1993, under the same or similar agreements as in the preceding table, after consideration of certain credits and rental income, were $11.5 million, $11.5 million, $22.9 million, $22.4 million, and $21.5 million.


18.  FINANCIAL HIGHLIGHTS BY PRINCIPAL BUSINESS OPERATION



     The Bank operates as a fully integrated financial services company. This business is conducted through the Community Banking, Financial Markets, and Commercial Banking Groups, which comprise the Banking Segment, and the Mortgage Banking Segment of the Bank. Summarized financial information by business segment and for the Parent Company for the periods indicated, was as follows:



                                                          FOR THE SIX MONTHS ENDED MARCH 31, 1996
                                                 ----------------------------------------------------------
                                                              MORTGAGE
                                                  BANKING      BANKING     PARENT
                                                  SEGMENT      SEGMENT     COMPANY    ELIMINATIONS COMBINED
                                                 ---------    ---------    -------    --------    ---------
                                                                       (IN THOUSANDS)
Revenues........................................ $ 123,856    $  49,842    $(1,366)   $ (5,791)   $ 166,541
Earnings before income taxes and minority
  interest......................................    64,121        3,006     (1,930)     (3,810)      61,387
Depreciation and amortization of intangibles....     4,594       11,132        488      (1,981)      14,233
Capital expenditures............................     2,750          239         --          --        2,989
Average identifiable assets..................... 11,295,739     634,013      4,707    (394,930)   11,539,529
Loan transfers to (from)........................   493,180     (493,180)        --          --           --
Interest income (expense) on single family
  mortgage warehouse outstanding loan balance...    11,895      (11,895)        --          --           --
Servicing (expense) income on Banking Segment's
  loans.........................................    (6,917)       6,917         --          --           --


- ---------------

The elimination amounts reflect the following: (i) dividends received by the Parent Company from the Bank, (ii) interest income and MSR amortization expense relating to loans held by the Banking Segment serviced by the Mortgage Banking Segment, and (iii) the single family mortgage warehouse funded by the Banking Segment.

                               BANK UNITED CORP.

                                                          FOR THE SIX MONTHS ENDED MARCH 31, 1995
                                                 ----------------------------------------------------------
                                                              MORTGAGE
                                                  BANKING      BANKING     PARENT
                                                  SEGMENT      SEGMENT     COMPANY    ELIMINATIONS COMBINED
                                                 ---------    ---------    -------    --------    ---------
                                                                       (IN THOUSANDS)
Revenues........................................ $  93,919    $  67,149    $    38    $ (6,827)   $ 154,279
Earnings before income taxes and minority
  interest......................................    37,223       17,029       (566)     (5,209)      48,477
Depreciation and amortization of intangibles....     6,194       10,149        488      (1,618)      15,213
Capital expenditures............................     1,123          105         --          --        1,228
Average identifiable assets..................... 9,359,478      452,593      9,587    (289,060)   9,532,598
Loan transfers to (from)........................   659,186     (659,186)        --          --           --
Interest income (expense) on single family
  mortgage warehouse outstanding loan balance...     9,393       (9,393)        --          --           --
Servicing (expense) income on Banking Segment's
  loans.........................................    (5,604)       5,604         --          --           --
                                                           FOR THE YEAR ENDED SEPTEMBER 30, 1995
                                                 ----------------------------------------------------------
Revenues........................................   203,115      119,601     (3,910)     (9,826)     308,980
Earnings before income taxes and minority
  interest......................................    82,163       19,357     (5,000)     (6,409)      90,111
Depreciation and amortization of intangibles....    12,305       20,965        976      (3,417)      30,829
Capital expenditures............................     5,859          273         --          --        6,132
Average identifiable assets..................... 10,258,857     482,965      8,061    (312,820)   10,437,063
Loan transfers to (from)........................ 1,012,771    (1,012,771)       --          --           --
Interest income (expense) on single family
  mortgage warehouse outstanding loan balance...    19,903      (19,903)        --          --           --
Servicing (expense) income on Banking Segment's
  loans.........................................   (12,672)      12,672         --          --           --
                                                           FOR THE YEAR ENDED SEPTEMBER 30, 1994
                                                 ----------------------------------------------------------
Revenues........................................   189,378      115,544      1,279     (13,530)     292,671
Earnings before income taxes and minority
  interest......................................    73,757       24,404       (645)    (11,435)      86,081
Depreciation and amortization of intangibles....    16,560       10,696        977      (2,095)      26,138
Capital expenditures............................     5,456        4,962         --          --       10,418
Average identifiable assets..................... 8,174,275      717,551      4,401    (612,600)   8,283,627
Loan transfers to (from)........................ 1,319,020    (1,319,020)       --          --           --
Interest income (expense) on single family
  mortgage warehouse outstanding loan balance...    33,173      (33,173)        --          --           --
Servicing (expense) income on Banking Segment's
  loans.........................................   (10,223)      10,223         --          --           --
                                                           FOR THE YEAR ENDED SEPTEMBER 30, 1993
                                                 ----------------------------------------------------------
Revenues........................................   221,476      121,028      1,070     (15,224)     328,350
Earnings before income taxes, minority interest,
  and extraordinary loss........................   106,015       31,492         20     (15,224)     122,303
Depreciation and amortization of intangibles....    20,757        8,445        694          --       29,896
Capital expenditures............................     6,145        8,256         --          --       14,401
Average identifiable assets..................... 7,193,808      981,711      7,790    (864,532)   7,318,777
Loan transfers to (from)........................   528,666     (528,666)        --          --           --
Interest income (expense) on single family
  mortgage warehouse outstanding loan balance...    43,103      (43,103)        --          --           --
Servicing (expense) income on Banking Segment's
  loans.........................................    (8,256)       8,256         --          --           --

     Revenues are comprised of net interest income (before the provision for credit losses) and non-interest income, and, in the case of Parent Company only revenue, dividends received from the Bank. Interest costs incurred by the Parent Company are included in its results above since they relate to long-term debt and are not directly attributable to a specific segment. Earnings before income taxes, minority interest, and extraordinary loss equal revenue, less the provision for credit losses and non-interest expenses. Non-interest expenses of the Bank are fully allocated to each segment of the Bank. Non-interest expenses incurred by support departments that are directly attributable to a segment are charged to the appropriate segment.

                               BANK UNITED CORP.

General corporate overhead expenses not specifically identified to an individual segment, but necessary for the maintenance of the Bank as a going concern, are also allocated to the two segments. Parent Company expenses are not allocated to the Bank's business segments.

     For segment reporting purposes, the value of servicing related to loans purchased from third parties by the Banking Segment is segregated from the original loan basis and is allocated to the Mortgage Banking Segment. The amortization of this capitalized amount approximated $1.2 million and $1.2 million for the six months ended March 31, 1996 and 1995, respectively, $2.4 million for fiscal 1995, and $1.8 million for fiscal 1994, and is reflected in the Mortgage Banking Segment figures above.

     For loans transferred from the Mortgage Banking Segment to the Banking Segment, the difference, if any, between the Banking Segment's "purchase price" and the loan's actual Book Value is retained by the Mortgage Banking Segment at the time of transfer. The amount retained is amortized to operations of the Mortgage Banking Segment and approximated $736,000 and $443,000 for the six months ended March 31, 1996 and 1995, respectively, $1.0 million for fiscal 1995, and $283,000 for fiscal 1994.

                               BANK UNITED CORP.

19.  QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following table represents summarized data for the first two quarters in fiscal 1996 and each of the quarters in fiscal 1995 and 1994 (dollars in thousands, except earnings per share).

                            1996                             1995                                        1994
                     -------------------   -----------------------------------------   -----------------------------------------
                      SECOND     FIRST      FOURTH     THIRD      SECOND     FIRST      FOURTH     THIRD      SECOND     FIRST
                     QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER
                     --------   --------   --------   --------   --------   --------   --------   --------   --------   --------
Interest income..... $203,436   $217,785   $224,308   $194,865   $172,992   $154,594   $133,563   $119,136   $118,333   $123,674
Interest expense....  148,548    160,741    166,580    146,220    129,915    110,045     93,118     76,998     73,617     77,191
                     --------   --------   --------   --------   --------   --------   --------   --------   --------   --------
    Net interest
      income........   54,888     57,044     57,728     48,645     43,077     44,549     40,445     42,138     44,716     46,483
Provision for credit
  losses............    3,181      2,669      9,663     10,473      3,223        934      3,421        798      1,298      1,480
                     --------   --------   --------   --------   --------   --------   --------   --------   --------   --------
Net interest income
  after provision
  for credit
  losses............   51,707     54,375     48,065     38,172     39,854     43,615     37,024     41,340     43,418     45,003
Non-interest
  income............   27,687     26,922     25,201     23,127     30,641     36,012     28,479     26,453     27,909     36,048
Non-interest
  expense...........   50,012     49,292     52,466     40,465     51,553     50,092     50,607     53,723     45,133     50,130
                     --------   --------   --------   --------   --------   --------   --------   --------   --------   --------
Income before income
  taxes and minority
  interest..........   29,382     32,005     20,800     20,834     18,942     29,535     14,896     14,070     26,194     30,921
Income tax expense
  (benefit).........   12,144     13,134      8,169      9,060      8,062     12,124        681    (38,551)     5,751        220
                     --------   --------   --------   --------   --------   --------   --------   --------   --------   --------
Net income before
  minority
  interest..........   17,238     18,871     12,631     11,774     10,880     17,411     14,215     52,621     20,443     30,701
Less minority
  interest:
    Subsidiary
      preferred
      stock
      dividends.....    4,563      4,563      4,111      2,163      2,163      2,163      2,164      2,163      2,163      2,163
    Payments in lieu
      of
      dividends.....       --        224         --         71         --        306         --        298         59         --
                     --------   --------   --------   --------   --------   --------   --------   --------   --------   --------
    Net Income...... $ 12,675   $ 14,084   $  8,520   $  9,540   $  8,717   $ 14,942   $ 12,051   $ 50,160   $ 18,221   $ 28,538
                     ========   ========   ========   ========   ========   ========   ========   ========   ========   ========
Net income
  applicable to
  common stock...... $ 11,824   $ 13,144   $  7,936   $  8,851   $  8,086   $ 13,951   $ 11,531   $ 47,199   $ 17,038   $ 26,751
Earnings per common
  share............. $   0.41   $   0.46   $   0.28   $   0.31   $   0.28   $   0.48   $   0.40   $   1.63   $   0.59   $   0.93
Average common
  shares and common
  stock equivalents
  outstanding.......   28,863     28,863     28,863     28,863     28,863     28,863     28,863     28,863     28,863     28,863

     The 1995 figures have been restated to reflect the implementation of SFAS No. 122 effective October 1, 1994. See Notes 1 and 6. Average shares and per share results have been restated to reflect the 1,800 to one stock conversion effective June 1996. See Note 21 for a discussion of subsequent events.

                               BANK UNITED CORP.

20.  CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

     The condensed financial statements of the Parent Company do not include all of the information and notes normally included with financial statements prepared in accordance with generally accepted accounting principles. See Note 21 for a discussion of subsequent events.

                                 PARENT COMPANY

                  CONDENSED STATEMENTS OF FINANCIAL CONDITION
                                 (IN THOUSANDS)

                                                                  AT
                                                                MARCH        AT SEPTEMBER 30,
                                                                 31,       --------------------
                                                                 1996        1995        1994
                                                               --------    --------    --------
ASSETS
Cash and cash equivalents...................................   $      1    $      1    $      1
Securities purchased under agreements to resell.............        682       2,121         710
Investment in Bank United...................................    640,955     609,178     560,834
Intangible assets...........................................      2,075       2,563       3,539
Other assets................................................      1,775       1,287       5,398
                                                               --------    --------    --------
TOTAL ASSETS................................................   $645,488    $615,150    $570,482
                                                               ========    ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Senior Notes................................................   $115,000    $115,000    $115,000
Other liabilities...........................................      4,047       4,047       4,120
                                                               --------    --------    --------
          Total liabilities.................................    119,047     119,047     119,120
                                                               --------    --------    --------
STOCKHOLDERS' EQUITY
Common stock
     Class A................................................          1           1           1
     Class C................................................          1           1           1
Paid-in capital.............................................    118,009     118,009     121,767
Retained earnings...........................................    411,498     384,739     343,020
Unrealized gains (losses) on subsidiary's securities and
  mortgage-backed securities available for sale, net of
  tax.......................................................     (3,068)     (6,647)    (13,427)
                                                               --------    --------    --------
          Total stockholders' equity........................    526,441     496,103     451,362
                                                               --------    --------    --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................   $645,488    $615,150    $570,482
                                                               ========    ========    ========

     These condensed financial statements should be read in conjunction with the Consolidated Financial Statements and Notes thereto.

                               BANK UNITED CORP.

                                 PARENT COMPANY
                       CONDENSED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                 FOR THE SIX
                                                MONTHS ENDED
                                                  MARCH 31,       FOR THE YEAR ENDED SEPTEMBER 30,
                                              -----------------   ---------------------------------
                                               1996      1995      1995         1994         1993
                                              -------   -------   -------     --------     --------
INCOME
Dividends from the Bank...................... $ 3,810   $ 5,209   $ 6,409     $ 11,435     $ 15,224
Short-term interest-earning assets...........      29        31        88           21          107
                                              --------  --------  --------    --------     --------
          Total income.......................   3,839     5,240     6,497       11,456       15,331
                                              --------  --------  --------    --------     --------
EXPENSE
Interest expense -- note payable to related
  party......................................      --        --        --           --          601
Interest expense -- long-term debt...........      --        --        --           --       10,214
Interest expense -- Senior Notes.............   5,205     5,202    10,407       10,177        3,446
Amortization of intangibles..................     488       488       976          977          694
Other........................................      76       116       114          947          356
                                              --------  --------  --------    --------     --------
          Total expense......................   5,769     5,806    11,497       12,101       15,311
                                              --------  --------  --------    --------     --------
INCOME (LOSS) BEFORE UNDISTRIBUTED INCOME OF
  BANK, INCOME TAXES, AND EXTRAORDINARY
  LOSS.......................................  (1,930)     (566)   (5,000)        (645)          20
  Equity in undistributed income of the
     Bank....................................  28,198    23,675    45,322      104,316      141,910
                                              --------  --------  --------    --------     --------
INCOME BEFORE INCOME TAXES AND EXTRAORDINARY
  LOSS.......................................  26,268    23,109    40,322      103,671      141,930
  Income tax (benefit) expense...............    (491)     (550)   (1,397)      (5,299)          11
                                              --------  --------  --------    --------     --------
INCOME BEFORE EXTRAORDINARY LOSS.............  26,759    23,659    41,719      108,970      141,919
Extraordinary loss -- early extinguishment of
  debt.......................................      --        --        --           --      (14,549)
                                              --------  --------  --------    --------     --------
NET INCOME................................... $26,759   $23,659   $41,719     $108,970     $127,370
                                              ========  ========  ========    ========     ========

     These condensed financial statements should be read in conjunction with the Consolidated Financial Statements and Notes thereto.

                               BANK UNITED CORP.

                                 PARENT COMPANY

                       CONDENSED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                             FOR THE SIX MONTHS      FOR THE YEAR ENDED SEPTEMBER
                                               ENDED MARCH 31,                   30,
                                             -------------------    ------------------------------
                                               1996       1995        1995       1994       1993
                                             --------   --------    --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income.................................  $ 26,759   $ 23,659    $ 41,719   $108,970   $127,370
Adjustments to reconcile net income to net
  cash (used) provided by operating
  activities:
     Equity in undistributed income of the
       Bank................................   (28,198)   (23,675)    (45,322)  (104,316)  (141,910)
     Amortization of intangibles...........       488        488         976        977        694
     Change in other assets................      (488)     3,566       4,111     (5,393)    (1,594)
     Change in other liabilities...........        --         26         (73)       159      2,670
                                             --------   --------    --------   --------   --------
          Net cash (used) provided by
            operating activities...........    (1,439)     4,064       1,411        397    (12,770)
                                             --------   --------    --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES
Net change in securities purchased under
  agreements to resell.....................     1,439     (4,064)     (1,411)      (397)      (313)
                                             --------   --------    --------   --------   --------
          Net cash provided (used) by
            investing activities...........     1,439     (4,064)     (1,411)      (397)      (313)
                                             --------   --------    --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES
     Repayment of long-term debt and note
       payable to related party............        --         --          --         --   (106,090)
     Proceeds from issuance of Senior
       Notes...............................        --         --          --         --    115,000
                                             --------   --------    --------   --------   --------
          Net cash provided by financing
            activities.....................        --         --          --         --      8,910
                                             --------   --------    --------   --------   --------
NET DECREASE IN CASH AND CASH
  EQUIVALENTS..............................        --         --          --         --     (4,173)
CASH AND CASH EQUIVALENTS AT BEGINNING OF
  PERIOD...................................         1          1           1          1      4,174
                                             --------   --------    --------   --------   --------
CASH AND CASH EQUIVALENTS AT END OF
  PERIOD...................................  $      1   $      1    $      1   $      1   $      1
                                             ========   ========    ========   ========   ========

     These condensed financial statements should be read in conjunction with the Consolidated Financial Statements and Notes thereto.

                               BANK UNITED CORP.

21.  SUBSEQUENT EVENTS

     Name Change. In June 1996, the Company changed its name from USAT Holdings Inc. to Bank United Corp. and the Bank changed its name from Bank United of Texas to Bank United.

     Dividend Payment. On May 6, 1996, the Bank paid a $100 million dividend to the Company on the Bank Common Stock and a related contractually required payment in lieu of dividends to the FDIC-FRF in the amount of $5.9 million. On the same day, the Company paid a dividend on its common stock in the amount of $100 million.

     Restructuring. Prior to June 1996, the Company was a subsidiary of Hyperion Holdings Inc., a Delaware corporation ("Hyperion Holdings"), which was a subsidiary of Hyperion Partners L.P., a Delaware limited partnership ("Hyperion Partners"). In June 1996, the following actions were taken (collectively, the "Restructuring"): (i) Hyperion Holdings exchanged shares of a newly created class of its non-voting common stock for certain shares of its voting common stock held by Hyperion Partners; (ii) Hyperion Partners then distributed the Hyperion Holdings common stock owned by it to its limited and general partners in accordance with the terms of the limited partnership agreement of Hyperion Partners (the "Distribution") and; (iii) following the Distribution, Hyperion Holdings was merged with and into the Company (the "Merger"). As a result of the Merger, the common stockholders of Hyperion Holdings (i.e. the limited and general partners of Hyperion Partners) received shares of Class A voting and Class B non-voting Common Stock of the Company. As of the date of the Merger, Hyperion Holdings had no significant assets, liabilities or business other than its investment in the Company. The Merger was accounted for in a manner similar to a pooling of interests. Due to the immaterial nature of the assets, liabilities and operations of Hyperion Holdings prior to the Merger, prior period results were not restated.

     Stock Conversion. Prior to the Merger, the Company had outstanding 13,238 shares of Class A voting and 2,797 shares of Class C nonvoting Common Stock. Subsequent to the Restructuring and an 1,800 to one stock conversion, the Company had a total of 28,863,000 shares of Common Stock outstanding as follows:
Class A Common Stock (voting) -- 381,925 shares, Class B Common Stock (non-voting) -- 28,481,075 shares, and no shares of Class C Common Stock (which were cancelled at the time of the Restructuring and the 1,800 to one conversion). The Company also filed a registration statement in June 1996 with the Securities and Exchange Commission to offer 10,500,000 shares of the Class A Common Stock to the public, including 910,694 shares being sold by the Company and 9,589,306 shares being sold by certain shareholders of the Company.

     Recognition of Tax Benefits. The Parent Company's Certificate of Incorporation and By-Laws were restated with the intent to preserve certain beneficial tax attributes limiting disposition of Class A Common Stock and other interests in the Parent Company by certain stockholders. These limitations allowed the recognition of tax benefits in June 1996 for the expected utilization of NOLs. These tax benefits were not recognized in prior periods due to limitations on the utilization of NOLs if an ownership change had occurred. In June 1996 the Parent Company and the Bank entered into a federal tax sharing agreement. This agreement results in the recognition of a tax benefit for the expected utilization of the Parent Company's NOLs by the Bank. A total tax benefit of $101.7 million was recognized as a reduction of income tax expense and an increase in the net deferred tax asset.


     Executive Management Compensation Program. In June 1996, the Company Board approved an Executive Management Compensation Program (the "Compensation Plan") containing the following provisions: (i) a cash bonus of $4.0 million; (ii) the award of 318,342 shares of Company Class B Common Stock with restrictions on its transferability for a period of three years from its issuance; and (iii) issuance of 1,154,520 options for purchase of an equivalent number of shares of Company common stock at the time of the Offering; such options vest ratably over three years from the date of grant. The options' exercise price will

                               BANK UNITED CORP.

be set at an amount not less than the fair market value at the date of the grant and will expire if not exercised within ten years of the date of the grant.

     Compensation expense totaling $7.8 million, $4.8 million net of tax, was recognized in the third quarter of 1996 for the cash bonus and the restricted stock award. Since the stock options have an exercise price approximating the fair value of the Parent Company's stock, compensation expense is not recognized for their issuance.

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." This statement defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages adoption of that method for all employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method currently being followed and make pro forma disclosures of net income and earnings per share under the fair value based method of accounting. This statement is effective for financial statements with fiscal years beginning after December 15, 1995, with earlier application encouraged. Management is currently evaluating the proposed alternatives under this statement.


     Mortgage Banking Restructuring Charge. In June 1996, the Company recorded a restructuring charge of $10.7 million before tax, or $6.6 million after tax. Pro forma earnings per common share was reduced by $0.21 as a result of this charge. The restructuring of the origination business of the mortgage banking segment will eliminate unprofitable operations in markets that the Company chose to exit. The restructuring plan focuses primarily on closing or consolidating production offices and several regional operations centers. These closures and consolidations will result in personnel reductions of approximately 265 people, including both salaried and commissioned employees. The restructuring charge includes estimated costs for severance and other benefits of $800 thousand, asset write-downs of $5.3 million, lease termination costs of $3.4 million and other costs of $1.2 million. The non-cash write-off of $5.3 million reflects $3.5 million of goodwill and $1.8 million of fixed assets and leasehold improvements written off in connection with the closed production offices. At June 30, 1996, the unpaid liability relating to the restructuring charge was $5.4 million and is expected to be paid in full during fiscal 1999. As of June 30, 1996, 15 mortgage origination branches and 2 regional operation centers had been closed and the workforce was reduced by 129.


     Warrants. In July 1996, the Company and the FDIC agreed that the FDIC would surrender to the Bank a portion of the warrant for a $5.9 million cash payment and exercise the remainder of the Warrant. Immediately thereafter, the FDIC exchanged all of the shares of Bank Common Stock issued upon exercise of the Warrant for 1,503,560 shares of Class B Common Stock. The FDIC has agreed to sell all of such shares of Class B Common Stock in the Offering and, following the consummation of the Offering, the FDIC will not own any shares of Common Stock.

     Insurance Assessment. Subsequent to September 30, 1995, legislation the United States Congress had passed to increase the SAIF Fund reserve ratio to 1.25% was vetoed by President Clinton. See Note 17. The United States Congress continues to consider measures aimed at fully recapitalizing the SAIF, which include a one-time assessment that could result in an amount payable by the Bank, net of tax, of as much as $23.7 million to $28.5 million. Management believes that the Bank will be able to maintain its status as a "well-capitalized" institution after payment of any such assessment. At this time no assurance can be given as to whether any such measures will become law.

     Recently Issued Accounting Standards. In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement requires that, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This statement is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996,

                               BANK UNITED CORP.

and is to be applied prospectively. Earlier or retroactive application is not permitted. Implementation of this pronouncement should have no material adverse effect on the Consolidated Financial Statements.

  Claims Related to Forbearance Agreement


     On July 1, 1996, the Supreme Court upheld lower court rulings that the United States had breached the contracts involved in the Winstar case and remanded the case for further proceedings on the issue of damages. There is uncertainty about how the Court of Federal Claims will manage the over 100 lawsuits on its docket that, like Plaintiffs' case, involve issues similar to those raised in the Winstar case. On July 8, 1996, the Chief Judge of the Court of Federal Claims designated Stephen D. Susman, Esq. of Houston, Texas as "Special Counsel to the Court" to facilitate the adoption of methods for "rationalizing" the litigation. At a Court of Federal Claims status conference held in July 1996, Mr. Susman presented a proposed case management plan and schedule supported by a large number of the plaintiffs in the FIRREA-related cases, including Plaintiffs. Counsel for the United States proposed a different plan, but, while asserting objections to a number of the features of Mr. Susman's plan, expressed a willingness to work with Mr. Susman and a coordinating committee of plaintiffs' counsel on achieving an agreed pretrial order for management of the cases. The Chief Judge of the Court of Federal Claims scheduled another status conference for August 19, 1996 and directed counsel for the United States and the plaintiffs' counsel coordinating committee to report to the Chief Judge by August 15 on their efforts to agree on a proposed case management plan. The Chief Judge also encouraged the FDIC, which has indicated a desire to participate in or take over certain lawsuits (unlike Plaintiffs' lawsuit) involving post-FIRREA failed institutions, to become involved in this process. The Chief Judge indicated that he may enter a case management order at or shortly after the August 19 status conference. While the Company expects Plaintiffs' claims for damages to exceed $200 million, the Company is unable to predict the outcome of Plaintiffs' suit against the United States and the amount of judgment for damages, if any, that may be awarded. Consequently, no assurances can be given as to the results of this suit. The Company and the Bank have entered into an agreement with Hyperion Partners acknowledging the relative value, as among the parties, of their claims in the pending litigation. The agreement confirms that the Company and the Bank are entitled to receive 85% of the amount, if any, recovered as a result of the settlement of or a judgment on such claims, and that Hyperion Partners is entitled to receive 15% of such amount. The agreement was approved by the disinterested directors of the Company. Plaintiffs will continue to cooperate in good faith and will use their best efforts to maximize the total amount, if any, that they may recover.

                               BANK UNITED CORP.

     These transactions are illustrated in the March 31, 1996 Pro Forma Condensed Consolidated Statement of Financial Condition and the March 31, 1996 Pro Forma Condensed Consolidated Statement of Operations.

       PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
                                 (IN THOUSANDS)

                                                                PRO FORMA ADJUSTMENTS
                      HISTORICAL     ----------------------------------------------------------------------------     PRO FORMA
                     AT MARCH 31,    DIVIDEND       TAX       ISSUANCE   COMPENSATION  RESTRUCTURING     WARRANT     AT MARCH 31,
                         1996         PAYMENT     BENEFIT      COSTS        PLAN          CHARGE        EXCHANGE         1996
                     ------------    ---------    --------    -------    ----------    -------------    ---------    ------------
                     (UNAUDITED)
ASSETS
  Cash and cash
    equivalents..... $   135,691     $      --    $     --    $    --     $     --        $    --        $    --     $   135,691
  Securities
    purchased under
    agreements to
    resell and
    federal funds
    sold............     659,279      (105,900)         --     (3,000)      (4,112)            --         (5,900)        540,367
  Trading account
    assets..........       1,267            --          --         --           --             --             --           1,267
  Securities........      58,351            --          --         --           --             --             --          58,351
  Mortgage-backed
    securities......   1,954,070            --          --         --           --             --             --       1,954,070
  Loans.............   7,878,080            --          --         --           --             --             --       7,878,080
  Other assets......     579,898            --     101,700         --        1,799           (509)            --         682,888
                     ------------    ---------    --------    -------    ----------    -------------    ---------    ------------
      Total
        assets...... $11,266,636     $(105,900)   $101,700    $(3,000)    $ (2,313)       $  (509)       $(5,900)    $11,250,714
                     ============    =========    ========    =======    ==========    ============     =========    ============
LIABILITIES,
  MINORITY INTEREST,
  AND STOCKHOLDERS'
  EQUITY
LIABILITIES
  Deposits.......... $ 4,963,321     $      --    $     --    $    --     $     --        $    --        $    --     $ 4,963,321
  Borrowings........   5,088,959            --          --         --           --             --             --       5,088,959
  Senior Notes......     115,000            --          --         --           --             --             --         115,000
  Other
    liabilities.....     387,415            --          --         --       (1,205)         6,069             --         392,279
                     ------------    ---------    --------    -------    ----------    -------------    ---------    ------------
      Total
      liabilities...  10,554,695            --          --         --       (1,205)         6,069             --      10,559,559
MINORITY INTEREST
  Preferred stock
    issued by
    consolidated
    subsidiary......     185,500            --          --         --           --             --             --         185,500
STOCKHOLDERS'
  EQUITY............     526,441      (105,900)    101,700     (3,000)      (1,108)        (6,578)        (5,900)        505,655
                     ------------    ---------    --------    -------    ----------    -------------    ---------    ------------
TOTAL LIABILITIES,
  MINORITY INTEREST,
  AND STOCKHOLDERS'
  EQUITY............ $11,266,636     $(105,900)   $101,700    $(3,000)    $ (2,313)       $  (509)       $(5,900)    $11,250,714
                     ============    =========    ========    =======    ==========    ============     =========    ============

                               BANK UNITED CORP.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                        HISTORICAL                                                                                   PRO FORMA
                       FOR THE SIX                               PRO FORMA ADJUSTMENTS                              FOR THE SIX
                       MONTHS ENDED    -------------------------------------------------------------------------    MONTHS ENDED
                        MARCH 31,      DIVIDEND      TAX      ISSUANCE  COMPENSATION  RESTRUCTURING    WARRANT       MARCH 31,
                           1996         PAYMENT    BENEFIT     COSTS       PLAN          CHARGE       EXCHANGE          1996
                      --------------   ---------   --------   -------   -----------   ------------   -----------   --------------
                       (UNAUDITED)
INTEREST INCOME
  Interest income....   $  421,221     $      --   $     --   $    --     $    --       $     --       $    --       $  421,221
  Interest expense...      309,289            --         --        --          --             --            --          309,289
                      --------------   ---------   --------   -------   -----------   ------------   -----------   --------------
      Net interest
        income.......      111,932            --         --        --          --             --            --          111,932
  Provision for
    credit losses....        5,850            --         --        --          --             --            --            5,850
                      --------------   ---------   --------   -------   -----------   ------------   -----------   --------------
      Net interest
        income after
        provision for
        credit
        losses.......      106,082            --         --        --          --             --            --          106,082
NON-INTEREST INCOME
  Net gains (losses)
    Sales of single
      family
      servicing
      rights and
      single family
      warehouse
      loans..........       19,157            --         --        --          --             --            --           19,157
    Securities and
      mortgage-backed
      securities.....        2,863            --         --        --          --             --            --            2,863
  Other loans........        3,485            --         --        --          --             --            --            3,485
  Loan servicing fees
    and charges......       22,107            --         --        --          --             --            --           22,107
    Other income.....        6,997            --         --        --          --             --            --            6,997
                      --------------   ---------   --------   -------   -----------   ------------   -----------   --------------
      Total
        non-interest
        income.......       54,609            --         --        --          --             --            --           54,609
NON-INTEREST EXPENSE
  Compensation and
    benefits.........       39,898            --         --        --       7,820             --            --           47,718
  Occupancy..........        9,439            --         --        --          --             --            --            9,439
  Data processing....        8,120            --         --        --          --             --            --            8,120
  Amortization of
    intangibles......        9,801            --         --        --          --             --            --            9,801
  Restructuring
    charge...........           --            --         --        --          --         10,681            --           10,681
  Other..............       32,046            --         --        --          --             --            --           32,046
                      --------------   ---------   --------   -------   -----------   ------------   -----------   --------------
      Total
        non-interest
        expense......       99,304            --         --        --       7,820         10,681            --          117,805
                      --------------   ---------   --------   -------   -----------   ------------   -----------   --------------
INCOME BEFORE TAXES
  AND MINORITY
  INTEREST...........       61,387            --         --        --      (7,820)       (10,681)           --           42,886
Income tax expense
  (benefit)..........       25,278            --   (101,700)       --      (3,004)        (4,103)           --          (83,529)
                      --------------   ---------   --------   -------   -----------   ------------   -----------   --------------
NET INCOME BEFORE
  MINORITY
  INTEREST...........       36,109            --    101,700        --      (4,816)        (6,578)           --          126,415
  Less minority
    interest:
    Preferred stock
      dividends......        9,126            --         --        --          --             --            --            9,126
    Payments in lieu
      of dividends...          224         5,900         --        --          --             --            --            6,124
                      --------------   ---------   --------   -------   -----------   ------------   -----------   --------------
NET INCOME...........   $   26,759     $  (5,900)  $101,700   $    --     $(4,816)      $ (6,578)      $    --       $  111,165
                      ==============   =========   ========   =======   ===========   ============   ===========   ==============
EARNINGS PER COMMON
  SHARE..............   $     0.87                                                                                   $     3.62
                      ==============                                                                               ==============

                               BANK UNITED CORP.

     The average number of common shares outstanding used in computing earnings per common share for the six months ended March 31, 1996 was 28,863,000 and reflects the 1,800 to one stock conversion in June 1996. The pro forma average number of common shares outstanding for the six months ended March 31, 1996 was 30,684,902 and has been adjusted to give effect to the shares of restricted stock issued in accordance with the Compensation Plan and the shares issued in conjunction with the Warrant, as though these shares were issued on October 1, 1995.

     The following table shows the Bank's regulatory capital ratios on a historical and a pro forma basis:

                                                                       MARCH 31, 1996
                                                                   ----------------------
                                                                   HISTORICAL   PRO FORMA
                                                                   ----------   ---------
        Tangible Capital..........................................     6.88%        5.79%
        Core Capital..............................................     6.96         5.87
        Total Capital.............................................    14.20        11.93

     The Parent Company's and the Bank's dividend restrictions on a historical and a pro forma basis follows:

                                                                       MARCH 31, 1996
                                                                   ----------------------
                                                                   HISTORICAL   PRO FORMA
                                                                   ----------   ---------
        Parent Company
             Dividend Limitation-Senior Note Indenture............  $ 123,746   $  51,225
        Bank
             Dividend Limitation-OTS Regulations..................  $ 186,460   $ 148,483

- ------------------------------------------------------
- ------------------------------------------------------

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF CLASS A COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSONS IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................     3
Risk Factors..........................    16
The Company...........................    25
Use of Proceeds.......................    29
Dividend Policy.......................    29
Capitalization........................    30
Selected Consolidated Financial and
  Other Data..........................    32
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    36
Business..............................    65
Regulation............................    89
Description of Properties.............   112
Legal Proceedings.....................   112
Management............................   115
Selling Stockholders..................   135
Description of Capital Stock..........   140
Underwriting..........................   146
Legal Matters.........................   148
Experts...............................   148
Available Information.................   148
Index to Consolidated Financial
  Statements..........................   F-1


     UNTIL                , 1996 (25 DAYS AFTER COMMENCEMENT OF THE OFFERING),
ALL DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------

                               10,500,000 SHARES

                                      LOGO
                              CLASS A COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------

                              MERRILL LYNCH & CO.

                                LEHMAN BROTHERS

                               SMITH BARNEY INC.
                                            , 1996

- ------------------------------------------------------
- ------------------------------------------------------

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission (the "Commission") registration fee, the National Association of Securities Dealers, Inc. ("NASD") filing fee and the NASDAQ listing fee.


                                                                            PAYABLE BY
                                                                          THE REGISTRANT
                                                                          --------------
        SEC registration fee............................................    $   83,276
        NASD filing fee.................................................        10,500
        NASDAQ listing fee..............................................        50,000
        Blue Sky fees and expenses......................................        10,000
        Accounting fees and expenses....................................       250,000
        Legal fees and expenses.........................................     1,000,000
        Printing and engraving expenses.................................       950,000
        Miscellaneous fees and expenses.................................       646,224
                                                                          --------------
                  Total.................................................    $3,000,000
                                                                            ==========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

     The Restated Certificate of Incorporation of the Company (the "Certificate") provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Such right to indemnification includes the right to have the Company pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the DGCL. Such rights are not exclusive of any other right which any person may have or thereafter acquire under any statute, provision of the Certificate, By-Laws, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of such provision will in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Company thereunder in respect of any occurrence or matter arising prior to any such repeal or modification. The Certificate also specifically authorizes the Company to maintain insurance and to grant similar indemnification rights to employees or agents of the Company.

     The DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

     The Certificate provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the DGCL as amended from time to time, for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.

     The Purchase Agreement provides for indemnification by the Underwriters of the registrant, its Directors and officers, and by the registrant of the Underwriters, for certain liabilities, including liabilities arising under the Securities Act, and affords certain rights of contribution with respect thereto.

     In addition, Lewis S. Ranieri, Salvatore A. Ranieri, and Scott A. Shay, who are directors of the Company, may be entitled to indemnification from Hyperion Partners L.P. and Hyperion Ventures L.P., the former upstream affiliates of the Company. Such former upstream affiliates, at their sole discretion, may elect to indemnify other persons who serve as directors or officers of the Company.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     During June 1996, the following actions were taken in the order indicated:
(i) Hyperion Holdings exchanged shares of a newly created class of its non-voting common stock for certain shares of its voting common stock held by Hyperion Partners; (ii) Hyperion Partners then distributed the Hyperion Holdings common stock to its limited and general partners in accordance with the limited partnership agreement of Hyperion Partners (the "Distribution"); and (iii) following the Distribution, Hyperion Holdings was merged with and into the Company (the "Merger"), with the result that holders of Hyperion Holdings voting and non-voting common stock received shares of Class A Common Stock and Class B Common Stock and the holders of the Company's Class C common stock, par value $0.01 per share ("Class C Common Stock") received shares of Class B Common Stock as set forth under "Selling Stockholders". As part of the Restructuring, the common stock of Hyperion Holdings and the Class C Common Stock were converted 1,800 to one. Subsequent to the Restructuring, there were no shares of Class C Common Stock outstanding. See Note 21 to the Consolidated Financial Statements for a discussion of subsequent events and see "Capitalization". In addition, immediately prior to the Offering, the FDIC-FRF surrendered to the Bank a portion of its Warrant (the "Warrant") to purchase 158,823 shares of Bank Common Stock for a cash payment of approximately $5.9 million and exercised the remainder of the Warrant. Immediately thereafter, the FDIC-FRF exchanged the shares of Bank Common Stock for 1,503,560 shares of Class B Common Stock, all of which are being sold in the Offering. See "Business -- The Assistance Agreement" and "Selling Stockholders". The Offering is intended to establish a public market for the Class A Common Stock while providing the Company with funds for general corporate purposes and providing the Selling Stockholders with liquidity for their current holdings in the Company. In June 1996, the Company granted 318,342 shares of Class B Common Stock to certain executive officers of the Company pursuant to the executive management compensation program. See "Management -- Executive Management Compensation Program".

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits. The following exhibits are filed as part of this Registration Statement.


   ITEM 601
REGULATION S-K
   EXHIBIT
  REFERENCE
    NUMBER                                         DESCRIPTION
- --------------   -------------------------------------------------------------------------------
   1.1*          -- Form of Purchase Agreement.
   2.1           -- Form of Letter Agreement, by and among the general and limited partners of
                    Hyperion Partners, L.P., dated as of June 17, 1996, relating to certain transactions consummated prior to the Offering.
   2.2*          -- Merger Agreement, dated as of June 17, 1996, by and between the Company and
                    Hyperion Holdings relating to the Merger.
   3.1           -- Form of Restated Certificate of Incorporation of the Registrant, as amended.
   3.2           -- Form of By-Laws of the Registrant.
   4.1           -- Indenture, dated as of May 15, 1993, between the Registrant and Bank of New
                    York, as Trustee, relating to the Registrant's 8.05% Senior Notes due May
                    15, 1998.
   4.2           -- Form of 8.05% Senior Note due May 15, 1998 (included in the Indenture filed as Exhibit 4.1 hereto).
   4.3           -- Exchange and Registration Rights relating to Registrant's 8.05% Senior Notes due May 15, 1998.
   4.4           -- First Supplemental Indenture, dated as of January 23, 1995, between the
                    Registrant and the Bank of New York, as Trustee, relating to Registrant's
                    8.05% Senior Notes due May 15, 1998.
   4.5           -- Form of Class A Common Stock Certificate.
   5.1*          -- Opinion and consent of Wachtell, Lipton, Rosen & Katz.
  10.1           -- Assistance Agreement, dated December 30, 1988, among the Bank, the
                    Registrant, Hyperion Holdings, Hyperion Partners, and the FSLIC.
  10.1a          -- Settlement and Termination Agreement, dated as of December 23, 1993, among the Bank, the Registrant, Hyperion Holdings, Hyperion Partners and the FDIC.
  10.1b          -- Tax Benefits Agreement, dated December 28, 1993, among the Bank, the
                    Registrant, Hyperion Holdings, Hyperion Partners and the FDIC.
  10.2           -- Acquisition Agreement, dated December 30, 1988, between the Bank and the
                    FSLIC.
  10.3           -- Warrant Agreement, dated December 30, 1988, between the Bank and the FSLIC.
  10.3a          -- Amended and Restated Warrant Agreement, dated December 28, 1993, between the
                    Bank and the FDIC.
  10.4           -- Regulatory Capital Maintenance Agreement, dated December 30, 1988 among the
                    Bank, the Registrant, Hyperion Holdings, Hyperion Partners, and the FSLIC
                    (terminated).
  10.5           -- Federal Stock Charter of the Bank and First Amendment to charter approved on
                    August 26, 1992.
  10.6           -- Amended and Restated Federal Stock Charter of the Bank and Second Amendment
                    approved on October 30, 1992.
  10.6a          -- Third Amendment to the Federal Stock Charter of the Bank approved on April
                    23, 1996.
  10.6b          -- Amended and Restated Bylaws of the Bank.
  10.7           -- Specimen Preferred Stock, Series A, certificate, $25.00 per share stated
                    value of the Bank.
  10.7a          -- Certificate of Designation of Noncumulative Preferred Stock, Series A, of
                    the Bank.
  10.7b          -- Specimen Preferred Stock, Series B, certificate, $25.00 per share stated
                    value, of the Bank.
  10.7c          -- Certificate of Designation of Noncumulative Preferred Stock, Series B, of
                    the Bank.
  10.8           -- Data Processing Agreement, dated January 1, 1992, between the Bank and
                    Systematics Financial Services, Inc., and First Amendment (dated October 28,
                    1992) and Second Amendment (dated September 1, 1992).
  10.8a          -- Third Amendment, dated December 17, 1993, to the Data Processing Agreement, dated January 1, 1992, between the Bank and Systematics Financial Services,
                    Inc.
  10.8b          -- Fourth Amendment, dated March 28, 1994, to the Data Processing Agreement, dated January 1, 1992, between the Bank and Systematics Financial Services,
                    Inc.

   ITEM 601
REGULATION S-K
   EXHIBIT
  REFERENCE
    NUMBER                                         DESCRIPTION
- --------------   -------------------------------------------------------------------------------
  10.8c          -- Fifth Amendment, dated April 1, 1994 to the Data Processing Agreement, dated
                    January 1, 1992, between the Bank and Systematics Financial Services, Inc.
  10.8d          -- Sixth Amendment, dated February 26, 1996 to the Data Processing Agreement, dated January 1, 1992, between the Bank and Systematics Financial Services,
                    Inc.
  10.9           -- Management and Consulting Services Agreement, dated January 1, 1992, between the Bank and Systematics Financial Services, Inc., and First Amendment
                    (dated March 18, 1992) and Second Amendment (dated September 1, 1992).
  10.10          -- Lease Agreement, dated April 1, 1989, between the Bank and Homart
                    Development Co. (Leased premises at 3200 Southwest Freeway) and First
                    Amendment thereto dated January 31, 1990.
  10.10a         -- Second Amendment, dated November 14, 1994 to Lease Agreement dated April 1,
                    1989, between the Bank and Homart Development Co. (assigned to HD Delaware
                    Properties, Inc.).
  10.10b         -- Third Amendment, dated January 8, 1996 to Lease Agreement dated April 1,
                    1989 between the Bank and Homart Development Co. (predecessor in interest of
                    HMS Office, L.P.).
  10.11          -- Lease Agreement, dated November 20, 1990, between the Bank and Greenway
                    Plaza, LTD. (Leased premises at 3800 Buffalo Speedway).
  10.12          -- Employment Agreement, dated March 18, 1991, between the Bank and Barry C.
                    Burkholder.
  10.12a         -- Amendment, dated April 10, 1996, to the Employment Agreement between the
                    Bank and Barry C. Burkholder.
  10.13          -- Letter Agreement Related to Employment, dated April 4, 1990, between the
                    Bank and Anthony J. Nocella.
  10.14          -- Letter Agreement Related to Employment, dated June 18, 1990 between the Bank and George R. Bender.
  10.15          -- Letter Agreement Related to Employment, dated April 6, 1990, between the
                    Bank and Jonathon K. Heffron.
  10.16          -- Letter Agreement Related to Employment, dated May 10, 1991, between the Bank and Leslie H. Green.
  10.17          -- Management Incentive Plan, dated April 20, 1992.
  10.18          -- Letter Agreement, dated January 5, 1990, between Hyperion Partners and certain shareholders of the Registrant with respect to the provision of managerial assistance to the Registrant.
  10.22          -- Supplemental Executive Savings Plan of the Bank.
  10.23          -- Directors Supplemental Savings Plan of the Bank.
  10.24          -- Warrant Purchase and Exchange Agreement, dated July 23, 1996, by and among the Company, the Bank and the Federal Deposit Insurance Corporation.
  10.25          -- Form of Tax Sharing Agreement dated as of             , 1996, by and between
                    the Company and the Bank.
  10.26          -- Form of The Company's 1996 Stock Incentive Plan.
  10.27          -- Form of The Company's Director Stock Plan.
  10.28          -- Form of Employment Agreement, dated August   , 1996, between the Company and
                    Barry C. Burkholder.
  10.29          -- Form of Employment Agreement, dated August   , 1996, between the Company and
                    Anthony J. Nocella.
  10.30          -- Form of Employment Agreement, dated August   , 1996, between the Company and
                    Jonathon K. Heffron.
  10.31          -- Form of Employment Agreement, dated August   , 1996, between the Company and
                    Ronald D. Coben.
  10.32          -- Form of Nontransferable Stock Agreement.
  10.33          -- Form of Stock Option Agreement.
  10.34          -- Form of Consulting Agreement.
  10.35          -- Form of Recovery Agreement.

   ITEM 601
REGULATION S-K
   EXHIBIT
  REFERENCE
    NUMBER                                         DESCRIPTION
- --------------   -------------------------------------------------------------------------------
  10.36          -- Stock Purchase Agreement, dated January 15, 1993, between Hyperion Partners and Hyperion Holdings.
  21*            -- Subsidiaries of the Registrant.
  23.1           -- Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).
  23.2*          -- Consent of Deloitte & Touche LLP, independent auditors.
  24             -- Powers of Attorney.
  27*            -- Financial Data Schedule.
  99.3           -- Complaint filed by the Registrant and certain of its affiliates against the
                    FDIC and certain other governmental agencies in the Southern District of
                    Texas, Galveston Division, C.A. No. G-93-461.


- ---------------
 * Filed herewith.


All other Exhibits have been filed previously.


     (b) Financial Statement Schedules.

     The Consolidated Financial Statements listed in the Index to Consolidated Financial Statements contained in the Offering Circular are hereby incorporated herein by reference.

     Schedules to the Consolidated Financial Statements are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the Underwriters at the closing of the Offering specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN UNIONDALE, STATE OF NEW YORK, ON THE 6TH DAY OF AUGUST, 1996.


                                          BANK UNITED CORP.

                                          By    /s/  BARRY C. BURKHOLDER

                                            ------------------------------------
                                                       PRESIDENT AND
                                                  CHIEF EXECUTIVE OFFICER

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS AMENDMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE DATES INDICATED BELOW.


                 SIGNATURES                                 TITLE                     DATE
- ---------------------------------------------   -----------------------------   ----------------
(1)  Principal Executive Officer:
              /s/  BARRY C. BURKHOLDER                  President and             August 6, 1996
- ---------------------------------------------      Chief Executive Officer
             Barry C. Burkholder

(2)  Principal Financial and Accounting
  Officer:
           /s/  ANTHONY J. NOCELLA                 Chief Financial Officer        August 6, 1996
- ---------------------------------------------
             Anthony J. Nocella

(3)  Directors:
                      *                                   Director                August 6, 1996
- ---------------------------------------------
              Lewis S. Ranieri

          /s/  SALVATORE A. RANIERI                       Director                August 6, 1996
- ---------------------------------------------
            Salvatore A. Ranieri
                      *                                   Director                August 6, 1996
- ---------------------------------------------
                Scott A. Shay
                      *                                   Director                August 6, 1996
- ---------------------------------------------
             Barry C. Burkholder
                      *                                   Director                August 6, 1996
- ---------------------------------------------
          Lawrence Chimerine, Ph.D.
                      *                                   Director                August 6, 1996
- ---------------------------------------------
               David M. Golush
                      *                                   Director                August 6, 1996
- ---------------------------------------------
           Paul M. Horvitz, Ph.D.
                      *                                   Director                August 6, 1996
- ---------------------------------------------
               Alan E. Master

                 SIGNATURES                                 TITLE                     DATE
- ---------------------------------------------   -----------------------------   ----------------
                      *                                   Director                August 6, 1996
- ---------------------------------------------
             Anthony J. Nocella
                      *                                   Director                August 6, 1996
- ---------------------------------------------
              Patricia A. Sloan
                      *                                   Director                August 6, 1996
- ---------------------------------------------
           Kendrick R. Wilson III



*Signed through a Power of Attorney executed by Salvatore A. Ranieri.

                                 EXHIBIT INDEX


   ITEM 601
REGULATION S-K
   EXHIBIT
  REFERENCE
    NUMBER                                      DESCRIPTION                                 PAGE
- --------------   -------------------------------------------------------------------------  ----
   1.1*          -- Form of Purchase Agreement............................................
   2.1           -- Form of Letter Agreement, by and among the general and limited partners of Hyperion Partners, L.P., dated as of June 17, 1996, relating to certain transactions consummated prior to the Offering....
   2.2*          -- Merger Agreement, dated as of June 17, 1996, by and between the
                    Company and Hyperion Holdings relating to the Merger..................
   3.1           -- Form of Restated Certificate of Incorporation of the Registrant, as
                    amended...............................................................
   3.2           -- Form of By-Laws of the Registrant.....................................
   4.1           -- Indenture, dated as of May 15, 1993, between the Registrant and Bank of New York, as Trustee, relating to the Registrant's 8.05% Senior
                    Notes due May 15, 1998................................................
   4.2           -- Form of 8.05% Senior Note due May 15, 1998 (included in the Indenture filed as Exhibit 4.1 hereto)..........................................
   4.3           -- Exchange and Registration Rights relating to Registrant's 8.05% Senior
                    Notes due May 15, 1998................................................
   4.4           -- First Supplemental Indenture, dated as of January 23, 1995, between the Registrant and the Bank of New York, as Trustee, relating to
                    Registrant's 8.05% Senior Notes due May 15, 1998......................
   4.5           -- Form of Class A Common Stock Certificate..............................
   5.1*          -- Opinion and consent of Wachtell, Lipton, Rosen & Katz.................
  10.1           -- Assistance Agreement, dated December 30, 1988, among the Bank, the
                    Registrant, Hyperion Holdings, Hyperion Partners, and the FSLIC.......
  10.1a          -- Settlement and Termination Agreement, dated as of December 23, 1993, among the Bank, the Registrant, Hyperion Holdings, Hyperion Partners
                    and the FDIC..........................................................
  10.1b          -- Tax Benefits Agreement, dated December 28, 1993, among the Bank, the
                    Registrant, Hyperion Holdings, Hyperion Partners and the FDIC.........
  10.2           -- Acquisition Agreement, dated December 30, 1988, between the Bank and the FSLIC.............................................................
  10.3           -- Warrant Agreement, dated December 30, 1988, between the Bank and the
                    FSLIC.................................................................
  10.3a          -- Amended and Restated Warrant Agreement, dated December 28, 1993, between the Bank and the FDIC.........................................
  10.4           -- Regulatory Capital Maintenance Agreement, dated December 30, 1988 among the Bank, the Registrant, Hyperion Holdings, Hyperion Partners,
                    and the FSLIC (terminated)............................................
  10.5           -- Federal Stock Charter of the Bank and First Amendment to charter approved on August 26, 1992...........................................
  10.6           -- Amended and Restated Federal Stock Charter of the Bank and Second
                    Amendment approved on October 30, 1992................................
  10.6a          -- Third Amendment to the Federal Stock Charter of the Bank approved on
                    April 23, 1996........................................................
  10.6b          -- Amended and Restated Bylaws of the Bank...............................
  10.7           -- Specimen Preferred Stock, Series A, certificate, $25.00 per share stated value of the Bank..............................................
  10.7a          -- Certificate of Designation of Noncumulative Preferred Stock, Series A,
                    of the Bank...........................................................
  10.7b          -- Specimen Preferred Stock, Series B, certificate, $25.00 per share stated value, of the Bank.............................................
  10.7c          -- Certificate of Designation of Noncumulative Preferred Stock, Series B,
                    of the Bank...........................................................

   ITEM 601
REGULATION S-K
   EXHIBIT
  REFERENCE
    NUMBER                                      DESCRIPTION                                 PAGE
- --------------   -------------------------------------------------------------------------  ----
  10.8           -- Data Processing Agreement, dated January 1, 1992, between the Bank and
                    Systematics Financial Services, Inc., and First Amendment (dated
                    October 28, 1992) and Second Amendment (dated September 1, 1992)......
  10.8a          -- Third Amendment, dated December 17, 1993, to the Data Processing
                    Agreement, dated January 1, 1992, between the Bank and Systematics
                    Financial Services, Inc...............................................
  10.8b          -- Fourth Amendment, dated March 28, 1994, to the Data Processing
                    Agreement, dated January 1, 1992, between the Bank and Systematics
                    Financial Services, Inc...............................................
  10.8c          -- Fifth Amendment, dated April 1, 1994 to the Data Processing Agreement, dated January 1, 1992, between the Bank and Systematics Financial
                    Services, Inc.........................................................
  10.8d          -- Sixth Amendment, dated February 26, 1996 to the Data Processing
                    Agreement, dated January 1, 1992, between the Bank and Systematics
                    Financial Services, Inc...............................................
  10.9           -- Management and Consulting Services Agreement, dated January 1, 1992, between the Bank and Systematics Financial Services, Inc., and First
                    Amendment (dated March 18, 1992) and Second Amendment (dated September
                    1, 1992)..............................................................
  10.10          -- Lease Agreement, dated April 1, 1989, between the Bank and Homart
                    Development Co. (Leased premises at 3200 Southwest Freeway) and First
                    Amendment thereto dated January 31, 1990..............................
  10.10a         -- Second Amendment, dated November 14, 1994 to Lease Agreement dated
                    April 1, 1989, between the Bank and Homart Development Co. (assigned to HD Delaware Properties, Inc.)......................................
  10.10b         -- Third Amendment, dated January 8, 1996 to Lease Agreement dated April
                    1, 1989 between the Bank and Homart Development Co. (predecessor in interest of HMS Office, L.P.).........................................
  10.11          -- Lease Agreement, dated November 20, 1990, between the Bank and
                    Greenway Plaza, LTD. (Leased premises at 3800 Buffalo Speedway).......
  10.12          -- Employment Agreement, dated March 18, 1991, between the Bank and Barry
                    C. Burkholder.........................................................
  10.12a         -- Amendment, dated April 10, 1996, to the Employment Agreement between the Bank and Barry C. Burkholder......................................
  10.13          -- Letter Agreement Related to Employment, dated April 4, 1990, between the Bank and Anthony J. Nocella.......................................
  10.14          -- Letter Agreement Related to Employment, dated June 18, 1990 between the Bank and George R. Bender.........................................
  10.15          -- Letter Agreement Related to Employment, dated April 6, 1990, between the Bank and Jonathon K. Heffron......................................
  10.16          -- Letter Agreement Related to Employment, dated May 10, 1991, between the Bank and Leslie H. Green..........................................
  10.17          -- Management Incentive Plan, dated April 20, 1992.......................
  10.18          -- Letter Agreement, dated January 5, 1990, between Hyperion Partners and certain shareholders of the Registrant with respect to the provision of managerial assistance to the Registrant............................
  10.22          -- Supplemental Executive Savings Plan of the Bank.......................
  10.23          -- Directors Supplemental Savings Plan of the Bank.......................
  10.24          -- Form of Warrant Purchase and Exchange Agreement, dated July 23, 1996, by and among the Company, the Bank and the Federal Deposit Insurance
                    Corporation...........................................................
  10.25          -- Form of Tax Sharing Agreement dated as of             , 1996, by and
                    between the Company and the Bank......................................
  10.26          -- Form of The Company's 1996 Stock Incentive Plan.......................
  10.27          -- Form of The Company's Director Stock Plan.............................
  10.28          -- Form of Employment Agreement, dated August   , 1996, between the
                    Company and Barry C. Burkholder.......................................

   ITEM 601
REGULATION S-K
   EXHIBIT
  REFERENCE
    NUMBER                                      DESCRIPTION                                 PAGE
- --------------   -------------------------------------------------------------------------  ----
  10.29          -- Form of Employment Agreement, dated August   , 1996, between the
                    Company and Anthony J. Nocella........................................
  10.30          -- Form of Employment Agreement, dated August   , 1996, between the
                    Company and Jonathon K. Heffron.......................................
  10.31          -- Form of Employment Agreement, dated August   , 1996, between the
                    Company and Ronald D. Coben...........................................
  10.32          -- Form of Nontransferable Stock Agreement...............................
  10.33          -- Form of Stock Option Agreement........................................
  10.34          -- Form of Consulting Agreement..........................................
  10.35          -- Form of Recovery Agreement............................................
  10.36          -- Stock Purchase Agreement, dated January 15, 1993, between Hyperion
                    Partners and Hyperion Holdings........................................
  21*            -- Subsidiaries of the Registrant........................................
  23.1           -- Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).
  23.2*          -- Consent of Deloitte & Touche LLP, independent auditors................
  24             -- Powers of Attorney....................................................
  27*            -- Financial Data Schedule...............................................
  99.3           -- Complaint filed by the Registrant and certain of its affiliates against the FDIC and certain other governmental agencies in the
                    Southern District of Texas, Galveston Division, C.A. No. G-93-461.....


- ---------------
 * Filed herewith.


All other Exhibits listed have been filed previously.